                                               Filed pursuant to Rule 424(b)(3)
                                                         SEC File No. 333-13241
LOGO

Dear Enserch Exploration, Inc. Shareholder:

  You are cordially invited to attend a Special Meeting of Shareholders of Enserch Exploration, Inc. ("EEX"), which will be held at 301 South Harwood Street, Dallas, Texas, on November 15, 1996. The meeting will start at 3:00 p.m., local time.

  At this important meeting, the holders of EEX common stock will be asked to consider and vote upon proposals to approve (a) an Agreement and Plan of Merger (the "Plan of Merger") pursuant to which EEX will merge (the "Merger") with and into Lone Star Energy Plant Operations, Inc. ("LSEPO"), a Texas corporation wholly owned by ENSERCH Corporation ("ENSERCH"), with LSEPO to be the surviving corporation and the name of LSEPO to be changed to Enserch Exploration, Inc. ("New EEX") and (b) the Revised and Amended 1996 Stock Incentive Plan of EEX (the "Stock Plan"), which Stock Plan will be the stock incentive plan of New EEX following the Merger. Following consummation of the Merger, ENSERCH is to distribute to the holders of ENSERCH common stock, on a pro rata basis, ENSERCH's entire interest in the capital stock of New EEX (the "Distribution").

  The accompanying Proxy Statement/Prospectus discusses the Merger, the Distribution and the Stock Plan in detail. You are urged to read the Proxy Statement/Prospectus and the Annexes thereto in their entirety.

  THE BOARD OF DIRECTORS OF EEX BELIEVES THAT THE MERGER, THE DISTRIBUTION AND THE STOCK PLAN ARE IN THE BEST INTERESTS OF EEX AND ITS SHAREHOLDERS AND RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE PLAN OF MERGER (INCLUDING THE TRANSACTIONS CONTEMPLATED THEREIN) AND FOR THE STOCK PLAN. The Board of Directors believes EEX has been undervalued in the financial markets as a result of its majority ownership by ENSERCH and that the transactions contemplated by the Plan of Merger will benefit the holders of EEX common stock by allowing it to operate as an independent company and thereby unlocking the value of EEX.

  Approval of the Plan of Merger by the holders of EEX common stock is a condition to the consummation of the Merger and the Distribution, and to the proposed business combination of ENSERCH with Texas Utilities Company ("TUC"). If the Plan of Merger is approved by the holders of EEX common stock, the Merger and the Distribution will be consummated only after all of the conditions to the ENSERCH/TUC business combination, other than the Merger and the Distribution, have been satisfied or waived.

  Approval of the Plan of Merger will require the affirmative vote of the holders of at least two-thirds of the outstanding shares of EEX common stock and approval of the Stock Plan will require the affirmative vote of the holders of at least a majority of the outstanding shares of EEX common stock. Since ENSERCH beneficially owns approximately 83% of the outstanding common stock of EEX and intends to vote in favor of the Merger and the Stock Plan, approval of both proposals is assured.

  Even if you plan to attend the meeting, we urge you to mark, sign and date the enclosed proxy and return it promptly in the enclosed envelope. You have the option to revoke it at any time, or to vote your shares personally on request if you attend the meeting.

                                          Sincerely,


                                          F. S. Addy
                                          Chairman and Chief Executive Officer

                           ENSERCH EXPLORATION, INC.
                               ENERGY SQUARE II
                            4849 GREENVILLE AVENUE
                              DALLAS, TEXAS 75206

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON NOVEMBER 15, 1996

To the Shareholders of Enserch Exploration, Inc.:

  NOTICE IS HEREBY GIVEN that a special meeting of Shareholders of Enserch Exploration, Inc., a Texas corporation ("EEX"), will be held on November 15, 1996, commencing at 3:00 p.m., local time, at 301 South Harwood Street, Dallas, Texas to consider and act upon the following matters which are described in more detail in the accompanying Proxy Statement/Prospectus:

    1. To consider and vote upon a proposal to approve (i) the Agreement and Plan of Merger, dated as of September 10, 1996 (the "Plan of Merger"), among EEX, Lone Star Energy Plant Operations, Inc., a Texas corporation ("LSEPO"), and ENSERCH Corporation, a Texas corporation, pursuant to which EEX will merge with and into LSEPO (the "Merger"), LSEPO will be the surviving corporation, the name of LSEPO will be changed to Enserch Exploration, Inc. ("New EEX") and each outstanding share of EEX Common Stock, par value $1.00 per share, will be converted into one share of Common Stock of New EEX, par value $.01 per share, together with (ii) all other transactions contemplated by the Plan of Merger. As used herein, the term "Plan of Merger" includes all transactions contemplated therein.

    2. To consider and vote upon a proposal to approve the Revised and Amended 1996 Stock Incentive Plan of EEX (the "Stock Plan").

  The close of business on October 4, 1996 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof. Holders of EEX Common Stock are not entitled to dissenters' appraisal rights under the Texas Business Corporation Act in respect of the Merger.

  When the proxies are returned properly executed, the shares represented thereby will be voted in accordance with the indicated instructions. However, if no instructions have been specified on the returned proxy, the shares represented thereby will be voted "FOR" approval of the Plan of Merger and "FOR" approval of the Stock Plan. Any shareholder giving a proxy has the right to revoke it at any time before it is voted by filing, with the Corporate Secretary of EEX, either an instrument revoking the proxy or a duly executed proxy bearing a later date. Proxies also may be revoked by attending the meeting and voting in person.

                                          By Order of the Board of Directors
                                          ENSERCH EXPLORATION, INC.

                                          MICHAEL G. FORTADO
                                          Senior Vice President and Corporate
                                           Secretary

October 9, 1996

  YOUR VOTE IS IMPORTANT NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE. TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE DATE THE ENCLOSED PROXY CARD, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF EEX, SIGN EXACTLY AS YOUR NAME APPEARS THEREON AND RETURN IMMEDIATELY.

                              PROXY STATEMENT FOR

                           ENSERCH EXPLORATION, INC.

                               ----------------

                                PROSPECTUS FOR

                    LONE STAR ENERGY PLANT OPERATIONS, INC.

  This Proxy Statement/Prospectus is being furnished to holders of common stock, par value $1.00 per share ("EEX Common Stock"), of Enserch Exploration, Inc., a Texas corporation ("EEX"), in connection with the solicitation of proxies by the Board of Directors of EEX for use at a special meeting of shareholders of EEX (the "EEX Special Meeting") to be held on Friday, November 15, 1996, commencing at 3:00 p.m., local time, at 301 South Harwood Street, Dallas, Texas, and at any adjournments or postponements thereof.

  At the EEX Special Meeting, the shareholders of EEX will vote upon a proposal to approve (i) the Agreement and Plan of Merger, dated as of September 10, 1996 (the "Plan of Merger"), among EEX, Lone Star Energy Plant Operations, Inc., a Texas corporation ("LSEPO"), and ENSERCH Corporation ("ENSERCH"), a Texas corporation that is currently the owner of approximately 83% of the outstanding shares of EEX Common Stock and the owner of all of the outstanding shares of common stock of LSEPO, pursuant to which EEX will merge with and into LSEPO (the "Merger"), and (ii) all other transactions contemplated by the Plan of Merger. In the Merger, LSEPO's name will be changed to Enserch Exploration, Inc. ("New EEX") and each outstanding share of EEX Common Stock will be converted into one share of Common Stock, par value $.01 per share, of New EEX ("New EEX Common Stock"). As used herein, the term "Plan of Merger" includes all transactions contemplated therein. Holders of EEX Common Stock do not have dissenters' appraisal rights in respect of the Merger.

  Subsequent to the Merger, ENSERCH is to distribute to the holders of its Common Stock ("ENSERCH Common Stock"), on a pro rata basis, all of the outstanding shares of New EEX Common Stock held by ENSERCH on the basis of approximately 1.5 shares of New EEX Common Stock for each share of ENSERCH Common Stock (the "Distribution"). The Merger and the Distribution are conditions precedent to the consummation of the proposed business combination of ENSERCH and Texas Utilities Company (the "EC/TUC Mergers"), and the Merger and the Distribution will be consummated only after all of the conditions to the EC/TUC Mergers, other than the Merger and the Distribution, have been satisfied or waived.

  This Proxy Statement/Prospectus also constitutes a prospectus of New EEX with respect to (i) the issuance of shares of New EEX Common Stock in the Merger upon conversion of outstanding shares of EEX Common Stock and (ii) the subsequent distribution by ENSERCH of New EEX Common Stock to its shareholders.

  This Proxy Statement/Prospectus also relates to a proposal to be voted upon at the EEX Special Meeting to approve the Revised and Amended 1996 Stock Incentive Plan of EEX (the "Stock Plan"), which Stock Plan will be the stock incentive plan of New EEX following the Merger. The shares of New EEX Common Stock offered hereby have been approved for listing on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "EEX", subject to requisite shareholder approval of the Merger and notice of issuance. FOR A DISCUSSION OF CERTAIN CONSIDERATIONS REGARDING THE BUSINESSES AND OPERATIONS OF EEX AND LSEPO THAT SHOULD BE EVALUATED BEFORE VOTING ON THE PROPOSALS DESCRIBED HEREIN AT THE EEX SPECIAL MEETING, SEE "RISK FACTORS" AT PAGE 10.

                               ----------------

THE  SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS  HAVE
 NOT BEEN  APPROVED OR DISAPPROVED BY THE SECURITIES AND  EXCHANGE COMMISSION
  OR  ANY STATE SECURITIES  COMMISSION NOR HAS  THE COMMISSION OR  ANY STATE
   SECURITIES  COMMISSION PASSED  UPON  THE ACCURACY  OR  ADEQUACY OF  THIS
    PROXY STATEMENT/ PROSPECTUS.  ANY REPRESENTATION TO THE  CONTRARY IS A
     CRIMINAL OFFENSE.

                               ----------------

  This Proxy Statement/Prospectus and accompanying form of proxy are first being mailed to shareholders of EEX on or about October 9, 1996.

        The date of this Proxy Statement/Prospectus is October 2, 1996.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Available Information.....................................................   i
Incorporation of Certain Documents by Reference...........................   i
Summary...................................................................   1
  General.................................................................   1
  The Parties.............................................................   2
    LSEPO.................................................................   2
    EEX...................................................................   2
  Reasons for the Merger and the Distribution.............................   2
  The EEX Special Meeting.................................................   3
    Purpose of the Meeting................................................   3
    Date, Time and Place..................................................   3
    Record Date; Shares Entitled to Vote..................................   3
    Vote Required.........................................................   3
  Recommendations of the Board of Directors...............................   4
  Opinion of Investment Advisor...........................................   4
  The Merger and the Plan of Merger.......................................   4
    The Plan of Merger....................................................   4
    Conversion of EEX Common Stock into New EEX Common Stock..............   4
    Management and Operations of New EEX after the Merger and the Distri-
     bution...............................................................   5
    Effective Time of the Merger..........................................   5
    No Appraisal Rights...................................................   5
    Hart-Scott-Rodino Matters.............................................   5
  Selected Historical Financial Data of LSEPO.............................   6
  Selected Historical Financial Data of EEX...............................   7
  Selected Unaudited Pro Forma Financial Data of New EEX..................   8
  Pro Forma New EEX Capitalization........................................   9
  Comparative Per Share Data..............................................   9
Risk Factors..............................................................  10
  Lack of ENSERCH Financial Support.......................................  10
  Increase in Public Market Size..........................................  10
  Management of Independent Company.......................................  10
  Uncertainties in Estimating Reserves and Future Net Cash Flows..........  10
  Reserve Replacement Uncertainties.......................................  11
  Exploration, Development, Production and Selling Risks..................  11
  Operating Hazards.......................................................  11
  Offshore Risks..........................................................  12
  Effects of Changes in Gas and Oil Prices and Volatility of Gas and Oil
   Markets................................................................  12
  Government Regulation...................................................  12
  Environmental Matters...................................................  12
  Competition.............................................................  13
  Shares Eligible for Future Sale.........................................  13
  Limited Trading Market..................................................  13
  Certain Limitations on Changes in Control of New EEX....................  13
  Tax Assurance Agreement Restrictions....................................  13
The EEX Special Meeting...................................................  15
  Matters to be Considered at the EEX Special Meeting.....................  15
  Board of Directors Recommendations......................................  15
  Voting at the EEX Special Meeting; Record Date..........................  15
  EEX Proxies.............................................................  15
Market Price Data and Dividend Policy.....................................  16

                                                                            PAGE
                                                                            ----
The Merger.................................................................  17
  Background, Reasons for the Merger and the Distribution..................  17
  Effects of the Merger and the Distribution...............................  18
  Conflicts of Interest of Certain Persons in the Merger...................  18
  Certain Arrangements Regarding Management Following the Merger...........  19
  Retention Bonus Arrangement..............................................  19
  Change-in-Control Agreements and Other Arrangements......................  19
  Recommendations of the Board of Directors................................  20
  Opinion of Investment Advisor............................................  21
  Accounting Treatment.....................................................  24
  Certain Federal Income Tax Consequences..................................  24
  Federal Securities Laws Consequences.....................................  25
  Listing on the New York Stock Exchange...................................  25
  Regulatory Matters.......................................................  25
Interests of Certain Persons in the Merger.................................  26
  Relationship between EEX and ENSERCH.....................................  26
The Plan of Merger.........................................................  29
  The Merger...............................................................  29
  Effective Time of the Merger.............................................  29
  Manner and Basis of Converting Shares....................................  30
  Other Matters Affected by the Plan of Merger.............................  30
Business...................................................................  31
  Business of LSEPO........................................................  31
  Business of EEX..........................................................  32
Management.................................................................  34
  Directors and Executive Officers.........................................  34
  Executive Compensation...................................................  35
  The Stock Plan...........................................................  36
  Committees of the Board..................................................  36
  Compensation of New EEX Directors........................................  37
Security Ownership of Certain Beneficial Owners............................  37
Description of Capital Stock...............................................  38
  General..................................................................  38
  New EEX Common Stock.....................................................  38
  New EEX Preferred Stock..................................................  38
  New EEX Rights Agreement.................................................  39
  Stock Ownership Restrictions.............................................  40
  Anti-Takeover Provisions.................................................  41
Comparison of Shareholder Rights...........................................  42
Experts....................................................................  42
Legal Matters..............................................................  43
Certain Definitions........................................................  44
Index of Financial Statements.............................................. F-1

 Annexes
 A.  Agreement and Plan of Merger
      A-1. Agreement and Plan of Distribution
      A-2. Revised and Amended 1996 Stock Incentive Plan
      A-3. Tax Allocation Agreement
      A-4. Tax Assurance Agreement
 B.  Fairness Opinion of Donaldson, Lufkin & Jenrette Securities Corporation
 C.  Amended and Restated Articles of Incorporation of New EEX
 D.  Bylaws of New EEX

                             AVAILABLE INFORMATION

  EEX is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by EEX with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at Seven World Trade Center, 13th Floor, New York, New York 10048, and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Common Stock of EEX is listed on the NYSE. Reports, proxy statements and other information concerning EEX can also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005. Certain of such materials filed by EEX are also available at the SEC's site on the World Wide Web at http://www.sec.gov.

  LSEPO has filed a Registration Statement with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the distribution of securities described herein (the "Registration Statement"). This Proxy Statement/Prospectus does not contain all of the information set forth in or incorporated by reference in the Registration Statement. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of a prescribed fee or may be examined without charge at the public reference facility of the Commission in Washington, D.C.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  Incorporated by reference in this Proxy Statement/Prospectus as of the date of filing, and subject in each case to information contained in this Proxy Statement/Prospectus, are the following documents filed by EEX with the Commission pursuant to the Exchange Act: (i) EEX Annual Report on Form 10-K for the fiscal year ended December 31, 1995; (ii) EEX Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; (iii) EEX Quarterly Report on Form 10-Q for the quarter ended June 30, 1996; (iv) EEX Current Report on Form 8-K dated June 8, 1995; (v) EEX Current Report on Form 8-K dated April 13, 1996;
(vi) EEX Current Report on Form 8-K dated July 31, 1996; and (vii) EEX Proxy Statement for the Annual Meeting of Shareholders held on May 14, 1996. All documents filed by EEX pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date of the Distribution shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Proxy Statement/Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

  EEX will provide without charge to each person to whom a copy of this Proxy Statement/Prospectus is delivered, upon the written or oral request of such person, a copy of the documents incorporated in this Proxy Statement/Prospectus by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information this Proxy Statement/Prospectus incorporates). Written or telephone requests for such documents should be directed to M. G. Fortado, Esq., Enserch Exploration, Inc., 300 S. St. Paul, Dallas, Texas 75201, (214) 670-2649.

                                    SUMMARY

  The following is only a summary of certain information contained elsewhere in this Proxy Statement/Prospectus and does not purport to be complete. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained elsewhere in this Proxy Statement/Prospectus. As used in this Proxy Statement/Prospectus, the terms "EEX," "LSEPO" and "New EEX" refer to such corporations, respectively, and, except where the context otherwise requires, such entities and their respective predecessors and subsidiaries. All information concerning EEX included in this Proxy Statement/Prospectus has been furnished by EEX, and all information concerning LSEPO included in this Proxy Statement/Prospectus has been furnished by LSEPO. Following the Merger, New EEX will conduct substantially the same business as conducted by EEX and LSEPO prior to the Merger, with certain changes. See "Business." References to the business conducted by EEX or LSEPO, as the case may be, throughout this Proxy Statement/Prospectus are meant to include the business to be conducted by New EEX following the Merger, except where otherwise noted. Although LSEPO will be the corporation that survives the Merger under the Texas Business Corporation Act ("TBCA"), its name will be changed to Enserch Exploration, Inc. in the Merger. Unless otherwise defined herein, capitalized terms used in this Summary have the meanings ascribed to them elsewhere in this Proxy Statement/Prospectus. Certain terms relating to the gas and oil industry are defined in "Certain Definitions." Shareholders are urged to read this Proxy Statement/Prospectus and the Annexes attached hereto in their entirety.

                                    GENERAL

  At the EEX Special Meeting, holders of EEX Common Stock will be asked to consider and vote upon proposals to approve (i) the Merger of EEX with and into LSEPO pursuant to the terms of the Plan of Merger and (ii) the Stock Plan, all as more particularly described herein. A copy of the Plan of Merger is attached hereto as Annex A and the form of the Stock Plan, which replaced the EEX 1994 Stock Incentive Plan (the "1994 Plan") subject to shareholder approval of the Stock Plan, is attached hereto as Annex A-2. After the Merger and related proposals have been approved by the requisite vote of the EEX shareholders and all other conditions to the Merger have been satisfied or waived, EEX will be merged with and into LSEPO. The Stock Plan will become effective upon shareholder approval, regardless of whether the Merger is consummated. If the Merger is consummated, options originally granted under the 1994 Plan to purchase EEX Common Stock will become options under the Stock Plan to purchase New EEX Common Stock. See "Management--The Stock Plan."

  As of September 10, 1996, approximately 125,936,000 shares of EEX Common Stock were outstanding. Under the Plan of Merger, (i) each outstanding share of EEX Common Stock will be converted into one share of New EEX Common Stock (the "EEX Ratio") and (ii) the currently outstanding shares of LSEPO Common Stock, par value $0.01 per share ("Old LSEPO Common Stock"), will be converted into a number of shares of New EEX Common Stock determined by dividing $7 million by the average of the closing sales prices of EEX Common Stock on the 15 trading days preceding the fifth trading day prior to the effective time of the Merger (the "LSEPO Ratio"). See "The Plan of Merger--Manner and Basis of Converting Shares." At an assumed market price of $9.00 for EEX Common Stock, the LSEPO Ratio would result in the Old LSEPO Common Stock being converted into approximately 778,000 shares of New EEX Common Stock (approximately 0.6% of the shares to be outstanding after the Merger). LSEPO will be the surviving corporation of the Merger, in which its name will be changed to Enserch Exploration, Inc.

  Subsequent to the Merger, ENSERCH plans to distribute to the holders of ENSERCH Common Stock, on a pro rata basis, all of the outstanding shares of New EEX Common Stock held by ENSERCH. The Distribution is to be made pursuant to an Agreement and Plan of Distribution (the "Distribution Agreement") to be entered into among LSEPO, EEX, ENSERCH and TUC Holding Company, a Texas corporation ("Holding Company"), substantially in the form attached hereto as Annex A-1. In the Distribution, ENSERCH is to distribute shares of New EEX Common Stock held by it on the basis of approximately 1.5 shares of New EEX Common Stock for each share of ENSERCH Common Stock, and cash is to be paid in lieu of fractional shares. This Proxy Statement/Prospectus also covers the distribution of the New EEX Common Stock to the holders of ENSERCH Common Stock in the Distribution and will be provided to ENSERCH shareholders in connection therewith.

                                  THE PARTIES

 LSEPO

  LSEPO is currently a wholly owned subsidiary of Lone Star Energy Company, a Texas corporation ("LSE"), which in turn is a wholly owned subsidiary of ENSERCH. LSEPO operates and maintains, under long-term contracts, a 255 megawatt cogeneration facility located in Sweetwater, Texas, a 62 megawatt cogeneration facility located in Buffalo, New York, and a 160 megawatt cogeneration facility located in Bellingham, Washington. In order to obtain direct control of LSEPO after the Merger, prior to the Merger ENSERCH will merge LSE with and into itself, thus transferring to ENSERCH the 100% stock interest in LSEPO now held by LSE. Although LSEPO will be the corporation that survives the Merger under the TBCA, its name will be changed to Enserch Exploration, Inc. in the Merger.

  LSEPO's principal executive offices are located at 1817 Wood Street, Dallas, Texas, 75201-5598, and its telephone number is (214) 573-3915.

  The principal executive office of New EEX after the Merger will be located at Energy Square II, 4849 Greenville Avenue, Suite 1500, Dallas, Texas 75206, and its telephone number will be (214) 369-7893.

 EEX

  EEX, an approximately 83% beneficially owned subsidiary of ENSERCH, is an independent energy company engaged in the exploration for and the development, production and sale of natural gas and crude oil. The business of EEX has been in existence since 1918. EEX is one of the largest independent exploration and production companies in the United States, with a reserve base of approximately 1,792 Bcfe at January 1, 1996, as estimated by DeGolyer and MacNaughton, independent petroleum consultants. Approximately 75% of these reserves on an energy equivalent basis consist of natural gas. EEX has grown through exploration, development and acquisition activities concentrated in major production basins located offshore in the Gulf of Mexico and onshore in East Texas, North Central Texas and the U.S. Gulf Coast.

  EEX's principal executive offices are located at Energy Square II, 4849 Greenville Avenue, Suite 1500, Dallas, Texas 75206, and its telephone number is
(214) 369-7893.

                  REASONS FOR THE MERGER AND THE DISTRIBUTION

  The Merger and the Distribution are conditions precedent to the consummation of the EC/TUC Mergers as contemplated by the Amended and Restated Agreement and Plan of Merger dated as of April 13, 1996 (the "EC/TUC Plan of Merger"), among ENSERCH, Texas Utilities Company, a Texas corporation ("TUC"), and Holding Company. The EC/TUC Plan of Merger contemplates that two wholly owned subsidiaries of Holding Company will be merged with and into TUC and ENSERCH, respectively, with holders of TUC and ENSERCH Common Stock receiving shares of common stock of Holding Company.

  Prior to the Distribution, EEX is to be merged with and into LSEPO. This step is believed necessary to enable the Distribution to be tax-free to ENSERCH, EEX, LSEPO and their respective shareholders.

  The Boards of Directors of EEX and LSEPO (the "EEX Board" and the "LSEPO Board," respectively) have approved the Plan of Merger and have recommended that their respective shareholders vote "FOR" approval of the matters described in this Proxy Statement/Prospectus. LSE, acting in its capacity as sole shareholder of LSEPO, has approved the Plan of Merger by written consent. Additionally, ENSERCH has informed EEX that it intends to vote all of the shares of EEX Common Stock beneficially owned by ENSERCH (which constitutes approximately 83% of the outstanding shares of EEX Common Stock) in favor of the Plan of Merger, thus ensuring that the Plan of Merger will be approved by the requisite shareholder vote.

  The EEX Board has approved the Plan of Merger and recommends that the shareholders of EEX approve the Plan of Merger. The EEX Board approval was principally based on the opinion of DLJ (as defined below) that the EEX Ratio and the LSEPO Ratio taken together are fair, from a financial point of view, to the public shareholders of EEX; the fact that because the value of LSEPO is small compared to the value of EEX, the holders of EEX Common Stock will have substantially the same ownership percentage in New EEX as they had in EEX; the fact that after the Merger and the Distribution, New EEX will be an independent company; and the fact that ENSERCH is bearing the costs of the Merger and the Distribution and has agreed to indemnify New EEX against liabilities New EEX may incur as a result of the operations of LSEPO prior to the Merger. The EEX Board also considered that the Merger and the Distribution are conditions precedent to the EC/TUC Mergers, which ENSERCH has agreed to take all reasonable actions necessary to satisfy, and that the Merger and the Distribution will not be consummated until the other conditions to the EC/TUC Mergers have been satisfied or waived. The Merger is believed necessary for the Distribution to be tax-free to ENSERCH, EEX, LSEPO and their respective shareholders. See "The Merger--Certain Federal Income Tax Consequences."

  For an expanded discussion of the reasons for the Merger and the Distribution and other factors considered by the EEX Board, see "The Merger--Background, Reasons for the Merger and the Distribution" and "--Recommendations of the Board of Directors."

                            THE EEX SPECIAL MEETING

PURPOSE OF THE MEETING

  The purpose of the EEX Special Meeting is to consider and vote upon proposals to approve (i) the Plan of Merger and (ii) the Stock Plan.

  Under the Plan of Merger, each outstanding share of EEX Common Stock will be converted into one share of New EEX Common Stock. If the matters described in the Proxy Statement/Prospectus are approved by the requisite shareholder vote of EEX and the Merger is consummated, based on the number of shares of EEX Common Stock outstanding on September 10, 1996, New EEX will issue approximately 125,936,000 new shares of New EEX Common Stock to the former holders of EEX Common Stock and the outstanding shares of Old LSEPO Common Stock held by ENSERCH will be converted into approximately 778,000 shares of New EEX Common Stock in accordance with the LSEPO Ratio. See "The Plan of Merger--Manner and Basis of Converting Shares." In addition, New EEX will reserve approximately 1,300,500 shares of New EEX Common Stock for issuance upon exercise of outstanding options to acquire EEX Common Stock.

DATE, TIME AND PLACE

  The EEX Special Meeting will be held on November 15, 1996, at 301 South Harwood Street, Dallas, Texas at 3:00 p.m., local time.

RECORD DATE; SHARES ENTITLED TO VOTE

  The EEX Board has established October 4, 1996, as the record date for the determination of shareholders entitled to notice of and to vote at the EEX Special Meeting. Only holders of record of EEX Common Stock at the close of business on such date are entitled to vote at the EEX Special Meeting. On such date, there were approximately 126,140,298 shares of EEX Common Stock outstanding, each of which will be entitled to vote on each matter to be acted upon or which may properly be brought before the EEX Special Meeting.

VOTE REQUIRED

  The affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of EEX Common Stock is required to approve the Plan of Merger and the affirmative vote of the holders of at least a majority of the issued and outstanding shares of EEX Common Stock is required to approve the Stock Plan. ENSERCH has informed EEX that it intends to vote all of the EEX Common Stock beneficially owned by ENSERCH (which constitutes approximately 83% of the outstanding EEX Common Stock) in favor of the Plan of Merger and the Stock Plan, thus ensuring that the Plan of Merger and the Stock Plan will be approved by the requisite shareholder votes. UNDER APPLICABLE TEXAS LAW, IN DETERMINING WHETHER THE REQUISITE NUMBER OF AFFIRMATIVE VOTES HAS BEEN CAST ON EACH OF THE PROPOSALS, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS VOTES CAST AGAINST EACH PROPOSAL.

  For additional information concerning the EEX Special Meeting, see "The EEX Special Meeting."

                   RECOMMENDATIONS OF THE BOARD OF DIRECTORS

  THE EEX BOARD HAS APPROVED THE PLAN OF MERGER AND RECOMMENDS THAT HOLDERS OF EEX COMMON STOCK VOTE "FOR" APPROVAL OF THE PLAN OF MERGER. THE EEX BOARD HAS ALSO APPROVED THE STOCK PLAN AND RECOMMENDS THAT HOLDERS OF EEX COMMON STOCK VOTE "FOR" APPROVAL OF THE STOCK PLAN. SEE "THE MERGER--BACKGROUND REASONS FOR THE MERGER AND THE DISTRIBUTION"; AND "--RECOMMENDATIONS OF THE BOARD OF DIRECTORS."

                         OPINION OF INVESTMENT ADVISOR

  Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") has delivered its written opinion, dated September 10, 1996 (the "DLJ Opinion"), to the EEX Board to the effect that the EEX Ratio and the LSEPO Ratio taken together are fair, from a financial point of view, to the public shareholders of EEX. The form of such opinion is attached hereto as Annex B. For a more detailed description of the opinion and information regarding fees and expenses to be paid to DLJ by EEX upon consummation of the Merger and DLJ's prior relationship with EEX, see "The Merger--Opinion of Investment Advisor."

                       THE MERGER AND THE PLAN OF MERGER

THE PLAN OF MERGER

  Pursuant to the Plan of Merger, at the Effective Time (as defined herein), EEX will merge with and into LSEPO, and LSEPO shall continue as the surviving corporation of the Merger, although it will change its name to Enserch Exploration, Inc. in the Merger. Under the terms of the Plan of Merger, each outstanding share of EEX Common Stock will be converted into one share of New EEX Common Stock and the outstanding shares of Old LSEPO Common Stock held by ENSERCH will be converted into shares of New EEX Common Stock in accordance with the LSEPO Ratio. It is anticipated that the transaction will qualify as a tax-free reorganization under the Internal Revenue Code of 1986 (the "Code"). For additional information on the conversion of shares of EEX Common Stock, see "The Plan of Merger--Manner and Basis of Converting Shares."

  The Plan of Merger contemplates that the Stock Plan will survive the Merger and be the stock incentive plan of New EEX. Options granted by EEX under the Stock Plan and outstanding at the Effective Time will become options to purchase the same number of shares of New EEX Common Stock at the same exercise price and otherwise on the same terms and conditions. For additional information on the conversion of EEX Options, see "The Plan of Merger--Other Matters Affected by the Plan of Merger."

CONVERSION OF EEX COMMON STOCK INTO NEW EEX COMMON STOCK

  Certificates representing shares of EEX Common Stock will represent shares of New EEX Common Stock after the Effective Time of the Merger. Accordingly, holders of EEX Common Stock will not need to exchange their certificates representing EEX Common Stock for certificates representing New EEX Common Stock.

  The EEX Common Stock is listed for trading on the NYSE. The New EEX Common Stock to be issued in the Merger has been approved for listing on the NYSE, subject to requisite shareholder approval of the Plan of Merger and notice of issuance.

MANAGEMENT AND OPERATIONS OF NEW EEX AFTER THE MERGER AND THE DISTRIBUTION

  For a discussion of the management and operations of New EEX following the Merger and the Distribution, see "The Merger--Certain Arrangements Regarding Management Following the Merger" and "Management."

EFFECTIVE TIME OF THE MERGER

  The Plan of Merger provides that the Merger will be consummated by the filing with the Secretary of State of the State of Texas of articles of merger and that the Merger will become effective thereafter at such time as a certificate of merger is issued by the Secretary of State of the State of Texas (the "Effective Time"). Assuming all conditions to the Merger contained in the Plan of Merger are satisfied or waived prior thereto, it is anticipated that the Effective Time of the Merger will be as soon as all conditions to the EC/TUC Mergers are satisfied or waived, except for the Merger and the Distribution, and that the Merger will occur prior to the Distribution and the EC/TUC Mergers. The Merger and the Distribution will not occur if the EC/TUC Mergers are not to occur.

NO APPRAISAL RIGHTS

  Holders of EEX Common Stock are not entitled to dissenters' appraisal rights under the TBCA in respect of the Merger.

HART-SCOTT-RODINO MATTERS

  Shareholders whose holdings of New EEX Common Stock immediately following the Distribution exceed $15 million may be subject to the filing requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. See "The Mergers--Regulatory Matters."

                       SELECTED HISTORICAL FINANCIAL DATA
                                    OF LSEPO

  The following selected historical financial data of LSEPO for each of the three years in the period ended December 31, 1995 is derived from the financial statements of LSEPO, which have been audited by Deloitte & Touche LLP, independent public accountants, and are included elsewhere herein. The historical financial data for the six months ended June 30, 1996 and 1995 is unaudited and derived from the unaudited financial statements of LSEPO included elsewhere herein; however, in the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation have been made. This information is not necessarily indicative of LSEPO's future financial results and should be read in conjunction with the historical financial statements of LSEPO and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of LSEPO and "Unaudited Pro Forma Financial Information of New EEX" included elsewhere herein. Results for interim periods do not necessarily indicate results for the full year.

                                                                  SIX  MONTHS
                                   YEAR ENDED DECEMBER 31,      ENDED JUNE 30,
                                ------------------------------- ---------------
                                 UNAUDITED                         UNAUDITED
                                ------------  ----------------- ---------------
                                1991   1992   1993  1994  1995   1995    1996
                                -----  -----  ----- ----- ----- ------- -------
                                   (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
 Cogeneration operations
  revenues (a)................. $ 6.0  $ 8.7  $10.7 $12.7 $16.5 $   8.1 $   6.0
 Net income (loss)............. $ (.1) $ (.1) $ 1.1 $  .8 $ 1.4 $    .5 $    .2
 Net income (loss) per share
  (b).......................... $(.10) $(.14) $1.40 $1.05 $1.76 $   .58 $   .23
 Weighted average shares
  outstanding (b)..............    .8     .8     .8    .8    .8      .8      .8
BALANCE SHEET DATA (at period
 end)
 Total assets.................. $ 1.1  $ 1.1  $ 4.3 $ 4.2 $10.1 $   2.8 $   5.3
 Shareholder's equity
  (deficiency).................   (.1)   (.2)    .9   1.7   3.1     2.2     3.3

--------
(a) Revenues include contract revenues and reimbursement of expenses incurred on behalf of operating partnerships.
(b) The weighted average shares outstanding and the net income (loss) per share are pro forma unaudited amounts reflecting an assumed number of shares of EEX Common Stock into which the LSEPO Common Stock is to be converted in the Merger.

                       SELECTED HISTORICAL FINANCIAL DATA
                                     OF EEX

  The following selected historical financial data of EEX for each of the five years in the period ended December 31, 1995 is derived from the consolidated financial statements included in the EEX Annual Report on Form 10-K for the year ended December 31, 1995, which have been audited by Deloitte & Touche LLP, independent public accountants, and selected financial data also included in the EEX Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated by reference herein. The historical financial data for the six months ended June 30, 1996 and 1995 is unaudited and derived from the unaudited consolidated financial information included in the EEX Quarterly Report on Form 10-Q for the quarter ended June 30, 1996; however, in the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation have been made. This information is not necessarily indicative of EEX's future financial results and should be read in conjunction with the historical financial statements of EEX and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of EEX included in such EEX Annual Report on Form 10-K and EEX Quarterly Report on Form 10-Q and incorporated by reference herein and "Unaudited Pro Forma Financial Information of New EEX" included elsewhere herein. Results for interim periods do not necessarily indicate results for the full year.

                                                                               SIX MONTHS
                                    YEAR ENDED DECEMBER 31,                  ENDED JUNE 30,
                          ------------------------------------------------  ------------------
                                                                                UNAUDITED
                                                                            ------------------
                            1991      1992      1993      1994    1995 (A)    1995      1996
                          --------  --------  --------  --------  --------  --------  --------
                                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
 Natural gas revenues...  $  123.5  $  118.6  $  146.4  $  144.5  $  157.3  $   67.0  $  111.9
 Oil and condensate
  revenues..............      54.0      45.1      36.9      30.9      56.5      20.7      43.9
 Natural gas liquids
  revenues..............       2.0       6.5       4.1       2.4       4.9       1.7       3.6
 Other revenues.........       1.5       1.3       2.4       1.3       2.1        .2        .9
                          --------  --------  --------  --------  --------  --------  --------
 Total revenues.........     181.0     171.5     189.8     179.1     220.8      89.6     160.3
 Production and
  operating expenses....      35.1      29.6      31.4      31.7      48.7      20.1      38.6
 Exploration............      12.2      11.2       8.7       9.1      11.8       5.5       6.2
 Depreciation and
  amortization..........      73.7      76.7      78.4      80.8     115.7      46.5      68.0
 (Sale) write-down of
  inactive pipeline.....       --       16.5       --       (7.5)      --        --        --
 Write-down of gas and
  oil properties........      53.1       --       10.2       --         .9       --        --
 General, administrative
  and other.............      23.6      23.1      30.0      19.8      30.7      14.4      16.5
 Taxes, other than
  income taxes..........      17.3      15.6      15.9      13.2      19.2       7.5      11.0
                          --------  --------  --------  --------  --------  --------  --------
 Total expenses.........     215.0     172.7     174.6     147.1     227.0      94.0     140.3
 Operating income
  (loss)................     (34.0)     (1.2)     15.2      32.0      (6.2)     (4.4)     20.0
 Other income (expense)-
  net...................       6.0       --        --        (.3)       .1       --        --
 Interest income........       3.2       3.7       2.0        .7       1.0       1.0       --
 Interest and other
  financing costs.......     (20.0)    (20.7)    (30.6)    (20.9)    (14.6)     (3.6)    (11.8)
                          --------  --------  --------  --------  --------  --------  --------
 Income (loss) before
  income taxes..........     (44.8)    (18.2)    (13.4)     11.5     (19.7)     (7.0)      8.2
 Income taxes
  (benefit).............       --         .4      (3.4)      (.3)     (7.2)     (2.5)      2.8
                          --------  --------  --------  --------  --------  --------  --------
 Net income (loss)......  $  (44.8) $  (18.6) $  (10.0) $   11.8  $  (12.5) $   (4.5) $    5.4
                          ========  ========  ========  ========  ========  ========  ========
 Pro Forma Information-
  Change in Tax Status
  (b)
 Income (loss) before
  income taxes..........  $  (44.8) $  (18.2) $  (13.4) $   11.5
 Income taxes
  (benefit).............     (17.0)     (6.4)     (4.7)      4.0
                          --------  --------  --------  --------
 Net income (loss)......  $  (27.8) $  (11.8) $   (8.7) $    7.5
                          ========  ========  ========  ========
 Net income (loss) per
  share (pro forma for
  periods prior to
  1995).................  $   (.26) $   (.11) $   (.08) $    .07  $   (.11) $   (.04) $    .04
 Weighted average shares
  outstanding...........     105.8     105.8     105.8     105.8     111.1     105.7     125.8
CASH FLOW DATA
 Net cash provided by
  operating activities..  $   68.3  $   85.2  $   79.5  $   61.7  $   84.0  $   37.8  $   48.2
 Net cash used in
  investing activities..     (97.7)    (58.7)   (129.0)   (108.8)   (388.2)   (350.6)    (93.1)
 Net cash provided by
  (used in) financing
  activities............      29.2     (25.7)     48.9      47.0     305.5     316.7      45.1
BALANCE SHEET DATA (at
 period end)
 Property, plant and
  equipment-net.........  $1,056.2  $1,018.4  $1,046.4  $1,254.0  $1,670.6  $1,746.2  $1,696.1
 Total assets...........   1,126.7   1,068.8   1,111.5   1,381.2   1,776.8   1,841.3   1,822.2
CAPITAL STRUCTURE (at
 period end)
 Capital lease
  obligations (c).......  $    --   $    --   $    --   $  155.9  $   98.0  $  153.9  $   95.8
 Long-term debt (c).....     234.0     266.0     298.0       --      160.0     350.0     222.0
 Company-obligated
  mandatorily redeemable
  preferred securities
  of subsidiary.........       --        --        --        --      150.0     150.0     150.0
 Owners' equity.........     721.4     671.7     630.7     736.0     932.2     731.3     937.9
                          --------  --------  --------  --------  --------  --------  --------
 Total..................  $  955.4  $  937.7  $  928.7  $  891.9  $1,340.2  $1,385.2  $1,405.7
                          ========  ========  ========  ========  ========  ========  ========

-------
(a) 1995 includes results of DALEN Corporation since its acquisition by EEX on June 8, 1995.
(b) Prior to 1995, most of EEX's operations were conducted through a partnership, and the income or loss of the partnership was includable in the tax returns of the individual partners. Pro forma income and per share data for periods prior to 1995 include a pro forma provision for income taxes on partnership operations based on the applicable federal statutory tax rate.
(c) Including current portion.

                  SELECTED UNAUDITED PRO FORMA FINANCIAL DATA
                                   OF NEW EEX

  The following selected unaudited pro forma financial data of New EEX is derived from the historical financial statements of EEX and LSEPO and gives effect to the Merger. The balance sheet data is presented as if the Merger had occurred on June 30, 1996, and the income statement data assumes the Merger occurred at the beginning of each period presented. For purposes of financial reporting, the Merger will be treated as a combination of entities under common control. Accordingly, the assets and liabilities of EEX and LSEPO will be recorded at their historical amounts. This information is not necessarily indicative of the financial results that would have occurred had the Merger been consummated on the indicated dates, or of New EEX's future financial results, and should be read in conjunction with the historical financial statements of EEX and LSEPO, "Management's Discussion and Analysis of Financial Condition and Results of Operations" of EEX and LSEPO and "Unaudited Pro Forma Financial Information of New EEX" included or incorporated by reference herein.

                                                                    SIX MONTHS
                                    YEAR ENDED DECEMBER 31,            ENDED
                                  ---------------------------------  JUNE 30,
                                    1993       1994      1995 (A)      1996
                                  ---------  ---------  ----------- -----------
                                  (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
 Natural gas revenues...........  $   146.4  $   144.6   $   157.3   $    111.9
 Oil and condensate revenues....       36.9       30.9        56.5         43.9
 Natural gas liquids revenues...        4.1        2.4         4.9          3.6
 Cogeneration operations
  revenues (b)..................       10.7       12.7        16.5          6.0
 Other..........................        2.4        1.3         2.2           .9
                                  ---------  ---------   ---------   ----------
 Total revenues.................      200.5      191.9       237.4        166.3
 Production and operating
  expenses......................       31.4       31.7        48.7         38.6
 Exploration....................        8.7        9.1        11.8          6.2
 Depreciation and amortization..       78.4       80.8       115.7         68.0
 Sale of inactive pipeline......        --        (7.5)        --           --
 Write-down of gas and oil
  properties....................       10.2        --           .9          --
 Cogeneration operations
  expenses......................        8.6       11.0        13.9          5.5
 General, administrative and
  other.........................       30.0       19.8        30.7         16.5
 Taxes, other than income
  taxes.........................       16.2       13.6        19.6         11.2
                                  ---------  ---------   ---------   ----------
 Total expenses.................      183.5      158.5       241.3        146.0
 Operating income (loss)........       17.0       33.4        (3.9)        20.3
 Other income (expense)-net.....        --         (.3)         .2           .1
 Interest income................        2.0         .7         1.0          --
 Interest and other financing
  costs.........................      (30.5)     (20.9)      (14.7)       (12.0)
                                  ---------  ---------   ---------   ----------
 Income (loss) before income
  taxes.........................      (11.5)      12.9       (17.4)         8.4
 Income taxes (benefit).........       (2.6)        .3        (6.3)         2.9
                                  ---------  ---------   ---------   ----------
 Net income (loss)..............  $    (8.9) $    12.6   $   (11.1)  $      5.5
                                  =========  =========   =========   ==========
 Pro Forma Information-Change in
  Tax Status (c)
 Income (loss) before income
  taxes.........................  $   (11.5) $    12.9
 Income taxes (benefit)
  (including income
  taxes on partnership
  operations)...................       (3.9)       4.6
                                  ---------  ---------
 Net income (loss)..............  $    (7.6) $     8.3
                                  =========  =========
 Net income (loss) per share
  (d)...........................  $    (.07) $     .08   $    (.10)  $      .04
 Weighted average shares
  outstanding (d)...............      106.6      106.6       111.9        126.6
BALANCE SHEET DATA (at period
 end)
 Property, plant and equipment-
  net...........................                                     $  1,696.1
 Total assets...................                                        1,827.8
CAPITAL STRUCTURE (at period
 end)
 Capital lease obligations (e)..                                     $     95.8
 Long-term debt(e)..............                                          222.0
 Company-obligated mandatorily
  redeemable preferred
  securities of subsidiary......                                          150.0
 Owners' equity.................                                          941.5
                                                                     ----------
 Total..........................                                     $  1,409.3
                                                                     ==========

--------
(a) 1995 includes results of DALEN Corporation since its acquisition by EEX on June 8, 1995.
(b) Revenues include contract revenues and reimbursement of expenses incurred on behalf of operating partnerships.
(c) Prior to 1995, most of EEX's operations were conducted through a partnership, and the income or loss of the partnership was includable in the tax returns of the individual partners. Pro forma income and per share data for periods prior to 1995 include a pro forma provision for income taxes on partnership operations based on the applicable federal statutory tax rate.
(d) The weighted average shares outstanding and the net income (loss) per share are based on historical EEX average shares plus 778,000 shares assumed to be issued in the Merger.
(e) Includes current portion.

                        PRO FORMA NEW EEX CAPITALIZATION

  The capitalization of LSEPO and EEX at June 30, 1996 and the pro forma capitalization of New EEX giving effect to the Merger are set forth below. See "Unaudited Pro Forma Financial Information of New EEX" included elsewhere herein.

                                                       JUNE 30, 1996
                                                -----------------------------
                                                LSEPO     EEX       NEW EEX
                                                ACTUAL   ACTUAL    PRO FORMA
                                                ------ ----------  ----------
                                                       (IN THOUSANDS)
Long-term debt
 Bank revolving credit agreement............... $  --  $  222,000  $  222,000
 Capital lease obligations (includes current
  portion).....................................    --      95,794      95,794
                                                ------ ----------  ----------
    Total long-term debt.......................    --     317,794     317,794
                                                ------ ----------  ----------
Company-obligated mandatorily redeemable
 preferred securities of subsidiary............    --     150,000     150,000
                                                ------ ----------  ----------
Common shareholders' equity
 Common stock and paid in capital,
  200,000 shares authorized, outstanding:
  778; 125,933; 126,711........................    302    945,739     946,041
 Retained earnings (deficit)...................  3,269     (7,145)     (3,876)
 Unamortized restricted stock compensation.....    --        (654)       (654)
                                                ------ ----------  ----------
    Common shareholders' equity................  3,571    937,940     941,511
                                                ------ ----------  ----------
    Total capitalization....................... $3,571 $1,405,734  $1,409,305
                                                ====== ==========  ==========

                           COMPARATIVE PER SHARE DATA

  The following table sets forth certain historical, pro forma and equivalent pro forma per share financial information for LSEPO, EEX and New EEX for the year ended December 31, 1995 and as of and for the six months ended June 30, 1996. The following information should be read in conjunction with the historical and pro forma financial information of LSEPO, EEX and New EEX included or incorporated by reference elsewhere herein.

            HISTORICAL AND PRO FORMA PER COMMON SHARE DATA OF LSEPO

                                                            HISTORICAL PRO FORMA
                                                              LSEPO     NEW EEX
                                                            ---------- ---------
Year ended December 31, 1995
 Earnings (loss) per common share..........................   $1.76      $(.10)
Six months ended June 30, 1996
 Earnings per common share.................................     .23        .04
As of June 30, 1996
 Book value per common share...............................    4.59       7.43

        HISTORICAL AND EQUIVALENT PRO FORMA PER COMMON SHARE DATA OF EEX

                                                            HISTORICAL PRO FORMA
                                                               EEX      NEW EEX
                                                            ---------- ---------
Year ended December 31, 1995
 Loss per common share.....................................   $(.11)     $(.10)
Six months ended June 30, 1996
 Earnings per common share.................................     .04        .04
As of June 30, 1996
 Book value per common share...............................    7.45       7.43

  Neither LSEPO nor EEX has declared or paid any dividends on its common stock during the year ended December 31, 1995 or the six months ended June 30, 1996.

                                 RISK FACTORS

  The following factors should be considered carefully by the shareholders of EEX in connection with voting upon the Plan of Merger. This Proxy Statement/Prospectus contains certain forward-looking statements and information relating to New EEX that are based on the beliefs of LSEPO or EEX management as well as assumptions made by and information currently available to LSEPO or EEX management. When used in this document, the words "anticipate," "believe," "estimate" and "expect" and similar expressions as they relate to LSEPO, EEX, or LSEPO or EEX management, are intended to identify forward-looking statements. Such statements reflect the current views of LSEPO or EEX with respect to future events and are subject to certain risks, uncertainties and assumptions, including the risk factors described in this Proxy Statement/Prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. Neither LSEPO nor EEX intends to update these forward-looking statements.

LACK OF ENSERCH FINANCIAL SUPPORT

  ENSERCH has historically provided EEX with financial support, both through guarantees of EEX financial obligations and through a formal borrowing arrangement pursuant to which EEX may borrow up to $50 million at an annual interest rate equal to the average rate of all loans EEX has outstanding under its bank facilities or if no such loans are outstanding, the current one month LIBOR rate plus the spread specified in EEX's bank facilities. Following the Merger, aside from the arrangements set forth in the Distribution Agreement, ENSERCH will not be providing any financial support to New EEX. New EEX expects to maintain its unsecured line of credit from a bank group in an amount and under terms currently available. No guarantee of ENSERCH will be provided for this new line of credit. There can be no assurance that New EEX will be able to obtain adequate financing with respect to its operations following the Merger or, if it is so able, that such financing will be on terms as favorable as those EEX received when it was affiliated with ENSERCH. EEX is currently considering proposals to enter into a long-term leveraged lease for up to $230,000,000 to refinance EEX's lease obligations to Enserch Exploration Holdings, Inc. for its 60% interest in the facilities and equipment in the Garden Banks facility. The proposed lease would have a term of up to 15 years.

INCREASE IN PUBLIC MARKET SIZE

  As of the date hereof, approximately 17% of the outstanding EEX Common Stock is publicly held, and the balance is held by ENSERCH. Following the Distribution, all of the outstanding New EEX Common Stock will be publicly held. There is no way to predict what effect, if any, the expanded public market will have on the price per share of New EEX Common Stock. It is possible that as a result of the expanded public market, the price per share of New EEX Common Stock could be lower than the historical price per share of EEX Common Stock.

MANAGEMENT OF INDEPENDENT COMPANY

  Neither LSEPO nor EEX has operated as an independent company. Both have historically depended upon ENSERCH for management support. Following the Merger, aside from the arrangements set forth in the Distribution Agreement, ENSERCH will not be providing any management support to New EEX. See "Management." EEX believes that most of EEX's current senior executives will continue to serve New EEX after the Merger and the Distribution and that the staffing is or will be in place to adequately manage EEX as an independent company. However, there can be no guarantee that New EEX will be successfully operated following the Merger. See "Management."

UNCERTAINTIES IN ESTIMATING RESERVES AND FUTURE NET CASH FLOWS

  There are numerous uncertainties inherent in estimating quantities and values of gas and oil reserves and in projecting future rates of production and net revenues and the timing of development expenditures, including factors involving reservoir engineering, pricing and both operating and regulatory constraints. The reserve data included in this Proxy Statement/Prospectus represent estimates only and should not be considered exact. Reserve assessment is a subjective process of estimating the recovery from underground accumulations of natural gas and other hydrocarbons that cannot be measured in an exact way. Accordingly, reserve estimates are often different from the quantities of natural gas and other hydrocarbons ultimately recovered. Any downward adjustment in reserve estimates could adversely affect New EEX's future prospects and the market value of its securities.

RESERVE REPLACEMENT UNCERTAINTIES

  New EEX's gas and oil exploration, development and production operations will involve numerous risks that could result in the failure to find new reserves or fully produce existing reserves. New EEX's prospects for growth and profitability will depend predominantly on its ability to replace present reserves through exploration, development and acquisition. The rate of production from gas and oil properties generally declines as reserves are depleted. Without successful exploration and development activities or reserve acquisitions, the proved reserves of New EEX will decline as gas and oil are produced from its existing proved developed reserves. There can be no assurance that New EEX's exploration, development and acquisition activities will result in significant additional reserves or that New EEX will continue to be able to drill productive wells at acceptable costs. While the gradual depletion of producing reserves, the need for recompletion of wells that have multiple reservoirs, and the need for workover of wells that develop mechanical problems are neither unusual nor unexpected in the gas and oil industry, the timing and extent of production declines and recompletion or workover requirements for wells cannot be predicted with any certainty.

EXPLORATION, DEVELOPMENT, PRODUCTION AND SELLING RISKS

  New EEX's operations will be subject to the risks and uncertainties associated with finding, acquiring and developing gas and oil properties, and producing, transporting and selling gas and oil. New EEX expects to incur significant expenditures in connection with the identification and acquisition of properties and the drilling and completion of wells. New EEX's operations may be materially curtailed, delayed or cancelled as a result of numerous factors, including accidents, title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment. Drilling may involve unprofitable efforts, not only with respect to dry wells, but also with respect to wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. Completion of a well does not assure a profit on the investment or recovery of drilling, completion and operating costs. Various field operating conditions may adversely affect New EEX's production from successful wells. Close well supervision and effective maintenance operations can contribute to maximizing production rates over time, but production delays and declines from normal field operating conditions cannot be eliminated and can be expected to affect adversely revenue and cash flow levels to varying degrees. Most wells can be expected to require recompletions or workovers during their productive lives. In addition, New EEX's ability to sell its gas and oil production is dependent on the availability and capacity of gas and oil gathering systems, pipelines, and other forms of transportation. Federal and state regulation of gas and oil production and transportation, general economic conditions, quality of the hydrocarbons and changes in supply and demand all could materially adversely affect New EEX's ability to sell its gas and oil production.

OPERATING HAZARDS

  New EEX's operations will be subject to the hazards inherent in the gas and oil industry, including fires, explosions, blow-outs, equipment failures, abnormally pressured formations and environmental accidents such as gas leaks, oil spills, ruptures or discharges of toxic gasses, the occurrence of any of which could result in substantial losses to New EEX due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. In accordance with customary industry practice, New EEX will maintain insurance against some, but not all, of the hazards described above. There can be no assurance that any insurance will be adequate to cover any losses or liabilities. EEX cannot predict the continued availability of insurance, or availability at commercially acceptable premium levels.

OFFSHORE RISKS

  EEX's offshore Gulf of Mexico gas and oil reserves include properties located in water depths of 20 to 3,400 feet. Drilling operations offshore are by their nature more difficult than drilling operations conducted on land. EEX's deep water drilling requires the application of more advanced technologies, involving a higher risk of mechanical failure and inevitably resulting in significantly higher drilling costs. EEX operates deep water wells which are completed utilizing subsea completion techniques that involve the installation of subsea wellheads and the use of bundled flow lines to tie back to production facilities. The installation of these subsea wellheads and bundled flow lines requires the use of advanced remote installation mechanics. Such operations involve a higher risk of encountering mechanical difficulties and equipment failures that, if encountered, could result in significant cost overruns. Furthermore, offshore operations require a significant amount of time between the time gas or oil is discovered and the time the gas or oil is actually marketed, increasing the market risk involved with such operations.

EFFECTS OF CHANGES IN GAS AND OIL PRICES AND VOLATILITY OF GAS AND OIL MARKETS

  The revenues generated by New EEX's operations will be highly dependent upon the prices of, and demand for, gas and oil and the costs of acquiring, developing and producing reserves. Gas and oil prices have historically been volatile and are likely to continue to be volatile in the future. Prices for gas and oil are subject to fluctuations in response to relatively minor changes in supply, market uncertainty and a variety of additional factors that are beyond the control of New EEX, including economic conditions in the United States and elsewhere, the world political situation as it affects OPEC, the Middle East and other producing countries, the actions of OPEC, government regulation and taxes, the level of consumer demand, the price and availability of alternative fuels and overall economic development. New EEX will engage in hedging activities with respect to some of its projected gas and oil production through a variety of financial arrangements designed to protect against price declines, including swaps, collars and futures agreements. To the extent New EEX engages in such activities, it may be prevented from realizing the benefits of price increases above the levels of the hedges and protected from incurring the detriments of price decreases below the level of the hedges. Because New EEX's reserve base will be approximately 75% natural gas on an energy equivalent basis, it will be more sensitive to fluctuations in the price of natural gas than to fluctuations in the price of oil. Revenues, operating income and net income for New EEX will closely follow gas and oil prices and production volumes. New EEX will follow the full cost method of accounting for gas and oil properties. A decline in gas and oil prices could cause a future write-down of capitalized costs and a non-cash charge against income.

GOVERNMENT REGULATION

  New EEX's business is subject to certain federal, state and local laws and regulations relating to the drilling for and production of gas and oil, as well as environmental and safety matters. Such laws and regulations have generally become more stringent in recent years, often imposing greater liability on an increasing number of parties. Because the requirements imposed by such laws and regulations are frequently changed, EEX is unable to predict the effect or cost of compliance with such requirements or their effects on gas and oil use or prices.

ENVIRONMENTAL MATTERS

  EEX believes that its properties and operations are in substantial compliance with applicable environmental laws and regulations. The construction and operation of facilities for drilling, transporting, processing and storing gas and oil are subject to federal, state and local environmental laws and regulations, including those that can impose obligations to clean up hazardous substances at facilities EEX owns or operates or to which it has sent wastes for disposal. In most instances, the applicable regulatory requirements relate to water and air pollution control and solid waste management measures. Environmental regulation can increase the cost of planning, designing, installing and operating such facilities. Expenditures for environmental control equipment and for remediation have not been significant in relation to the results of operations of EEX. EEX believes, however, that it is reasonably likely that the trend in environmental legislation and regulations will continue to be toward stricter standards.

COMPETITION

  The gas and oil industry is highly competitive in all its phases. New EEX competes in the acquisition of properties, the search for and development of reserves, the production and sale of gas and oil, and the securing of the labor and equipment required to conduct operations. New EEX's competitors will include major gas and oil companies, other independent gas and oil concerns and individual producers and operators. Many of these competitors will have financial and other resources that will substantially exceed those available to New EEX. Gas and oil producers also compete with other industries that supply energy and fuel.

SHARES ELIGIBLE FOR FUTURE SALE

  New EEX will be authorized to issue additional equity and debt securities, including shares of preferred stock. Under the current rules of the NYSE, New EEX will not be permitted to issue shares of New EEX Common Stock equal to 20% or more of the then outstanding shares in connection with any single future transaction, other than a public sale for cash, without shareholder approval. The future sale of a substantial number of shares of New EEX Common Stock or preferred stock in the public market could adversely affect the shareholders' equity interests in New EEX and the market price of the New EEX Common Stock, and their interests in the assets, liabilities, results of operations and cash flows of New EEX represented by the issued and outstanding shares of New EEX Common Stock may be diluted. Future issuances of shares of New EEX Common Stock will be subject to the provisions of the Tax Assurance Agreement (as defined below). See "--Tax Assurance Agreement Restrictions."

LIMITED TRADING MARKET

  Prior to the Merger, there has been no trading market for the LSEPO Common Stock. Although the New EEX Common Stock will be listed for trading on the NYSE, there can be no assurance that an active trading market for the New EEX Common Stock will develop subsequent to the Merger. After the completion of the Merger and the Distribution, the market price of the New EEX Common Stock may be influenced by many factors, including the depth and liquidity of the market for the New EEX Common Stock, investor perceptions of New EEX and general economic and other conditions.

CERTAIN LIMITATIONS ON CHANGES IN CONTROL OF NEW EEX

  The articles of incorporation and the bylaws of New EEX contain certain provisions, including a "fair price" provision applicable to certain business combinations, a provision prohibiting shareholder action by written consent, and provisions limiting the ability of shareholders to call special shareholder meetings, which are not found in the EEX articles of incorporation or bylaws and which could have the effect of delaying, deferring or preventing a change in control of New EEX, even if such a change would be favorable to the interests of New EEX's shareholders, and of limiting the opportunity to realize premiums over prevailing market prices for New EEX Common Stock in connection therewith. New EEX's Shareholder Rights Agreement, which also has no equivalent at EEX, could have the same effect. See "Description of Capital Stock."

TAX ASSURANCE AGREEMENT RESTRICTIONS

  In connection with the Distribution, ENSERCH and New EEX will enter into a Tax Assurance Agreement, substantially in the form attached hereto as Annex A-4 (the "Tax Assurance Agreement"), that is intended to protect the tax-free status of the Distribution. In general and subject to certain exceptions, the Tax Assurance Agreement would require that New EEX (i) for two years after the Distribution, continue to own at least 50% of the fair market value of its properties at the time of the Distribution and continue directly to own and operate the business that LSEPO operated immediately prior to the Merger and (ii) for six months after the Distribution, not authorize, facilitate or effect any transaction involving
(a) the acquisition by any person of outstanding New EEX Common Stock, the issuance of shares of New EEX Common Stock (other than the grant of certain stock options and the sale of certain convertible debt) or the repurchase of New EEX Common Stock if the cumulative number of shares repurchased, issued or acquired would exceed 3.0% of the number of shares of New EEX Common Stock outstanding immediately prior to the Distribution or (b) the issuance of any class or series of capital stock other than New EEX Common Stock or options, rights, warrants or securities exercisable for or convertible into such stock. As a result of the Tax Assurance Agreement, New EEX may be restricted with respect to its operations for the two years following the Distribution. These restrictions could impair New EEX's ability to take certain actions that would be in its best interests and could have an adverse effect on its financial condition or results of operations. Under a Tax Allocation Agreement substantially in the form attached hereto as Annex A-3 (the "Tax Allocation Agreement"), New EEX will be obligated to indemnify ENSERCH after the Merger if a breach by New EEX of the Tax Assurance Agreement causes the Distribution to be a taxable event and New EEX will bear a specified proportionate share of certain tax liabilities that might arise from the Distribution for reasons other than certain actions by ENSERCH. See "Interests of Certain Persons in the Merger--Relationship between EEX and ENSERCH--Tax Agreements."

                            THE EEX SPECIAL MEETING

  This Proxy Statement/Prospectus is being furnished to the holders of EEX Common Stock in connection with the solicitation of proxies by the EEX Board for use at the EEX Special Meeting to be held on November 15, 1996, at 301 South Harwood Street, Dallas, Texas, commencing at 3:00 p.m. local time, and at any adjournments or postponements thereof.

  ENSERCH has informed EEX that it intends to vote all of the EEX Common Stock beneficially owned by ENSERCH (which constitutes approximately 83% of the outstanding EEX Common Stock) in favor of approval of the Plan of Merger and the Stock Plan, thus ensuring that the Plan of Merger and the Stock Plan will be approved by the requisite shareholder votes.

MATTERS TO BE CONSIDERED AT THE EEX SPECIAL MEETING

  At the EEX Special Meeting, holders of EEX Common Stock will consider and vote upon approval of the Plan of Merger and the Stock Plan.

BOARD OF DIRECTORS RECOMMENDATIONS

  THE EEX BOARD HAS APPROVED THE PLAN OF MERGER AND THE STOCK PLAN AND RECOMMENDS THAT EEX'S SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MATTERS SUBMITTED TO EEX SHAREHOLDERS AS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS.

VOTING AT THE EEX SPECIAL MEETING; RECORD DATE

  The EEX Board has established October 3, 1996, as the record date for the determination of shareholders entitled to notice of and to vote at the EEX Special Meeting. Only holders of record of EEX Common Stock at the close of business on such date are entitled to vote at the EEX Special Meeting. On such date, there were approximately 126,140,298 shares of EEX Common Stock outstanding, each of which will be entitled to vote on each matter to be acted upon or which may properly be brought before the EEX Special Meeting.

EEX PROXIES

  Shares of EEX Common Stock represented by proxies received by EEX prior to or at the EEX Special Meeting will be voted in accordance with the instructions contained therein. Shares of EEX Common Stock represented by proxies for which no instruction is given will be voted "FOR" approval of the Plan of Merger and "FOR" approval of the Stock Plan.

  Holders of EEX Common Stock are requested to complete, sign and date the enclosed proxy card and promptly return it in the postage paid envelope provided for this purpose in order to ensure that the shares are voted. Any shareholder giving a proxy has the right to revoke it at any time before it is voted by filing, with the Corporate Secretary of EEX, either an instrument revoking the proxy or a duly executed proxy bearing a later date. Proxies also may be revoked by attending the meeting and voting in person.

  The EEX Board is aware of no matters to be presented at the EEX Special Meeting other than those described in this Proxy Statement/Prospectus. If other matters are properly brought before the EEX Special Meeting, it is the intention of the persons named in the proxies to vote the shares to which those proxies relate in accordance with their judgment.

                     MARKET PRICE DATA AND DIVIDEND POLICY

  There is no established trading market for New EEX Common Stock, although the shares of New EEX Common Stock have been approved for listing on the NYSE, subject to requisite shareholder approval of the Plan of Merger and notice of issuance. EEX Common Stock began trading on the NYSE on January 3, 1995, under the symbol "EEX." There were no trades in EEX Common Stock in any market prior to that date. The following table sets forth for the periods indicated the high and low sales prices of EEX Common Stock as reported on the NYSE Consolidated Transactions Tape.

                                                                  HIGH     LOW
                                                                 ------- -------
Fiscal Year Ended December 31, 1995:
  First Quarter................................................. $11 1/8 $ 9 3/8
  Second Quarter................................................  14 7/8  10 1/8
  Third Quarter.................................................  14 3/4  10
  Fourth Quarter................................................  11 5/8   9 1/4
Fiscal Year Ending December 31, 1996:
  First Quarter................................................. $12     $ 9
  Second Quarter................................................  11 3/8   9 5/8
  Third Quarter.................................................  11 3/8   8 3/4

  On September 30, 1996, the reported last sale price per share for EEX Common Stock on the NYSE was $9 1/8. On the day preceding the announcement of the EC/TUC Mergers, the reported last sale price per share for EEX Common Stock on the NYSE was $10.125. At September 30, 1996 there were 1,415 holders of record of EEX Common Stock.

  No dividends have been paid on EEX Common Stock and it is anticipated that New EEX will not pay any cash dividends in the foreseeable future. It is anticipated that New EEX will retain its earnings to support the growth of its business. For example, New EEX will be engaged in several offshore development projects that will require significant capital investment over the next several years. Future cash dividends will depend on New EEX's earnings, capital requirements, financial condition and other factors deemed relevant by the New EEX Board.

                                  THE MERGER

BACKGROUND, REASONS FOR THE MERGER AND THE DISTRIBUTION

  The Merger and the Distribution are conditions precedent to the consummation of the transactions contemplated by the EC/TUC Plan of Merger. The EC/TUC Plan of Merger contemplates that two wholly owned subsidiaries of Holding Company will be merged with and into TUC and ENSERCH, respectively, with holders of TUC and ENSERCH Common Stock receiving shares of common stock of Holding Company.

  In the negotiations between ENSERCH and TUC regarding the EC/TUC Plan of Merger, TUC informed ENSERCH that it did not wish to engage in a transaction involving the acquisition of the natural gas and oil exploration and production business of EEX. TUC felt that because the risk profile of EEX's business is different from the risk profile offered by TUC, an involvement in EEX's business would not be attractive to TUC investors. Accordingly, ENSERCH determined that, immediately preceding the consummation of the EC/TUC Mergers, ENSERCH would distribute its equity in EEX to the holders of ENSERCH Common Stock on a pro rata basis.

  Prior to the Distribution, EEX is to be merged with and into LSEPO. This step is believed necessary to enable the Distribution to be tax-free to ENSERCH and its shareholders.

  After the Merger and immediately prior to the EC/TUC Mergers, the shares of New EEX Common Stock held by ENSERCH are to be distributed pro rata to the holders of ENSERCH Common Stock. The Distribution also is conditioned upon (i) the receipt by ENSERCH of a ruling from the IRS that the Distribution will result in no taxable gain to ENSERCH or its shareholders and (ii) the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution. ENSERCH is not obligated to effect the Distribution if it determines in good faith after the receipt of the written advice of outside counsel that the Distribution would result in a substantive violation of the TBCA relating to corporate distributions and Texas or federal laws relating to fraudulent conveyances.

  The terms of a Credit Agreement dated May 1, 1995, as amended, among EEX, The Chase Manhattan Bank, N.A., as Administrative, Syndication, and Auction Agent, and Citibank N.A. as Documentation Agent and currently 19 lenders (the "Revolving Credit Agreement") prohibit the Merger unless EEX obtains the prior consent of the lenders (the "Majority Lenders") holding at least 51% of the outstanding aggregate principal amount of the Committed Loans (as defined therein). Approximately $197 million in principal amount of the Committed Loans is currently outstanding. EEX expects to obtain the consent of the Majority Lenders to the Plan of Merger. Base Rate Loans (as defined therein) are prepayable at any time at the full outstanding principal amount plus accrued interest. Eurodollar Loans and Fixed Rate Loans (as each term is defined therein) are prepayable at any time at the full outstanding principal amount plus accrued interest, together with a yield maintenance premium.

  The terms of a Note Agreement between ENSERCH and The Prudential Insurance Company of America and certain of its affiliates (the "Prudential Note Agreement") prohibit the Distribution in the absence of the consent of the holders of the 9.06% adjusting rate senior notes of ENSERCH issued thereunder (the "Prudential Notes"). Approximately $59 million in principal amount of Prudential Notes is currently outstanding. ENSERCH expects to obtain the consent of the holders of the Prudential Notes to the Plan of Merger and the Distribution. The Prudential Notes are prepayable at any time at the full outstanding principal amount plus accrued interest and a yield maintenance premium.

  After the Merger, ENSERCH's ownership of New EEX Common Stock will reflect the 105,015,328 shares attributable to its current approximate 83% beneficial interest in EEX and the approximately 778,000 additional shares attributable to the value of its interest in LSEPO prior to the Merger. At June 30, 1996, there were 69,202,131 shares of ENSERCH Common Stock outstanding; accordingly, if the Distribution had been effected at that date, the holders of ENSERCH Common Stock would have been entitled to receive approximately 1.5 shares of New EEX Common Stock for each share of ENSERCH Common Stock owned. The actual ratio will depend on the final determination of the number of shares of New EEX Common Stock to be received by ENSERCH for its interest in LSEPO and the shares of ENSERCH Common Stock outstanding at the record date for the Distribution. Cash is to be distributed in lieu of fractional shares of New EEX Common Stock. ENSERCH will instruct the transfer agent for ENSERCH Common Stock to determine the number of whole and fractional shares of New EEX Common Stock allocable to each holder of record of ENSERCH Common Stock on the record date of the Distribution, to aggregate all such fractional shares into whole shares and to sell the whole shares obtained thereby in the open market at then prevailing prices on behalf of holders who otherwise would be entitled to receive fractional share interests and to distribute to each such holder that holder's ratable share of the total proceeds of the sale, after making appropriate deductions of the amount required for Federal tax witholding purposes and after deducting any applicable transfer taxes. ENSERCH will bear the brokerage commissions and other costs incurred in connection with these sales.

EFFECTS OF THE MERGER AND THE DISTRIBUTION

  Pursuant to the Plan of Merger, at the Effective Time, EEX will merge with and into LSEPO, and LSEPO will continue as the surviving corporation of the Merger, although it will change its name to Enserch Exploration, Inc. in the Merger. Under the terms of the Plan of Merger, each outstanding share of EEX Common Stock will be converted into one share of New EEX Common Stock and the 10 shares of Old LSEPO Common Stock will be converted into shares of New EEX Common Stock in accordance with the LSEPO Ratio. No fractional shares of New EEX Common Stock will be issued. It is anticipated that the transaction will qualify as a tax-free reorganization under the Code. Following the Merger, the separate existence of EEX will cease, and there will be no further trading of EEX Common Stock. New EEX will succeed to all of the business, assets and obligations of EEX. New EEX Common Stock has been approved for listing on the NYSE, subject to requisite shareholder approval of the Merger and notice of issuance.

  Following the Merger, ENSERCH will distribute all shares of New EEX Common Stock owned by it to holders of ENSERCH Common Stock on the basis of approximately 1.5 shares of New EEX Common Stock for each share of ENSERCH Common Stock. Following the Distribution, New EEX will no longer be controlled, either directly or indirectly, by ENSERCH. Instead, the ownership of New EEX will be widely dispersed among the public shareholders of EEX and the shareholders of ENSERCH.

CONFLICTS OF INTEREST OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the EEX Board with respect to the Plan of Merger, shareholders should be aware that certain executive officers of EEX have certain interests in the Merger in addition to the interests of shareholders of EEX generally. The EEX Board was aware of these interests and considered them, among other matters, in approving the Plan of Merger.

  Change-in-Control Agreements and Other Arrangements. Under change-in-control agreements entered into by EEX with four of its executive officers, certain benefits will become payable to such employees if their employment is terminated following the approval of the Plan of Merger by the shareholders of EEX. Under the Stock Plan, options held by executive officers will become vested and nonforfeitable upon the approval of the Plan of Merger by the shareholders of EEX, and the forfeiture provisions with respect to shares of restricted stock held by officers and directors lapsed upon approval of the Plan of Merger by the EEX Board. Two executive officers will enter into retention bonus arrangements whereby New EEX will pay a cash bonus upon the attainment of eighteen months of continuous employment. See "The Merger-- Change-in-Control Agreements and Other Arrangements."

  Indemnification. In the Plan of Merger, ENSERCH has agreed, from and after the Effective Time, to indemnify, defend and hold New EEX and its directors, officers, agents, attorneys and affiliates harmless from and against all damages, as defined, with respect to (i) a breach or nonperformance of any representation, warranty or covenant of LSEPO or ENSERCH in the Plan of Merger or in any agreement executed in connection with the transactions contemplated thereunder; (ii) the assets owned by LSEPO at or prior to the Effective Time;
(iii) any regulatory or compliance violation of LSEPO occurring prior to the Effective Time; (iv) any untrue statement or alleged untrue statement of any material fact contained in this Proxy/Registration Statement, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; but only in each case to the extent based upon information with respect to ENSERCH or LSEPO furnished in writing by or on behalf of ENSERCH or LSEPO expressly for use in the Proxy/Registration Statement; and
(v) any environmental claim with respect to any facility, site, location or business (whether past or present and whether active or inactive) owned, operated or leased by LSEPO or ENSERCH prior to the Effective Time.

CERTAIN ARRANGEMENTS REGARDING MANAGEMENT FOLLOWING THE MERGER

  The Plan of Merger provides that (a) the number of directors of New EEX will be a number equal to the sum of (i) the number of directors of EEX in office at the Effective Time and (ii) the number of directors of LSEPO, minus one, in office at the Effective Time, and (b) the Board of Directors of New EEX will consist of (i) the individuals serving as directors of EEX at the Effective Time and (ii) the individuals serving as directors of LSEPO at the Effective Time. The individuals who become members of the New EEX Board by virtue of being directors of LSEPO immediately prior to the Effective Time are expected to resign from the New EEX Board shortly after the Effective Time, which will result in four vacancies in the New EEX Board that the remaining members of the New EEX Board may fill prior to the next annual meeting of shareholders of New EEX. Messrs. F. S. Addy, D.W. Biegler, B. A. Bridgewater, Jr., G. J. Junco and W. C. McCord, currently directors of EEX, have agreed to serve as members of the New EEX Board following the Effective Time. Until changed in accordance with the Bylaws of New EEX, the officers of EEX in office at the Effective Time will be the officers of New EEX. For additional information on the directors and executive officers of New EEX following the Effective Time, see "Management."

RETENTION BONUS ARRANGEMENT

  Effective upon the closing of the Merger, EEX is expected to enter into retention bonus arrangements with Messrs. Junco and Irani, who are expected to retain positions with New EEX following the Merger. Under the arrangements, New EEX would pay a cash bonus equal to 200% and 100%, respectively, of Mr. Junco's and Mr. Irani's current annual salaries upon the attainment of eighteen months of continuous employment following the Merger. The bonus payments would be payable on a pro rated basis in the event that, on or prior to the bonus payment date, the employee dies or becomes disabled, unless during such period they are terminated for cause. For purposes of the retention bonus arrangements, termination for cause would mean (i) an act or acts of dishonesty or material violation of an employment policy by, or at the direction of, the employee; (ii) willful failure or refusal of the employee to perform services as properly required by New EEX; (iii) any action or failure to act on the part of the employee which is intended to result in injury to the assets, business or prospects of New EEX; or (iv) the employee's conviction of a felony. The aggregate amounts of the retention bonus payments which would become payable under these arrangements for Mr. Junco and Mr. Irani are $650,000 and $210,000, respectively.

CHANGE-IN-CONTROL AGREEMENTS AND OTHER ARRANGEMENTS

  EEX has entered into change-in-control agreements with four of its executive officers: G. J. Junco, B. K. Irani, J. P. McCormick and M. A. McAdams.

  The approval by the holders of EEX Common Stock of the Plan of Merger will constitute a "change-in- control" pursuant to the change-in-control agreements. The agreements generally provide for the payment of benefits to the employee if within a certain time of a change in control such employee's employment is terminated, except in the case of (i) death or retirement (other than early retirement of the employee initiated by New EEX); (ii) termination by EEX for cause or as a result of disability; or (iii) termination by the employee other than for "good reason," which is defined to include an adverse change in the employee's status or position, a reduction in the employee's salary or benefits or the failure by a successor company to assume the obligations under the change-in-control agreement.

  The benefit payable by New EEX in the event of a qualifying termination following a change in control is a lump sum amount equal to the sum of (i) the employee's accrued base salary, earned vacation time and benefits or awards under benefit plans to the date of termination; (ii) the amount of the employee's highest target bonus in the year in which the termination occurs or in either of the two preceding years pro rated based on the number of days elapsed in the year to the date of termination; (iii) an amount equal to a multiple of the employee's "annual compensation" (but not in excess of the annual compensation that would be earned up to normal retirement); and (iv) the value of unexercised stock options that the employee, by giving notice to New EEX, chooses not to retain. For purposes of clause (iii) in the preceding sentence, (a) the applicable multiple is either three or two for each of the executive officers and (b) "annual compensation" is defined to include the individual's base pay plus target bonus.

  The change-in-control agreements further provide for (i) a gross-up if the benefits payable are taxed under Section 4999 of the Code; (ii) the continuation of insurance programs until the earlier of three years after the date of termination or the employee's normal retirement date; and (iii) the assignment of club memberships.

  If the employment of the EEX executive officers had been terminated as of August 30, 1996, under circumstances giving rise to an entitlement to benefits under the change-in-control agreements, the value of their multiple of annual compensation and prorated bonus would have been as follows: G. J. Junco-- $1,592,500; B. K. Irani--$903,000; J. P. McCormick--$945,625; and M. A.
McAdams--$370,000.

  In accordance with the provisions of the Stock Plan, upon the approval of the Plan of Merger by the EEX shareholders, all outstanding unvested stock options awarded prior to September 10, 1996, will automatically become vested and each outstanding option will not be subject to forfeiture for any reason, including the termination of the employment of the holder, prior to the scheduled expiration of the option. Also in accordance with the provisions of the Stock Plan, the restrictions on all outstanding shares of restricted stock awarded prior to September 10, 1996, under the Stock Plan lapsed upon the approval of the Plan of Merger by the EEX Board, with the result that all such shares of EEX Common Stock are nonforfeitable and immediately transferable.

  Under change-in-control provisions in the Stock Plan, all unvested options granted under the Stock Plan will become fully exercisable upon approval of the Merger by the shareholders of EEX. Messrs. Biegler, Junco, Fortado, Irani and McCormick hold 31,250 options, 68,750 options, 1,750 options, 37,500 options and 20,000 options, respectively, which will be affected by such provisions. In addition, Messrs. Biegler and Junco, who are executive officers of EEX, were previously granted 25,000 shares and 35,000 shares, respectively, of restricted EEX Common Stock under the Stock Plan. Under provisions of the Stock Plan, the restrictions on those shares were lifted at the time the EEX Board approved the Merger.

  At the Effective Time of the Merger, each option that remains outstanding under the Stock Plan will be converted to an option to purchase one share of New EEX Common Stock. See "Management--The Stock Plan."

RECOMMENDATIONS OF THE BOARD OF DIRECTORS

  The EEX Board has approved the Plan of Merger and the Stock Plan and recommends that the EEX shareholders vote "FOR" approval of the matters described in this Proxy Statement/Prospectus. ENSERCH has informed EEX that it intends to vote all of the shares of EEX Common Stock beneficially owned by ENSERCH (which constitutes approximately 83% of the outstanding EEX Common Stock) in favor of the Plan of Merger and the Stock Plan, thus ensuring that the Plan of Merger and the Stock Plan will be approved by the requisite shareholder votes.

  The EEX Board approved the Plan of Merger for the following reasons:

  . EEX as an Independent Company. EEX management, as a result of their own observations regarding the superior valuations accorded "pure play" investments and from listening to the views of investors and financial advisors, believe that EEX has been undervalued in the financial markets as a result of its majority ownership by ENSERCH. New EEX will have balance sheet resources that should enhance its ability to make acquisitions and develop its prospects.

  . Ownership Percentage. Because the value of LSEPO is small compared to the value of EEX, the EEX Common Shareholders will have substantially the same ownership percentage in New EEX as they had in EEX.

  . Fairness Opinion. In the opinion of DLJ, the EEX Ratio and the LSEPO Ratio taken together are fair, from a financial point of view, to the public shareholders of EEX.

  . Low Cost and Risk. ENSERCH is bearing all of the costs of the Merger and the Distribution, thus allowing New EEX to become an independent company without incurring investment banking, legal and similar expenses in doing so. In addition, ENSERCH has agreed to indemnify New EEX against liabilities New EEX may incur as a result of the operations of LSEPO prior to the Merger, thus allowing EEX to consummate the Merger with reduced risk with respect to historical operations of LSEPO.

  The EEX Board also considered, among other things, the fact that the Merger and the Distribution are conditions to the EC/TUC Mergers, which ENSERCH has agreed to take all reasonable steps necessary to satisfy, and that ENSERCH beneficially owned approximately 83% of the outstanding EEX Common Stock. The Merger is believed necessary for the Distribution to be tax-free to ENSERCH and its shareholders, and will not be consummated until the other conditions to the EC/TUC Mergers have been satisfied or waived.

  The interests of the public holders of EEX Common Stock were not separately represented in establishing the terms of the Merger, and ENSERCH, EEX and LSEPO did not formally negotiate the terms of the Merger or the Distribution on an arm's length basis. No independent special committee of the EEX Board was appointed to negotiate the terms of the Merger on behalf of EEX. Such representation and negotiation might have caused the terms of the Merger to be different in some respects from those described herein. Furthermore, other circumstances exist that could give rise to a potential conflict of interest between ENSERCH and the public holders of EEX Common Stock. The only directors of EEX who are not officers of ENSERCH or EEX, B.A. Bridgewater and W. C. McCord, are also members of the ENSERCH Board. F.S. Addy was a director of ENSERCH until his resignation on September 10, 1996. Additionally, D.W. Biegler is Chairman and Chief Executive Officer of both ENSERCH and LSEPO. It is impossible to specify what impact, if any, these circumstances had upon the terms of the Merger.

OPINION OF INVESTMENT ADVISOR

  On June 18, 1996, DLJ was engaged by EEX to render an opinion to the Board of Directors of EEX as to the fairness, from a financial point of view, to the shareholders of EEX, other than ENSERCH (such shareholders, the "Public Shareholders"), of the EEX Ratio and the LSEPO Ratio. On September 10, 1996, DLJ delivered to the Board of Directors of EEX its written opinion (the "DLJ Opinion") that, based upon and subject to the assumptions, limitations and other matters set forth in such opinion, the EEX Ratio and LSEPO Ratio taken together are fair, from a financial point of view, to the Public Shareholders.

  THE FORM OF THE DLJ OPINION IS ATTACHED HERETO AS ANNEX B. PUBLIC SHAREHOLDERS OF EEX COMMON STOCK ARE URGED TO READ THE DLJ OPINION IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW MADE BY DLJ.

  The DLJ Opinion was prepared for the EEX Board and is directed only to the fairness of the EEX Ratio and LSEPO Ratio taken together, from a financial point of view, to the Public Shareholders. The DLJ Opinion does not address the fairness of the EEX Ratio or the LSEPO Ratio to ENSERCH or any other person or persons, other than the Public Shareholders. The DLJ Opinion does not constitute a recommendation to any Public Shareholder as to how to vote on the Merger. DLJ did not make any recommendation as to the form or amount of consideration to be paid by LSEPO pursuant to the transactions contemplated by the Plan of Merger. Such consideration was determined by negotiations between LSEPO and EEX, which may not be considered arm's length because of the relationships among the parties. The DLJ Opinion does not constitute an opinion as to the prices at which New EEX Common Stock will actually trade at any time. No restrictions or limitations were imposed by EEX upon DLJ with respect to the investigation made or the procedures followed by DLJ in rendering the DLJ Opinion.

  In arriving at its opinion, DLJ reviewed the draft dated September 10, 1996, of the Plan of Merger and the exhibits thereto and financial and other information that was publicly available or furnished to DLJ by EEX and LSEPO, including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of EEX for the period beginning January 1, 1996, and ending December 31, 1996, prepared by the management of EEX. Also included in the discussions with the respective managements were their respective views as to the assumptions underlying certain financial projections with respect to LSEPO for the period beginning June 30, 1996 and ending December 31, 2007. DLJ also reviewed the operating and management agreements between LSEPO and the respective owners of the three cogeneration plants to which LSEPO provides its operating services. In addition, DLJ compared certain financial and securities data of EEX with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the EEX Common Stock, and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of its opinion.

  In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to DLJ from public sources, that was provided to DLJ by EEX and LSEPO or its representatives, or that was otherwise reviewed by DLJ. With respect to the financial projections supplied to DLJ by EEX, for the period beginning January 1, 1996, and ending December 31, 1996, DLJ assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of EEX as to the future operating and financial performance of EEX. With respect to the assumptions underlying the financial projections relating to LSEPO, DLJ assumed that such assumptions, which have been reviewed with the managements of the Company and LSEPO, reflect the best currently available estimates and judgments of the respective managements of the companies as to the future operating and financial performance of LSEPO. DLJ has not assumed any responsibility for making an independent evaluation of the EEX's or LSEPO's assets or liabilities or for making any independent verification of any of the information reviewed by DLJ. DLJ relied as to certain legal matters on advice of counsel to EEX. In addition, DLJ assumed the Merger qualifies as a tax-free reorganization under the Code.

  The DLJ Opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to DLJ as of, the date of the DLJ Opinion. Although subsequent developments may affect its opinion, DLJ does not have any obligation to update, review or reaffirm its opinion. DLJ's opinion does not address the underlying business decision to engage in the Merger, nor does it address any potential combination of ENSERCH and Holding Company or any potential spin-off of New EEX from ENSERCH.

  The following is a summary of the presentation made by DLJ to the EEX Board at a meeting on September 10, 1996.

  Comparable Public Company Analysis: DLJ compared selected historical financial and operating data for the Company for the latest twelve month ("LTM") period ended June 30, 1996, to the corresponding data and ratios of eight of its comparable peers. The companies included Anadarko Petroleum Corp., Apache Corp., Louisiana Land and Exploration, Noble Affiliates, Oryx Energy, Parker & Parsley Petroleum, Seagull Energy Corp., and Santa Fe Energy Resources (collectively, the "EEX Peer Group"). The EEX multiple of equity value plus long-term debt less working capital ("Enterprise Value") to LTM earnings before interest, taxes, depreciation, depletion and amortization ("EBITDA") was 10.1x versus the EEX Peer Group average, high and low multiples of 6.8x, 14.1x and 5.6x, respectively. The EEX multiple of equity value to LTM cash flow from operations

("CFFO") was 9.5x, versus the EEX Peer Group average, high and low multiples of 5.6x, 13.2x and 4.2x respectively. The EEX multiple of Enterprise Value to SEC PV-10 ratio was 102.1%, versus the EEX Peer Group average, high and low ratios of 138.8%, 174.9% and 98.6%, respectively. The EEX multiple of Enterprise Value to total proved reserves implied a $0.90 per Mcfe value, versus the EEX Peer Group average, high and low values of $1.19, $1.74 and $0.76, respectively.

  Discounted Cash Flow Analysis: DLJ calculated the net present value of the composite estimated after-tax cash flows of LSEPO attributable to the three operating and maintenance agreements associated with LSEPO's power plant operations. The after-tax cash flows were carried out to December 31, 2007, at which point a terminal value was applied. Utilizing discount rates ranging from 10% to 20% for the Sweetwater Plant, 12% to 28% for the Bellingham Plant and 15% to 35% for the Buffalo Plant, the composite net present value of the estimated future after-tax cash flows of LSEPO ranged from $10.4 million to $6.0 million, with a median value of $7.9 million.

  Pro Forma Merger Analysis: DLJ analyzed certain pro forma financial effects of the Merger. In conducting the analysis, the financial and operating effects of the Merger with LSEPO were compared to EEX's performance on a fiscal year ended December 31, 1995, LTM period ended June 30, 1996, and a projected fiscal year ended December 31, 1996 basis. For the fiscal year ended December 31, 1995, the Merger was found to be 1.0% accretive on a CFFO per share basis and 11.6% accretive on an earnings per share ("EPS") basis. For the LTM period ended June 30, 1996, the Merger was found to be 1.0% accretive on a CFFO per share basis and 42.5% accretive on an EPS basis. For the fiscal year ended December 31, 1996, the Merger was found to be 0.8% accretive on a CFFO per share basis and 7.9% accretive on an EPS basis.

  Contribution Analysis: DLJ reviewed the relative contributions of EEX, as a stand-alone enterprise, and LSEPO, as a stand-alone enterprise. DLJ reviewed LTM revenues, LTM EBITDA, LTM earnings before interest and taxes ("EBIT"), LTM net income, book value of assets and book value of equity as of, and for the period ended, June 30, 1996. DLJ estimated that EEX contributed 95.3% of LTM revenues, 98.8% of LTM EBITDA, 91.0% of LTM EBIT, 99.7% of the book value of assets and 99.7% of the book value of equity. EEX caused LTM operating results to be a loss for the period.

  The summary set forth above does not purport to be a complete description of the analyses performed and factors considered by DLJ but describes, in summary form, the principal elements of the presentation made by DLJ to the Board of Directors of EEX on September 10, 1996. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the transaction and add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. DLJ did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, DLJ made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by DLJ are not necessarily indicative of actual value or future results, which may be significantly more or less favorable than suggested by such analyses.

  DLJ is a nationally recognized investment banking firm that has substantial experience in energy related businesses and is familiar with EEX, LSEPO and their respective businesses. As part of its investment banking business, DLJ is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

  Pursuant to the terms of the engagement letter dated August 7, 1996, EEX agreed to pay DLJ $350,000 when DLJ was prepared to render its opinion, regardless of the conclusion reached therein, and to reimburse DLJ for out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred in connection with its engagement. EEX also has agreed to indemnify DLJ against certain liabilities relating to or arising out of its engagement, including certain liabilities under the federal securities laws.

  In the ordinary course of business, DLJ actively trades debt and equity securities of EEX for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

ACCOUNTING TREATMENT

  The Merger will be accounted for as a combination of companies under common control for financial accounting purposes in accordance with generally accepted accounting principles. Accordingly, the assets and liabilities of EEX and LSEPO will be recorded at their historical amounts.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  LSEPO and EEX have received an opinion of special tax counsel, King & Spalding, that the Merger will be tax-free under Section 368(a)(1)(A) of the Code. Consequently, no gain or loss will be recognized for federal income tax purposes either to LSEPO or EEX in connection with the Merger. In addition, no gain or loss will be recognized under Section 354 of the Code to ENSERCH as the sole shareholder of LSEPO or as the approximate 83% shareholder of EEX upon the conversion of shares in either LSEPO or EEX into shares of New EEX (except for any gain or loss recognized pursuant to the cash received by ENSERCH in lieu of a fractional share of New EEX). Moreover, no gain or loss will be recognized under Section 354 of the Code to the public shareholders of EEX upon the conversion of EEX Common Stock shares into shares of New EEX Common Stock.

  The opinion of King & Spalding (the "Tax Opinion") is based upon the Code, the regulations promulgated thereunder by the United States Treasury Department, and interpretations of the Code and regulations by the courts and the IRS, all as they exist and are in effect as of the date of this Proxy Statement/Prospectus and all of which are subject to change at any time. Any such change, which may or may not be retroactive, could alter the tax consequences to LSEPO, ENSERCH or EEX and its public shareholders as described in the Tax Opinion. The Tax Opinion is not binding on the IRS, and no ruling from the IRS has been or will be requested in connection with the Merger. The Tax Opinion is subject to certain representations by LSEPO, ENSERCH and EEX as to the existence of numerous material facts and circumstances, as well as certain assumptions. If such representations or assumptions are incorrect or untrue in any material respect, the ability to rely on the Tax Opinion would be jeopardized.

  THE SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO SHAREHOLDERS WHO RECEIVED THEIR EEX COMMON STOCK THROUGH THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES, OR WHO ARE OTHERWISE SUBJECT TO SPECIAL TREATMENT UNDER THE CODE. THIS SUMMARY DOES NOT ADDRESS ANY STATE, LOCAL, OR FOREIGN TAX CONSEQUENCES. EEX SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, AND FOREIGN LAWS, THE TAX BASIS AND HOLDING PERIOD CONSEQUENCES TO EEX SHAREHOLDERS AND ANY CHANGES IN FEDERAL TAX LAWS THAT OCCUR AFTER THE DATE OF THIS PROXY STATEMENT/PROSPECTUS.

  Neither LSEPO nor EEX has requested or received an opinion of tax counsel regarding the state income tax implications of the Merger. Management believes, however, that the Merger will also be state income tax-free.

FEDERAL SECURITIES LAWS CONSEQUENCES

  All shares of New EEX Common Stock received by EEX public shareholders in connection with the Merger and by ENSERCH shareholders in connection with the Distribution will be freely transferable under the federal securities laws, except that shares of New EEX Common Stock received or held by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of EEX prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of New EEX) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of EEX or New EEX generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain directors and officers of such party as well as principal shareholders of such party.

LISTING ON THE NEW YORK STOCK EXCHANGE

  The New EEX Common Stock to be issued upon consummation of the Merger has been approved for listing on the NYSE under the symbol "EEX," subject to approval of the Merger by the shareholders of EEX and LSEPO and notice of issuance.

REGULATORY MATTERS

  The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the Premerger Notification Rules promulgated thereunder, require recipients of voting securities or assets in certain acquisitions to submit premerger notification filings with the Department of Justice and Federal Trade Commission and observe certain waiting periods prior to obtaining beneficial ownership of such securities or assets.

  Shareholders may be subject to the HSR Act filing and waiting requirements if the total fair market value of their holdings of New EEX Common Stock immediately after the Distribution will exceed $15 million. In determining whether this $15 million threshold will be exceeded, shareholders must aggregate the value of all shares of New EEX Common Stock to be received in the Distribution or as an EEX shareholder in the Merger, including all shares of New EEX Common Stock to be received by any parents, subsidiaries, or certain affiliates under common control, and regardless of whether shares of New EEX Common Stock are received in the Distribution solely as an ENSERCH shareholder, in the Merger solely as a former EEX shareholder, or as both an ENSERCH shareholder and former EEX shareholder.

  Depending on the circumstances, one or more statutory or regulatory exemptions may be available even where ENSERCH shareholders immediately after the Distribution will hold New EEX Common Stock exceeding the $15 million threshold. ENSERCH shareholders should consider carefully, with advice of legal counsel, whether they might be subject to the HSR Act obligations in connection with their acquisition of shares of New EEX Common Stock in the Distribution.

                  INTERESTS OF CERTAIN PERSONS IN THE MERGER

RELATIONSHIP BETWEEN EEX AND ENSERCH

  Present Relationship--General. ENSERCH owns beneficially approximately 83% of the outstanding EEX Common Stock, and immediately after the Merger will own a slightly greater percentage of the New EEX Common Stock, enabling it to elect all directors of EEX and New EEX, respectively. Through its ability to elect all directors of EEX, ENSERCH has the ability to control all matters relating to the management of EEX, the issuance of EEX Common Stock and other securities of EEX and the payment of dividends on the EEX Common Stock. ENSERCH also has the ability to control EEX's drilling, development, capital, operating and acquisition expenditure plans. In addition, ENSERCH has effective control over the outcome of all matters upon which EEX shareholders vote. Certain of EEX's directors and officers are also directors and/or officers of ENSERCH or its other subsidiaries.

  Prior to December 30, 1994, EEX operated as Enserch Exploration Partners, Ltd. ("EP"), a limited partnership of which ENSERCH and a subsidiary were the general partners. On December 30, 1994, EEX acquired all of the partnership interests of EP Operating Limited Partnership ("EPO"), the 99% owned operating partnership of EP, and EP received EEX Common Stock. EPO was then merged into EEX and thereafter EP was liquidated, and its partners received shares of EEX Common Stock for their limited and general partnership interests in EP (the "EEX Reorganization"). Certain affiliates of ENSERCH other than EEX (collectively, the "ENSERCH Companies") also received EP's interest in and assumed EP's obligations under certain equipment leases (the equipment was simultaneously subleased to EEX) and assumed approximately $395 million principal amount of EP's indebtedness, plus accrued interest.

  In March 1995, EEX purchased the SACROC properties from ENSERCH, which represented ENSERCH's only other domestic gas and oil property. The purchase price of approximately $1.65 million cash included $1.25 million for the fair market value of the properties, as estimated by D&M, and approximately $.4 million for the net book value of related assets acquired and liabilities assumed.

  In June 1995, EEX acquired all of the international gas and oil operations of ENSERCH, which included concessions in Indonesia, Malaysia and Israel, for $15.6 million, payable in 1,240,000 shares of EEX Common Stock and $2.6 million in cash, as adjusted. The purchase price included $13 million for the fair market value of the properties, as estimated by D&M, and $2.6 million for the net book value of the other assets acquired and liabilities assumed.

  In September 1995, EEX sold 20,000,000 shares of EEX Common Stock through an underwritten public offering. The offering reduced ENSERCH's ownership in EEX from 99% to the current 83%.

  EEX and ENSERCH Companies have in the past entered into significant transactions and agreements incident to their respective businesses in addition to those described above. Such transactions and agreements have related to, among other things, the purchase and marketing of natural gas, the financing of acquisition, development and sales activities of EEX and the provision of certain corporate services. The terms of previous transactions between EEX and the ENSERCH Companies were not established on an arm's-length basis and involved conflicts of interest. A number of specific types of transactions and relationships between EEX and any entity in which ENSERCH has a direct or indirect interest are contemplated and permitted by Article Eleven of the Restated Articles of Incorporation of EEX. The New EEX Amended and Restated Articles of Incorporation will not contain a provision similar to Article Eleven, because New EEX will not be affiliated with ENSERCH following the Distribution.

  The equipment and facilities used in developing and producing reserves in EEX's Mississippi Canyon project and its Garden Banks project were financed under lease agreements between certain financial institutions and EPO that were guaranteed by ENSERCH. In connection with the EEX Reorganization, all rights and obligations under the leases were assigned to and assumed by an affiliate of ENSERCH, with EEX entering into sublease arrangements with the affiliate for such equipment and facilities. The Mississippi Canyon sublease had an initial term of five years, with EEX having an option to purchase the subleased equipment at the end of the term. The Garden Banks equipment is subleased under two subleases: one covers the floating production facility, which had an initial term of 20 years, and the other covers the subsea equipment, pipelines and the shallow-water production facility, which had an initial term of 12 years. ENSERCH is endeavoring to sell its interests in the leased equipment, subject to the terms of the existing subleases to EEX, to an unaffiliated third party, but may not have effected the sale by the time of the Distribution.

  EEX and ENSERCH have entered into a letter agreement dated effective as of January 1, 1995, to formalize borrowing arrangements between EEX and ENSERCH. Funds may be drawn under the terms of the letter agreement until March 31, 1999, pursuant to certain limitations. The agreement provides for automatic one year extensions beginning March 31, 1998, unless a cancellation notice has been given by one of the parties. As of June 30, 1996, loans from EEX to ENSERCH of $5.6 million were outstanding under this arrangement. EEX pays interest on the daily net balance of loans from ENSERCH at a per annum rate equal to the average rate of all loans EEX has outstanding under its bank facilities or if no such loans are outstanding the current one month LIBOR rate plus the spread specified in EEX's bank facilities. If the rate payable by EEX under the letter agreement exceeds the rate specified by the formula in EEX's Restated Articles of Incorporation, the rate calculated pursuant to the Restated Articles of Incorporation will be charged. ENSERCH pays interest on loans from EEX at the rate it would have to pay on one month commercial paper as of the first day of the month in which the borrowing is outstanding. For each entity, the interest rate on any overdue amounts is the applicable interest rate plus 2% per annum. ENSERCH and EEX anticipate that this arrangement will be terminated as of the date the Distribution is effected (the "Distribution Date").

  ENSERCH charges EEX for the general and administrative staff costs incurred by ENSERCH in performing accounting, treasury, internal audit, income tax planning and compliance, legal, information systems, human resources and other functions for EEX. Costs are determined on a basis reasonably calculated to reflect the actual costs of the services performed for EEX and may include allocations based on such factors as net capital employed, the number of employees or the percentage of time spent on projects or services. New EEX will replace its dependency on ENSERCH with its own employees in those areas after the Distribution.

  Present Tax Sharing Agreement. EEX is, and until the Distribution will continue to be, included in ENSERCH's consolidated federal income tax returns, and EEX's federal income tax liability will therefore be included in the consolidated federal income tax liability of ENSERCH and its subsidiaries for the period ending with the Distribution. EEX and ENSERCH have entered into a tax sharing agreement effective January 1, 1995 (the "Present Tax Sharing Agreement") with respect to EEX's share of that tax liability. Pursuant to the Present Tax Sharing Agreement, EEX and ENSERCH make payments between them generally calculated so that the amount of taxes to be paid by EEX with respect to any period will be determined as though EEX and its subsidiaries filed a separate consolidated federal income tax return. Under certain circumstances if the EEX separate consolidated group has a loss and that loss reduces the income tax liability of other members of the ENSERCH consolidated group, the EEX group will be entitled to a payment equal to the tax that would otherwise be payable by the affected members of the ENSERCH consolidated group. The Present Tax Sharing Agreement is attached to, and will largely be superseded by, a Tax Allocation Agreement to be entered into by ENSERCH, New EEX and TUC substantially in the form attached hereto as Annex A-3 (the "Tax Allocation Agreement").

  Pursuant to the Present Tax Sharing Agreement and the new Tax Allocation Agreement, for all tax periods prior to the consummation of the Distribution, ENSERCH is the exclusive agent for EEX and its subsidiaries for the preparation and filing of consolidated federal income tax returns for the ENSERCH consolidated group, and ENSERCH and EEX jointly will have the power to contest or compromise any asserted tax adjustment or deficiency and to file, litigate or compromise any claim for refund on behalf of the consolidated group.

  Each member of a consolidated group for federal income tax purposes is severally liable for the federal income tax liability of each other member of its consolidated group. Accordingly, each of EEX and its subsidiaries will have several liability for the federal income tax liability of the ENSERCH consolidated group, including that attributable to ENSERCH for all tax periods prior to the consummation of the Distribution. Although EEX and its subsidiaries will remain severally liable for the tax liability of the ENSERCH consolidated group, the Tax Allocation Agreement allocates that tax liability among the members of the group in accordance with the taxable income of each member of the group.

  Post-Distribution Arrangements. ENSERCH will continue to have certain contractual relationships with, and performance bond and guarantee obligations with respect to, New EEX after the Distribution has been consummated. The Distribution Agreement will establish certain transitional and other arrangements deemed necessary in connection with the Distribution, and, to deal with various tax issues arising in connection with and after the Distribution, New EEX will enter into a Tax Allocation Agreement and a Tax Assurance Agreement with ENSERCH. Immediately prior to the Effective Time, ENSERCH will make a capital contribution to LSEPO, or LSEPO will make a distribution to ENSERCH, in an amount sufficient to cause LSEPO's working capital to be $3.5 million. Following the Merger, ENSERCH will no longer fund LSEPO's operations.

  Set forth below is a summary of certain of the principal provisions of the Distribution Agreement and the Tax Allocation Agreement and Tax Assurance Agreement and a discussion of the performance bond and guarantee obligations of ENSERCH. Such description does not purport to be complete and is qualified in its entirety by reference to such agreements. The Distribution Agreement and Tax Allocation and Tax Assurance Agreements are to be in substantially the respective forms attached hereto as Annexes A-1, A-3 and A-4, respectively.

  Distribution Agreement. As a condition to the consummation of the EC/TUC Mergers and prior to the Merger, LSEPO, EEX and ENSERCH are to enter into the Distribution Agreement, which is to set forth the intention of the parties to separate the operations of New EEX from ENSERCH and its remaining subsidiaries after the Distribution and to establish certain arrangements between New EEX and ENSERCH deemed necessary in order to deal with various business, legal and regulatory issues following the Distribution. Under the Distribution Agreement, (i) existing contracts would continue in accordance with their terms until amendment or termination as provided therein or as otherwise may occur without violation thereof, (ii) services that have historically been provided by ENSERCH or its other subsidiaries would be subject to continuation, revision or termination in the discretion of the respective parties, and (iii) performance bond obligations and guaranties executed by any of ENSERCH or its other subsidiaries would continue in effect to the extent the terms thereof are applicable and enforceable, until amended, modified or terminated in conformity with the terms thereof.

  The Distribution Agreement is expected to provide also that each of ENSERCH and New EEX will agree to indemnify the other and its affiliates and their respective directors, officers and employees from and against certain losses, including losses arising out of (i) breaches of the provisions of the Distribution Agreement and (ii) certain misstatements or omissions, or alleged misstatements or omissions, in certain filings under the securities laws. The Distribution Agreement allocates to ENSERCH responsibility for the payment of fees and expenses incurred by the parties in connection with the Distribution.

  Tax Agreements. After the consummation of the Merger, New EEX and ENSERCH are expected to enter into the Tax Allocation Agreement, which is to take effect at the time of the Distribution and provide that the allocation of tax liabilities as between EEX and ENSERCH as in effect prior to the Distribution will be honored in all material respects for periods up to and including the effective time of the Distribution, with the EEX obligations having been assumed by New EEX pursuant to the Merger. Such agreement is to further provide for the payment of taxes, the preparation of returns, the allocation of refunds and the handling of audits and tax controversies in relation to tax periods of the ENSERCH group of companies ending with the Distribution. In addition, pursuant to such agreement, New EEX and ENSERCH agree to indemnify one another for liabilities for taxes that result to any person and which arise from the Distribution in accordance with proportionate shares in the amount of 36% for ENSERCH and 64% for New EEX, except that (i) New EEX will indemnify ENSERCH against any such tax liabilities that result from a breach by New EEX of the Tax Assurance Agreement (as described below) and (ii) ENSERCH will indemnify New EEX against any such tax liabilities that result from specified actions by ENSERCH. For periods subsequent to the Distribution, New EEX will no longer be a member of the ENSERCH consolidated group. Tax liabilities of New EEX in respect of such subsequent periods are not subject to such agreement.

  To protect the tax-free status of the Distribution, the Plan of Merger and the Distribution Agreement provide that New EEX and ENSERCH are to enter into the Tax Assurance Agreement. In general and subject to certain exceptions, the Tax Assurance Agreement would require that New EEX (i) for two years after the Distribution, continue to own and utilize at least 50% of the fair market value of its properties, determined both with reference to New EEX only and to New EEX and its subsidiaries on a consolidated basis, at the time of the Distribution and continue directly to own and operate the business that LSEPO operated immediately prior to the Merger, and (ii) for six months after the Distribution, not authorize, facilitate or effect any transaction involving
(a) the acquisition by any person of outstanding New EEX stock, the issuance of shares of New EEX stock (other than the grant of certain stock options and the sale of certain convertible debt) or the repurchase of New EEX stock, unless, in each case in the aggregate or cumulatively, the number of shares of New EEX Common Stock repurchased, issued or acquired would not exceed 3.0% of the number of shares of New EEX Common Stock outstanding immediately prior to the Distribution or (b) the issuance of any class or series of capital stock of New EEX other than New EEX Common Stock or options, rights, warrants or securities exercisable or convertible into such stock.

  Performance Bond and Guarantee Obligations. ENSERCH has obligations under guarantees and indemnity arrangements with respect to 39 performance bonds issued on behalf of EEX and its subsidiaries, which obligations of ENSERCH total approximately $9.4 million.

  Major Contracts. EEX sells its gas and oil under long- and short-term contracts. In 1995, Enserch Energy Services, Inc. ("EES"), the ENSERCH natural-gas marketing subsidiary, was EEX's largest gas customer, purchasing gas under two long-term variable-priced contracts. In addition, Lone Star Gas Company, a division of ENSERCH, purchases gas from EEX under a fixed price service contract expiring in 1997. In 1995, EES, Lone Star Gas Company and other affiliates of ENSERCH purchased approximately 54% of EEX's natural gas volumes for an aggregate of $86,718,000.

                              THE PLAN OF MERGER

  The following is a brief summary of the material provisions of the Plan of Merger, the full text of which is attached hereto as Annex A. The following discussion is qualified in its entirety by reference to the Plan of Merger.

THE MERGER

  The Plan of Merger provides that, subject to the terms and conditions thereof, at the Effective Time EEX will be merged with and into LSEPO, and the separate corporate existence of EEX shall thereupon cease. LSEPO will be the surviving corporation of the Merger and will continue to be governed by the laws of the State of Texas, and the separate corporate existence of LSEPO with all of its rights, privileges, powers and franchises will continue unaffected by the Merger, except as set forth in the Plan of Merger. In the Merger, LSEPO will change its name to Enserch Exploration, Inc. The Merger will have the effect specified in the TBCA.

EFFECTIVE TIME OF THE MERGER

  The Plan of Merger provides that the Merger will be consummated by the filing with the Secretary of State of the State of Texas of articles of merger and that the Merger will become effective thereafter at such time as a certificate of merger is issued by the Secretary of State of the State of Texas. It is anticipated that if the Plan of Merger, including the issuance of New EEX Common Stock, is adopted and approved at the EEX Special Meeting, and all other conditions to the Merger have been satisfied or waived, the Effective Time will be when all conditions to the EC/TUC Mergers, other than the Merger and the Distribution, have been satisfied or waived. The Merger will not occur if the EC/TUC Mergers are not to occur.

MANNER AND BASIS OF CONVERTING SHARES

  At the Effective Time, each outstanding share of EEX Common Stock (other than shares of EEX Common Stock held in the treasury of EEX, which shares will be canceled at the Effective Time) will be converted into one share of New EEX Common Stock, and the shares of Old LSEPO Common Stock will be converted into a number of shares of New EEX Common Stock calculated in accordance with the LSEPO Ratio. At a market price of $9.00 for EEX Common Stock, the LSEPO Ratio would result in the Old LSEPO Common Stock being converted into approximately 778,000 shares of New EEX Common Stock (approximately 0.6% of the shares outstanding after the Merger).

  Holders of EEX Common Stock will not need to exchange their certificates representing EEX Common Stock for certificates representing New EEX Common Stock.

OTHER MATTERS AFFECTED BY THE PLAN OF MERGER

  The Plan of Merger provides that EEX and LSEPO shall use all reasonable efforts to take all actions as may be necessary or appropriate in order to effect the Merger as promptly as practicable.

  The Plan of Merger contemplates that the Stock Plan will survive the Merger and be the stock incentive plan of New EEX. Options granted by EEX under the Stock Plan (including options originally granted under the 1994 Plan) and outstanding at the Effective Time will become options to purchase the same number of shares of New EEX Common Stock at the same exercise price and otherwise on the same terms and conditions.

                                   BUSINESS

  The following is a description of LSEPO and EEX and their respective businesses. For more complete information regarding the business of EEX, refer to the additional information contained in the EEX 1995 Annual Report on Form 10-K and the EEX 1996 Quarterly Reports on Form 10-Q for the quarters ending March 31 and June 30, 1996, which are incorporated herein by reference. See "Incorporation by Reference."

BUSINESS OF LSEPO

  LSEPO provides operation and maintenance services (the "Plant Operations Business"), under contract, to three cogeneration plants developed and owned, in varying degrees, by Enserch Development Corporation ("EDC"), a wholly owned subsidiary of ENSERCH. EDC and its subsidiaries and affiliates are engaged in the development, ownership and operation of independent power projects in the United States and overseas. EDC's principal U.S. plant sites include (i) "Encogen One," a 255 megawatt cogeneration facility located in Sweetwater, Texas, (ii) "Encogen Four," a 62 megawatt cogeneration facility located in Buffalo, New York and (iii) "Encogen Northwest," a 160 megawatt cogeneration facility located in Bellingham, Washington. EDC also carries on substantial international business development efforts, currently centered in the Peoples' Republic of China, Taiwan, Indonesia and India.

  The "Encogen One" facility is owned by Encogen One Partners, Ltd. ("Encogen One, L.P."). Enserch Development Corporation One, Inc., a wholly owned subsidiary of EDC, holds a one percent general partnership interest in Encogen One, L.P. Two entities, each of which is unrelated to ENSERCH or any of its subsidiaries or affiliates, each hold a 49.5 percent limited partnership interest in Encogen One, L.P. The "Encogen Four" facility is owned by Encogen Four Partners, L.P. ("Encogen Four, L.P."). EDC Four, Inc., a wholly owned subsidiary of EDC, holds a one percent general partnership interest in Encogen Four, L.P. Ensat Cogeneration Company, a wholly owned subsidiary of EDC, holds a 47.5 percent limited partnership interest in Encogen Four, L.P. Unrelated entities hold the remaining 51.5 percent limited partnership interest in Encogen Four, L.P. The "Encogen Northwest" facility is owned by Encogen Northwest, L.P. EDC Northwest Cogeneration, Inc., a wholly owned subsidiary of EDC, holds a one percent general partnership interest in Encogen Northwest, L.P., while Ensat Northwest Cogeneration Company, a wholly owned subsidiary of ENSERCH, holds a 99 percent limited partnership interest in Encogen Northwest, L.P.

  LSEPO's Plant Operations Business is centered on the three cogeneration plant locations:

  Sweetwater. The "Encogen One" cogeneration facility in Sweetwater, Texas, contains gas and steam turbine driven generators capable of producing 255 megawatts per hour of electricity at 345,000 volts. The electricity is sold to Texas Utilities Electric Company. The facility also sequentially produces 170 MMBtu per hour of turbine exhaust gas at 1,000F, which is sold to United States Gypsum Company for use in the drying process in its gypsum board manufacturing facility. LSEPO operates and maintains the "Encogen One" facility under the terms of an Operation and Maintenance Agreement ("O&M Agreement") between LSE and Encogen One, L.P., dated November 25, 1987 and amended on February 1, 1988. The O&M Agreements between LSEPO and the respective limited partnerships that own the cogeneration facilities call for payments to LSEPO on the basis of periodic fees and reimbursement of certain costs. After the facility was completed in June, 1989, the O&M Agreement required LSE to operate, maintain and repair the facility. LSE continued to operate the "Encogen One" facility until December 15, 1995, when LSE assigned the O&M Agreement for "Encogen One" to LSEPO.

  Buffalo. The "Encogen Four" cogeneration facility in Buffalo, New York, contains gas and steam turbine driven generators capable of producing 62 megawatts per hour of electricity at 115,000 volts, which is sold to Niagara Mohawk Power Corporation. In addition, it produces 110,000 pounds per hour of steam, which is being sold to Outokumpu American Brass, Inc. for process use and space heating purposes in its brass manufacturing facility. LSEPO operates and maintains the "Encogen Four" facility under the terms of an O&M Agreement originally entered into by LSE and Encogen Four, L.P. on December 31, 1990 and assigned to LSEPO on October 1, 1992.

  Bellingham. The "Encogen Northwest" cogeneration facility is located in Bellingham, Washington, and consists of gas and steam turbine generators capable of producing 160 megawatts per hour of electricity at 115,000 volts. The electricity is sold to Puget Sound Power & Light Company ("Puget"). In addition, the facility produces approximately 130,000 pounds per hour of super heated steam, which is sold to Georgia-Pacific Corporation ("Georgia-Pacific") for process purposes at its pulp and paper mill and chemical plant. LSEPO operates and maintains the "Encogen Northwest" facility under the terms of an O&M Agreement originally entered into by LSE and Encogen Northwest, L.P. on October 29, 1991, and assigned by LSE to LSEPO on October 23, 1992.

  LSEPO has conducted substantial management and operational activities with respect to the Plant Operations Business preceding the Distribution, including starting and stopping all equipment, monitoring operating parameters of all equipment, adjusting loads, flows, pressures, temperatures, electrical output, and environmental emissions, and repairing all plant equipment such as pumps, motors, valves, steam system, generation system, instrumentation, blowers, and water purification plant equipment. LSEPO has also performed all services in connection with the collection of income and the payment of expenses related to the Plant Operations Business. In addition, officers of LSEPO have, prior to Distribution, been actively involved in making significant decisions regarding the business and in the overall supervision, direction and control of LSEPO employees associated with the Plant Operations Business.

  LSEPO employs approximately 75 full-time employees in connection with the Plant Operations Business. LSE has provided management and operations staff to LSEPO in connection with the Plant Operations Business. LSEPO will replace its dependency on LSE with its own employees prior to or at the time of the Distribution.

  LSEPO employees perform all routine day-to-day activities associated with the successful functioning of the Plant Operations Business. Certain activities that require specialized expertise, tools, large work forces, or are more economically out-sourced, however, are normally subcontracted. The total out-sourced man hours represent less than 20 percent of the total man hours required for operation of the Plant Operations Business.

  LSEPO receives payments under the various O&M Agreements from the limited partnerships that own the cogeneration plants. The limited partnerships are owned, in varying degrees, by wholly owned subsidiaries of EDC and ENSERCH. The Distribution will not affect the O&M Agreements between LSEPO and the respective limited partnerships. Therefore, New EEX will continue to receive payments from the various limited partnerships under the O&M Agreements after the Distribution.

  LSEPO is a party to lawsuits and claims arising in the ordinary course of its business. LSEPO believes that all lawsuits and claims would not have a material adverse effect on its financial condition.

BUSINESS OF EEX

  EEX has been engaged in the exploration for and the development, production and sale of natural gas and crude oil since 1918. EEX is one of the largest independent exploration and production companies in the United States, with a reserve base of 1,792 Bcfe at January 1, 1996, as estimated by DeGolyer and MacNaughton ("D&M") independent petroleum consultants. Approximately 75% of these reserves consist of natural gas. EEX has grown through exploration, development and acquisition activities concentrated in major production basins located offshore in the Gulf of Mexico and onshore in East Texas, North Central Texas and the U.S. Gulf Coast.

  On June 8, 1995, EEX acquired all of the capital stock of DALEN Corporation ("DALEN"), an independent gas and oil company engaged in the exploration for and the development and production of natural gas and crude oil (the "DALEN Acquisition"). Through the DALEN Acquisition, EEX acquired proved reserves totaling 397 Bcfe at June 30, 1995, and other assets for cash of $340 million and assumed DALEN's bank debt of $115 million. The DALEN Acquisition was initially funded through EEX's borrowings. DALEN's activities were oriented primarily toward natural gas and were concentrated in selected major production regions, including the Gulf Coast, the Gulf of Mexico, the Mid-Continent and the Rocky Mountains. Substantially all of the Rocky Mountain assets (which includes approximately 150 Bcfe of reserves) have since been sold.

  EEX sells its gas and oil under long and short-term contracts. In 1995, Enserch Energy Services, Inc. ("EES"), the ENSERCH natural-gas marketing subsidiary, was EEX's largest gas customer, purchasing gas under two long-term variable-priced contracts. A division of ENSERCH, Lone Star Gas Company, purchases gas under a long-term fixed-priced service contract. In 1995, approximately 10% of EEX's natural-gas volumes was sold to Lone Star Gas Company. The continuing maturity of gas markets is causing an evolution in the gas marketing efforts of EEX. Unbundling of services by interstate pipelines, deregulation efforts of many state regulatory bodies and the explosion of financial instruments tied to gas markets have radically altered marketing opportunities for producers. EEX believes that it can achieve the greatest economic benefit from using the services of gas marketing organizations rather than having its own large staff, while maintaining a core staff to ensure market prices are being received.

  Oil sales contracts are for one year or less, and prices generally are based upon field posted prices.

  EEX may utilize future contracts, commodity price swaps and other financial instruments to reduce exposure of EEX's gas and oil production to price volatility.

  EEX's domestic activities are focused in four regions: the Gulf of Mexico; East Texas; North Central Texas; and the Gulf Coast Region of Texas, Louisiana, Mississippi and Alabama. The following table sets forth estimated net proved reserves of EEX by region, as estimated by D&M, at January 1, 1996:

                                                               OIL AND
                                                       NATURAL   GAS
                                                         GAS   LIQUIDS   TOTAL
          REGION                                        (BCF)  (MMBBLS) (BCFE)
          ------                                       ------- -------- -------
   Gulf of Mexico.....................................   127.6   36.4     346.0
   East Texas.........................................   846.6    7.7     892.8
   North Central Texas and other......................   248.9   18.1     357.5
   Gulf Coast.........................................   139.7    4.3     165.5
                                                       -------   ----   -------
     Total Domestic................................... 1,362.8   66.5   1,761.8
   International......................................     --     5.0      30.0
                                                       -------   ----   -------
     Total............................................ 1,362.8   71.5   1,791.8
                                                       =======   ====   =======

  Developed and undeveloped lease acreage as of December 31, 1995, are set forth below:

                                             DEVELOPED ACRES  UNDEVELOPED ACRES
                                             --------------- -------------------
                                              GROSS  NET(1)    GROSS    NET(1)
                                             ------- ------- --------- ---------
   Domestic
     Offshore............................... 141,842  40,329   755,240   416,272
     Onshore................................ 535,294 337,790 1,541,826   901,017
                                             ------- ------- --------- ---------
       Total................................ 677,136 378,119 2,297,066 1,317,289
   International............................     --      --  2,489,567   618,637
                                             ------- ------- --------- ---------
       Total................................ 677,136 378,119 4,786,633 1,935,926
                                             ======= ======= ========= =========

--------
(1) Represents the proportionate interest of EEX in the gross acres under lease.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  Following the Effective Time, the directors and executive officers of New EEX are expected to be as set forth below and the two following paragraphs:

           NAME            AGE                      TITLE
           ----            ---                      -----
                               Chairman, Chief Executive Officer,
F. S. Addy................  64  Director(1)(2)
                               President, Chief Operating Officer,
G. J. Junco...............  46  Director(1)(2)
D. W. Biegler.............  50 Director
B. A. Bridgewater, Jr. ...  62 Director(1)
W. C. McCord..............  68 Director(1)
M. G. Fortado.............  52 Senior Vice President, General Counsel and Chief
                                Legal Officer, and Corporate Secretary(2)
B. K. Irani...............  45 Senior Vice President, Offshore and
                                International Division(2)
J. P. McCormick...........  54 Senior Vice President and Chief Financial
                                Officer(2)
M. A. McAdams.............  52 Senior Vice President, Human Resources and
                                Administration(2)

--------
(1) Messrs. Addy, Junco, Biegler, Bridgewater and McCord, who currently serve as directors of EEX, have agreed to serve as members of the New EEX Board following the Effective Time.
(2) Currently holds the same office in EEX.

  Messrs. D. W. Biegler, G. R. Bryan, W. T. Satterwhite, M. E. Rescoe and D.
R. Long currently serve as directors of LSEPO. It is expected that Messrs. Bryan, Satterwhite, Rescoe and Long, who will become directors of New EEX in the Merger, will resign their directorships shortly after the Effective Time. This will result in four vacancies on the New EEX Board, which the remaining directors may fill prior to the next annual meeting of shareholders of New EEX. See "The Merger--Certain Arrangements Regarding Management Following the Merger" regarding provisions of the Plan of Merger providing for the composition of the New EEX Board.

  It is expected that the Board of Directors will ultimately consist of eight members, some of whom may not be determined by the Effective Time. A Special Committee for Transition comprised of Directors from EEX (Messrs. Addy and Bridgewater) and ENSERCH (Messrs. T. W. Luce, III and W.C. McCord) was formed to study and recommend to their respective boards the appropriate actions to cause a transition from the existing board of EEX to a future board which meets the needs of a fully independent gas and oil exploration and production company.

  F.S. Addy was elected Chairman and Chief Executive Officer of EEX on September 10, 1996, to serve on an interim basis until a permanent Chairman is selected. A search is underway to find a person to fill the office of Chairman and Chief Executive Officer for New EEX on a permanent basis. The Special Committee for Transition is also involved in the search and selection process. The new chairman is expected to also become a director of New EEX.

  Mr. Addy is retired Executive Vice President, Chief Financial Officer, and Director of Amoco Corporation, an international integrated oil and gas company. Mr. Addy has been a Director of EEX since 1995 and was Chairman of the EEX Compensation Committee and a member of the Audit Committee. He is a Director of Baker, Fentress & Company and The Pierpont Funds. He was a director of ENSERCH until September 10, 1996.

  Mr. Junco has been President and Chief Operating Officer of EEX since its formation in September 1994. He previously served as President and Chief Operating Officer of Enserch Exploration Holdings, Inc. ("EEH"), the managing general partner of EP, from January 1991 until 1995. He has been a director of EEX since its formation in September 1994.

  Mr. Biegler is Chairman and Chief Executive Officer of ENSERCH. Prior to his election to his present position with ENSERCH in 1993, he served Lone Star Gas Company, the utility division of ENSERCH, as President from 1985 and as Chairman from 1989 and was elected President and Chief Operating Officer of

ENSERCH in 1991. He previously served as Chairman and Chief Executive Officer of EEH from 1992 until 1995. He also served as Chairman and Chief Executive Officer of EEX until September 10, 1996. He is Chairman of the Nominating Committee and a member of the Audit Committee of EEX. Mr. Biegler is a Director of ENSERCH, EEX, LSEPO, Texas Commerce Bank National Association, and Trinity Industries, Inc. He has been a Director of LSEPO since May 1992.

  Mr. Bridgewater is Chairman, President and Chief Executive Officer, and Director of Brown Group, Inc., a footwear company. Mr. Bridgewater has been a Director of EEX since 1995 and serves as Chairman of its Audit Committee and is a member of its Compensation Committee. He is a Director of ENSERCH, Boatmen's Bancshares, Inc., FMC Corporation and McDonnell Douglas Corporation.

  Mr. McCord is retired Chairman and Chief Executive Officer of the Corporation. He is Chairman of the Compensation Committee and a member of the Audit and Nominating Committees of EEX. Mr. McCord has been a Director of EEX since September 1996 and a Director of ENSERCH since 1970. He is also a Director of Lone Star Technologies, Inc. and Pool Energy Services Co.

  Mr. Fortado has been Vice President and Corporate Secretary of EEX since its formation in September 1994 and was designated Senior Vice President, General Counsel and Chief Legal Officer in September 1996. He is Vice President and Corporate Secretary of ENSERCH, having served as Corporate Secretary since September 1971 and Vice President since May 1988.

  Mr. Irani has been the Senior Vice President, Offshore and International Division, since 1996. He had been Senior Vice President, Production and Engineering Division, since 1995 and Vice President, Production and Engineering Division, from 1994 to 1995. He also served as Vice President, Production and Engineering, of EEH since 1988.

  Mr. McCormick has been a Senior Vice President and Chief Financial Officer since 1995. He served Lone Star Gas Company, a division of ENSERCH, as Senior Vice President, Transmission, from 1993 to 1995 and as Senior Vice President, Finance, from 1991 to 1993. Prior to joining Lone Star Gas Company, he practiced public accounting for 26 years and was a partner in KPMG Peat Marwick and KMG Main Hurdman and served in management positions in each firm.

  Mr. McAdams, has been Senior Vice President, Human Resources and Administration, since July 1996. He was Vice President, Employee Relations, of Lone Star Gas Company from July 1990 to July 1996.

EXECUTIVE COMPENSATION

  LSEPO has no executive officers or employees who have or will receive compensation from LSEPO prior to the Effective Time. The following table sets forth the current annual salary of the executive officers of EEX (whose annual compensation from EEX exceeded $100,000 in 1995) who will be employed as executive officers of New EEX.

       NAME                                                             SALARY
       ----                                                            --------
   G. J. Junco........................................................ $325,000
   B. K. Irani........................................................  210,000
   J. P. McCormick....................................................  212,500

  In addition, Messrs. Junco, Irani and McCormick received performance bonuses in 1996 for services to EEX in 1995 of $163,125, $81,755 and $57,642, respectively.

  Employee Benefit Plans. The executive officers of EEX have previously been included in employee benefit plans of ENSERCH. LSEPO does not currently have any employee benefit plans but the plan of Merger contemplates that the Stock Plan will survive the Merger and be the stock incentive plan of New EEX. It is expected that New EEX will adopt other employee benefit plans after the Effective Time.

  The pension plan sponsored by ENSERCH in which EEX and LSEPO participate will be amended to provide for the transfer of plan assets and liabilities to a retirement plan to be adopted by New EEX. At June 30, 1996, EEX had a projected pension benefit obligation of $18.2 million and plan assets of $13.0 million. EEX had accrued $4.3 million of liability at that date. The remaining $0.9 million will be accrued in accordance with applicable accounting principles in the future. The comparable amounts for LSEPO were not significant. The amount of assets to be transferred to a New EEX retirement plan will be subject to applicable governmental regulations. Depending on the terms of the retirement plan ultimately adopted by New EEX, applicable regulations and interest rate and other assumptions, the amount transferred may result in liabilities that are different from the current level of liabilities.

  New EEX will also assume unfunded liabilities under ENSERCH plans to provide retiree medical benefits to certain present and former employees of New EEX's predecessor companies. At June 30, 1996, the accumulated post retirement medical benefit obligations for present and former EEX employees was $6.8, of which $1.1 million had been accrued by EEX and the remaining $5.7 million will be accrued in accordance with applicable accounting principles in the future. The comparable amounts for LSEPO were insignificant.

THE STOCK PLAN

  The Plan of Merger contemplates that the Stock Plan will survive the Merger and be the stock incentive plan of New EEX. Options granted by EEX under the Stock Plan (including Options originally granted under the 1994 Plan) and outstanding at the Effective Time will become options to purchase the same number of shares of New EEX Common Stock for the same exercise price and otherwise on the same terms and conditions. The Stock Plan provides for the issuance of stock options ("Options") to directors, officers and key employees to purchase shares of New EEX Common Stock and the award to directors and officers of shares that are subject to vesting based on the achievement of performance criteria ("Restricted Stock"). Under the Stock Plan, (a) the Option price may not be less than the fair market value of the shares on the date of grant, (b) Options are exercisable in stages of 25% after one year to 100% after four years and (c) Options may not be exercised after ten years from the date of grant. The 1994 Plan does not provide for awards of Options and Restricted Stock to nonemployee directors, except pursuant to formula grants. The Stock Plan provides for awards of Options and Restricted Stock to nonemployee directors, but eliminates formula grants.

  The Stock Plan covers a maximum of 4,000,000 shares of New EEX Common Stock, subject to adjustment in the event of certain changes in the capital structure of New EEX. Such shares may be authorized but unissued shares or shares held in New EEX's treasury. If an Option or an award of Restricted Stock is forfeited (where the forfeiting participant received no benefits of ownership), expires or terminates before being exercised, the shares covered thereby will be available for subsequent Option or Restricted Stock awards within the maximum number stated above. The 1994 Plan covers a maximum of 2,000,000 shares of EEX Common Stock.

  An award of Restricted Stock may be granted under the Stock Plan, either at no cost to the recipient or for such cost as may be required by law or otherwise as determined by the Compensation Committee of the EEX Board prior to the Merger and the New EEX Board thereafter. The terms and conditions of the Restricted Stock will be specified at the time of the grant. Restricted Stock may not be disposed of by the recipient until the restrictions specified in the award expire. The Compensation Committee will determine at the time of the award what rights, if any, the person to whom an award of Restricted Stock is made will have with respect to Restricted Stock during the restriction period, including the right to vote the shares and the right to receive any dividends or other distributions applicable to the shares. The performance criteria for vesting Restricted Stock are the same under the 1994 Plan and the Stock Plan.

  The Plan of Merger provides that, New EEX will take such action as may be necessary so that after the Effective Time, outstanding Options under the Stock Plan (including Options originally granted under the 1994 Plan) to purchase shares of EEX Common Stock shall be exercisable to purchase a number of shares of New EEX Common Stock on a one-for-one basis. Currently, Messrs. Junco, Biegler, Fortado, Irani, McCormick, McAdams and all EEX directors and executive officers as a group hold 175,000, 35,000, 52,000, 115,000,

70,000, 40,000 and 487,000 Options, respectively, under the Stock Plan. In addition, Messrs. Junco, Fortado, Irani, McCormick, McAdams and all EEX directors and executive officers as a group hold 25,000, 15,000, 20,000, 15,000, 10,000 and 85,000 shares of restricted stock, respectively, of EEX, which will be converted into shares of New EEX Common Stock on a one-for-one basis.

COMMITTEES OF THE BOARD

  The initial standing committees of the New EEX Board will be the Audit Committee, Compensation Committee and Nominating Committee.

  The New EEX Board will delegate to the Audit Committee the primary function of oversight of the entire financial reporting and internal control processes of New EEX, which includes meeting periodically with the independent and internal auditors; reviewing annual financial statements and the independent auditors' work and report thereon; reviewing the independent auditors' report on internal controls and related matters; selecting and recommending to the New EEX Board the appointment of the independent auditors, subject to the ratification by shareholders; reviewing the letter of engagement and statement of fees which pertain to the scope of the annual audit and certain special audit and non-audit work which may be required or suggested by the independent auditors; receiving and reviewing information pertaining to internal audits; directing and supervising special investigations; and performing any other functions deemed appropriate by the New EEX Board.

  The function of the Compensation Committee is to establish, approve or recommend to the New EEX Board, in those instances where its approval is required, the compensation and major items related to compensation of directors and of officers and other employees above a specified salary grade. The Compensation Committee will also administer New EEX's stock option and restricted stock plans.

  The function of the Nominating Committee is to recommend to the New EEX Board nominees for election to the New EEX Board.

COMPENSATION OF NEW EEX DIRECTORS

  Directors will be compensated by an annual retainer fee of $20,000 plus $1,200 for each board or committee meeting attended with a maximum of $1,800 if more than one meeting is held on the same day. In addition, a $2,400 per annum fee will be paid for services on a board committee, with an additional $1,200 per annum paid to the Chairman of a board committee. Directors who are also officers of New EEX will not receive fees. Directors may elect, pursuant to a Deferred Compensation Plan for Directors, to defer all or part of their compensation each year. Deferred amounts, including any gain based upon the experience of investments selected by the Director as provided in the plan, will be distributed upon retirement from the board (or death) in a lump sum or in equal annual installments over a 10-year period. A participant may elect a lump sum payment of both principal and interest at any time reduced by a forfeiture amount as provided in the plan. In addition, nonemployee Directors will be eligible to receive additional awards of Restricted Stock and grants of Options.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  It is expected that immediately after the Merger is effected, ENSERCH will be the only beneficial owner of more than 5% of New EEX Common Stock. In the Distribution, ENSERCH's entire interest in New EEX Common Stock will be distributed pro rata to the holders of ENSERCH Common Stock. Neither ENSERCH nor EEX has current data that would indicate with certainty the persons, if any, who would become 5% beneficial owners of New EEX after giving effect to the Merger and the Distribution.

  In order to obtain direct control of LSEPO, ENSERCH will merge Lone Star Energy Company ("LSE") with and into itself prior to the Merger, thus transferring to ENSERCH the 100% stock interest in LSEPO now held by LSE. In addition, prior to the Merger ENSERCH will cause Enserch Exploration Holdings, Inc., a wholly owned subsidiary of ENSERCH ("Holdings"), to liquidate, thus transferring the 11% of the outstanding shares of EEX Common Stock held by Holdings to ENSERCH. As a result, ENSERCH will directly own approximately 83% of the outstanding shares of EEX Common Stock.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  The following description of the capital stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the more complete statements thereof set forth in LSEPO's Restated Articles of Incorporation and its Bylaws, copies of which are attached hereto as Annexes C and D, respectively, and which will become the Articles of Incorporation (the "New EEX Articles") and Bylaws (the "New EEX Bylaws") of New EEX, respectively, following the Merger. New EEX will be authorized by the New EEX Articles to issue 400,000,000 shares of New EEX Common Stock and 10,000,000 shares of Preferred Stock, no par value per share ("New EEX Preferred Stock").

NEW EEX COMMON STOCK

  Subject to the rights of the holders of any New EEX Preferred Stock that may be outstanding from time to time and except as otherwise provided by law, holders of New EEX Common Stock will be entitled to receive such dividends as are declared by the New EEX Board from any funds legally available therefor, to cast one vote for each share on all matters voted upon by shareholders, including election of directors (cumulative voting being prohibited), and to share ratably in assets available for distribution upon any liquidation. Holders of New EEX Common Stock will have no preemptive rights and will not be subject to any further call or assessment and the New EEX Common Stock is not subject to redemption.

  Generally, holders of New EEX Common Stock will be entitled to elect all members of the New EEX Board and vote upon all matters put to a shareholder vote. However, any New EEX Preferred Stock that may be issued in the future may have voting rights. Cumulative voting for the election of directors is prohibited by the New EEX Articles.

  The New EEX Common Stock to be issued upon consummation of the Merger has been approved for listing on the NYSE under the symbol "EEX" pending receipt of requisite shareholder approval of the Merger and notice of issuance.

  The Transfer Agent and Registrar of New EEX Common Stock is Harris Trust Company of New York, New York.

NEW EEX PREFERRED STOCK

  New EEX Preferred Stock may be issued in one or more series as the New EEX Board may from time to time determine. New EEX Common Stock will be subject and subordinate to the rights (including voting rights), privileges and preferences of any series of New EEX Preferred Stock to the extent set forth in the resolutions adopted by the New EEX Board establishing such series. The New EEX Board may establish series of New EEX Preferred Stock by fixing and determining the designations, preferences, limitations and relative rights of the shares of the series, subject to and within the limitations of the TBCA and the New EEX Articles. At the time of the Distribution, there will be no shares of preferred stock of New EEX outstanding, although 1,000,000 shares of $200 Series A Junior Participating Preferred Stock have been reserved for issuance upon the exercise of rights which will attach to the New EEX Common Stock pursuant to the New EEX Rights Plan (as defined below).

  Although New EEX has no current plans to issue New EEX Preferred Stock, other than pursuant to the New EEX Rights Plan (see below), the issuance of shares of New EEX Preferred Stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For example, a business combination could be impeded by the issuance of a series of New EEX Preferred Stock containing class voting rights that would enable the holder or holders of such series to block any such transaction. Alternatively, a business combination could be facilitated by the issuance of a series of New EEX Preferred Stock having sufficient voting rights to provide a required percentage vote of the shareholders. In addition, under certain circumstances the issuance of New EEX Preferred Stock could adversely affect the voting power of the holders of New EEX Common Stock. Although the New EEX Board is required to make any determination to issue any such stock based on its judgment as to the best interests of the shareholders of New EEX, the New EEX Board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over prevailing market prices of such stock. The New EEX Board does not at present intend to seek shareholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange requirements. Future issuances of shares of New EEX Preferred Stock will be subject to the provisions of the Tax Assurance Agreement.

NEW EEX RIGHTS AGREEMENT

  There will be attached to each share of New EEX Common Stock one right (a "Right") to purchase from New EEX a unit consisting of two-hundredths of a share (a "Unit") of $200 Series A Junior Participating Preferred Stock, without par value (the "Preferred Stock"), at a purchase price of $45 per Unit, subject to adjustment in certain events (the "Purchase Price"). The following description of the Rights (i) is a summary and does not purport to be complete and (ii) gives effect to the consummation of the Distribution. Reference is also made to the more detailed provisions of, and such description is qualified in its entirety by reference to, the New EEX Rights Agreement, a copy of which is filed with the Commission as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part.

  Initially, the Rights will be attached to all certificates representing outstanding shares of New EEX Common Stock, including the shares of New EEX Common Stock issued in the Distribution, and no separate certificates for the Rights ("Rights Certificates") will be distributed. The Rights will separate from the New EEX Common Stock and a "Distribution Date" will occur upon the earlier of (i) ten days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 18% or more of the outstanding shares of New EEX Common Stock other than as a result of the Distribution (the date of the announcement being the "Stock Acquisition Date"), or (ii) ten business days (or such later date as may be determined by the New EEX Board before the Distribution Date occurs) following the commencement of a tender offer or exchange offer that would result in a person's becoming an Acquiring Person. Until the Distribution Date, (a) the Rights will be evidenced by the certificates representing New EEX Common Stock and will be transferred with and only with such certificates, (b) certificates representing New EEX Common Stock will contain a notation incorporating the New EEX Rights Agreement by reference and (c) the surrender for transfer of any certificate for New EEX Common Stock will also constitute the transfer of the Rights associated with the stock represented by such certificate.

  The Rights are not exercisable until the Distribution Date and will expire at the close of business on September 10, 2006, unless earlier redeemed or exchanged by New EEX as described below.

  As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of New EEX Common Stock as of the close of business on the Distribution Date and, from and after the Distribution Date, the separate Rights Certificates alone will represent the Rights. All shares of New EEX Common Stock issued prior to the Distribution Date will be issued with Rights. Shares of New EEX Common Stock issued after the Distribution Date in connection with certain employee benefit plans or upon conversion of certain securities will be issued with Rights.

  In the event (a "Flip-In Event") that a person becomes an Acquiring Person (except pursuant to a tender or exchange offer for all outstanding shares of New EEX Common Stock at a price and on terms that a majority of the directors of New EEX who are not officers or employees of New EEX and who are not representatives, nominees, affiliates or associates of the Acquiring Person determines to be fair to and otherwise in the best interests of New EEX and its shareholders (a "Permitted Offer")), each holder of a Right will thereafter have the right to receive, upon exercise of such Right, a number of shares of New EEX Common Stock (or, in certain circumstances, cash, property or other securities of New EEX) having a Current Market Price (as defined in the New EEX Rights Agreement) equal to two times the Purchase Price of the Right. Notwithstanding the foregoing, following the occurrence of any Flip-In Event, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person (or by certain related parties) will be null and void in the circumstances set forth in the New EEX Rights Agreement. However, the Rights are not exercisable following the occurrence of any Flip-In Event until such time as the Rights are no longer redeemable by New EEX as set forth below.

  In the event (a "Flip-Over Event") that, at any time on or after the Stock Acquisition Date, (i) New EEX is acquired in a merger or other business combination transaction (other than certain mergers that follow a Permitted Offer), or (ii) 50% or more of New EEX's assets or earning power is sold or transferred, each holder of a Right (except Rights that previously have become void as set forth above) shall thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company having a Current Market Price equal to two times the Purchase Price of the Right. Flip-In Events and Flip-Over Events are collectively referred to as "Triggering Events."

  The Purchase Price payable, and the number of Units of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) if holders of the Preferred Stock are granted certain rights or warrants to subscribe for Preferred Stock or certain convertible securities at less than the current market price of the Preferred Stock, or
(iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness, cash or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

  With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading date prior to the date of exercise.

  At any time until 15 days following the Stock Acquisition Date, or such later date not to exceed one year from the Stock Acquisition Date which may be set by the New EEX Board while the Rights are still redeemable, New EEX may redeem the Rights in whole, but not in part, at a price of $.01 per Right. Under certain circumstances set forth in the Rights Agreement, the decision to redeem or extend the period of redemption shall require the concurrence of a majority of the Continuing Directors (as defined in the Rights Agreement). Immediately upon the action of the Board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price.

  The Rights will have certain anti-takeover effects. The Rights will cause substantial dilution to any person or group that attempts to acquire New EEX without the approval of the New EEX Board. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire New EEX even if such acquisition may be favorable to the interests of New EEX shareholders. Because the New EEX Board can redeem the Rights or approve a Permitted Offer, the Rights should not interfere with a merger or other business combination approved by the New EEX Board. The Rights have been distributed prior to consummation of the Distribution to protect New EEX's shareholders from coercive or abusive takeover tactics and to give the New EEX Board more negotiating leverage in dealing with prospective acquirors.

STOCK OWNERSHIP RESTRICTIONS

  The Mineral Lands Leasing Act of 1920, as amended, provides that citizens of another country, the laws, customs or regulations of which deny similar or like privileges to citizens or corporations of the United States, shall not by stock ownership, stock holding or stock control, own any interest in any gas, oil or other lease acquired thereunder. LSEPO is not aware of any country to which this restriction would be applicable. Nevertheless, the New EEX Bylaws will contain provisions that restrict transfers of New EEX capital stock to, and suspend voting, dividend and distribution rights of, any persons who would cause New EEX to be disqualified under any applicable federal or state law from owning or leasing interests in lands or leases or otherwise conducting its business.

ANTI-TAKEOVER PROVISIONS

  The New EEX Bylaws contain provisions requiring that advance notice be delivered to New EEX of any business to be brought by a shareholder before an annual meeting of shareholders and providing for certain procedures to be followed by shareholders in nominating persons for election to the New EEX Board. Generally, such advance notice provisions provide that the shareholder must give written notice to the Secretary of New EEX not less than 50 days nor more than 75 days before the scheduled date of the annual meeting of shareholders of New EEX. The notice must set forth specific information regarding such shareholder and such business or director nominee, as described in the New EEX Bylaws.

  The New EEX Articles provide that the number of directors of New EEX shall be fixed from time to time by the New EEX Board by the affirmative vote of not less than a majority of the Continuing Directors (as defined below), but shall not be less than three, subject to such rights to elect additional directors under such circumstances as may be granted to holders of New EEX Preferred Stock. The New EEX Articles further provide that directors shall be elected by the affirmative vote of holders of a majority of the outstanding shares entitled to vote in the election of directors. Subject to the rights to elect directors under special circumstances that may be granted to holders of New EEX Preferred Stock, directorships resulting from an increase in the number of directors and any vacancies on the New EEX Board may be filled solely by the affirmative vote of the majority of the Continuing Directors even though less than a quorum. Under the New EEX Articles, any director may be removed from office either for or without cause only by the affirmative vote of the holders of not less than a majority of the shares entitled to vote in the election of directors.

  The New EEX Articles provide that any action required or permitted to be taken by the shareholders of the Company must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Subject to such rights to call special meetings of shareholders as may be granted to the holders of New EEX Preferred Stock, special meetings of the shareholders may be called by the Chairman of the New EEX Board, by the President, by not less than a majority of Continuing Directors or by holders of not less than 50% of the outstanding shares entitled to vote at the meeting. The New EEX Articles provide that the power to alter, amend or repeal the bylaws or adopt new bylaws shall be vested in, and shall require the approval of, the affirmative vote of not less than a majority of the Continuing Directors; provided, however, that any bylaw or amendment thereto adopted by the New EEX Board may be altered, amended, suspended or repealed by a 66 2/3% vote of the shareholders entitled to vote in the election of directors. No provision of the New EEX Bylaws which has been altered, amended or adopted by shareholder vote may be altered, amended or repealed, or a new Bylaw in lieu thereof be adopted, by vote of the board of directors until two years shall have expired since such action by shareholder vote. Under the New EEX Articles (i) a "Continuing Director" is a director who is not an affiliate or associate of a Related Person (as defined below) and was an EEX director prior to the time that the Related Person became such and any successor director who is recommended by a majority of the Continuing Directors and is not affiliated with a Related Person, and (ii) a "Related Person" is any person or group that is the beneficial owner of not less than 10% of the outstanding voting stock.

  The New EEX Articles also contain a "fair price" provision that applies to certain business combination transactions involving any Related Person. The "fair price" provision requires the affirmative vote of the holders of (i) not less than 80% of the voting stock of New EEX and (ii) not less than 50% of the voting stock of New EEX not beneficially owned by the Related Person, to approve certain transactions between the Related Person and New EEX or its subsidiaries, including any merger, consolidation or share exchange, any sale, lease, exchange, pledge or other disposition of assets of New EEX or its subsidiaries having a fair market value of at least $5 million, any transfer or issuance of securities of New EEX or any of its subsidiaries, any adoption of a plan or proposal by New EEX of voluntary liquidation or dissolution of New EEX, certain reclassifications of securities or recapitalizations of New EEX or certain other transactions, in each case involving the Related Person. This voting requirement will not apply to certain transactions, including (a) any merger or consolidation within one year of the person being a Related Person where the cash or fair market value of property to be received by the holders of New EEX capital stock is not less than the highest price per share paid by the Related

Person in acquiring any of its holdings, or (b) any transaction approved by New EEX's the Continuing Directors. This provision could have the effect of delaying or preventing a change in control of New EEX in a transaction or series of transactions that did not satisfy the "fair price" criteria.

  Pursuant to Article Eleven of the New EEX Articles, the provisions of the New EEX Articles relating to the Board of Directors, the limitation of actions taken by written consent, the calling of special meetings, the amendment of the New EEX Bylaws and the "fair price" provision may be amended only by the affirmative vote of the holders of at least 75% of the aggregate voting power of the outstanding capital stock of New EEX entitled to vote for the election of directors. Amendments to Article Eleven of the New EEX Articles and to the "fair price" provisions require, in addition, the affirmative vote of the holders of not less than 50% of the aggregate voting power of the outstanding capital stock of New EEX, excluding the vote of any shares owned by a Related Person (such 50% voting requirement shall not be applicable if the amendment is approved by the affirmative vote of the holders of not less than 90% of such voting stock).

  The foregoing provisions of the New EEX Articles and the New EEX Bylaws, together with the New EEX Rights Agreement, could have the effect of delaying, deferring or preventing a change in control of New EEX or the removal of existing management, of deterring potential acquirors from making an offer to shareholders of New EEX and of limiting any opportunity to realize premiums over prevailing market prices for New EEX Common Stock in connection therewith. This could be the case notwithstanding that a majority of New EEX's shareholders might benefit from such a change in control or offer.

                       COMPARISON OF SHAREHOLDER RIGHTS

  If the Merger is consummated, holders of EEX Common Stock will become holders of New EEX Common Stock, and their rights will be governed by the New EEX Articles and the New EEX Bylaws rather than EEX's Articles and Bylaws. The differences in rights of holders of New EEX Common Stock from the rights of holders of EEX Common Stock are set forth below. The summary does not purport to be an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the full text of the New EEX Articles and the New EEX Bylaws attached hereto as Annexes C and D. See also "Available Information" and "Description of Capital Stock." Because both LSEPO and EEX are incorporated under the TBCA, the consummation of the Merger will not affect the rights of EEX shareholders to the extent such rights are determined by state law.

  Voting Power. Holders of EEX Common Stock will own substantially the same percentage of outstanding New EEX Common Stock and will continue to be entitled to one vote per share on each matter submitted to a vote at a meeting of shareholders. However, as a result of the Distribution the New EEX Common Stock will be more widely held than the EEX Common Stock, which was 83% beneficially owned by ENSERCH.

  Anti-Takeover Provisions. New EEX will have a number of provisions in the New EEX Articles and the New EEX Bylaws and will be subject to the Rights Agreement, which could have the effect of delaying, deferring or preventing a change in control of New EEX or the removal of existing management, of deterring potential acquirors from making an offer to shareholders of New EEX and of limiting any opportunity to realize premiums over prevailing market prices for New EEX Common Stock in connection therewith. EEX does not have any such provisions in its Restated Articles of Incorporation and is not subject to a Rights Agreement.

                                    EXPERTS

  The financial statements of LSEPO included herein have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The financial statements included in the EEX 1995 Annual Report on Form 10-K, incorporated herein by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included in such EEX 1995 Annual Report on Form 10-K, and have been incorporated herein by reference in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

  With respect to the unaudited interim financial information included in the EEX March 31, 1996 and June 30, 1996 Quarterly Reports on Form 10-Q incorporated herein by reference, Deloitte & Touche LLP has applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in the EEX March 31, 1996 and June 30, 1996 Quarterly Reports on Form10-Q, they did not audit and they do not express an opinion on that interim financial information. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on such unaudited interim financial information because those reports are not "reports" or a "part" of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

  The audited consolidated financial statements of DALEN and its subsidiaries included in the EEX Form 8-K dated June 8, 1995 incorporated herein by reference, to the extent and for the period indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and have been incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the change in method of accounting for income taxes as of January 1, 1993 as discussed in
Note 2 to the DALEN Financial Statements incorporated herein by reference.

  The estimates of the reserves of gas and oil of EEX made by DeGolyer and MacNaughton, independent petroleum consultants, have been incorporated herein by reference in reliance upon such estimates given upon such firm's authority as experts with respect to the matters contained herein.

                                 LEGAL MATTERS

  The validity of the securities to be issued in the Merger will be passed upon for LSEPO by Jackson & Walker, L.L.P., 901 Main Street, Suite 6000, Dallas, Texas 75202. Certain United States federal income taxation matters in connection with the Merger will be passed upon by King & Spalding, special tax counsel to EEX, 1730 Pennsylvania Avenue, N.W. Suite 1200, Washington, D.C.

                              CERTAIN DEFINITIONS

  Amplitude Anomaly--A change in seismic reflection signal strength of a specific geologic layer, especially if attributable to an accumulation of hydrocarbons, sometimes called a "bright spot".

  Areal--Pertaining to area.

  Barrel or Bbl--The unit of volume measurement used for petroleum products. One barrel = 42 U.S. gallons.

    MBbls: thousand barrels

    MMBbls: million barrels

  Basin--A synclinal structure in the subsurface, once the bed of a prehistoric sea. Regarded as a good prospect for gas and oil exploration.

  Behind Pipe--Oil and gas reservoirs penetrated by wells but not perforated which therefore remain behind the pipe.

  Block--Numerical designation of a specific location in an offshore area, or, an onshore acreage "block".

  Btu--British thermal unit, the quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit.

    MMBtu: million Btus

  Condensate--A hydrocarbon mixture that becomes liquid and separates from natural gas when the gas is subject to the production process; similar to crude oil.

  Confirmation Well--A well drilled to validate an initial discovery.

  Cubic Foot--The amount of natural gas that occupies one cubic foot under standard temperature and pressure conditions; standard volume measurement for natural gas.

    Mcf: thousand cubic feet

    MMcf: million cubic feet

    Bcf: billion cubic feet

    Tcf: trillion cubic feet

  Cubic Foot of Natural Gas Equivalent--The amount of oil, condensate or natural gas liquids necessary to equal an amount of natural gas based on a conversion ratio of one Bbl of oil, condensate or natural gas liquids to six Mcf of gas.

    Mcfe: thousand cubic feet of natural gas equivalent

    MMcfe: million cubic feet of natural gas equivalent

    Bcfe: billion cubic feet of natural gas equivalent

    Tcfe: trillion cubic feet of natural gas equivalent

  Development Drilling--The drilling and drilling-related activities undertaken to recover gas and oil after initial discovery.

  Development Well--A well drilled into a reservoir of gas or oil that contains proved reserves.

  Exploitation--The development of an existing producing area in order to increase production, usually characterized by the drilling of infill development wells and the reworking of oil wells.

  Exploratory Well--A well drilled into a previously untested geologic structure or formation to determine the presence of gas or oil.

  Gross Acres/Gross Wells--Total acreage or total wells in which a company holds varying interests.

  Leasehold--Property or acreage offered under contract for the exploration and production of gas, oil or other minerals.

  NGL--Natural gas liquids.

  Net Acres/Net Wells--Proportionate company interest in gross acres or gross wells.

  Operator--The individual or company responsible for the exploration and production of a gas or oil well or lease. The operator typically holds the largest working interest in the well or lease.

  Overriding Royalty Interest--A royalty interest created from the working interest which entitles the holder to a specific fractional share of gross gas or oil production.

  Proved Reserves--Reserves which can be estimated with reasonable certainty to be recoverable under current economic conditions.

  Proved Developed/Undeveloped Reserves--Proved reserves which are expected to be recovered from existing wells (including reserves behind pipe).

  Production--The phase of the petroleum industry that deals with bringing the gas and well fluids to the surface, separating them and storing, gauging and otherwise preparing the product for the pipeline. Also, the amount of gas or oil produced in a given period.

  Productive Wells--Either producing wells or wells capable of commercial production, although currently shut-in.

  Recompletion--A workover in which a previously productive formation or interval is abandoned and a different interval is completed for production.

  Reserves--Amount of gas or oil believed to be economically recoverable under existing conditions.

  Royalty--Mineral owner's share of the gross gas or oil production on his property.

  Spudded--The beginning of the actual drilling of a well, which involves using a spudding bit to drill down several hundred feet to accommodate the surface pipe.

  Standardized Measure of Discounted Future Net Cash Flows After Tax--Net present value of the estimated future revenue stream for proved gas and oil reserves using current period prices plus contractual escalations, less future costs to develop and produce the reserves, discounted at the prescribed 10% rate and adjusted for income-tax effects.

  3-D Seismic--Three-dimensional, computer-aided imaging of underground formations based on acoustical data.

  2-D Seismic--Two-dimensional, computer-aided imaging of underground formations based on acoustical data.

  Working Interest--A share of the ownership in drilling and production of gas and oil.

  Workover--One or more of a variety of remedial operations on a producing well to restore or increase production by reconditioning or stimulating the reservoir or by a recompletion.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Unaudited Pro Forma Financial Information of New EEX......................  F-2
  Unaudited Condensed Pro Forma Balance Sheet as of June 30, 1996.........  F-3
  Unaudited Pro Forma Statements of Operations for the Six Months Ended
   June 30, 1996 and the Years Ended December 31, 1995, 1994 and 1993.....  F-4
  Notes to Unaudited Pro Forma Financial Statements.......................  F-8
Financial Information of Lone Star Energy Plant Operations, Inc.
  Selected Financial Data.................................................  F-9
  Management's Discussion and Analysis of Financial Condition and Results
   of Operations.......................................................... F-10
  Independent Auditors' Report............................................ F-11
  Statements of Income and Retained Earnings for each of the Three Years in the Period Ended December 31, 1995 and (Unaudited) for the Six
   Months Ended June 30, 1995 and 1996 ................................... F-12
  Statements of Cash Flows for each of the Three Years in the Period Ended
   December 31, 1995 and (Unaudited) for the Six Months Ended June 30,
   1995 and 1996.......................................................... F-13
  Balance Sheets as of December 31, 1994 and 1995 and (Unaudited) June 30,
   1996................................................................... F-14
  Notes to Financial Statements........................................... F-15

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION
                                  OF NEW EEX

  The following unaudited pro forma financial statements give effect to the Merger. The unaudited condensed pro forma balance sheet as of June 30, 1996 is presented as if the Merger had occurred on that date. The unaudited pro forma statements of operations for each of the three years in the period ended December 31, 1995 and the six months ended June 30, 1996 assume that the Merger occurred at the beginning of each period presented. For purposes of financial reporting, the Merger will be treated as a combination of entities under common control. Accordingly, the assets and liabilities of EEX and LSEPO will be recorded at their historical amounts.

  The unaudited pro forma financial statements should be read in conjunction with the historical financial statements of EEX and LSEPO and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of EEX and LSEPO included or incorporated by reference herein. The unaudited pro forma statements of operations are not necessarily indicative of the financial results that would have occurred had the Merger been consummated on the indicated dates, nor are they necessarily indicative of future financial results.

  On June 8, 1995, EEX acquired all of the capital stock of DALEN Corporation ("Dalen"). The acquisition was accounted for as a purchase. See Note (d) to the Unaudited Pro Forma Financial Statements for a summary of pro forma results of operations of New EEX reflecting the DALEN acquisition.

                                    NEW EEX

                  UNAUDITED CONDENSED PRO FORMA BALANCE SHEET

                                 JUNE 30, 1996

                               HISTORICAL  HISTORICAL              PRO FORMA
                                  EEX        LSEPO    ADJUSTMENTS   NEW EEX
                               ----------  ---------- -----------  ----------
                                              (IN THOUSANDS)
ASSETS
Current Assets
  Cash........................ $    1,838    $   35      $--       $    1,873
  Accounts receivable-trade...     67,994     3,967       --           71,961
  Accounts receivable-
   affiliates.................     10,834       --        --           10,834
  Temporary advances-ENSERCH
   Companies (net)............      5,573       590       301 (a)       6,464
  Other.......................     14,316       166       --           14,482
                               ----------    ------      ----      ----------
    Total.....................    100,555     4,758       301         105,614
                               ----------    ------      ----      ----------
Net Property, Plant and
 Equipment....................  1,696,055        70       --        1,696,125
                               ----------    ------      ----      ----------
Other Assets..................     25,609       454       --           26,063
                               ----------    ------      ----      ----------
    Total..................... $1,822,219    $5,282      $301      $1,827,802
                               ==========    ======      ====      ==========
LIABILITIES AND SHAREHOLDERS'
 EQUITY
Current liabilities
  Accounts payable-trade...... $   87,454    $  235      $--       $   87,689
  Accounts payable-
   affiliates.................      4,080       --        --            4,080
  Current portion of capital
   lease obligations..........      3,859       --        --            3,859
  Other.......................     17,118     1,324       --           18,442
                               ----------    ------      ----      ----------
    Total.....................    112,511     1,559       --          114,070
                               ----------    ------      ----      ----------
Bank Revolving Credit
 Agreement....................    222,000       --        --          222,000
                               ----------    ------      ----      ----------
Capital Lease Obligations.....     91,935       --        --           91,935
                               ----------    ------      ----      ----------
Deferred Income Taxes.........    276,194       --        --          276,194
                               ----------    ------      ----      ----------
Other Liabilities.............     31,639       453       --           32,092
                               ----------    ------      ----      ----------
Company-Obligated Mandatorily
 Redeemable Preferred
 Securities of Subsidiary.....    150,000       --        --          150,000
                               ----------    ------      ----      ----------
Shareholders' Equity
  Common stock and paid in
   capital....................    945,739         1       301 (a)     946,041
  Retained earnings
   (deficit)..................     (7,145)    3,269       --           (3,876)
  Unamortized restricted stock
   compensation...............       (654)      --        --             (654)
                               ----------    ------      ----      ----------
  Shareholders' equity........    937,940     3,270       301         941,511
                               ----------    ------      ----      ----------
    Total..................... $1,822,219    $5,282      $301      $1,827,802
                               ==========    ======      ====      ==========
Pro Forma Shares of common
 stock outstanding (b)........    125,933       778                   126,711
                               ==========    ======                ==========

See Notes.

                                    NEW EEX

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                         SIX MONTHS ENDED JUNE 30, 1996

                               HISTORICAL       HISTORICAL      PRO FORMA
                                   EEX             LSEPO         NEW EEX
                              --------------   -------------   --------------
                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues
  Natural gas................  $      111,880    $        --   $      111,880
  Oil and condensate.........          43,933             --           43,933
  Natural gas liquids........           3,651             --            3,651
  Cogeneration operations....             --            5,993           5,993
  Other......................             883             --              883
                               --------------    ------------  --------------
    Total....................        160, 347           5,993         166,340
                               --------------    ------------  --------------
Cost and Expenses
  Production and operating...          38,618             --           38,618
  Exploration................           6,168             --            6,168
  Depreciation and
   amortization..............          68,032               7          68,039
  Cogeneration operations....             --            5,465           5,465
  General, administrative and
   other.....................          16,512             --           16,512
  Taxes, other than income
   taxes.....................          10,973             201          11,174
                               --------------    ------------  --------------
    Total....................         140,303           5,673         145,976
                               --------------    ------------  --------------
Operating Income.............          20,044             320          20,364
Other Income (Expense)-Net...             (52)            168             116
Interest and Other Financing
 Costs.......................         (11,861)           (168)        (12,029)
                               --------------    ------------  --------------
Income Before Income Taxes...           8,131             320           8,451
Income Taxes.................           2,774             138           2,912
                               --------------    ------------  --------------
Net Income...................  $        5,357    $        182  $        5,539
                               ==============    ============  ==============
Net Income Per Share.........  $          .04    $        .23  $          .04
                               ==============    ============  ==============
Pro Forma Weighted Average
 Shares Outstanding (b)......         125,848             778         126,626
                               ==============    ============  ==============

See Notes.

                                    NEW EEX

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1995

                              HISTORICAL       HISTORICAL        PRO FORMA
                                  EEX             LSEPO         NEW EEX (D)
                             --------------   -------------    --------------
                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues
  Natural gas..............   $      157,308   $         --     $      157,308
  Oil and condensate.......           56,525             --             56,525
  Natural gas liquids......            4,859             --              4,859
  Cogeneration operations..              --           16,507            16,507
  Other....................            2,159             --              2,159
                              --------------   -------------    --------------
    Total..................          220,851          16,507           237,358
                              --------------   -------------    --------------
Cost and Expenses
  Production and
   operating...............           48,695             --             48,695
  Exploration..............           11,848             --             11,848
  Depreciation and
   amortization............          115,685              14           115,699
  Write-down of non-U.S.
   gas and oil properties..              929             --                929
  Cogeneration operations..              --           13,877            13,877
  General, administrative
   and other...............           30,658             --             30,658
  Taxes, other than income
   taxes...................           19,189             367            19,556
                              --------------   -------------    --------------
    Total..................          227,004          14,258           241,262
                              --------------   -------------    --------------
Operating Income (Loss)....           (6,153)          2,249            (3,904)
Other Income (Expense)-
 Net.......................               64              97               161
Interest Income............            1,027             --              1,027
Interest and Other
 Financing Costs...........          (14,617)           (105)          (14,722)
                              --------------   -------------    --------------
Income (Loss) Before Income
 Taxes.....................          (19,679)          2,241           (17,438)
Income Taxes (Benefit).....           (7,177)            871            (6,306)
                              --------------   -------------    --------------
Net Income (Loss)..........   $      (12,502)  $       1,370    $      (11,132)
                              ==============   =============    ==============
Net Income (Loss) Per
 Share.....................   $         (.11)  $        1.76    $         (.10)
                              ==============   =============    ==============
Pro Forma Weighted Average
 Shares Outstanding (b)....          111,137             778           111,915
                              ==============   =============    ==============

See Notes.

                                    NEW EEX

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1994

                                    HISTORICAL      HISTORICAL      PRO FORMA
                                        EEX            LSEPO       NEW EEX (D)
                                   -------------   -------------  --------------
                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues
  Natural gas....................   $     144,550   $        --    $     144,550
  Oil and condensate.............          30,880            --           30,880
  Natural gas liquids............           2,377            --            2,377
  Cogeneration operations........             --          12,726          12,726
  Other..........................           1,333            --            1,333
                                    -------------   ------------   -------------
    Total........................         179,140         12,726         191,866
                                    -------------   ------------   -------------
Cost and Expenses
  Production and operating.......          31,667            --           31,667
  Exploration....................           9,136            --            9,136
  Depreciation and amortization..          80,819             12          80,831
  Sale of inactive pipeline......          (7,551)           --           (7,551)
  Cogeneration operations........             --          10,959          10,959
  General, administrative and
   other.........................          19,807            --           19,807
  Taxes, other than income
   taxes.........................          13,233            352          13,585
                                    -------------   ------------   -------------
    Total........................         147,111         11,323         158,434
                                    -------------   ------------   -------------
Operating Income.................          32,029          1,403          33,432
Other Income (Expense)-Net.......            (314)           --             (314)
Interest Income..................             671            --              671
Interest and Other Financing
 Costs...........................         (20,919)           --          (20,919)
                                    -------------   ------------   -------------
Income Before Income Taxes.......          11,467          1,403          12,870
Income Taxes (Benefit)...........            (334)           590             256
                                    -------------   ------------   -------------
Net Income.......................   $      11,801   $        813   $      12,614
                                    =============   ============   =============
Pro Forma Information-Change in
 Tax Status (c)
  Income before income taxes.....   $      11,467   $      1,403   $      12,870
  Income taxes (including income
   taxes on partnership
   operations)...................           3,990            590           4,580
                                    -------------   ------------   -------------
  Net Income.....................   $       7,477   $        813   $       8,290
                                    =============   ============   =============
  Net Income per Share...........   $         .07   $       1.05   $         .08
                                    =============   ============   =============
Pro Forma Weighted Average Shares
 Outstanding (b).................         105,821            778         106,599
                                    =============   ============   =============

See Notes.

                                    NEW EEX

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1993

                                    HISTORICAL      HISTORICAL     PRO FORMA
                                        EEX            LSEPO        NEW EEX
                                   -------------   -------------  -------------
                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues
  Natural gas.....................  $     146,355   $        --   $     146,355
  Oil and condensate..............         36,863            --          36,863
  Natural gas liquids.............          4,148            --           4,148
  Cogeneration operations.........            --          10,662         10,662
  Other...........................          2,430            --           2,430
                                    -------------   ------------  -------------
    Total.........................        189,796         10,662        200,458
                                    -------------   ------------  -------------
Cost and Expenses
  Production and operating........         31,404            --          31,404
  Exploration.....................          8,668            --           8,668
  Depreciation and amortization...         78,418              5         78,423
  Write-down of non-U.S. gas and
   oil properties.................         10,191            --          10,191
  Cogeneration operations.........            --           8,597          8,597
  General, administrative and
   other..........................         29,980            --          29,980
  Taxes, other than income taxes..         15,950            236         16,186
                                    -------------   ------------  -------------
    Total.........................        174,611          8,838        183,449
                                    -------------   ------------  -------------
Operating Income..................         15,185          1,824         17,009
Interest Income...................          2,041            --           2,041
Interest and Other Financing
 Costs............................        (30,584)           --         (30,584)
                                    -------------   ------------  -------------
Income (Loss) Before Income
 Taxes............................        (13,358)         1,824        (11,534)
Income Taxes (Benefit)............         (3,398)           734         (2,664)
                                    -------------   ------------  -------------
Net Income (Loss).................  $      (9,960)  $      1,090  $      (8,870)
                                    =============   ============  =============
Pro Forma Information-Change in
 Tax Status (c)
  Income (loss) before income
   taxes..........................  $     (13,358)  $      1,824  $     (11,534)
  Income taxes (benefit)
   (including income taxes on
   partnership operations)........         (4,666)           734         (3,932)
                                    -------------   ------------  -------------
  Net income (loss)...............  $      (8,692)  $      1,090  $      (7,602)
                                    =============   ============  =============
Net Income (Loss) Per Share.......  $        (.08)  $       1.40  $        (.07)
                                    =============   ============  =============
Pro Forma Weighted Average Shares
 Outstanding (b)..................        105,821            778        106,599
                                    =============   ============  =============

See Notes.

                                    NEW EEX

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

(a) Immediately prior to the Effective Time of the Merger, ENSERCH will make a capital contribution to Lone Star Energy Plant Operations, Inc. ("LSEPO"), or LSEPO will make a distribution to ENSERCH, in an amount sufficient to cause LSEPO's working capital to be $3.5 million. Following the Merger, ENSERCH will no longer fund LSEPO's operations.

(b) In the Merger each outstanding share of EEX Common Stock will be converted into one share of New EEX Common Stock and the outstanding shares of LSEPO will be converted into a number of shares of New EEX Common Stock determined by dividing $7.0 million by the average of the closing sales prices of EEX Common Stock on the 15 trading days preceding the fifth trading day prior to the effective time of the Merger. An average market price of EEX shares of $9.00 was assumed to determine the pro forma converted shares outstanding and to compute pro forma earnings per share.

(c) For periods prior to 1995, except for international and SACROC operations, EEX operated as a partnership, and the income or loss of the partnership was includable in the tax returns of the individual partners. Accordingly, no recognition was given to income taxes on partnership operations. EEX, as a corporation, is a taxable entity. The statements of operations for periods prior to 1995 include a pro forma provision for income taxes on the partnership operations based on the applicable corporate federal statutory rate.

(d) On June 8, 1995, EEX acquired all the capital stock of DALEN for cash of $340 million and assumed DALEN's bank debt of $115 million. The acquisition was accounted for as a purchase. The assets acquired and the liabilities assumed were recorded at their estimated fair value. Essentially all of the valuation adjustment was assigned to gas and oil properties.

  Following is a summary of pro forma results of operations of New EEX assuming the DALEN acquisition had occurred at the beginning of the periods presented:

                                                      YEAR ENDED DECEMBER 31
                                                      ------------------------
                                                         1995         1994
                                                      -----------  -----------
                                                       (IN THOUSANDS, EXCEPT
                                                        PER SHARE AMOUNTS)
   Revenues.......................................... $   285,682  $   335,262
   Operating Income (Loss)...........................      (3,497)      54,380
   Net Income (Loss).................................     (20,831)      24,493
   Net Income (Loss) After Pro Forma Income Taxes on
    Partnership Operations...........................     (20,831)      20,169
   Net Income (Loss) Per Share.......................        (.19)         .19

                    LONE STAR ENERGY PLANT OPERATIONS, INC.

                            SELECTED FINANCIAL DATA

                                                                        AS OF OR FOR
                                                                        PERIOD ENDED
                           AS OF OR FOR YEAR ENDED DECEMBER 31,           JUNE 30,
                          -------------------------------------------  ----------------
                          1991(A)  1992(A)   1993     1994     1995    1995(A)  1996(A)
                          -------  -------  -------  -------  -------  -------  -------
                                   (IN THOUSANDS EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
Revenues(b).............  $6,000   $8,737   $10,662  $12,726  $16,507  $8,059   $5,993
Costs and Expenses......   6,113    8,815     8,838   11,323   14,258   7,300    5,673
                          ------   ------   -------  -------  -------  ------   ------
Operating Income
 (Loss).................    (113)     (78)    1,824    1,403    2,249     759      320
Other Income............     --       --        --       --        97     --       168
Interest and Other
 Financing Costs........     --       --        --       --      (105)    --      (168)
Income (Taxes) Benefit..      39      (34)     (734)    (590)    (871)   (305)    (138)
                          ------   ------   -------  -------  -------  ------   ------
Net Income (Loss).......     (74)    (112)    1,090      813    1,370     454      182
Net Income (Loss) Per
 Share(c)...............  $ (.10)  $ (.14)  $  1.40  $  1.05  $  1.76  $  .58   $  .23
Weighted Average Shares
 Outstanding(c).........     778      778       778      778      778     778      778
BALANCE SHEET DATA
Total Assets............  $1,125   $1,092   $ 4,335  $ 4,212  $10,132  $2,809   $5,282
Shareholder's Equity
 (Deficiency)...........     (73)    (185)      905    1,718    3,088   2,172    3,270

--------
(a) Information for these periods is unaudited. In the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the results of operations have been made.
(b) Revenues include contract revenues and reimbursement of expenses incurred on behalf of operating partnerships.
(c) The weighted average shares outstanding and the net income (loss) per share are unaudited pro forma amounts reflecting shares to be issued in the merger of Enserch Exploration, Inc. with and into Lone Star Energy Plant Operations, Inc.

                    LONE STAR ENERGY PLANT OPERATIONS, INC.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

  Lone Star Energy Plant Operations, Inc. ("LSEPO") has three agreements to operate and maintain cogeneration plants. The agreements were initially entered into by Lone Star Energy Company ("LSEC") and subsequently assigned to LSEPO. The financial statements of LSEPO include the results of the three operating and maintenance agreements for all years in a manner similar to a pooling-of-interests since these activities were under the common control of ENSERCH Corporation ("ENSERCH") and LSEC prior to the assignment of these agreements to LSEPO.

  In connection with the proposed merger of ENSERCH with TUC Holding Company, ENSERCH plans to merge the operations of LSEPO and Enserch Exploration, Inc. ("EEX"), a company approximately 83% owned by ENSERCH. LSEPO will be the surviving corporation of that merger (the "Merger"), in which its name will be changed to Enserch Exploration, Inc. ("New EEX"). In the Merger each outstanding share of EEX Common Stock will be converted into one share of New EEX Common Stock and the outstanding shares of LSEPO will be converted into a number of shares of New EEX Common Stock determined by dividing $7.0 million by the average of the closing sales prices of EEX Common Stock on the 15 trading days preceding the fifth trading day prior to the effective time of the Merger.

RESULTS OF OPERATIONS

  Revenues include contract revenues and reimbursement of expenses incurred on behalf of Encogen One Partners Ltd. ("Encogen One") and Encogen Four Partners, L.P.

  LSEPO had net income of $1.4 million in 1995, compared with $.8 million in 1994 and $1.1 million in 1993. Operating income for 1995 was $2.2 million versus $1.4 million in 1994 and $1.8 million in 1993. LSEPO receives incentive fees based on the Buffalo and Bellingham plants' availability. In 1995, the Buffalo and Bellingham plants achieved 98.6% and 98.3% availability, respectively, which resulted in total incentive fees of $1.1 million being earned. In 1994 and 1993, incentive fees of $.7 million and $.5 million, respectively, were earned.

  LSEPO had net income of $182 thousand for the six months ended June 30, 1996 compared with $454 thousand for the same period in 1995. Operating income for the first half of 1996 was $320 thousand versus $759 thousand for the first half of 1995. The period to period reduction in operating income is largely due to an increase in compensation expense in 1996 of $258 thousand and an insurance premium refund of $128 thousand in 1995.

  Other income in 1995 consists principally of interest due from Encogen One. During 1995, LSEPO incurred extraordinary reimbursable maintenance expenses for Encogen One, which deferred reimbursement of these expenses to LSEPO, as allowed under the terms of the operating and maintenance agreement. ENSERCH has financed this temporary working capital requirement for LSEPO, and interest equal to the interest earned by LSEPO is payable to ENSERCH.

LIQUIDITY AND FINANCIAL RESOURCES

  LSEPO has funded its activities through cash provided from operations and through advances from ENSERCH. ENSERCH advances cash to LSEPO to meet its working capital needs and LSEPO remits any excess cash to ENSERCH. Net cash required by operating activities for 1995 totaled $2.4 million, compared with cash provided of $1.4 million in 1994 and cash required of $2.2 million in 1993. Accounts receivable-trade at December 31, 1995 increased by $4.0 million compared with the prior year end, largely as a result of higher receivables from Encogen One for reimbursable expenses.

  Net cash provided by operating activities in the first six months of 1996 totaled $4.2 million compared with $4.3 million for the same period in 1995. Accounts receivable-trade and the non-current deferred receivable from Encogen One Partners Ltd. decreased by $4.1 million and $1.4 million, respectively, from year-end 1995 to June 30, 1996.

  At June 30, 1996, LSEPO had total assets of $5.3 million and net assets of $3.3 million, including working capital of $3.2 million. Immediately prior to the Merger, ENSERCH will make a capital contribution to LSEPO, or LSEPO will make a distribution to ENSERCH, in an amount sufficient to cause LSEPO's working capital to be $3.5 million. Following the Merger, ENSERCH will no longer fund LSEPO's operations.

                    LONE STAR ENERGY PLANT OPERATIONS, INC.

                         INDEPENDENT AUDITORS' REPORT

  We have audited the accompanying balance sheets of Lone Star Energy Plant Operations, Inc. (the "Company") as of December 31, 1995 and 1994, and the related statements of income and retained earnings and of cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Dallas, Texas
June 19, 1996

                    LONE STAR ENERGY PLANT OPERATIONS, INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                                (UNAUDITED)
                                                                SIX MONTHS
                                    YEAR ENDED DECEMBER 31,   ENDED JUNE 30,
                                    ------------------------  ---------------
                                     1993     1994    1995     1995    1996
                                    -------  ------- -------  ------- -------
                                     (IN THOUSANDS EXCEPT PER SHARE DATA)
Revenues........................... $10,662  $12,726 $16,507  $ 8,059 $ 5,993
                                    -------  ------- -------  ------- -------
Costs and Expenses
  Operating expenses...............   5,535    6,046   5,857    2,842   3,169
  Maintenance expenses.............   3,062    4,913   8,020    4,268   2,296
  Depreciation.....................       5       12      14        7       7
  Payroll, ad valorem and other
   taxes...........................     236      352     367      183     201
                                    -------  ------- -------  ------- -------
    Total..........................   8,838   11,323  14,258    7,300   5,673
                                    -------  ------- -------  ------- -------
Operating Income...................   1,824    1,403   2,249      759     320
Other Income.......................     --       --       97      --      168
Interest and Other Financing
 Costs.............................     --       --     (105)     --     (168)
                                    -------  ------- -------  ------- -------
Income before Income Taxes.........   1,824    1,403   2,241      759     320
Income Taxes.......................     734      590     871      305     138
                                    -------  ------- -------  ------- -------
Net Income.........................   1,090      813   1,370      454     182
Retained Earnings (Deficit),
 Beginning of Period...............    (186)     904   1,717    1,717   3,087
                                    -------  ------- -------  ------- -------
Retained Earnings, End of Period... $   904  $ 1,717 $ 3,087  $ 2,171 $ 3,269
                                    =======  ======= =======  ======= =======
Unaudited Pro Forma Information
 (Note 10)
  Net Income Per Share............. $  1.40  $  1.05 $  1.76  $   .58 $   .23
                                    =======  ======= =======  ======= =======
  Average Common Shares Outstand-
   ing.............................     778      778     778      778     778
                                    =======  ======= =======  ======= =======

See Notes to Financial Statements.

                    LONE STAR ENERGY PLANT OPERATIONS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                 (UNAUDITED)
                                                                  SIX MONTHS
                                     YEAR ENDED DECEMBER 31,    ENDED JUNE 30,
                                     -------------------------  ---------------
                                      1993     1994     1995     1995    1996
                                     -------  -------  -------  ------  -------
                                                 (IN THOUSANDS)
OPERATING ACTIVITIES
  Net income........................ $ 1,090  $   813  $ 1,370  $  454  $   182
  Depreciation......................       5       12       14       7        7
  Deferred income taxes (benefit)...      (9)      (2)       1     --       --
  Deferred receivable...............     --       --    (1,887)    --     1,434
  Other.............................    (471)     191     (225)   (225)       3
  Changes in current operating
   assets and liabilities
    Accounts receivable.............  (3,198)      94   (4,035)  4,045    4,114
    Other current assets............      58      (31)     (24)     11     (100)
    Accounts payable................      44      353      913    (255)  (1,113)
    Deferred payable to ENSERCH.....     --       --     1,107     --      (204)
    Other current liabilities.......     234      (16)     343     237     (142)
                                     -------  -------  -------  ------  -------
      Net Cash Flows from (used for)
       Operating Activities.........  (2,247)   1,414   (2,423)  4,274    4,181
                                     -------  -------  -------  ------  -------
INVESTING ACTIVITIES
  Additions of property, plant and
   equipment........................      (5)     (32)      (4)     (4)      (2)
                                     -------  -------  -------  ------  -------
FINANCING ACTIVITIES
  Increase (decrease) in non-current
   portion of deferred payable to
   ENSERCH..........................     --       --     1,887     --    (1,434)
  Change in working capital advances
   payable to/receivable from
   ENSERCH..........................   2,352   (1,463)     524  (4,286)  (2,729)
                                     -------  -------  -------  ------  -------
      Net Cash Flows from (used for)
       Financing Activities.........   2,352   (1,463)   2,411  (4,286)  (4,163)
                                     -------  -------  -------  ------  -------
Net Increase (Decrease) in Cash.....     100      (81)     (16)    (16)      16
Cash at Beginning of Period.........      16      116       35      35       19
                                     -------  -------  -------  ------  -------
Cash at End of Period............... $   116  $    35  $    19  $   19  $    35
                                     =======  =======  =======  ======  =======

See Notes to Financial Statements.

                    LONE STAR ENERGY PLANT OPERATIONS, INC.

                                 BALANCE SHEETS

                                                    DECEMBER 31,
                                                   --------------  (UNAUDITED)
                                                    1994   1995   JUNE 30, 1996
                                                   ------ ------- -------------
                                                      (IN THOUSANDS, EXCEPT
                                                             SHARES)
ASSETS
Current Assets
  Cash............................................ $   35 $    19    $   35
  Accounts receivable--trade......................  4,046   8,081     3,967
  Advances receivable from ENSERCH................    --      --        590
  Other...........................................     42      66       166
                                                   ------ -------    ------
    Total current assets..........................  4,123   8,166     4,758
                                                   ------ -------    ------
Property, Plant and Equipment, net of accumulated
 depreciation of $24, $38 and $41.................     85      75        70
                                                   ------ -------    ------
Other Assets
  Deferred receivable.............................    --    1,887       453
  Other...........................................      4       4         1
                                                   ------ -------    ------
    Total other assets............................      4   1,891       454
                                                   ------ -------    ------
      Total....................................... $4,212 $10,132    $5,282
                                                   ====== =======    ======
LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities
  Accounts payable--trade......................... $  435 $ 1,348    $  235
  Working capital advances payable to ENSERCH.....  1,615   2,139       --
  Current portion of deferred payable to ENSERCH..    --    1,107       903
  Other...........................................    220     563       421
                                                   ------ -------    ------
    Total current liabilities.....................  2,270   5,157     1,559
                                                   ------ -------    ------
Other Liabilities
  Deferred payable to ENSERCH.....................    --    1,887       453
  Other...........................................    224     --        --
                                                   ------ -------    ------
    Total other liabilities.......................    224   1,887       453
                                                   ------ -------    ------
Commitments and Contingent Liabilities (Note 9)
Common Shareholder's Equity
  Common stock, $100 par value; authorized 1,000
   shares, issued 10 shares (Note 10).............      1       1         1
  Retained earnings...............................  1,717   3,087     3,269
                                                   ------ -------    ------
    Common shareholder's equity...................  1,718   3,088     3,270
                                                   ------ -------    ------
      Total....................................... $4,212 $10,132    $5,282
                                                   ====== =======    ======

See Notes to Financial Statements.

                    LONE STAR ENERGY PLANT OPERATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS

  Lone Star Energy Plant Operations, Inc. ("LSEPO") is a wholly-owned subsidiary of Lone Star Energy Company ("LSEC"), a wholly-owned subsidiary of ENSERCH Corporation ("ENSERCH"). LSEPO has agreements to operate and maintain three cogeneration plants, which are located in Sweetwater, Texas, in Buffalo, New York, and in Bellingham, Washington. Each facility was developed by a subsidiary of ENSERCH. LSEPO has fixed-cost operating and maintenance agreements for providing labor and certain routine consumables at each plant, with each of the agreements containing escalation provisions tied to inflation. The agreements for the Buffalo and Bellingham plants also contain bonus or penalty provisions based upon plant availability.

  The Sweetwater plant produces 255 megawatts per hour of electricity at 345,000 volts. This electricity is sold to the local electric utility (Texas Utilities Electric Company). The facility also produces sequentially up to 170 MMBtu's per hour of exhaust gas at 1,000 degrees fahrenheit which is sold to a gypsum board manufacturing facility for use in its drying process. The Sweetwater plant commenced commercial operation in June 1989. The initial term of LSEPO's agreement expires in June 2001.

  The Buffalo plant produces 62 megawatts per hour of electricity at 115,000 volts. This electricity is sold to the local electric utility (Niagara Mohawk Power Company). The facility also produces up to 110,000 pounds per hour of steam which is sold to a brass manufacturing facility for process use and space heating purposes. The Buffalo plant commenced commercial operation in May 1992. The initial term of LSEPO's agreement expires in March 2007.

  The Bellingham plant produces 160 megawatts per hour of electricity at 115,000 volts. This electricity is sold to the local electric utility (Puget Sound Power and Light Company). The facility also produces up to 130,000 pounds per hour of steam which is sold to a paper mill for process purposes. The Bellingham plant commenced commercial operation in July 1993. The initial term of LSEPO's agreement expires in June 2008.

2. BASIS OF PRESENTATION

  Each of the three agreements LSEPO currently has to operate and maintain cogeneration plants was initially entered into by LSEC and subsequently assigned to LSEPO. The financial statements of LSEPO include the results of the three operating and maintenance agreements for all years in a manner similar to a pooling-of-interests since these activities were under the common control of ENSERCH and LSEC prior to the assignment of these agreements to LSEPO.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  All dollar amounts in the notes to financial statements are stated in thousands unless otherwise indicated. The preparation of financial statements requires the use of significant estimates and assumptions by management; actual results could differ from those estimates.

  Revenues include contract revenues and reimbursement of expenses incurred on behalf of Encogen One Partners Ltd. ("Encogen One") and Encogen Four Partners, L.P.

  Depreciation of property, plant and equipment is provided principally by the straight-line method over the estimated service lives of the related assets.

  During 1995, LSEPO incurred extraordinary reimbursable maintenance expenses for Encogen One, which deferred reimbursement of these expenses to LSEPO, as allowed under the terms of the operating and maintenance agreement. Encogen One is charged interest at the prime rate plus one percent on the outstanding

                    LONE STAR ENERGY PLANT OPERATIONS, INC.

balance. At December 31, 1995, $1.1 million of the deferred receivable is included in accounts receivable--trade and $1.9 million is included in other assets. The related interest income is included in other income in the income statement. The advance from ENSERCH to fund the extraordinary reimbursable maintenance expenses will not be needed for ongoing working capital and will be repaid to ENSERCH when the receivable is collected by LSEPO. The deferred receivable balances (both current and non-current) are offset by deferred payable balances to ENSERCH of the same amounts. The interest expense in the income statement represents the interest associated with the deferred payable balances to ENSERCH.

4. RELATED PARTY TRANSACTIONS

  In the ordinary course of business, LSEPO engages in various transactions with ENSERCH and its affiliates. LSEPO is charged for direct and indirect costs incurred by LSEC, ENSERCH and other affiliates that are associated with LSEPO's business and operations, including general and administrative costs incurred in the management of operations and in performing accounting, treasury, internal audit, income tax planning and compliance, legal, information systems, human resources and other functions. Charges are determined on a basis that reasonably reflects the actual costs of services performed for LSEPO and may include allocations based on such factors as the percentage of time spent on projects or services, the number of employees or net capital employed. LSEPO believes that the methods used are reasonable and that allocated costs approximate costs that would have been incurred if LSEPO had operated as an unaffiliated entity. Charges from LSEC, ENSERCH and other affiliates were $916, $955 and $817 for 1993, 1994 and 1995, respectively.

  ENSERCH advances cash to LSEPO to meet its working capital needs and LSEPO remits any excess cash to ENSERCH. No interest is charged on these advances. Immediately prior to the Merger, ENSERCH will make a capital contribution to LSEPO, or LSEPO will make a distribution to ENSERCH, in an amount sufficient to cause LSEPO's working capital to be $3.5 million. Following the Merger, ENSERCH will no longer fund LSEPO's operations.

  LSEPO has entered into agreements to operate and maintain three cogeneration plants, in each of which indirect wholly-owned subsidiaries of ENSERCH hold the general partner's interest (see Notes 1 and 8).

  Pursuant to a contract entered into at closing of development, the ENSERCH affiliate that developed the Bellingham cogeneration project receives an annual operator surcharge fee of $4 million from Encogen Northwest, L.P. LSEPO receives the payment and immediately remits it to the ENSERCH affiliate.

  LSEPO and the ENSERCH affiliate holding the general partner's interest in the Bellingham plant share incentive fees (or penalties) resulting from the availability of that plant. LSEPO's share is approximately one third, and the ENSERCH affiliate's share is approximately two thirds. LSEPO collects the incentive fees, retains its share and remits the remainder to the ENSERCH affiliate. Incentive fees earned by LSEPO for the availability of the Bellingham plant were $.2 million, $.4 million and $.6 million in 1993, 1994 and 1995, respectively.

                    LONE STAR ENERGY PLANT OPERATIONS, INC.

5. INCOME TAXES

  LSEPO's operations are included in ENSERCH's consolidated federal income tax return. LSEPO makes tax payments to ENSERCH on the basis of a separate federal income tax return.

                                                         1993    1994    1995
                                                        ------  ------  ------
   Provision (Benefit) for Income Taxes:
   Current
     Federal........................................... $  599  $  442  $  741
     State.............................................    144     150     129
                                                        ------  ------  ------
       Total...........................................    743     592     870
   Deferred Federal....................................     (9)     (2)      1
                                                        ------  ------  ------
       Total........................................... $  734  $  590  $  871
                                                        ======  ======  ======
   Reconciliation of Income Taxes Computed at the
    Federal Statutory Rate to Provision for Income
    Taxes:
   Income before income taxes.......................... $1,824  $1,403  $2,241
                                                        ------  ------  ------
   Income taxes computed at the federal statutory rate
    of 35%.............................................    638     491     784
   State taxes.........................................     94      98      84
   Other--net..........................................      2       1       3
                                                        ------  ------  ------
     Provision for income taxes........................ $  734  $  590  $  871
                                                        ======  ======  ======

  At December 31, 1995 and 1994, LSEPO had a deferred tax asset of $4, included in other assets, due to property-related differences in the financial accounting basis and income tax basis of LSEPO's assets.

6. EMPLOYEE BENEFIT PLANS

  Substantially all personnel associated with LSEPO are covered by an ENSERCH pension plan, and LSEPO receives an allocated portion of the plan expenses, which is included in the amounts disclosed in Note 4. Medical, dental and similar benefits are also provided under ENSERCH plans. In addition, ENSERCH provides a voluntary contributory investment plan to substantially all employees of LSEPO.

7. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

  The fair value of financial instruments, consisting primarily of cash, accounts receivable and accounts payable, approximated carrying value at December 31, 1995 and 1994.

8. MAJOR CUSTOMERS

  LSEPO derives all of its revenues from three limited partnerships, in each of which an ENSERCH affiliate holds the general partner's interest (see Notes 1 and 4).

  The percentage of LSEPO's total revenues, excluding reimbursement of expenses, from each of its three major customers is summarized below:

                                                                  1993 1994 1995
                                                                  ---- ---- ----
       Encogen One Partners Ltd. (Sweetwater plant).............. 31%  28%  25%
       Encogen Four Partners, L.P. (Buffalo plant)............... 38%  36%  35%
       Encogen Northwest, L.P. (Bellingham plant)................ 31%  36%  40%

                    LONE STAR ENERGY PLANT OPERATIONS, INC.

                  NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)

9. COMMITMENTS AND CONTINGENT LIABILITIES

  In the ordinary course of business, LSEPO is involved in certain legal proceedings. In the opinion of management, LSEPO will incur no liability from pending claims or suits that is considered material for financial reporting purposes.

10. PRO FORMA SHARES OUTSTANDING (UNAUDITED)

  In connection with the proposed merger of ENSERCH with TUC Holding Company, ENSERCH plans to merge the operations of LSEPO and Enserch Exploration, Inc. ("EEX"), a company approximately 83% owned by ENSERCH. LSEPO will be the surviving corporation of that merger (the "Merger"), in which its name will be changed to Enserch Exploration, Inc. ("New EEX"). In the Merger each outstanding share of EEX Common Stock will be converted into one share of New EEX Common Stock and the outstanding shares of LSEPO will be converted into a number of shares of New EEX Common Stock determined by dividing $7.0 million by the average of the closing sales prices of EEX Common Stock on the 15 trading days preceding the fifth trading day prior to the effective time of the Merger. A market price of EEX shares of $9.00 was assumed to determine the pro forma converted shares outstanding and to compute pro forma earnings per share.

                                                                         ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                    LONE STAR ENERGY PLANT OPERATIONS, INC.,

                           ENSERCH EXPLORATION, INC.,

                                      AND

                              ENSERCH CORPORATION



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

 ARTICLE I    CERTAIN DEFINITIONS.......................................   A-1
 ARTICLE II   THE MERGER................................................   A-5
 Section 2.1  The Merger................................................   A-5
 Section 2.2  Effective Time of the Merger..............................   A-5
 Section 2.3  Articles of Incorporation.................................   A-5
 Section 2.4  Bylaws....................................................   A-5
 Section 2.5  Rights....................................................   A-6
 Section 2.6  EEX Stock Plan............................................   A-6
 Section 2.7  Directors and Officers....................................   A-6
 Section 2.8  Effects of Merger.........................................   A-6
 ARTICLE III  CONVERSION OF SHARES......................................   A-6
 Section 3.1  Effect of Merger on Capital Stock.........................   A-6
 Section 3.2  Stock Certificates........................................   A-7
 ARTICLE IV   THE CLOSING...............................................   A-7
 Section 4.1  Closing...................................................   A-7
 ARTICLE V    REPRESENTATIONS AND WARRANTIES OF ENSERCH AND LSEPO.......   A-7
 Section 5.1  Organization and Qualification............................   A-7
 Section 5.2  Capitalization............................................   A-7
                      Authority; Non-Contravention; Statutory Approvals;
 Section 5.3  Compliance................................................   A-8
 Section 5.4  Financial Statements; Corporate Documents.................   A-9
                        Absence of Certain Changes or Events; Absence of
 Section 5.5  Undisclosed Liabilities...................................   A-9
 Section 5.6  Litigation................................................   A-9
 Section 5.7  Registration Statement and Proxy Statement................   A-9
 Section 5.8  Tax Matters...............................................  A-10
 Section 5.9  Employee Matters; ERISA...................................  A-10
 Section 5.10 Environmental Protection..................................  A-14
 Section 5.11 Vote Required.............................................  A-15
 Section 5.12 Insurance.................................................  A-15
 Section 5.13 O&M Agreements............................................  A-15
 ARTICLE VI   REPRESENTATIONS AND WARRANTIES OF EEX.....................  A-15
 Section 6.1  Organization and Qualification............................  A-15
 Section 6.2  Subsidiaries..............................................  A-15
 Section 6.3  Capitalization............................................  A-16
 Section 6.4  Authority; Non-Contravention; Statutory Approvals.........  A-16
 Section 6.5  Reports and Financial Statements..........................  A-17
                        Absence of Certain Changes or Events; Absence of
 Section 6.6  Undisclosed Liabilities...................................  A-17
 Section 6.7  Registration Statement and Proxy Statement................  A-18
 Section 6.8  Tax Matters...............................................  A-18
 Section 6.9  Employee Matters; ERISA...................................  A-18
 Section 6.10 Environmental Matters.....................................  A-22
 Section 6.11 Vote Required.............................................  A-22
 Section 6.12 Insurance.................................................  A-22
 ARTICLE VII  CONDUCT OF BUSINESS PENDING THE MERGER....................  A-22
 Section 7.1  Ordinary Course of Business...............................  A-22
 ARTICLE VIII ADDITIONAL AGREEMENTS.....................................  A-22
 Section 8.1  Access to Information.....................................  A-22
 Section 8.2  Proxy Statement and Registration Statement................  A-23
 Section 8.3  Shareholder Approval......................................  A-23

 Section 8.4  Directors' and Officers' Indemnification..................  A-24
 Section 8.5  Public Announcements......................................  A-24
 Section 8.6  Rule 145 Affiliates.......................................  A-24
 Section 8.7  Stock Option and Bonus Plans..............................  A-25
 Section 8.8  No Solicitations..........................................  A-25
 Section 8.9  Other Agreements..........................................  A-25
 Section 8.10 Covenant to Satisfy Conditions............................  A-25
 Section 8.11 Indemnification...........................................  A-26
 Section 8.12 Expenses..................................................  A-27
 Section 8.13 Capital Contribution......................................  A-27
 ARTICLE IX   CONDITIONS................................................  A-27
                     Conditions to Each Party's Obligation to Effect the
 Section 9.1  Merger....................................................  A-27
 Section 9.2  Conditions to Obligation of EEX to Effect the Merger......  A-28
 Section 9.3  Conditions to Obligation of LSEPO to Effect the Merger....  A-28
 ARTICLE X    TERMINATION, AMENDMENT AND WAIVER.........................  A-29
 Section 10.1 Termination...............................................  A-29
 Section 10.2 Effect of Termination.....................................  A-29
 Section 10.3 Amendment.................................................  A-30
 Section 10.4 Waiver....................................................  A-30
 ARTICLE XI   GENERAL PROVISIONS........................................  A-30
 Section 11.1 Survival; Remedies Not Affected by Knowledge..............  A-30
 Section 11.2 Notices...................................................  A-30
 Section 11.3 Miscellaneous.............................................  A-31
 Section 11.4 Interpretation............................................  A-31
 Section 11.5 Counterparts; Effect......................................  A-31
 Section 11.6 Parties in Interest.......................................  A-31
 Section 11.7 Specific Performance......................................  A-31
 Section 11.8 Further Assurances........................................  A-32

Annexes:
  Annex A-1--Agreement and Plan of Distribution
  Annex A-2--Revised and Amended 1996 Stock Incentive Plan
  Annex A-3--Tax Allocation Agreement
  Annex A-4--Tax Assurance Agreement

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER, dated as of September 10, 1996 (this "Agreement"), by and among (i) Lone Star Energy Plant Operations, Inc., a corporation formed under the laws of the State of Texas ("LSEPO") whose outstanding stock is beneficially wholly owned by ENSERCH Corporation, a corporation formed under the laws of the State of Texas ("ENSERCH"), (ii) Enserch Exploration, Inc., a corporation formed under the laws of the State of Texas ("EEX") whose outstanding common stock is approximately 83% beneficially owned by ENSERCH, and (iii) ENSERCH.

                               R E C I T A L S :

  WHEREAS, the respective Boards of Directors of LSEPO, EEX and ENSERCH have determined that it is advisable and in the best interests of their respective corporations that EEX shall merge with and into LSEPO (the "Merger") and that LSEPO shall be the surviving corporation of the Merger, in which the name of LSEPO shall be changed to Enserch Exploration, Inc. ("New EEX"); and

  WHEREAS, after the Merger, ENSERCH proposes to distribute all shares of New EEX then owned by ENSERCH to the shareholders of ENSERCH (the "Distribution"); and

  WHEREAS, for federal income tax purposes, it is intended that (i) the Merger shall be a reorganization described in Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder and (ii) the Distribution shall qualify as a tax-free distribution within the meaning of Section 355 of the Code;

  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                              Certain Definitions

  As used in this Agreement, the following terms shall have the following meanings:

  "Articles of Merger" shall have the meaning set forth in Section 2.2.

  "Business Day" shall mean any day other than a Saturday or Sunday on which national banks are open for business in Dallas, Texas.

  "Closing" and "Closing Date" shall have the meaning set forth in Section
4.1.

  "Code" shall have the meaning set forth in the third recital paragraph hereof.

  "Disclosure Schedules" shall mean the EEX Disclosure Schedule and the LSEPO Disclosure Schedule, collectively.

  "Distribution" shall have the meaning set forth in the second recital paragraph hereof.

  "Distribution Agreement" shall mean an Agreement and Plan of Distribution to be entered into among ENSERCH, EEX, LSEPO and Holding Company substantially in the form attached hereto as Annex A-1.

  "DLJ" shall mean Donaldson, Lufkin & Jenrette Securities Corporation.

  "EC/TUC Merger" shall mean the merger of a wholly owned subsidiary of Holding Company with and into TUC and the merger of a separate wholly owned subsidiary of Holding Company with and into ENSERCH pursuant to the EC/TUC Plan Merger.

  "EC/TUC Plan of Merger" shall mean an Amended and Restated Agreement and Plan of Merger dated as of April 13, 1996, among ENSERCH, TUC and Holding Company.

  "EEX" shall have the meaning set forth in the first paragraph hereof.

  "EEX Average Price" shall have the meaning set forth in Section 3.1(c).

  "EEX Benefit Plan" shall have the meaning set forth in Section 6.9(a)(ii).

  "EEX Common Stock" shall mean the common stock, par value $1.00 per share, of EEX.

  "EEX Disclosure Schedule" shall mean one or more schedules delivered by EEX to LSEPO concurrently with the execution and delivery of this Agreement to provide information in response to provisions hereof.

  "EEX Material Adverse Effect" shall mean a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), prospects or results of operations of EEX or on the consummation of the transactions contemplated by this Agreement.

  "EEX Indemnitee" shall have the meaning set forth in Section 8.4(a).

  "EEX Ratio" shall have the meaning set forth in Section 3.1(b).

  "EEX Required Consents" shall have the meaning set forth in Section
6.4(b)(iii).

  "EEX Required Statutory Approvals" shall have the meaning set forth in
Section 6.4(c).

  "EEX SEC Reports" shall have the meaning set forth in Section 6.5(b).

  "EEX Shareholders' Approval" shall have the meaning set forth in Section
6.11.

  "EEX Special Meeting" shall have the meaning set forth in Section 8.3(a)(i).

  "Effective Time" shall have the meaning set forth in Section 2.2.

  "ENSERCH" shall have the meaning set forth in the first paragraph hereof.

  "ENSERCH Common Stock" shall mean the common stock, par value currently $4.45 per share, of ENSERCH.

  "Environmental Claims" shall mean, with respect to any person, (a) any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation in writing by or from any person or entity (including any Governmental Authority), or (b) any oral information provided by a Governmental Authority that written action of the type described in the foregoing clause is in process, which (in case of either (a) or (b)) alleges potential liability (including potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by LSEPO or by EEX, (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

  "Environmental Laws" shall mean all federal, state and local laws, rules, regulations and guidances relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws and regulations relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

  "Environmental Permits" shall have the meaning set forth in Section 5.10(b).

  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

  "GAAP" shall mean generally accepted accounting principles.

  "Governmental Authority" shall mean any court, governmental or regulatory body (including a stock exchange or other self-regulatory body) or authority, domestic or foreign.

  "Hazardous Materials" shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, (b) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", or words of similar import, under any Environmental Law and (c) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which LSEPO or EEX operates.

  "Holding Company" shall mean TUC Holding Company, a Texas corporation owned 50% by TUC and 50% by ENSERCH.

  "Indemnified Party" shall have the meaning set forth in Section 8.11(b)(i).

  "Indemnifying Party" shall have the meaning set forth in Section 8.11(b)(i).

  "IRS" means Internal Revenue Service.

  "Joint Venture" shall mean, with respect to any person, any corporation or other entity (including partnerships and other business associations and joint ventures) in which such person or one or more of its Subsidiaries owns an equity interest that is less than a majority of any class of the outstanding voting securities or equity, other than equity interests held for passive investment purposes that are less than 5% of any class of the outstanding voting securities or equity.

  "LSEPO" shall have the meaning set forth in the first paragraph hereof.

  "LSEPO Benefit Plan" shall have the meaning set forth in Section 5.9(a)(ii).

  "LSEPO Common Stock" shall mean the currently outstanding shares of common stock of LSEPO, par value $.01 per share.

  "LSEPO Disclosure Schedule" shall mean one or more schedules delivered by LSEPO to EEX concurrently with the execution and delivery of this Agreement to provide information in response to provisions hereof.

  "LSEPO Financial Statements" shall have the meaning set forth in Section
5.4(a).

  "LSEPO Material Adverse Effect" shall mean a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), prospects or results of operations of LSEPO or on the consummation of the transactions contemplated by this Agreement.

  "LSEPO Ratio" shall have the meaning set forth in Section 3.1(c).

  "LSEPO Required Statutory Approvals" shall have the meaning set forth in
Section 5.3(c).

  "Merger" shall have the meaning set forth in the first recital paragraph hereof.

  "New EEX" shall have the meaning set forth in the first recital paragraph hereof.

  "New EEX Common Stock" shall mean the common stock of New EEX, par value $0.01 per share, which shall be issued in the Merger.

  "NYSE" shall mean the New York Stock Exchange, Inc.

  "O&M Agreements" shall mean (i) Operation and Maintenance Agreement dated as of February 1, 1988 between Encogen One Partners Ltd. and Lone Star Energy Company, as assigned to LSEPO by Assignment of Contract dated December 15, 1995, (ii) Operation and Maintenance Agreement dated as of December 31, 1990 between Encogen Four Partners, L.P. and Lone Star Energy Company, as operator, as assigned to LSEPO by Assignment of Contract dated October 1, 1992, and
(iii) Amended and Restated Operation and Maintenance Agreement dated as of December 15, 1992 between Encogen Northwest, L.P. and LSEPO, as operator.

  "PBGC" shall mean the Pension Benefit Guaranty Corporation.

  "person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, limited liability company, corporation, company, institution, entity, party or Governmental Authority.

  "Proxy Statement" shall have the meaning set forth in Section 5.7(a)(ii).

  "Proxy/Registration Statement" shall have the meaning set forth in Section 8.2(a)(i).

  "Registration Statement" shall have the meaning set forth in Section
5.7(a)(i).

  "Release" shall mean any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, subsurface, surface water, groundwater or property.

  "Representatives" shall have the meaning set forth in Section 8.1(a).

  "Rights" shall mean rights to purchase LSEPO stock prior to the Merger and New EEX stock after the Merger pursuant to the Rights Agreement dated as of September 10, 1996 between LSEPO and Harris Trust Company of New York, as Rights Agent (the "Rights Agreement").

  "Ruling" shall have the meaning set forth in Section 9.1(g).

  "SEC" shall mean the Securities and Exchange Commission.

  "Securities Act" shall mean the Securities Act of 1933, as amended.

  "Stock Plan" shall have the meaning set forth in Section 2.6.

  "Subsidiary" shall mean, with respect to any person, any corporation or other entity (including partnerships and other business associations) in which a person directly or indirectly owns at least a majority of the outstanding voting securities or other equity interests having the power, under ordinary circumstances, to elect a majority of the directors, or otherwise to direct the management and policies, of such corporation or other entity.

  "Surviving Corporation" shall have the meaning set forth in Section 2.1.

  "Takeover Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation, share exchange or other business combination involving LSEPO or EEX, or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, LSEPO or EEX, other than pursuant to the transactions contemplated by this Agreement.

  "Taxes" shall mean any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes, charges, fees, levies or other assessments, and any expenses incurred in connection with the determination, settlement or litigation of any liability for any of the foregoing.

  "Tax Return" shall mean any report, return or other information required to be supplied to a governmental entity with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes LSEPO or EEX.

  "TBCA" shall mean the Texas Business Corporation Act, as amended.

  "TUC" shall mean Texas Utilities Company, a Texas corporation.

  "Third Party Claim" shall have the meaning set forth in Section 8.11(b)(i).

  "Violation" shall have the meaning set forth in Section 5.3(b).

                                  ARTICLE II

                                  The Merger

  Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, EEX shall be merged with and into LSEPO in accordance with the provisions of Sections 5.01 and 5.03 of the TBCA. The separate corporate existence of EEX shall thereupon cease, and LSEPO shall be the surviving corporation of the Merger (the "Surviving Corporation") and shall continue its existence under the laws of the State of Texas, although the name of LSEPO as the Surviving Corporation shall be changed to "Enserch Exploration, Inc." as provided in Section 2.3.

  Section 2.2 Effective Time of the Merger. The parties acknowledge that it is their mutual desire and intent to consummate the Merger as soon as practicable after the date hereof. Accordingly, the parties shall use all reasonable efforts to bring about the satisfaction as soon as practicable of all the conditions specified in Article IX and otherwise to effect the consummation of the Merger as soon as practicable. Subject to the terms hereof, as soon as practicable after all of the conditions set forth in Article IX shall have been satisfied or waived, the parties hereto will cause the Merger to be consummated by the filing with the Secretary of State of the State of Texas, in accordance with the TBCA, of articles of merger (the "Articles of Merger") in such form as is required by, and executed in accordance with, the relevant provisions of the TBCA. The Merger shall become effective at such time (the "Effective Time") as the Secretary of State of the State of Texas shall, upon such filing of the Articles of Merger, issue a certificate of merger in respect of the Merger.

  Section 2.3 Articles of Incorporation. The Restated Articles of
Incorporation of LSEPO as in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until duly amended, except that the name of the Surviving Corporation shall be changed to Enserch Exploration, Inc. upon and by virtue of the filing of the Articles of Merger in accordance with Section 2.2 and without any further act or deed.

  Section 2.4 Bylaws. The Bylaws of LSEPO as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended.

  Section 2.5 Rights. The Rights Agreement shall survive the effectiveness the Merger and the Rights shall be issued in respect of all shares of New EEX Common Stock issued in the Merger upon conversion of EEX Common Stock or LSEPO Common Stock.

  Section 2.6 EEX Stock Plan. The EEX Stock Incentive Plan of 1994 (the "Stock Plan") shall be amended and restated to provide in its entirety as set forth in Annex A-2 hereto and, as so amended and restated, shall survive the Merger and become the Revised and Amended 1996 Stock Incentive Plan of New EEX and the provisions of Section 8.7 hereof shall be applicable thereto. Options granted by EEX under the Stock Plan and outstanding at the Effective Time shall become options to purchase the same number of shares of New EEX Common Stock for the same exercise price and otherwise on the same terms and conditions as provided in such options.

  Section 2.7. Directors and Officers. Until changed pursuant to the Articles of Incorporation and Bylaws of the Surviving Corporation, (a) the number of Directors of the Surviving Corporation shall be a number equal to the sum of
(i) the number of directors of EEX in office at the Effective Time and (ii) the number of directors of LSEPO, minus one, in office at the Effective Time, and (b) the Board of Directors of the Surviving Corporation shall consist of
(i) the individuals serving as directors of EEX at the Effective Time and (ii) the individuals serving as directors of LSEPO at the Effective Time. Until changed pursuant to the Bylaws of the Surviving Corporation, the officers of EEX in office at the Effective Time shall be the officers of the Surviving Corporation.

  Section 2.8 Effects of Merger. The Merger shall have the effects set forth in this Agreement and Section 5.06 of the TBCA.

                                  ARTICLE III

                             Conversion of Shares

  Section 3.1 Effect of Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of LSEPO or EEX:

    (a) Cancellation of Certain EEX Common Stock. Each share of EEX Common Stock that is owned by LSEPO, owned or held in treasury by EEX, or owned by any of EEX's Subsidiaries shall be canceled and cease to exist.

    (b) Conversion of Certain EEX Common Stock. Each issued and outstanding share of EEX Common Stock (other than shares of EEX Common Stock canceled pursuant to Section 3.1(a)) shall be converted into one share of duly authorized, validly issued, fully paid and nonassessable New EEX Common Stock (and the accompanying Rights) (the "EEX Ratio"). Upon such conversion, all such shares of EEX Common Stock shall be canceled and cease to exist, and the holder of a certificate representing such shares shall cease to have any rights with respect thereto, except the right to receive the number of whole shares of New EEX Common Stock (and the accompanying Rights) to be issued in consideration therefor.

    (c) Conversion of LSEPO Common Stock. The 10 issued and outstanding shares of LSEPO Common Stock (and the accompanying Rights) shall be converted into the number of shares of duly authorized, validly issued, fully paid and nonassessable New EEX Common Stock (and the accompanying Rights) or fraction of a share (rounded to the nearest 1/1000th) (the "LSEPO Ratio") equal to the quotient obtained by dividing $7,000,000 by the average of the closing sales prices of EEX Common Stock on the New York Stock Exchange Consolidated Transactions Tape on each of the 15 consecutive trading days preceding the fifth trading day prior to the Effective Time (the "EEX Average Price"). Upon such conversion, all such shares of LSEPO Common Stock shall be canceled and cease to exist, and the holder of a certificate representing such shares shall cease to have any rights with respect thereto, except the right to receive the number of whole shares of New EEX Common Stock (and the accompanying Rights) to be issued in consideration therefor. No fractional shares of New EEX Common Stock shall be issued in the Merger and, in lieu thereof, the holder of any LSEPO Common Stock that would have otherwise been converted into a fractional share of New EEX Common Stock shall be entitled to receive cash equal to such fraction times the EEX Average Price.

  Section 3.2 Stock Certificates.

  (a) EEX Common Stock. The certificates evidencing the shares of EEX Common Stock outstanding at the Effective Time shall evidence the same number of shares of New EEX Common Stock immediately after the Effective Time, and it shall not be necessary for holders of shares of EEX Common Stock to exchange the certificates evidencing their shares for new certificates to evidence their shares of New EEX Common Stock resulting from the Merger.

  (b) LSEPO Common Stock. As soon as practicable after the Effective Time, the holder of the LSEPO Common Stock converted into shares of New EEX Common Stock in the Merger shall, upon surrender of the certificate(s) evidencing such LSEPO Common Stock, be entitled to receive one or more certificates representing the number of shares of New EEX Common Stock into which the shares of LSEPO Common Stock have been converted pursuant to Section 3.1(c).

                                  ARTICLE IV

                                  The Closing

  Section 4.1 Closing. The closing of the Merger (the "Closing") shall take place at the place and time and on the date upon which LSEPO, EEX and ENSERCH shall mutually agree (the "Closing Date").

                                   ARTICLE V

              Representations and Warranties of ENSERCH and LSEPO

  LSEPO and ENSERCH jointly and severally represent and warrant to EEX as follows:

  Section 5.1 Organization and Qualification. Each of LSEPO and ENSERCH is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. LSEPO has no Subsidiaries. LSEPO has all requisite corporate power and authority, and is duly authorized by all necessary regulatory approvals and orders, to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business as a foreign corporation in the States of New York and Washington and in each other jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary.

  Section 5.2 Capitalization.

  (a) As of the date hereof, the authorized capital stock of LSEPO consists of 1,000 shares of common stock, par value $.01 per share.

  (b) As of the date hereof, 10 shares of LSEPO Common Stock are issued and outstanding.

  (c) All of the issued and outstanding shares of capital stock of LSEPO are validly issued, fully paid and nonassessable and none of such stock was issued in violation of preemptive rights.

  (d) Except for the Rights, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating LSEPO to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of LSEPO or obligating LSEPO to grant, extend or enter into any such agreement or commitment.

  Section 5.3 Authority; Non-Contravention; Statutory Approvals; Compliance.

  (a) Authority.

    (i) Each of LSEPO and ENSERCH has all requisite power and authority to enter into this Agreement and, subject to the LSEPO Required Statutory Approvals, to consummate the transactions contemplated hereby.

    (ii) The execution and delivery of this Agreement and the consummation by LSEPO of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of LSEPO and ENSERCH.

    (iii) This Agreement has been duly and validly executed and delivered by each of LSEPO and ENSERCH and, assuming the due authorization, execution and delivery hereof by EEX, constitutes a valid and binding obligation of LSEPO and ENSERCH, enforceable against each of them in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceedings may be brought.

  (b) Non-Contravention. The execution and delivery of this Agreement by LSEPO and ENSERCH do not, and the consummation of the transactions contemplated hereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time or both) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets (any such violation, conflict, breach, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") of, LSEPO or ENSERCH, under any provisions of

    (i) the articles of incorporation, bylaws or similar governing documents of LSEPO or ENSERCH, or

    (ii) subject to obtaining the LSEPO Required Statutory Approvals, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to LSEPO or ENSERCH or any of their respective properties or assets, or

    (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which LSEPO or ENSERCH is now a party or by which it or any of their respective properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such Violations as would not, in the aggregate, reasonably likely have an LSEPO Material Adverse Effect.

  (c) Statutory Approvals. Except as set forth in Section 5.3(c) of the LSEPO Disclosure Schedule, no declaration, filing or registration with, or notice to or authorization, consent or approval of any Governmental Authority is necessary for the execution and delivery of this Agreement by LSEPO or ENSERCH or the consummation by LSEPO of the transactions contemplated hereby, the failure to obtain, make or give which would reasonably likely have an LSEPO Material Adverse Effect (the "LSEPO Required Statutory Approvals"), it being understood that references in this Agreement to "obtaining" such LSEPO Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notice; obtaining such consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law.

  (d) Compliance.

    (i) Except as set forth in Sections 5.3(d) or 5.10 of the LSEPO Disclosure Schedule, LSEPO is not in violation of or under investigation with respect to, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for violations that do not have, and, would not reasonably likely have, an LSEPO Material Adverse Effect.

    (ii) Except as set forth in Sections 5.3(d) or 5.10 of the LSEPO Disclosure Schedule, LSEPO has all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct its business as currently conducted, except those the failure to obtain which would not reasonably likely have an LSEPO Material Adverse Effect.

  Section 5.4 Financial Statements; Corporate Documents.

  (a) Section 5.4 of the LSEPO Disclosure Schedule contains: (a) an audited balance sheet of LSEPO for the year ended December 31, 1995, and the related audited statements of income, changes in shareholder's equity, and cash flow for the fiscal year then ended, and (b) an unaudited balance sheet of LSEPO as at June 30, 1996 and the related unaudited consolidated statements of income, changes in shareholder's equity, and cash flow for the six months then ended, including in each case the notes thereto (collectively, the "LSEPO Financial Statements"). The LSEPO Financial Statements and notes fairly present the financial condition and the results of operations, changes in shareholder's equity, and cash flow of LSEPO as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, have an LSEPO Material Adverse Effect) and the absence of notes (that, if presented, would not differ materially from those included in the LSEPO Financial Statements).

  (b) True, accurate and complete copies of the Restated Articles of Incorporation and Bylaws of LSEPO, as in effect on the date hereof, have been delivered to EEX.

  Section 5.5 Absence of Certain Changes or Events; Absence of Undisclosed Liabilities.

  (a) Except as set forth in Section 5.5 of the LSEPO Disclosure Schedule, from December 31, 1995 through the date hereof LSEPO has conducted its business only in the ordinary course of business consistent with past practice and there has not been, and no fact or condition exists that would reasonably likely have, an LSEPO Material Adverse Effect.

  (b) LSEPO has no liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a corporate balance sheet, except liabilities, obligations or contingencies (i) that are accrued or reserved against in the consolidated financial statements of LSEPO or reflected in the notes thereto for the year ended December 31, 1995, or (ii) that were incurred after December 31, 1995 in the ordinary course of business and would not reasonably likely have an LSEPO Material Adverse Effect.

  Section 5.6 Litigation. Except as set forth in Sections 5.6 or 5.10 of the LSEPO Disclosure Schedule, there are no claims, suits, actions or proceedings, pending or, to the knowledge of LSEPO or ENSERCH, threatened, nor are there, to the knowledge of LSEPO or ENSERCH, any investigations or reviews pending or threatened against, relating to or affecting LSEPO, or judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to LSEPO, that would reasonably likely have an LSEPO Material Adverse Effect.

  Section 5.7 Registration Statement and Proxy Statement.

  (a) None of the information supplied or to be supplied by or on behalf of LSEPO for inclusion or incorporation by reference in:

    (i) the registration statement on Form S-4 to be filed with the SEC by LSEPO in connection with the issuance of shares of capital stock of New EEX in the Merger (the "Registration Statement") will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact with respect to LSEPO required to be stated therein or necessary to make the statements therein with respect to LSEPO not misleading, and

    (ii) the proxy statement in definitive form relating to the meeting of shareholders of EEX to be held in connection with the Merger and the prospectus relating to the New EEX Common Stock to be issued in the

  Merger (the "Proxy Statement") will, at the date mailed to such shareholders and, as the same may be amended or supplemented, at the time of such meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein in light of the circumstances under which they are made, not misleading.

  (b) Each of the Registration Statement and the Proxy Statement will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

  Section 5.8 Tax Matters.

  (a) LSEPO has filed (i) within the time and in the manner prescribed by law, all required income Tax Returns, Texas franchise Tax Returns and other Tax Returns calculated on or with reference to income, profits, earnings or gross receipts and all other Tax Returns required to be filed that would report a material amount of Tax, (ii) paid all Taxes that are shown on such Tax Returns as due and payable within the time and in the manner prescribed by law except for those being contested in good faith and for which adequate reserves have been established, and (iii) paid all Taxes otherwise required to be paid.

  (b) As of the date hereof, there are no claims, assessments, audits or administrative or court proceedings pending against LSEPO for any alleged deficiency in Tax, and LSEPO has not executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

  (c) LSEPO has established adequate accruals for Taxes and for any liability for deferred Taxes in the LSEPO Financial Statements in accordance with GAAP.

  (d) Each of LSEPO, EEX and ENSERCH agrees to treat the Merger as a fully tax-free reorganization under Section 368(a)(1)(A) of the Code.

  Section 5.9 Employee Matters; ERISA.

  (a) Benefit Plans.

    (i) Section 5.9(a) of the LSEPO Disclosure Schedule contains a true and complete list, as of the date hereof, of:

      (A) each "employee benefit plan" within the meaning of Section 3(3) of ERISA that has been adopted, approved or implemented by ENSERCH in which LSEPO participates;

      (B) each plan, program, policy, or arrangement not listed in (A) above that provides for bonuses, profit-sharing, incentive compensation, deferred compensation, equity-based compensation (including stock options, restricted stock, stock appreciation rights, performance units, and dividend equivalents), holiday pay, vacation pay, severance pay, sick pay, disability benefits, dependent care benefits, flexible benefits (including any cafeteria plan governed by Section 125 of the Code), paid or unpaid leave (including sick leave, parental leave, military leave, and bereavement leave), tuition assistance, relocation or any similar type of benefits, that has been adopted, approved, or implemented by LSEPO (including any such plan, program, policy, or arrangement that has been terminated before the date hereof, if LSEPO could have statutory or contractual liability with respect to the arrangement on or after the date hereof); and

      (C) each employment contract, severance contract, parachute agreement, or other personal service contract or arrangement with or covering a current or former officer or director of LSEPO; and any other employment contracts, severance contracts, parachute agreements, or personal service contracts or arrangements covering current or former employees or independent contractors with respect to which (individually or in the aggregate) LSEPO is reasonably likely to have liability on or after the date hereof that could give rise to an LSEPO Material Adverse Effect.

    (ii) For purposes of this Agreement, "LSEPO Benefit Plan" shall mean each benefit plan, program, policy, contract and arrangement described in subsections (i)(A), (B) and (C) above (whether or not terminated). LSEPO has not adopted any "employee benefit plan" within the meaning of Section 3(3) of ERISA, or any similar plan, program, policy or program for employees, directors or others who have provided services to or for the benefit of LSEPO, which is not listed in Section 5.9(a) of the LSEPO Disclosure Schedule.

    (iii) With respect to each LSEPO Benefit Plan, Section 5.9(a) of the LSEPO Disclosure Schedule fully and accurately identifies the source or sources of benefit payments under the plan (including, where applicable, the identity of any trust (whether or not a grantor trust), insurance contract, custodial account, agency agreement, or other arrangement that holds the assets of, or serves as a funding vehicle or source of benefits for, such LSEPO Benefit Plan).

  (b) Contributions. Except with respect to those exceptions in existence as of the date hereof and set forth in Section 5.9(b) of the LSEPO Disclosure Schedule, all material contributions and other material payments required to have been made by LSEPO pursuant to any LSEPO Benefit Plan have been timely made or the amount of such payment or contribution obligation has been reflected in the LSEPO Financial Statements.

  (c) Qualification; Compliance. Except as set forth in Section 5.9(c) of the LSEPO Disclosure Schedule:

    (i) Each LSEPO Benefit Plan that is intended to be "qualified" within the meaning of Code Section 401(a) currently meets all material requirements under the Code and has received a favorable determination letter from the IRS to such effect, or application for such a determination has been made prior to the expiration of the applicable remedial amendment period.

    (ii) LSEPO is in compliance with, and each LSEPO Benefit Plan is and has been operated in compliance with, all applicable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code, except for violations that would not be reasonably likely to have an LSEPO Material Adverse Effect.

    (iii) To the knowledge of LSEPO, no individual or entity has engaged in any transaction with respect to any LSEPO Benefit Plan as a result of which any such plan, LSEPO could reasonably expect to be subject to liability pursuant to ERISA Section 409 or Section 502, or subject to an excise tax pursuant to Code Section 4975, which would in either case be reasonably likely to have an LSEPO Material Adverse Effect.

    (iv) To the knowledge of LSEPO and ENSERCH,

      (A) no LSEPO Benefit Plan is subject to any ongoing audit, investigation, or other administrative proceeding of the IRS, the Department of Labor, or any other federal, state, or local government entity, and

      (B) no LSEPO Benefit Plan is the subject of any pending application for administrative relief under any voluntary compliance program of any governmental entity (including, without limitation, the IRS's Voluntary Compliance Resolution Program or Walk-In Closing Agreement Program, or the Department of Labor's Delinquent Filer Voluntary Compliance Program.

  (d) Liabilities. Except as set forth in Section 5.9(d) of the LSEPO Disclosure Schedule, with respect to the LSEPO Benefit Plans, individually and in the aggregate, no termination or partial termination of any LSEPO Benefit Plan or other event has occurred, and, to the knowledge of LSEPO, there exists no condition or set of circumstances, that could subject LSEPO to any liability arising under the Code, ERISA, or any other applicable law (including, without limitation, any liability to or under any such plan or to the PBGC, or under any indemnity agreement to which LSEPO is a party, which liability would be reasonably likely to have an LSEPO Material Adverse Effect (excluding liability for benefit claims and funding obligations payable in the ordinary course and liability for PBGC insurance premiums payable in the ordinary course).

  (e) Welfare Plans. Except as set forth in Section 5.9(e) of the LSEPO Disclosure Schedule, no LSEPO Benefit Plan that is a "welfare plan" (within the meaning of ERISA Section 3(1) provides benefits for any retired or former employees (other than as required pursuant to ERISA Section 601).

  (f) Documents Made Available. LSEPO has made available to EEX a true and correct copy of each collective bargaining agreement to which LSEPO is a party or under which LSEPO has obligations; and, with respect to each LSEPO Benefit Plan, LSEPO has made available to EEX a true and correct copy of each of the following, as applicable:

    (i) the current plan document (including all amendments adopted since the most recent restatement) and its most recently prepared summary plan description and all summaries of material modifications prepared since the most recent summary plan description,

    (ii) annual reports or Code Section 6039D information returns (IRS Form 5500 Series), including financial statements for the last three years,

    (iii) each related trust agreement, insurance contract, service provider contract or investment management agreement (including all amendments to each such document),

    (iv) the most recent IRS determination letter with respect to the qualified status under Code Section 401(a) of such plan, and

    (v) actuarial reports or valuations for the last three years.

  (g) Payments Resulting From Merger. Other than as set forth in Section 5.9(g) of the LSEPO Disclosure Schedule, the consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any

    (i) payment (whether of severance pay or otherwise) becoming due from LSEPO or EEX to any current or former officer or director thereof or to the trustee under any "rabbi trust" or other funding arrangement,

    (ii) benefit under any LSEPO Benefit Plan being established or becoming accelerated, vested or payable, except for a payment or benefit that would have been payable under the same terms and conditions without regard to the transactions contemplated by this Agreement, or

    (iii) payment (whether of severance pay or otherwise) becoming due from EEX or LSEPO to any current or former employee of LSEPO.

  (h) Funded Status of Plans. Except as set forth in Section 5.9(h) of the LSEPO Disclosure Schedule, (i) each LSEPO Benefit Plan has assets that, as of the date hereof, have a fair market value equal to or exceeding the present value of the accrued benefit obligations thereunder on a termination basis, as of the date hereof, based on the actuarial methods, tables and assumptions theretofore utilized by such plan's actuary in preparing such plan's most recently prepared actuarial valuation report, except to the extent that applicable law would require the use of different actuarial assumptions if such plan was to be terminated as of the date hereof, and (ii) no LSEPO Benefit Plan has incurred any "accumulated funding deficiency" (within the meaning of ERISA Section 302).

  (i) Multiemployer Plans.

    (i) Except as set forth in Section 5.9(i) of the LSEPO Disclosure Schedule, no LSEPO Benefit Plan is or was a "multiemployer plan" (within the meaning of ERISA Section 4001(a)(3) or Code Section 414(f)), or a "multiple employer welfare arrangement" (within the meaning of ERISA
  Section 3(40)); and LSEPO has not been obligated to contribute to, or otherwise has or has had any liability with respect to, any multiemployer plan, multiple employer plan, or multiple employer welfare arrangement.

    (ii) With respect to any LSEPO Benefit Plan that is listed in Section 5.9(i) of the LSEPO Disclosure Schedule as a multiemployer plan, LSEPO has not made or incurred a "complete withdrawal" or a "partial withdrawal," as such terms are defined in ERISA Sections 4203 and 4205, therefrom at any time during the six calendar year period immediately preceding the date of this Agreement and the transactions contemplated by the Agreement will not, in and of themselves, give rise to such a "complete withdrawal" or "partial withdrawal."

  (j) Modification or Termination of Plans. Except as set forth in Section 5.9(j) of the LSEPO Disclosure Schedule;

    (i) LSEPO is not subject to any legal, contractual, equitable or other obligation to establish as of any date any employee benefit plan of any nature, including (without limitation) any pension, profit sharing, welfare, post-retirement welfare, stock option, stock or cash award, non-qualified deferred compensation or executive compensation plan, policy or practice; and

    (ii) LSEPO (with the consent of ENSERCH) has the right to, in any manner, and without the consent of any employee, beneficiary or dependent, employees' organization or other person, terminate, modify or amend any LSEPO Benefit Plan (or its participation in any such LSEPO Benefit Plan) at any time sponsored or maintained by ENSERCH and contributed to by LSEPO, effective as of any date before, on or after the Effective Time except to the extent that any retroactive amendment would be prohibited by ERISA
  Section 204(g) or would adversely affect a vested accrued benefit or a previously granted award under any such Plan not subject to ERISA Section 204(g).

  (k) Reportable Events; Claims. Except as set forth in Section 5.9(k) of the LSEPO Disclosure Schedule:

    (i) no event constituting a "reportable event" (within the meaning of ERISA Section 4043(c)), for which the 30-day notice requirement or penalty has not been waived by the PBGC, has occurred with respect to any LSEPO Benefit Plan, and

    (ii) no liability, claim, action or litigation has been made, commenced or, to the knowledge of LSEPO, threatened, by or against LSEPO with respect to any LSEPO Benefit Plan (other than for benefits or PBGC premiums payable in the ordinary course)

that would reasonably likely have an LSEPO Material Adverse Effect.

  (l) Labor Agreements. Except as set forth in Section 5.9(l) of the LSEPO Disclosure Schedule:

    (i) LSEPO is not a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, and there is no current union representation question involving employees of LSEPO, nor does LSEPO know of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees;

    (ii) there is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure against LSEPO pending, or to the knowledge of LSEPO, threatened, that has, or would be reasonably likely to have, an LSEPO Material Adverse Effect;

    (iii) there is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against LSEPO pending, or to the knowledge of LSEPO, threatened, that has, or would be reasonably likely to have, an LSEPO Material Adverse Effect;

    (iv) there is no strike, dispute, slowdown, work stoppage or lockout pending, or to the knowledge of LSEPO, threatened, against or involving LSEPO that has, or would be reasonably likely to have, an LSEPO Material Adverse Effect;

    (v) LSEPO is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except for non-compliance that does not have, and would not be reasonably likely to have, an LSEPO Material Adverse Effect; and

    (vi) there is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of LSEPO or ENSERCH, threatened, in respect to which any current or former director, officer, employee or agent of LSEPO is or may be entitled to claim indemnification from LSEPO pursuant to its articles of incorporation or by-laws, as provided in the indemnification agreements listed on Section 5.9(l) of the LSEPO Disclosure Schedule or pursuant to applicable Texas or other law that has, or would be reasonably likely to have, an LSEPO Material Adverse Effect.

  Section 5.10 Environmental Protection.

  (a) Compliance.

    (i) LSEPO is in compliance with all applicable Environmental Laws, except where the failure to be so in compliance would not reasonably likely have an LSEPO Material Adverse Effect.

    (ii) Neither LSEPO nor ENSERCH has received any written communication from any person or Governmental Authority that alleges that LSEPO is not in compliance with applicable Environmental Laws, except where the failure to be so in compliance would not reasonably likely have an LSEPO Material Adverse Effect.

  (b) Environmental Permits. LSEPO has obtained or applied for all environmental, health and safety permits and authorizations (collectively, "Environmental Permits") necessary for the conduct of its operations, and all such permits are in good standing or, where applicable, a renewal application has been timely filed, is pending and agency approval is expected to be obtained, and LSEPO is in compliance with all terms and conditions of all such Environmental Permits and is not required to make any expenditure in order to obtain or renew any Environmental Permits, except where the failure to obtain or be in compliance with such Environmental Permits and the requirement to make such expenditures would not reasonably likely have an LSEPO Material Adverse Effect.

  (c) Environmental Claims. There is no Environmental Claim pending, or to the knowledge of LSEPO or ENSERCH, threatened

    (i) against LSEPO,

    (ii) against any person or entity whose liability for any Environmental Claim LSEPO has or may have retained or assumed either contractually or by operation of law, or

    (iii) against any real or personal property or operations that LSEPO owns, leases or manages, in whole or in part,

that, if adversely determined, would be reasonably likely to have an LSEPO Material Adverse Effect.

  (d) Releases. LSEPO and ENSERCH have no knowledge of any Release of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against LSEPO, or against any person or entity whose liability for any Environmental Claim LSEPO has or may have retained or assumed either contractually or by operation of law, except for Releases of Hazardous Materials the liability for which would not reasonably likely have an LSEPO Material Adverse Effect.

  (e) Predecessors. LSEPO and ENSERCH have no knowledge, with respect to any predecessor of LSEPO, of any Environmental Claims pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claims that would have, or that would reasonably likely have, an LSEPO Material Adverse Effect.

  (f) Disclosure. LSEPO and ENSERCH have disclosed to EEX all material facts that they reasonably believe form the basis of an LSEPO Material Adverse Effect arising from the cost of pollution control equipment currently required or known to be required in the future, current remediation costs or remediation costs known to be required in the future, or any other environmental matter affecting LSEPO that would have, or that would reasonably likely have, an LSEPO Material Adverse Effect.

  Section 5.11 Vote Required. No further vote or consent of any holder of any class or series of the capital stock of LSEPO, which has not been obtained, is required to approve this Agreement, the Merger and the other transactions contemplated hereby.

  Section 5.12 Insurance. LSEPO is, and has been continuously since March 31, 1992, insured in such amounts and against such risks and losses as are customary for companies conducting the businesses conducted by LSEPO during such time period. Neither ENSERCH nor LSEPO has received any notice of cancellation or termination with respect to any material insurance policy insuring LSEPO. All material policies applicable to LSEPO are valid and enforceable policies and will continue to cover New EEX after the Merger.

  Section 5.13 O&M Agreements. Except as set forth in Section 5.13 of the LSEPO Disclosure Schedule, (a) each of the O&M Agreements is in full force and effect and is valid and enforceable against each of the parties thereto in accordance with it terms, (b) LSEPO is, and at all times since the earlier of the time it became assignee thereof or commenced performance thereunder been, in full compliance with all applicable terms and requirements of each of the O&M Agreements, (c) each other person that has or had any obligation or liability under any of the O&M Agreements is, and at all times has been, in full compliance with all applicable terms and requirements of each of the O&M Agreements under which it is or was obligated or liable, (d) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give LSEPO or any other person the right to declare a default or exercise any remedy under, or to cancel, terminate or modify, any of the O&M Agreements,
(e) LSEPO has not given to or received from any other person any notice or other communication (whether written or oral) regarding any actual, alleged, possible or potential violation or breach or, or default under, any of the O&M Agreements, and (f) there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to LSEPO under any of the O&M Agreements.

                                  ARTICLE VI

                     Representations and Warranties of EEX

  EEX represents and warrants to LSEPO as follows:

  Section 6.1 Organization and Qualification. EEX is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and each of EEX's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdictions of incorporation. Each of EEX and its Subsidiaries has requisite corporate power and authority, and is duly authorized by all necessary regulatory approvals and orders, to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than such failures which, when taken together with all other such failures, will not have an EEX Material Adverse Effect.

  Section 6.2 Subsidiaries.

  All of the issued and outstanding shares of capital stock of each Subsidiary of EEX are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by EEX free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement commitment.

  Section 6.3 Capitalization.

  (a) As of the date hereof, the authorized capital stock of EEX consists of 200,000,000 shares of EEX Common Stock and 2,000,000 shares of preferred stock, of no par value.

  (b) As of the close of business on September 1, 1996, there were issued and outstanding (i) 125,935,641 shares of EEX Common Stock and (ii) no shares of preferred stock of EEX.

  (c) All of the issued and outstanding shares of the capital stock of EEX are validly issued, fully paid and nonassessable and none of such stock was issued in violation of preemptive rights.

  (d) Except as set forth in Section 6.3 of the EEX Disclosure Schedule, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating EEX to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of EEX or obligating EEX to grant, extend or enter into any such agreement or commitment.

  Section 6.4 Authority; Non-Contravention; Statutory Approvals.

  (a) Authority.

    (i) EEX has all requisite power and authority to enter into this Agreement and, subject to the EEX Shareholders' Approval and the EEX Required Statutory Approvals, to consummate the transactions contemplated hereby.

    (ii) The execution and delivery of this Agreement and the consummation by EEX of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of EEX.

    (iii) This Agreement has been duly and validly executed and delivered by EEX and, assuming the due authorization, execution and delivery hereof by ENSERCH and LSEPO, constitutes the valid and binding obligation of EEX, enforceable against EEX in accordance with its terms, except as would be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceeding therefor may be brought.

  (b) Non-Contravention. Except as set forth in Section 6.4(b) of the EEX Disclosure Schedule, the execution and delivery of this Agreement by EEX do not, and the consummation of the transactions contemplated hereby will not, result in any Violation by EEX or any of its Subsidiaries or, to the knowledge of EEX, any of its Joint Ventures, under any provisions of

    (i) the articles of incorporation, bylaws or similar governing documents of EEX or any of its Subsidiaries or Joint Ventures,

    (ii) subject to obtaining the EEX Required Statutory Approvals, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to EEX or any of its Subsidiaries or Joint Ventures or any of their respective properties or assets, or

    (iii) subject to obtaining the third-party consents or other approvals set forth in Section 6.4(b) of the EEX Disclosure Schedule (the "EEX Required Consents"), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which EEX or any of its Subsidiaries or Joint Ventures is now a party or by which it or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such Violations as would not, in the aggregate, reasonably likely have an EEX Material Adverse Effect.

  (c) Statutory Approvals. Except as set forth in Section 6.4(c) of the EEX Disclosure Schedule, no declaration, filing or registration with, or notice to or authorization, consent or approval of any Governmental Authority is necessary for the execution and delivery of this Agreement by EEX or the consummation by EEX of the transactions contemplated hereby, the failure to obtain, make or give which would reasonably likely have an EEX Material Adverse Effect (the "EEX Required Statutory Approvals"), it being understood that references in this Agreement to "obtaining" such EEX Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notice; obtaining such consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law.

  Section 6.5 Reports and Financial Statements.

  (a) Since January 1, 1995, the filings required to be made by EEX and its Subsidiaries under the Securities Act and the Exchange Act have been filed, respectively, as required by each such law or regulation, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, and EEX and its Subsidiaries have complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder.

  (b) EEX has made available to LSEPO a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by EEX with the SEC since January 1, 1995 (such documents as filed, and any and all amendments thereto, the "EEX SEC Reports").

  (c) The EEX SEC Reports, including without limitation any financial statements or schedules included therein, and all forms, reports or other documents filed by EEX with the SEC after the date hereof, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (d) The audited consolidated financial statements and unaudited interim financial statements of EEX included in the EEX SEC Reports have been prepared, and the audited consolidated financial statements and unaudited interim financial statements of EEX as included in all forms, reports or other documents filed with the SEC after the date hereof will be prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q) and fairly present in all material respects the financial position of EEX as of the respective dates thereof or the results of operations and cash flows for the respective periods then ended, as the case may be, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments.

  (e) True, accurate and complete copies of the Articles of Incorporation and Bylaws of EEX, as in effect on the date hereof, have been delivered to LSEPO.

  Section 6.6 Absence of Certain Changes or Events; Absence of Undisclosed Liabilities.

  (a) Except as set forth in the EEX SEC Reports or Section 6.6 of the EEX Disclosure Schedule, from December 31, 1995 through the date hereof EEX and each of its Subsidiaries has conducted its business only in the ordinary course of business consistent with past practice and there has not been, and no fact or condition exists, that would reasonably likely have, an EEX Material Adverse Effect.

  (b) Neither EEX nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated corporate balance sheet, except liabilities, obligations or contingencies that are accrued or reserved against in the consolidated financial statements of EEX or reflected in the notes thereto for the year ended December 31, 1995, or that were incurred after December 31, 1995 in the ordinary course of business and would not reasonably likely have an EEX Material Adverse Effect.

  Section 6.7 Registration Statement and Proxy Statement.

  (a) None of the information supplied or to be supplied by or on behalf of EEX for inclusion or incorporation by reference in

    (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and

    (ii) the Proxy Statement will, at the date mailed to the shareholders of EEX and, as the same may be amended or supplemented, at the time of the meeting of such shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact with respect to EEX or its Subsidiaries necessary in order to make the statements therein with respect to EEX or its Subsidiaries, in light of the circumstances under which they are made, not misleading.

  (b) Each of the Registration Statement and the Proxy Statement, as of such respective dates, will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

  Section 6.8 Tax Matters.

  (a) EEX has filed (i) within the time and in the manner prescribed by law, all required income Tax Returns, Texas franchise Tax Returns and other Tax Returns calculated on or with reference to income, profits, earnings or gross receipts and all other Tax Returns required to be filed that would report a material amount of Tax, (ii) paid all Taxes that are shown on such Tax Returns as due and payable within the time and in the manner prescribed by law except for those being contested in good faith and for which adequate reserves have been established, and (iii) paid all Taxes otherwise required to be paid.

  (b) As of the date hereof, there are no claims, assessments, audits or administrative or court proceedings pending against EEX for any alleged deficiency in Tax, and EEX has not executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

  (c) EEX has established adequate accruals for Taxes and for any liability for deferred Taxes in the EEX Financial Statements in accordance with GAAP.

  Section 6.9 Employee Matters; ERISA.

  (a) Benefit Plans.

    (i) Section 6.9(a) of the EEX Disclosure Schedule contains a true and complete list, as of the date hereof, of:

      (A) each "employee benefit plan" within the meaning of Section 3(3) of ERISA that has been adopted, approved or implemented by ENSERCH in which EEX participates;

      (B) each plan, program, policy, or arrangement not listed in (A) above that provides for bonuses, profit-sharing, incentive compensation, deferred compensation, equity-based compensation (including stock options, restricted stock, stock appreciation rights, performance units, and dividend equivalents), holiday pay, vacation pay, severance pay, sick pay, disability benefits, dependent care benefits, flexible benefits (including any cafeteria plan governed by Section 125 of the Code), paid or unpaid leave (including sick leave, parental leave, military leave, and bereavement leave), tuition assistance, relocation or any similar type of benefits, that has been adopted, approved, or implemented by EEX (including any such plan, program, policy, or arrangement that has been terminated before the date hereof, if EEX could have statutory or contractual liability with respect to the arrangement on or after the date hereof); and

      (C) each employment contract, severance contract, parachute agreement, or other personal service contract or arrangement with or covering a current or former officer or director of EEX; and any other employment contracts, severance contracts, parachute agreements, or personal service contracts or arrangements covering current or former employees or independent contractors with respect to which (individually or in the aggregate) EEX is reasonably likely to have liability on or after the date hereof that could give rise to an EEX Material Adverse Effect.

    (ii) For purposes of this Agreement, "EEX Benefit Plan" shall mean each benefit plan, program, policy, contract and arrangement described in subsections (i)(A), (B) and (C) above (whether or not terminated). EEX has not adopted any "employee benefit plan" within the meaning of Section 3(3) of ERISA, or any similar plan, program, policy or program for employees, directors or others who have provided services to or for the benefit of EEX, which is not listed in Section 5.9(a) of the EEX Disclosure Schedule.

    (iii) With respect to each EEX Benefit Plan, Section 6.9(a) of the EEX Disclosure Schedule fully and accurately identifies the source or sources of benefit payments under the plan (including, where applicable, the identity of any trust (whether or not a grantor trust), insurance contract, custodial account, agency agreement, or other arrangement that holds the assets of, or serves as a funding vehicle or source of benefits for, such EEX Benefit Plan).

  (b) Contributions. Except with respect to those exceptions in existence as of the date hereof and set forth in Section 6.9(b) of the EEX Disclosure Schedule, all material contributions and other material payments required to have been made by EEX pursuant to any EEX Benefit Plan have been timely made or the amount of such payment or contribution obligation has been reflected in the EEX Financial Statements.

  (c) Qualification; Compliance. Except as set forth in Section 6.9(c) of the EEX Disclosure Schedule:

    (i) Each EEX Benefit Plan that is intended to be "qualified" within the meaning of Code Section 401(a) currently meets all material requirements under the Code and has received a favorable determination letter from the IRS to such effect, or application for such a determination has been made prior to the expiration of the applicable remedial amendment period.

    (ii) EEX is in compliance with, and each EEX Benefit Plan is and has been operated in compliance with, all applicable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code, except for violations that would not be reasonably likely to have an EEX Material Adverse Effect.

    (iii) To the knowledge of EEX, no individual or entity has engaged in any transaction with respect to any EEX Benefit Plan as a result of which any such plan, EEX could reasonably expect to be subject to liability pursuant to ERISA Section 409 or Section 502, or subject to an excise tax pursuant to Code Section 4975, which would in either case be reasonably likely to have an EEX Material Adverse Effect.

    (iv) To the knowledge of EEX and ENSERCH,

      (A) no EEX Benefit Plan is subject to any ongoing audit, investigation, or other administrative proceeding of the IRS, the Department of Labor, or any other federal, state, or local government entity, and

      (B) no EEX Benefit Plan is the subject of any pending application for administrative relief under any voluntary compliance program of any governmental entity (including, without limitation, the IRS's Voluntary Compliance Resolution Program or Walk-In Closing Agreement Program, or the Department of Labor's Delinquent Filer Voluntary Compliance Program.

  (d) Liabilities. Except as set forth in Section 6.9(d) of the EEX Disclosure Schedule, with respect to the EEX Benefit Plans, individually and in the aggregate, no termination or partial termination of any EEX Benefit Plan or other event has occurred, and, to the knowledge of EEX, there exists no condition or set of circumstances, that could subject EEX to any liability arising under the Code, ERISA, or any other applicable law (including, without limitation, any liability to or under any such plan or to the PBGC, or under any indemnity agreement to which EEX is a party, which liability would be reasonably likely to have an EEX Material Adverse Effect (excluding liability for benefit claims and funding obligations payable in the ordinary course and liability for PBGC insurance premiums payable in the ordinary course).

  (e) Welfare Plans. Except as set forth in Section 6.9(e) of the EEX Disclosure Schedule, no EEX Benefit Plan that is a "welfare plan" (within the meaning of ERISA Section 3(1) provides benefits for any retired or former employees (other than as required pursuant to ERISA Section 601).

  (f) Documents Made Available. EEX has made available to LSEPO a true and correct copy of each collective bargaining agreement to which EEX is a party or under which EEX has obligations; and, with respect to each EEX Benefit Plan, EEX has made available to LSEPO a true and correct copy of each of the following, as applicable:

    (i) the current plan document (including all amendments adopted since the most recent restatement) and its most recently prepared summary plan description and all summaries of material modifications prepared since the most recent summary plan description,

    (ii) annual reports or Code Section 6039D information returns (IRS Form 5500 Series), including financial statements for the last three years,

    (iii) each related trust agreement, insurance contract, service provider contract or investment management agreement (including all amendments to each such document),

    (iv) the most recent IRS determination letter with respect to the qualified status under Code Section 401(a) of such plan, and

    (v) actuarial reports or valuations for the last three years.

  (g) Payments Resulting From Merger. Other than as set forth in Section 6.9(g) of the EEX Disclosure Schedule, the consummation or announcement of any transaction contemplated by this agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any

    (i) payment (whether of severance pay or otherwise) becoming due from EEX or LSEPO to any current or former officer or director thereof or to the trustee under any "rabbi trust" or other funding arrangement,

    (ii) benefit under any EEX Benefit Plan being established or becoming accelerated, vested or payable, except for a payment or benefit that would have been payable under the same terms and conditions without regard to the transactions contemplated by this Agreement, or

    (iii) payment (whether of severance pay or otherwise) becoming due from EEX or LSEPO to any current or former employee of EEX.

  (h) Funded Status of Plans. Except as set forth in Section 6.9(h) of the EEX Disclosure Schedule, (i) each EEX Benefit Plan has assets that, as of the date hereof, have a fair market value equal to or exceeding the present value of the accrued benefit obligations thereunder on a termination basis, as of the date hereof, based on the actuarial methods, tables and assumptions theretofore utilized by such plan's actuary in preparing such plan's most recently prepared actuarial valuation report, except to the extent that applicable law would require the use of different actuarial assumptions if such plan was to be terminated as of the date hereof, and (ii) no EEX Benefit Plan has incurred any "accumulated funding deficiency" (within the meaning of ERISA Section 302).

  (i) Multiemployer Plans.

    (i) Except as set forth in Section 6.9(i) of the EEX Disclosure Schedule, no EEX Benefit Plan is or was a "multiemployer plan" (within the meaning of ERISA Section 4001(a)(3) or Code Section 414(f)), or a "multiple employer welfare arrangement" (within the meaning of ERISA Section 3(40)); and EEX has not been obligated to contribute to, or otherwise has or has had any liability with respect to, any multiemployer plan, multiple employer plan, or multiple employer welfare arrangement.

    (ii) With respect to any EEX Benefit Plan that is listed in Section 6.9(i) of the EEX Disclosure Schedule as a multiemployer plan, EEX has not made or incurred a "complete withdrawal" or a "partial withdrawal," as such terms are defined in ERISA Sections 4203 and 4205, therefrom at any time during the six calendar year period immediately preceding the date of this Agreement and the transactions contemplated by the Agreement will not, in and of themselves, give rise to such a "complete withdrawal" or "partial withdrawal."

  (j) Modification or Termination of Plans. Except as set forth in Section 6.9(j) of the EEX Disclosure Schedule;

    (i) EEX is not subject to any legal, contractual, equitable or other obligation to establish as of any date any employee benefit plan of any nature, including (without limitation) any pension, profit sharing, welfare, post-retirement welfare, stock option, stock or cash award, non-qualified deferred compensation or executive compensation plan, policy or practice; and

    (ii) EEX (with the consent of ENSERCH) has the right to, in any manner, and without the consent of any employee, beneficiary or dependent, employees' organization or other person, terminate, modify or amend any EEX Benefit Plan (or its participation in any such EEX Benefit Plan ) at any time sponsored or maintained by ENSERCH and contributed to by EEX, effective as of any date before, on or after the Effective Time except to the extent that any retroactive amendment would be prohibited by ERISA
  Section 204(g) or would adversely affect a vested accrued benefit or a previously granted award under any such Plan not subject to ERISA Section 204(g).

  (k) Reportable Events; Claims. Except as set forth in Section 6.9(k) of the EEX Disclosure Schedule:

    (i) no event constituting a "reportable event" (within the meaning of ERISA Section 4043(c)), for which the 30-day notice requirement or penalty has not been waived by the PBGC, has occurred with respect to any EEX Benefit Plan, and

    (ii) no liability, claim, action or litigation has been made, commenced or, to the knowledge of EEX, threatened, by or against with respect to any EEX Benefit Plan (other than for benefits or PBGC premiums payable in the ordinary course)

that would reasonably likely have an EEX Material Adverse Effect.

  (l) Labor Agreements. Except as set forth in Section 6.9(l) of the EEX Disclosure Schedule:

    (i) EEX is not a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, and there is no current union representation question involving employees of EEX, nor does EEX know of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees;

    (ii) there is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure against EEX pending, or to the knowledge of EEX, threatened, that has, or would be reasonably likely to have, an EEX Material Adverse Effect;

    (iii) there is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against EEX pending, or to the knowledge of EEX, threatened, that has, or would be reasonably likely to have, an EEX Material Adverse Effect;

    (iv) there is no strike, dispute, slowdown, work stoppage or lockout pending, or to the knowledge of EEX, threatened, against or involving EEX that has, or would be reasonably likely to have, an EEX Material Adverse Effect;

    (v) EEX is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except for non-compliance that does not have, and would not be reasonably likely to have, an EEX Material Adverse Effect; and

    (vi) there is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of EEX or ENSERCH, threatened, in respect to which any current or former director, officer, employee or agent of EEX is or may be entitled to claim indemnification from EEX pursuant to its articles of incorporation or by-laws, as provided in the indemnification agreements listed on Section 6.9(l) of the EEX Disclosure Schedule or pursuant to applicable Texas or other law that has, or would be reasonably likely to have, an EEX Material Adverse Effect.

  Section 6.10 Environmental Matters. Except as disclosed in the EEX SEC Reports and except as would not, individually or in the aggregate, be reasonably expected to result in an EEX Material Adverse Effect, (i) EEX and its Subsidiaries are in compliance with all applicable Environmental Laws and the terms and conditions of all applicable Environmental Permits, (ii) there are no Environmental Claims against the Company or any of its Subsidiaries, and (iii) no Hazardous Materials have been released, discharged or disposed of on any of the properties owned or occupied by EEX or its Subsidiaries in any manner or quantity which requires investigation, assessment, monitoring, remediation or cleanup under currently applicable Environmental Laws.

  Section 6.11 Vote Required. The approval of the Merger by the holders of at least two-thirds of the outstanding shares of EEX Common Stock (the "EEX Shareholders' Approval") is the only vote of the holders of any class or series of the capital stock of EEX required to approve this Agreement, the Merger and the other transactions contemplated hereby.

  Section 6.12 Insurance. EEX is, and has been continuously since January 1, 1995, insured in such amounts and against such risks and losses as are customary for companies conducting the businesses conducted by EEX during such time period. EEX has not received any notice of cancellation or termination with respect to any material insurance policy insuring EEX.

                                  ARTICLE VII

                    Conduct of Business Pending the Merger

  Section 7.1 Ordinary Course of Business. ENSERCH shall cause LSEPO to, and EEX shall, and shall cause its Subsidiaries to, conduct their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all commercially reasonable efforts to preserve their respective business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers, distributors and others having business dealings with them and, subject to prudent management of workforce needs and ongoing programs currently in force, keep available the services of their present officers and employees.

                                 ARTICLE VIII

                             Additional Agreements

  Section 8.1 Access to Information.

  (a) Upon reasonable notice, each of LSEPO and EEX shall, and EEX shall cause its Subsidiaries to, afford to the officers, directors, employees, accountants, counsel, investment bankers, financial advisors, consultants and other representatives of the other (collectively, "Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, each shall, and EEX shall cause its Subsidiaries to, furnish promptly to the other:

    (i) a copy of each report, schedule and other document filed by it or any of its Subsidiaries with the SEC and any other document pertaining to the transactions contemplated hereby filed with any Governmental Authority that is not filed as an exhibit to an SEC filing or described in an SEC filing, and

    (ii) all information concerning itself, its Subsidiaries, directors, officers and shareholders and such matters as may be reasonably requested by the other party in connection with any filings, applications or approvals required or contemplated by this Agreement.

  Section 8.2 Proxy Statement and Registration Statement.

  (a) Preparation and Filing.

    (i) As promptly as reasonably practicable after the date hereof, the parties shall prepare and file with the SEC the Registration Statement and the Proxy Statement (together the "Proxy/Registration Statement").

    (ii) The parties shall take such actions as may be reasonably required to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing.

    (iii) The parties shall also take such action as may be reasonably required to cause the shares of New EEX Common Stock issuable in connection with the Merger to be registered or to obtain an exemption from registration under applicable state "blue sky" or securities laws; provided that neither LSEPO nor EEX shall be required to register or qualify as a foreign corporation or to take any other action that would subject it to general service of process in any jurisdiction in which it will not, following the Merger, be so subject.

    (iv) Each of the parties shall furnish all information concerning itself that is required or customary for inclusion in the Proxy/Registration Statement.

    (v) No representation, covenant or agreement contained in this Agreement is made by any party hereto with respect to information supplied by any other party hereto for inclusion in the Proxy/Registration Statement.

    (vi) The Proxy/Registration Statement shall comply as to form in all material respects with the Securities Act, the Exchange Act and the rules and regulations thereunder.

    (vii) The parties shall take such action as may be reasonably required to cause the shares of New EEX Common Stock issuable in the Merger to be approved for listing on the NYSE.

  (b) Fairness Opinion. It shall be a condition to the mailing of the Proxy Statement to the shareholders of EEX and to the obligation of LSEPO to request effectiveness of the Registration Statement that EEX shall have received an opinion from DLJ, dated the date of the Proxy Statement, to the effect that, as of the date thereof, the EEX Ratio and the LSEPO Ratio taken together are fair from a financial point of view to the holders of EEX Common Stock (other than ENSERCH, as to which no opinion has been requested and none is expressed).

  Section 8.3 Shareholder Approval.

  (a) Approval of EEX Shareholders. EEX shall, as promptly as reasonably practicable after the date hereof

    (i) take all steps reasonably necessary to duly call, give notice of, convene and hold a special meeting of its shareholders (the "EEX Special Meeting") for the purpose of securing the EEX Shareholders' Approval,

    (ii) distribute to its shareholders the Proxy/Registration Statement in accordance with applicable federal and state law and its Articles of Incorporation and Bylaws,

    (iii) recommend to its shareholders the approval of the Merger, this Agreement and the transactions contemplated hereby, and

    (iv) cooperate and consult with EEX with respect to each of the foregoing matters; provided that nothing contained in this Section 8.3(a) shall require the Board of Directors of EEX to take any action or refrain from taking any action that such Board determines in good faith with written advice of counsel could reasonably be expected to result in a breach of its fiduciary duties under applicable law.

  (b) Fairness Opinions Not Withdrawn. It shall be a condition to the obligation of EEX to hold the EEX Special Meeting that the opinion of DLJ referred to in Section 8.2(b) shall not have been withdrawn.

  Section 8.4 Directors' and Officers' Indemnification.

  (a) Indemnification. To the fullest extent not prohibited by law, LSEPO agrees that for a period of six (6) years after the Effective Time, all rights to indemnification existing as of the Effective Time in favor of the current and former directors, officers and employees of EEX and its Subsidiaries (at the Effective Time) (each an "EEX Indemnitee") as provided for in their respective Articles of Incorporation or Bylaws shall continue in full force and effect. After the Effective Time, LSEPO will consent to the establishment by EEX and its Subsidiaries of such additional indemnification arrangements in favor of EEX's and its Subsidiaries' directors and officers as may be necessary so that they will have the benefit of the maximum indemnification arrangements available to the directors and officers of LSEPO for all events or actions occurring subsequent to the Effective Time.

  (b) Insurance. For a period of six (6) years after the Effective Time, LSEPO shall cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by EEX and its Subsidiaries (at the Effective Time) provided that LSEPO may substitute therefor policies of at least the same coverage containing terms that are no less advantageous with respect to matters occurring prior to the Effective Time to the extent such liability insurance can be maintained annually at a cost to LSEPO not greater than 200 percent of the current aggregate annual premiums for the policies currently maintained by EEX and its Subsidiaries for its directors' and officers' liability insurance; provided, further, that if such insurance cannot be so maintained or obtained at such cost, LSEPO shall maintain or obtain as much of such insurance for EEX and its Subsidiaries as can be so maintained or obtained at a cost equal to 200 percent of the current annual premium for directors' and officers' liability insurance.

  (c) Successors. In the event that LSEPO, EEX or any of its Subsidiaries or any of their respective successors or assigns:

    (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or

    (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provision shall be made so that such successors and assigns shall assume the obligations set forth in this Section 8.4.

  (d) The provisions of this Section 8.4 are intended to be for the benefit of, and shall be enforceable by, each EEX Indemnitee, his or her heirs and his or her Representatives.

  Section 8.5 Public Announcements. LSEPO and EEX shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement prior to consultation with the other party; provided that each party recognizes the other party's obligations imposed by law or any applicable national securities exchange, and will endeavor to accommodate such obligations.

  Section 8.6 Rule 145 Affiliates. EEX shall identify in a letter to LSEPO all persons who are, at the Closing Date, "affiliates" of EEX as such term is used in Rule 145 under the Securities Act. EEX shall use its reasonable efforts to cause its affiliates to deliver to LSEPO on or prior to the Closing Date a written agreement to the effect that:

    (i) any future disposition by such person of any New EEX Common Stock such person receives as the result of the Merger will be accomplished in accordance with Rule 145(d) under the Securities Act; and

    (ii) such person agrees that appropriate legends shall be placed upon the certificates evidencing ownership of New EEX Common Stock that such person receives as a result of the Merger.

  Section 8.7 Stock Option and Bonus Plans.

  (a) New EEX shall take such action as may be necessary so that after the Effective Time, outstanding options under the Stock Plan to purchase shares of EEX Common Stock shall be exercisable to purchase a number of shares of New EEX Common Stock as may be determined by applying the EEX Ratio; and

  (b) New EEX shall

    (i) reserve for issuance under the Stock Plan or otherwise provide a sufficient number of shares of New EEX Common Stock for delivery upon exercise of options under the Stock Plan that are outstanding at the Effective Time, and

    (ii) as soon as practicable after the Effective Time, file one or more registration statements under the Securities Act with respect to the shares of New EEX Common Stock issuable upon the exercise of currently outstanding options under the Stock Plan to the extent such filing is required under applicable law and use its best efforts to maintain the effectiveness of such registration statement(s) (and the current status of the prospectuses contained therein or related thereto) so long as such options remain outstanding.

  Section 8.8 No Solicitations.

  (a) Neither LSEPO nor EEX shall permit any of its Representatives to, and shall use its best efforts to cause such persons not to, directly or indirectly, initiate, solicit or encourage, or take any action to facilitate the making of any offer or proposal that constitutes or is reasonably likely to lead to any Takeover Proposal, or, in the event of any unsolicited Takeover Proposal, engage in negotiations or provide any confidential information or data to any person relating to any Takeover Proposal.

  (b) Notwithstanding anything in this Section 8.8 to the contrary, LSEPO or EEX may, to the extent that the Board of Directors of such party determines in good faith with the written advice of outside counsel that a failure to do so could reasonably be expected to result in a breach of its fiduciary duties under applicable law, participate in discussions or negotiations with, furnish information to, and afford access to the properties, books and records of such party and its Subsidiaries to any person in connection with a possible Takeover Proposal with respect to such party by such person.

  Section 8.9 Other Agreements.

  (a) Distribution Agreement. Prior to the Effective Time, each of ENSERCH, EEX, LSEPO and Holding Company shall enter into the Distribution Agreement.

  (b) Tax Allocation Agreement. After the Effective Time, ENSERCH, New EEX and TUC shall enter into the Tax Allocation Agreement substantially in the form attached hereto as Annex A-3.

  (c) Tax Assurance Agreement. After the Effective Time, ENSERCH and New EEX shall enter into the Tax Assurance Agreement substantially in the form attached hereto as Annex A-4.

  Section 8.10 Covenant to Satisfy Conditions.

  (a) Each of LSEPO, EEX and ENSERCH shall take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it with respect to this Agreement.

  (b) Subject to the terms and conditions hereof, and taking into account the circumstances and giving due weight to the materiality of the matter involved or the action required, LSEPO, EEX and ENSERCH shall each use all reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all things, necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and the other transactions contemplated hereby.

  Section 8.11 Indemnification.

  (a) FROM AND AFTER THE EFFECTIVE TIME, ENSERCH AGREES TO INDEMNIFY, DEFEND AND HOLD NEW EEX AND ITS DIRECTORS, OFFICERS, AGENTS, ATTORNEYS AND AFFILIATES HARMLESS FROM AND AGAINST ALL LOSSES, CLAIMS, OBLIGATIONS, DEMANDS, ASSESSMENTS, PENALTIES, LIABILITIES, COSTS, DAMAGES, ATTORNEYS' FEES AND EXPENSES (COLLECTIVELY, "DAMAGES"), ASSERTED AGAINST OR INCURRED BY SUCH INDEMNITEES (INCLUDING CLAIMS BASED ON THE NEGLIGENCE OF ANY INDEMNITEE) BY REASON OF OR RESULTING FROM:

    (i) A BREACH OR NONPERFORMANCE OF ANY REPRESENTATION, WARRANTY OR COVENANT OF LSEPO OR ENSERCH CONTAINED HEREIN, IN ANY ANNEX, EXHIBIT, SCHEDULE, CERTIFICATE OR FINANCIAL STATEMENT DELIVERED HEREUNDER, OR IN ANY AGREEMENT EXECUTED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER TO BE PERFORMED BEFORE OR AFTER THE EFFECTIVE TIME;

    (ii) THE ASSETS OWNED BY LSEPO AT OR PRIOR TO THE EFFECTIVE TIME;

    (iii) ANY REGULATORY OR COMPLIANCE VIOLATION THAT ARISES OUT OF EVENTS, ACTIONS OR OMISSIONS TO ACT OF LSEPO OCCURRING PRIOR TO THE EFFECTIVE TIME;

    (iv) ANY UNTRUE STATEMENT OR ALLEGED UNTRUE STATEMENT OF ANY MATERIAL FACT CONTAINED IN THE PROXY/REGISTRATION STATEMENT, OR ANY OMISSION OR ALLEGED OMISSION TO STATE THEREIN A MATERIAL FACT REQUIRED TO BE STATED THEREIN OR NECESSARY TO MAKE THE STATEMENTS THEREIN, IN LIGHT OF THE CIRCUMSTANCES UNDER WHICH THEY WERE MADE, NOT MISLEADING; BUT ONLY IN EACH CASE TO THE EXTENT BASED UPON INFORMATION WITH RESPECT TO ENSERCH OR LSEPO FURNISHED IN WRITING BY OR ON BEHALF OF ENSERCH OR LSEPO EXPRESSLY FOR USE IN THE PROXY/REGISTRATION STATEMENT; AND

    (v) ANY ENVIRONMENTAL CLAIM WITH RESPECT TO ANY FACILITY, SITE, LOCATION OR BUSINESS (WHETHER PAST OR PRESENT AND WHETHER ACTIVE OR INACTIVE) OWNED, OPERATED OR LEASED BY LSEPO OR ENSERCH PRIOR TO THE EFFECTIVE TIME.

  (b) (i) Any party seeking any indemnification provided for under this Agreement (the "Indemnified Party") in respect of, arising out of or involving a claim made by any person against the Indemnified Party (a "Third Party Claim") shall notify in writing (and to the extent received, deliver copies of all related notices and documents (including court papers) to the party from whom indemnification is sought (the "Indemnifying Party") of the Third Party Claim within fifteen Business Days after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice if such Indemnified Party failed to give such notice within the allotted fifteen Business Days). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five Business Days' time after the Indemnified Party's receipt thereof, copies of all other notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

    (ii) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses (except as provided in Section 8.11(b)(iii)), to assume the defense thereof with experienced counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses (except as provided below and in Section 8.11(b)(iii)) subsequently incurred by the Indemnified Party in connection with the defense thereof. Notwithstanding the Indemnifying Party's election to assume the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such action at its own expense; provided, however, that the Indemnifying Party shall bear the reasonable fees, costs, and expenses of such separate counsel if (x) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest that would preclude such counsel from representing the Indemnified Party pursuant to legal canons of ethics or other applicable law; (y) the Indemnifying Party shall not have employed counsel reasonably to the Indemnified Party to represent it within 30 days after notice to the Indemnifying Party of the institution of such Third Party Claim; or (z) the Indemnifying Party shall authorize the Indemnified Party to employ separate counsel at the Indemnifying Party's expense. If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, each party hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available (subject to reimbursement by the Indemnifying Party of actual expenses incurred therewith) on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of such Third Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and releases the Indemnified Party completely in connection with such Third Party Claim. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, so long as the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party with respect to the applicable claims, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge such Third Party Claim without the Indemnifying Party's prior written consent, which consent may not be withheld unless, in the Indemnifying Party's good-faith judgment, such settlement, compromise or discharge is unreasonable in light of such Third Party Claim against, and defenses available to, the Indemnified Party.

    (iii) Notwithstanding anything set forth in Section 8.11(b)(ii) to the contrary, in the event an Indemnified Party reasonably believes and so notifies the Indemnifying Party in writing that the applicable claim, even if fully indemnified for, is reasonably likely to have a material adverse effect on the Indemnified Party's business, financial condition or results of operations, then the Indemnifying Party shall not have the right to assume the defense of such claim but shall have the right to employ separate counsel and to participate in the defense of such action at its own expense. In such an event, the Indemnified Party and its counsel shall consult, whenever reasonably practicable, with the Indemnifying Party and its counsel with respect to the status of the claim and any related litigation.

  Section 8.12 Expenses. The reasonable expenses incurred by the parties in connection with the Merger and the Distribution shall be paid by ENSERCH.

  Section 8.13 Capital Contribution. Immediately prior to the Effective Time, ENSERCH shall make a capital contribution to LSEPO, or LSEPO shall make a distribution to ENSERCH, of the amount, if any, needed to cause LSEPO's working capital to be $3,500,000.

                                  ARTICLE IX

                                  Conditions

  Section 9.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, except, to the extent permitted by applicable law, that such conditions may be waived in writing pursuant to Section 10.4;

  (a) Shareholder Approval. The EEX Shareholders' Approval shall have been obtained.

  (b) No Injunction. No temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of the Merger shall have been issued and continue in effect, and the Merger and the other transactions contemplated hereby shall not have been prohibited under any applicable federal or state law or regulation.

  (c) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect.

  (d) Listing of Shares. The shares of New EEX Common Stock issuable in the Merger pursuant to Article III shall have been approved for listing on the NYSE upon official notice of issuance.

  (e) Statutory Approvals. The LSEPO Required Statutory Approvals and the EEX Required Statutory Approvals shall have been obtained at or prior to the Effective Time.

  (f) Consummation of the EC/TUC Merger. All conditions to the EC/TUC Merger, other than the Merger and the Distribution, shall have been satisfied.

  (g) Tax Ruling. The Internal Revenue Service shall have issued and not revoked a ruling (the "Ruling") reasonably satisfactory to LSEPO, EEX and ENSERCH to the effect that the Distribution will result in no taxable gain to LSEPO, EEX and ENSERCH or its shareholders. Reasonable satisfaction shall include the right to receive a reasonably satisfactory opinion of counsel on the transaction upon which the Ruling is contingent.

  (h) LSE and Holdings. Lone Star Energy Company and Enserch Exploration Holdings, Inc., each of which is a Texas corporation and a wholly owned subsidiary of ENSERCH, shall have been liquidated or merged into ENSERCH.

  Section 9.2 Conditions to Obligation of EEX to Effect the Merger. The obligation of EEX to effect the Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by EEX in writing pursuant to Section 10.4;

  (a) Performance of Obligations of LSEPO and ENSERCH. LSEPO and ENSERCH shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement required to be performed by it at or prior to the Effective Time.

  (b) Representations and Warranties. The representations and warranties of LSEPO and ENSERCH set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

  (c) LSEPO Material Adverse Effect. No LSEPO Material Adverse Effect shall have occurred and there shall exist no fact or circumstance that would have, or would be reasonably likely to have, an LSEPO Material Adverse Effect.

  (d) Tax Opinion. EEX shall have received an opinion of counsel, in form and substance satisfactory to EEX, dated the Closing Date, which opinion may be based on appropriate assumptions and representations of LSEPO and EEX, in form and substance reasonably satisfactory to such counsel, to the effect that the Merger will be a tax-free reorganization under Code Section 368(a)(1)(A) and that EEX and the shareholders of EEX whose shares of EEX Common Stock are converted into New EEX Common Stock in the Merger will recognize no gain or loss for federal income tax purposes as a result of the consummation of the Merger.

  Section 9.3 Conditions to Obligation of LSEPO to Effect the Merger. The obligation of LSEPO to effect the Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by LSEPO in writing pursuant to Section 10.4:

  (a) Performance of Obligations of EEX. EEX shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement required to be performed by it at or prior to the Effective Time.

  (b) Representations and Warranties. The representations and warranties of EEX set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

  (c) EEX Material Adverse Effect. No EEX Material Adverse Effect shall have occurred and there shall exist no fact or circumstance that would have, or would be reasonably likely to have, an EEX Material Adverse Effect.

  (d) EEX Required Consents. The EEX Required Consents shall have been obtained except those that in the aggregate would not result in and would not reasonably be likely to result in an EEX Material Adverse Effect.

                                   ARTICLE X

                       Termination, Amendment and Waiver

  Section 10.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Closing Date, whether before or after approval by the shareholders of the respective parties hereto contemplated by this Agreement:

  (a) by mutual written consent of the Boards of Directors of LSEPO and EEX;

  (b) by either of LSEPO and EEX if the EC/TUC Plan of Merger is terminated;

  (c) by LSEPO or EEX, by written notice to the other party if the EEX Shareholders' Approval shall not have been obtained at a duly held EEX Special Meeting, including any adjournments thereof;

  (d) by LSEPO or EEX, if any state or federal law, order, rule or regulation is adopted or issued, that has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Merger, or by LSEPO or EEX, if any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, judgment or decree shall have become final and nonappealable;

  (e) by EEX, upon two days' prior notice to LSEPO, if, as a result of a tender offer or any written offer or proposal with respect to a merger, sale of a material portion of its assets or other business combination, the Board of Directors of EEX determines in good faith that the fiduciary obligations of such directors under applicable law require that such tender offer or other written offer or proposal be accepted;

  (f) by EEX, by written notice to LSEPO, if there shall have been any material breach of any representation or warranty, or any material breach of any covenant or agreement, of LSEPO or ENSERCH hereunder, and such breach shall not have been remedied within twenty (20) days after receipt by LSEPO or ENSERCH of notice in writing from EEX, specifying the nature of such breach and requesting that it be remedied,

  (g) by LSEPO, by written notice to EEX, if

    (i) there shall have been any material breach of any representation or warranty, or any material breach of any covenant or agreement, of EEX hereunder, and such breach shall not have been remedied within twenty (20) days after receipt by EEX of notice in writing from LSEPO, specifying the nature of such breach and requesting that it be remedied, or

    (ii) the Board of Directors of EEX shall withdraw or modify in any manner materially adverse to LSEPO its approval or recommendation of this Agreement or the Merger or resolve to take such action.

  Section 10.2 Effect of Termination. In the event of termination of this Agreement by either LSEPO or EEX pursuant to Section 10.1, there shall be no liability hereunder on the part of either LSEPO, EEX or ENSERCH or their respective directors or officers, except that

    (i) Section 8.4(d) and 8.5 shall survive and

    (ii) no such termination shall relieve any party from liability by reason of any willful breach of any agreement, representation, warranty or covenant contained in this Agreement.

  Section 10.3 Amendment.

  (a) This Agreement may be amended by the parties hereto pursuant to action of their respective Boards of Directors, at any time before or after approval hereof by the shareholders of EEX and prior to the Effective Time, but after such approval, no such amendment shall

    (i) alter or change the amount or kind of shares to be received or exchanged for or on conversion of any class or series of capital stock of either corporation as provided under Article III, or

    (ii) alter or change any of the terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially and adversely affect the rights of holders of EEX Common Stock.

  (b) This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  Section 10.4 Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer of such party.

                                  ARTICLE XI

                              General Provisions

  Section 11.1 Survival; Remedies Not Affected by Knowledge. Each of the representations, warranties, covenants and agreements in this Agreement shall survive the Merger in accordance with its terms. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants and agreements shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Effective Time, with respect to the accuracy or inaccuracy, of or compliance with, any of such representations, warranties, covenants or agreements. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants and agreements.

  Section 11.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) if delivered personally, or (b) if sent by overnight courier service (receipt confirmed in writing), or (c) if delivered by facsimile transmission (with receipt confirmed), or (d) five (5) days after being mailed by registered or certified mail (return receipt requested) to the parties, in each case to the following addresses (or at such other address for a party as shall be specified by like notice):

  (i)if to EEX:

    Enserch Exploration, Inc.
    Energy Square II
    4849 Greenville Avenue
    Dallas, TX 75206
    Attention: Michael G. Fortado, Esq.
              Senior Vice President, General Counsel and Secretary
    Fax: (214) 670-2097

  (ii)if to ENSERCH:

    ENSERCH Corporation
    300 South St. Paul
    Dallas, Texas 75201-5598
    Attention: William T. Satterwhite, Esq.
              Senior Vice President and General Counsel
    Fax: (214) 573-3430

  (iii)if to LSEPO:

    Lone Star Energy Plant Operations, Inc.
    1817 Wood Street
    Dallas, Texas 75201-5598
    Attention: Peggy J. Banczak
              Vice President, General Counsel and Assistant Secretary
    Fax: (214) 987-6664

  Section 11.3 Miscellaneous.

  (a) This Agreement, including the documents and instruments referred to herein, (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (ii) shall not be assigned by operation of law or otherwise, and (iii) shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts executed in and to be fully performed in such State, without giving effect to its conflicts of laws statutes, rules or principles.

  (b) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The parties hereto shall negotiate in good faith to replace any provision of this Agreement so held invalid or unenforceable with a valid provision that is as similar as possible in substance to the invalid or unenforceable provision.

  Section 11.4 Interpretation. When reference is made in this Agreement to Articles, Sections or Annexes, such reference shall be to an Article, Section or Annex of this Agreement, as the case may be, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever "or" is used in this Agreement it shall be construed in the nonexclusive sense.

  Section 11.5 Counterparts; Effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

  Section 11.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except for rights of
(i) EEX Indemnitees and their heirs and Representatives as set forth in
Section 8.4 and (ii) Indemnified Parties and their heirs and Representatives as set forth in Section 8.11, nothing in this Agreement, express or implied, is intended to confer upon any person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

  Section 11.7 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

  Section 11.8 Further Assurances. Each party hereto shall execute such further documents and instruments and take such further actions as may reasonably be requested by any other party hereto in order to consummate the Merger in accordance with the terms hereof.

  In Witness Whereof, LSEPO, EEX and Enserch have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          Lone Star Energy Plant Operations,
                                           Inc.

                                                    /s/ A. E. Gallatin
                                          By: _________________________________
                                             Name: A. E. Gallatin
                                             Title: Vice President and
                                             Treasurer

                                          Enserch Exploration, Inc.

                                                    /s/ J. W. Pinkerton
                                          By: _________________________________
                                             Name: J. W. Pinkerton
                                             Title: Vice President and
                                             Controller

                                          Enserch Corporation

                                                     /s/ M. E. Rescoe
                                          By: _________________________________
                                             Name: M. E. Rescoe
                                             Title: Senior Vice President

                                                                      ANNEX A-1

                      AGREEMENT AND PLAN OF DISTRIBUTION

  AGREEMENT AND PLAN OF DISTRIBUTION, dated as of      , 1996 ("Agreement"),
among ENSERCH Corporation, a Texas corporation ("ENSERCH"), Enserch Exploration, Inc., a Texas corporation and an approximately 83% owned subsidiary of ENSERCH ("EEX"), Lone Star Energy Plant Operations, Inc., a Texas corporation and an indirect wholly owned subsidiary of ENSERCH ("LSEPO"), and TUC Holding Company, a Texas corporation 50% of whose outstanding capital stock is owned by Texas Utilities Company, a Texas corporation ("TUC") and 50% of whose outstanding capital stock is owned by ENSERCH ("Holding Company").

                                   RECITALS

  WHEREAS, ENSERCH, TUC, Holding Company and TXA, Inc., a wholly owned subsidiary of TUC, have entered into an Amended and Restated Agreement and Plan of Merger, dated as of April 13, 1996 (the "Merger Agreement"), providing for the merger of a wholly owned subsidiary of Holding Company with and into TUC and the merger of a separate wholly owned subsidiary of Holding Company with and into ENSERCH (together, the "Mergers");

  WHEREAS, it is a condition to the Mergers that EEX will merge with and into LSEPO in a reorganization described in Section 368(a) of the Internal Revenue Code in which LSEPO is to be the surviving corporation and is to change its name to Enserch Exploration, Inc. ("New EEX") (the "Preliminary Merger");

  WHEREAS, as a further condition to the Mergers, immediately prior to the Effective Time (as defined in Section 2.2 of the Merger Agreement) of the Mergers, subject to the satisfaction or waiver of the conditions set forth in
Article VI of this Agreement, the Board of Directors of ENSERCH expects to make a distribution (the "Distribution") in accordance with Article 2.38 of the Texas Business Corporation Act (the "TBCA") to the holders of Common Stock of ENSERCH, par value $4.45 per share (the "ENSERCH Common Stock"), on a pro rata basis, of all of the outstanding shares of Common Stock, par value $.01 per share, of New EEX (the "New EEX Common Stock") then owned by ENSERCH.

  WHEREAS, the purpose of the Distribution is to make possible the Mergers by divesting ENSERCH of all of its shares of New EEX Common Stock; and

  WHEREAS, this Agreement sets forth or provides for certain agreements among ENSERCH, Holding Company, EEX and LSEPO in consideration of the separation of the ownership of New EEX.

  NOW, THEREFORE, in consideration of the premises, and of the respective representations, warranties, covenants and agreements set forth herein the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  Definitions

  Section 1.1 Definitions.

  (a) Terms Defined by Reference to Merger Agreement. The following terms are defined in the Merger Agreement and are used herein with the same meaning:

    Environmental Claims
    Exchange Act
    Governmental Authority
    Material Contract
    Securities Act

                                     A-1-1

  (b) As used in this Agreement, the following terms shall have the following meanings:

  "Affiliate" means any Person that, directly or indirectly, controls, or is controlled by or under common control with, another Person. For the purposes of this definition, "control" (including the terms "controlled by" or "under common control with"), as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or by contract or otherwise. Without limiting the generality of the foregoing, a Subsidiary of a Person is an Affiliate of that Person.

  "Damages" shall have the meaning set forth in Section 7.1(a).

  "Distribution Effective Time" shall have the meaning set forth in Section
2.5.

  "Documents" shall have the meaning set forth in Section 7.1(a).

  "EEX Companies" means EEX and its Subsidiaries.

  "ENSERCH Companies" shall mean ENSERCH and its Subsidiaries (other than EEX Companies and LSEPO).

  "Holding Company Parties" means Holding Company and ENSERCH together.

  "Indemnified Party" shall have the meaning set forth in Section 7.3(a).

  "Indemnifying Party" shall have the meaning set forth in Section 7.3(a).

  "Insurance Program" shall have the meaning set forth in Section 2.3(e)(i).

  "Merger Parties" means EEX Companies and LSEPO.

  "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, limited liability company, corporation, company, institution, entity, party, or Governmental Authority.

  "Proxy/Registration Statement" shall have the meaning set forth in Section
6.4.

  "Record Date" shall have the meaning set forth in Section 2.4 hereof.

  "SEC" means Securities and Exchange Commission.

  "Subsidiary" of a Person means a Person of which more than fifty percent of the outstanding equity interests with ordinary voting power are owned, directly or through one or more intermediaries, by the first Person.

  "Tax Allocation Agreement" shall have the meaning set forth in Section 3.1.

  "Tax Assurance Agreement" shall have the meaning set forth in Section 3.1.

  "Third Party Claim" shall have the meaning set forth in Section 7.3(a).

  "Transfer Agent" shall mean Harris Trust Company of New York, transfer agent for ENSERCH Common Stock, which has been appointed by ENSERCH to distribute the New EEX Common Stock in the Distribution.

                                     A-1-2

                                  ARTICLE II

                           Mechanics of Distribution

  Section 2.1 Terms of Preliminary Merger.

  The Preliminary Merger will be effected pursuant to the terms of an agreement and plan of merger to be entered into among EEX and LSEPO in accordance with the terms hereof and the TBCA.

  Section 2.2 Allocation of Assets and Liabilities.

  When the Preliminary Merger takes effect under the TBCA, all of the assets and liabilities of the Merger Parties shall be allocated to and vested in New EEX as the surviving corporation of the Preliminary Merger.

  Section 2.3 Transition Matters.

  It is the intention of the parties to separate the operations of the ENSERCH Companies and the Merger Parties as of the Distribution Effective Time. To this end, the ENSERCH Companies and the Merger Parties will take all commercially reasonable steps to effectuate such separation, including the termination of all contractual obligations, services, guarantees and other financial accommodations between the parties in accordance with the terms thereof unless the continuation of such arrangements are approved by Holding Company. Until such separation is effectuated, the parties agree as follows:

  (a) Contracts

  Contracts in existence between any of the Merger Parties and any of the ENSERCH Companies at the Distribution Effective Time will continue in accordance with their terms, subject to amendment or termination to the extent provided therein or as otherwise may occur in accordance with their terms.

  (b) Services

  Services to the Merger Parties as have historically been provided by the ENSERCH Companies to the Merger Parties shall be subject to continuation, revision or termination in the discretion of each of the applicable ENSERCH Companies and Merger Parties.

  (c) Guaranties

  Surety and performance bonds and other guaranties executed by any of the ENSERCH Companies on behalf of any of the Merger Parties shall continue in effect to the extent the terms thereof are applicable and enforceable and may otherwise be amended, modified or terminated in the discretion of each of the ENSERCH Companies and the Merger Parties.

  (d) Employee Benefit Plans

  Employee benefit plans sponsored by any of the ENSERCH Companies shall be amended, to the extent necessary, to provide for the transfer of plan assets and liabilities with respect to transferred participants from such plans to similar plans to be adopted by the Merger Parties. Nothing in this Agreement shall be construed to affect the right of the Merger Parties to modify, amend or terminate any employee benefit plan adopted by the Merger Parties.

  (e) Insurance Claims

    (i) Insurance. ENSERCH has maintained an insurance program which includes coverage for EEX and LSEPO, their respective Subsidiaries and predecessor companies and their respective officers, directors, employees and agents ("Insurance Program"). At the Distribution Effective Time, ENSERCH shall assign to New EEX all rights to payments for claims covered by the Insurance Program insofar as such payments relate to periods prior to the Distribution Effective Time. Without the prior written consent of New EEX, both prior to and after the Distribution Effective Time, ENSERCH will take no action that could adversely

                                     A-1-3
  affect the coverage provided by the Insurance Program nor will ENSERCH fail to act with knowledge that such failure could adversely affect the coverage provided by the Insurance Program. New EEX shall be responsible for acquiring such insurance coverage as it deems necessary for periods after the Distribution Effective Time. ENSERCH shall cooperate with EEX in an orderly transfer of responsibility for acquiring such insurance.

    (ii) Claims. New EEX shall be solely responsible for administering claims arising under the Insurance Program. If a claim is reasonably anticipated to involve liability in an amount greater than $250,000 or if such claim is litigated, New EEX shall notify ENSERCH in writing of such claim or litigation.

    (iii) Additional Premiums. Premiums for portions of the Insurance Program are adjusted after the termination of the policy period. If an adjustment is required, New EEX will promptly reimburse ENSERCH for any additional premiums which result from EEX, LSEPO and their Subsidiaries and predecessor companies being covered under the Insurance Program and ENSERCH shall promptly pay New EEX any return premium which results from EEX, LSEPO and their Subsidiaries and predecessor companies being covered under the Insurance Program.

  Section 2.4 Mechanics of Distribution.

  The Distribution shall be effected by the distribution to holders of record of ENSERCH Common Stock, as of the close of the stock transfer books on the record date designated by or pursuant to the authorization of the Board of Directors of ENSERCH (the "Record Date"), of certificates representing the number of shares of New EEX Common Stock owned by ENSERCH at the Distribution Effective Time divided by the number of shares of ENSERCH Common Stock outstanding at the Record Date. No certificate or scrip representing fractional shares of New EEX Common Stock shall be issued as part of Distribution and in lieu of receiving fractional shares, each holder of ENSERCH Common Stock who would otherwise be entitled to receive a fractional share of New EEX Common Stock pursuant to the Distribution will receive cash for such fractional share. ENSERCH shall instruct the Transfer Agent to determine the number of whole shares and fractional shares of New EEX Common Stock allocable to each holder of record of ENSERCH Common Stock on the Record Date, to aggregate all such fractional shares into whole shares and to sell the whole shares obtained thereby in the open market at then prevailing prices on behalf of holders who otherwise would be entitled to receive fractional share interests and to distribute to each such holder such holder's ratable share of the total proceeds of such sale, after making appropriate deductions of the amount required for Federal tax withholding purposes and after deducting any applicable transfer taxes. ENSERCH shall bear the costs of commissions incurred in connection with such sales.

  Section 2.5 Timing of Distribution.

  Prior to the Distribution Effective Time, subject to the satisfaction or waiver of the conditions set forth in Article VI, the Board of Directors of ENSERCH shall formally declare the Distribution and pay it by delivery of certificates for New EEX Common Stock to the Transfer Agent for delivery to the holders entitled thereto. The Distribution shall be deemed to be effective upon notification by ENSERCH to the Transfer Agent that the Distribution has been declared and that the Transfer Agent is authorized to proceed with the distribution of New EEX Common Stock, which notification ENSERCH agrees to deliver promptly following such declarations (the "Distribution Effective Time").

                                  ARTICLE III

                                Tax Agreements

  Section 3.1 Tax Matters.

  Prior to the Distribution Effective Time, the parties hereto shall execute and deliver (1) an Agreement relating to past and future tax sharing and certain issues associated therewith substantially in the form attached to the Merger Agreement as Exhibit B (the "Tax Allocation Agreement") and (ii) an Agreement containing covenants intended to protect the tax-free status of the Distribution substantially in the form attached to the Merger Agreement as Exhibit C (the "Tax Assurance Agreement").

                                     A-1-4

                                  ARTICLE IV

                        Representations and Warranties

  Section 4.1 Representations and Warranties of ENSERCH.

  ENSERCH represents and warrants to the Merger Parties as follows:

  (a) Organization

  ENSERCH is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to own and operate its properties and to carry on its business as now being conducted.

  (b) Authority

  ENSERCH has all requisite power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of ENSERCH. This Agreement has been duly executed and delivered by ENSERCH and constitutes a legal, valid and binding obligation of ENSERCH enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceedings may be brought.

  (c) No Conflict

  The execution, delivery and performance by ENSERCH of this Agreement will not contravene, violate, result in a breach of or constitute a default under
(i) any provision of applicable law or of the articles of incorporation or by-laws of ENSERCH, (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to ENSERCH or any of its properties or assets, or (iii) any Material Contract to which ENSERCH is a party or by which ENSERCH or any of its properties is bound.

  (d) Approvals

  No consent, approval order, authorization of, or registration, declaration or filing with, any Governmental Authority is required in connection with the making or performance by ENSERCH of this Agreement, subject to compliance with applicable securities laws.

  Section 4.2 Representations and Warranties of LSEPO.

  LSEPO represents and warrants to ENSERCH and Holding Company as follows:

  (a) Organization

  LSEPO is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to own and operate its properties and to carry on its business as now being conducted.

  (b) Authority

  LSEPO has all requisite power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of LSEPO. This Agreement has been duly executed and delivered by LSEPO and constitutes a legal, valid and binding obligation of LSEPO enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors'

                                     A-1-5
rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceedings may be brought.

  (c) No Conflict

  The execution, delivery and performance by LSEPO of this Agreement will not contravene, violate, result in a breach of or constitute a default under (i) any provision of applicable law or of the articles of incorporation or by-laws of LSEPO or (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to LSEPO or any of its properties or assets, or (iii) any Material Contract to which LSEPO is a party or by which LSEPO or any of its properties is bound.

  (d) Approvals

  No consent, approval order, authorization of, or registration, declaration or filing with, any Governmental Authority is required in connection with the making or performance by LSEPO of this Agreement, subject to compliance with applicable securities laws.

  Section 4.3 Representations and Warranties of EEX.

  EEX represents and warrants to ENSERCH and Holding Company as follows:

  (a) Organization

  EEX is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to own and operate its properties and to carry on its business as now being conducted.

  (b) Authority

  EEX has all requisite power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of EEX, subject to shareholder approval. This Agreement has been duly executed and delivered by EEX and constitutes a legal, valid and binding obligation of EEX enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceedings may be brought.

  (c) No Conflict

  The execution, delivery and performance by EEX of this Agreement will not contravene, violate, result in a breach of or constitute a default under (i) any provision of applicable law or of the articles of incorporation or by-laws of EEX or (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to EEX or any of its properties or assets, or (iii) any Material Contract to which EEX is a party or by which EEX or any of its properties is bound.

  (d)  Approvals

  No consent, approval order, authorization of, or registration, declaration or filing with, any Governmental Authority is required in connection with the making or performance by EEX of this Agreement.

  Section 4.4 Representations and Warranties of Holding Company.

  Holding Company represents and warrants to the other parties hereto as follows:

  (a) Organization

  Holding Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to perform this Agreement.

                                     A-1-6

  (b) Authority

  Holding Company has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Holding Company. This Agreement has been duly executed and delivered by Holding Company and constitutes a legal, valid and binding obligation of Holding Company enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceedings may be brought.

  (c) No Conflict

  The execution, delivery and performance by Holding Company of this Agreement will not contravene, violate, result in a breach of or constitute a default under (i) any provision of applicable law or of the articles of incorporation or by-laws of Holding Company, (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Holding Company or any of its properties or assets, or (iii) any Material Contract to which Holding Company is a party or by which Holding Company or any of its properties is bound.

  (d) Approvals

  No consent, approval order, authorization of, or registration, declaration or filing with, any Governmental Authority is required in connection with the making or performance by Holding Company of this Agreement, subject to compliance with applicable securities laws.

                                   ARTICLE V

                       Certain Covenants and Agreements

  Section 5.1 Expenses.

  The reasonable expenses incurred by the Merger Parties in connection with the Preliminary Merger and the Distribution will be paid by ENSERCH.

  Section 5.2 Further Actions.

  The parties agree that if after the Distribution Effective Time, either party holds books, records or other assets which by the terms hereof were intended to be assigned, transferred and delivered to, or retained by, the other party, such party shall promptly assign, transfer and deliver or cause to be assigned, transferred and delivered such books, records or other assets to the other party. Without limitation of the foregoing, ENSERCH shall deliver to New EEX all books, records and documents in the possession or control of any ENSERCH Company relating to the business of EEX or LSEPO that New EEX may reasonably request.

  Section 5.3 Use of Name.

  The parties hereto agree that each of ENSERCH, New EEX, and each of their respective Affiliates shall have the right to use the name "Enserch" (however capitalized) in its corporate name and in its activities without payment of any royalty or other remuneration to any other party hereto or any Affiliate of any other party hereto; provided that no party shall grant to any Person not an Affiliate a license or other right to use, or otherwise allow such person to use, the name Enserch.

  Section 5.4 Certain Covenants.

  LSEPO acknowledges that it will be allocated and vested in the properties and assets of EEX in the Preliminary Merger without any representation or warranty, in "as is" condition and on a "where is" basis.

                                     A-1-7

                                  ARTICLE VI

                                  Conditions

  The obligations of ENSERCH and New EEX to consummate the Distribution shall be subject to the fulfillment of each of the following conditions:

  Section 6.1 Tax Allocation Agreement and Tax Assurance Agreement.

  The Tax Allocation Agreement shall have been executed and delivered by each of ENSERCH, New EEX and TUC, and the Tax Assurance Agreement shall have been executed and delivered by each of ENSERCH and New EEX.

  Section 6.2 Certain Transactions.

  Prior to the Distribution Effective Time, the Preliminary Merger shall have been consummated.

  Section 6.3 Conditions to Mergers Satisfied.

  Each condition to the closing of the Mergers set forth in Article IX of the Merger Agreement, other than those conditions relating to the Distribution or those conditions that by their nature are designed to be performed on the date of the closing of the Mergers, shall have been satisfied or waived.

  Section 6.4 Registration of New EEX Shares.

  Any registration statement and proxy statement (together, a "Proxy/Registration Statement") filed by EEX and New EEX with the SEC pursuant to the Securities Act, or the Exchange Act, in connection with the issuance of New EEX Common Stock in the Distribution shall have become effective under the Securities Act or Exchange Act, as applicable, and shall not be the subject of any stop order or proceeding by the SEC seeking a stop order.

  Section 6.5 Regulatory Approvals.

  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution shall be in effect (each party agreeing to use all reasonable efforts to have any such order reversed or injunction lifted).

                                  ARTICLE VII

                                Indemnification

  Section 7.1 General

  (a) From and after the Distribution Effective Time, New EEX agrees to indemnify and hold harmless the Holding Company Parties and their respective directors, officers, employees, affiliates, agents and assigns, as applicable, against any and all losses, costs and damages (collectively "Damages"), as incurred, for or on account of or arising from or in connection with or otherwise with respect to:

    (i) any breach of or any inaccuracy in any representation or warranty of the EEX Companies contained in this Agreement or the Tax Allocation Agreement;

    (ii) any breach or nonperformance of any covenant of the Merger Parties or New EEX contained in this Agreement or as specifically provided for in the Tax Allocation Agreement whether to be performed before or after the Distribution Effective Time;

                                     A-1-8

    (iii) the assets owned by the EEX Companies or New EEX (including Damages related thereto arising prior to or after the Distribution Effective Time), and activities conducted by the EEX Companies or New EEX, at or prior to the Distribution Effective Time except as specifically provided for in the Tax Allocation Agreement;

    (iv) any regulatory or compliance violation, or other liability, that arises out of events, actions or omissions to act of any nature by any of the EEX Companies or New EEX relating to the Preliminary Merger, this Agreement or the Tax Allocation Agreement or the transactions provided for therein or occurring before or after the Distribution Effective Time;

    (v) to the extent enforceable, any untrue statement or alleged untrue statement of any material fact contained in the Proxy/Registration Statement, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; but only in each case to the extent based upon information with respect to the EEX Companies or New EEX furnished in writing by or on behalf of the Merger Parties or New EEX, expressly for use in the Proxy/Registration Statement;

    (vi) any Environmental Claim with respect to any facility, site, location or business (whether past or present and whether active or inactive) owned, operated or leased by any of the EEX Companies or New EEX before or after the Distribution Effective Time;

    (vii) any outstanding surety or performance bond for the benefit of the EEX Companies or New EEX that has been guaranteed by ENSERCH to the extent ENSERCH has not been released therefrom.

    It being understood that ENSERCH will remain liable for Damages caused by actions of LSEPO prior to the Distribution Effective Time with regard to the matters covered by clauses (i), (iii), (iv), (v) and (vi) above and shall retain all right and title to any claim of LSEPO relating to the matters covered by such clauses arising out of an action occurring prior to the Distribution Effective Time and that the indemnities for Damages with respect to New EEX contained herein do not apply to Damages with respect to LSEPO occurring prior to the Distribution Effective Time.

  (b) ENSERCH agrees to indemnify and hold harmless the Merger Parties and New EEX and their respective directors, officers, employees, affiliates, agents and assigns, as applicable, against any and all Losses, as incurred, for or on account of or arising from or in connection with or otherwise with respect to:

    (i) any breach of or inaccuracy in any representation or warranty of ENSERCH or Holding Company contained in any of this Agreement or the Tax Allocation Agreement;

    (ii) any breach or nonperformance of any covenant of (A) Holding Company contained in this Agreement or as specifically provided for in the Tax Allocation Agreement whether to be performed before or after the Distribution Effective Time or (B) ENSERCH or any of its post Distribution Subsidiaries contained in this Agreement or as specifically provided for in the Tax Allocation Agreement to be performed after the Distribution Effective Time;

    (iii) except for Losses as to which any of the Holding Company Parties are entitled to indemnification pursuant to the terms of Section 7.1(a) hereof, any liability arising from the assets of ENSERCH subsequent to the Mergers; and

    (iv) to the extent enforceable, any untrue statement or alleged untrue statement of any material fact contained in the Proxy/Registration Statement, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; but only in each case to the extent based upon information with respect to the Holding Company Parties furnished in writing by or on behalf of Holding Company or any of the ENSERCH Companies, expressly for use in the Proxy/Registration Statement;

provided, that (i) New EEX shall not be obligated to indemnify any Holding Company Party or other Person hereunder with respect to any such matter to the extent that the Damages were caused by any action by any

                                     A-1-9

ENSERCH Company, other than Damages resulting from ENSERCH's ownership of the common stock of EEX or any result or effect thereof; and (ii) ENSERCH shall not be obligated to indemnify the Merger Parties or New EEX or any other Person hereunder with respect to any such matter to the extent that the Damages were caused by any action by the EEX Companies or New EEX.

  Section 7.2 Termination of Indemnification.

  The obligations to indemnify and hold harmless any party (i) pursuant to Sections 7.1(a)(i) and (b)(i) shall terminate on the second anniversary of the date hereof, (ii) pursuant to Section 7.1(a)(v) and (b)(iv) shall terminate on the first anniversary of the date hereof and (iii) pursuant to the other clauses of Section 7.1(a), and (b) shall not terminate; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivery of a notice (pursuant to Section 7.3 hereof in the case of Third Party Claims) specifically identifying such claim to the party providing the indemnification.

  Section 7.3 Procedure.

  (a) Any party seeking any indemnification provided for under this Agreement (the "Indemnified Party") in respect of, arising out of or involving a claim made by any person against the Indemnified Party (a "Third Party Claim"), shall notify in writing (and to the extent received, deliver copies of all related notices and documents (including court papers) to the party from whom indemnification is sought (the "Indemnifying Party") of the Third Party Claim within fifteen business days after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice if such Indemnified Party failed to give such notice within the allotted fifteen business days). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five business days' time after the Indemnified Party's receipt thereof, copies of all other notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

  (b) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses (except as provided in Section 7.3(c)), to assume the defense thereof with experienced counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses (except as provided below and in Section 7.3(c)) subsequently incurred by the Indemnified Party in connection with the defense thereof. Notwithstanding the Indemnifying Party's election to assume the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such action at its own expense; provided, however, that the Indemnifying Party shall bear the reasonable fees, costs, and expenses of such separate counsel if (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest that would preclude such counsel from representing the Indemnified Party pursuant to legal canons of ethics or other applicable law; (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent it within 30 days after notice to the Indemnifying Party of the institution of such Third Party Claim or (iii) the Indemnifying Party shall authorize the Indemnified Party to employ separate counsel at the Indemnifying Party's expense. If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, each party hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available (subject to reimbursement by the Indemnifying Party of actual expenses incurred therewith) on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of such Third Party Claim which the Indemnifying Party may recommend and which by its terms

                                    A-1-10
obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and releases the Indemnified Party completely in connection with such Third Party Claim. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, so long as the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party with respect to the applicable claims, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent, which consent may not be withheld unless, in the Indemnifying Party's good-faith judgment, such settlement, compromises or discharge is unreasonable in light of such Third Party Claim against, and defenses available to, the Indemnified Party.

  (c) Notwithstanding anything set forth in Section 7.3 to the contrary, in the event an Indemnified Party reasonably believes and so notifies the Indemnifying Party in writing that the applicable claim, even if fully indemnified for, is reasonably likely to have a material adverse effect on the Indemnified Party's business, financial condition or results of operations, then the Indemnifying Party shall not have the right to assume the defense of such claim but shall have the right to employ separate counsel and to participate in the defense of such action at its own expense. In such an event, the Indemnified Party and its counsel shall consult, whenever reasonably practicable, with the Indemnifying Party and its counsel with respect to the status of the claim and any related litigation.

                                 ARTICLE VIII

                   Nonsolicitation; Proprietary Information

  Section 8.1 Nonsolicitation.

  (a) From and after the Distribution Effective Time, except as required by law, neither New EEX nor any of its Subsidiaries nor any of their respective representatives shall, at any time, make use of, divulge or otherwise disclose, directly or indirectly, any trade secret, confidential information or other proprietary data (including any customer list employee data, record or financial information constituting a trade secret) concerning the ENSERCH Companies including without limitation, the business or policies of ENSERCH or any of its post Distribution Effective Time Subsidiaries, other than information that is an asset of New EEX.

  (b) Notwithstanding any other provision of this Agreement, it is understood and agreed that the remedy of indemnity payments pursuant to Article VI and other remedies at law would be inadequate in the case of any breach of the covenants contained in Section 8.1(a) and that each of Holding Company and ENSERCH shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants.

                                  ARTICLE IX

                       Termination, Amendment and Waiver

  Section 9.1 Termination.

  Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Distribution Effective Time by ENSERCH in the event the Merger Agreement is terminated by any party thereto in accordance with the terms thereof.

  Section 9.2 Amendment and Waivers.

  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing, the parties hereto may waive compliance by any other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

                                    A-1-11

                                   ARTICLE X

                              General Provisions

  Section 10.1 Counterparts.

  For the convenience of the parties hereto, this Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and which counterparts shall together constitute the same Agreement.

  Section 10.2 Governing Law.

  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to its conflicts of law principles.

  Section 10.3 Notices.

  Any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been duly given (i) on the first business day occurring on or after the date of transmission if transmitted by facsimile, (ii) on the first business day occurring on or after the date of delivery if delivered personally or (iii) on the first business day following the date of dispatch if dispatched by Federal Express or other next-day courier service. All notices hereunder shall be given as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

  If to any of the

  ENSERCH Companies:

    c/o ENSERCH Corporation
    300 South St. Paul
    Dallas, Texas 75201-5598
    Attention: William T. Satterwhite, Esq.
              Senior Vice-President & General Counsel
    Fax: (214) 573-3430

  If to any of the Merger Parties:

    c/o Enserch Exploration, Inc.
    6688 N. Central Expressway, Suite 1000
    Dallas, Texas 75206-3922
    Attention: Michael G. Fortado, Esq.
              Vice President and General Counsel
    Fax: (214) 890-4709

  with a copy to:

    Jackson & Walker, L.L.P.
    901 Main Street, Suite 6000
    Dallas, Texas 75202
    Attention: Byron F. Egan, Esq.
    Fax: (214) 953-5822

                                    A-1-12

  If to Holding Company:

    c/o Texas Utilities Company
    Energy Plaza
    1601 Bryan Street
    Dallas, Texas 75201
    Attention: H. Jarrell Gibbs
    Fax: (214) 812-1313

  with a copy to:

    Worsham, Forsythe & Wooldridge, L.L.P.
    Energy Plaza
    1601 Bryan St., 30th Floor
    Dallas, Texas 75201
    Attention: Robert A. Wooldridge, Esq.
    Fax: (214) 880-0011

    and

    LeBoeuf, Lamb, Greene & MacRae, L.L.P.
    125 West 55th Street
    New York, N.Y. 10019
    Attention: Douglas W. Hawes, Esq.
    Fax: (212) 424-8500

  Section 10.4 Captions.

  All article, section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

  Section 10.5 Assignment.

  Except as expressly provided herein, nothing contained in this Agreement is intended to confer on any person or entity other than the parties hereto and their respective successors and permitted assigns any benefit, rights or remedies under or by reason of this Agreement, except that the provisions of
Article VIII hereof shall inure to the benefit of the persons referred to therein.

  Section 10.6 Survival of Representations.

  The representations and warranties contained in this Agreement shall survive the Distribution Effective Time.

                                    A-1-13

  In Witness Whereof, this Distribution Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

ENSERCH Corporation

By: _________________________________
  Name:
  Title:

ENSERCH Exploration, Inc.

By: _________________________________
  Name:
  Title:

Lone Star Energy Plant Operations,
 Inc.

By: _________________________________
  Name:
  Title:

TUC Holding Company

By: _________________________________
  Name:
  Title:

                                    A-1-14

                                                                      ANNEX A-2

                           ENSERCH EXPLORATION, INC.
                 REVISED AND AMENDED 1996 STOCK INCENTIVE PLAN

                                  ARTICLE I.

                                    Purpose

  The purpose of the 1996 Revised and Amended Stock Incentive Plan (the "Plan") is to promote the long-term success of Enserch Exploration, Inc. (the "Company," which includes its subsidiaries and affiliates) by providing a means through which the Company can attract and retain key officers, directors, and employees who can contribute materially to that success. Such purpose shall be accomplished under the Plan by the (a) grants of stock Options ("Options") to purchase shares of the Common Stock of the Company ("Shares"), (b) awards of Restricted Stock ("Restricted Stock"), or (c) a combination of both. The Plan is successor to the 1994 Stock Incentive Plan, and Options or Restricted Stock granted under that Plan will, to the extent applicable, be governed by the provisions and terms of this Plan.

                                  ARTICLE II.

                                Effective Date

  The Plan shall become effective on September 10, 1996 (the "Effective Date"), subject to approval of the Plan by the affirmative vote of the holders of a majority of the shares outstanding and entitled to vote at the 1997 Annual Meeting of Shareholders of the Company or earlier if such approval is obtained at a Special Meeting of the Shareholders to be held in connection with the approval of that certain Agreement and Plan of Merger among the Company, Lone Star Energy Plant Operations, Inc. and ENSERCH Corporation (the "Plan of Merger").

                                 ARTICLE III.

                                Administration

  The Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board"), shall have the sole responsibility for the administration of the Plan. The Committee shall establish any Administrative Guidelines necessary or advisable for the administration of the Plan. The Committee shall have the authority to amend or rescind the Administrative Guidelines and shall have full authority with regard to the interpretation of the Administrative Guidelines or any other matters relating to the Plan. The Committee shall act by vote or consent of a majority of its members. All acts, determinations and decisions of the Committee shall be final and conclusive as to the parties concerned unless otherwise determined by the Board.

                                  ARTICLE IV.

                                  Eligibility

  Eligibility for participation in the Plan shall be confined to a limited number of persons whom the Committee, in its sole discretion, determines to be key employees of the Company (including officers and directors who are also employees of the Company) who devote substantially their full time to the Company and who can make a meaningful contribution to the Company's success and nonemployee directors of the Company. The Committee shall, from time to time and in its sole discretion, select from such eligible persons those to whom Options shall be granted and awards of Restricted Stock shall be made and shall determine the number of shares to be subject to each Option or award of Restricted Stock.

                                     A-2-1

                                  ARTICLE V.

                               Reserve of Shares

  (a) A total of 4,000,000 Shares is the maximum number of Shares reserved for the Plan, subject to the adjustments authorized by Subparagraphs (b) and (c) below. Shares available under the Plan for grants of Options or awards of Restricted Stock may consist either in whole or in part of authorized but unissued Shares or Shares held in the treasury of the Company.

  (b) The number of Shares held in reserve for the Plan, the number of Shares subject to Options that may be granted to any individual in any calendar year, the number of shares of Restricted Stock that may be awarded to an Executive Officer with respect to all performance periods beginning in any calendar year, the number of Shares and the Option price for Shares covered by each outstanding Option, and the number of Shares covered by each outstanding award of Restricted Stock shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a subdivision or consolidation of the issued Shares and may, in the absolute discretion of the Board, be similarly adjusted for any other capital adjustment (including the reclassification of Shares or recapitalization or reorganization of the Company), the payment of a stock dividend or the distribution to holders of the Shares of rights, warrants, assets or evidences of indebtedness.

  (c) If an Option as to any Shares expires, terminates, ceases to be exercisable or is surrendered before being exercised in full, or an award of Restricted Stock is forfeited (where the forfeiting participant received no benefits of ownership), the number of Shares that were subject to the Option but that were not transferred pursuant to the Option or the number of Shares covered by the forfeited award of Restricted Stock shall, unless the Plan shall have been terminated, again be available for the granting of Options or the award of Restricted Stock, subject to the aggregate maximum stated in Subparagraph (a) above.

                                  ARTICLE VI.

                        Terms and Conditions of Options

  One or more Options may be granted to any person eligible to receive such a grant under Article IV. The maximum number of Shares subject to Options that may be granted to any one individual during any calendar year shall not exceed 500,000 shares (subject to adjustment pursuant to Article V hereof). Each Option granted pursuant to the Plan shall be evidenced by a stock option agreement (the "Agreement") between the Company and the person to whom the Option is granted (the "Optionee"), which Agreements need not be identical to each other but shall comply with and be subject to the following terms and conditions:

  (a) OPTION PRICE: The Option price per Share shall be set at the date of grant ("Date of Grant") by the Committee but shall in no instance be less than the Fair Market Value on the date the Option is granted. As used in the Plan (unless a different method of calculation is required by applicable law), "Fair Market Value" on any date shall mean (i) the average of the high and low prices per share of the Shares as reported in the New York Stock Exchange Composite Transactions Report (or any other consolidated transactions reporting system which subsequently may replace such Composite Transactions Report) (the "Consolidated Tape") for the New York Stock Exchange (the "NYSE") on the date as of which the determination is being made or, if there are no sales on such date, in accordance with applicable Treasury Service Regulations relating to the determination of fair market value of stock options or (ii) in the event that the Shares are not listed for trading on the NYSE, an amount determined in accordance with standards adopted by the Committee.

  (b) DURATION OF OPTIONS: Unless Subparagraph (f) of this Article VI applies, each Option granted under the Plan shall expire and all rights to purchase Shares pursuant thereto shall cease on the tenth anniversary of the Date of Grant of the Option (the "Expiration Date").

  (c) VESTING OF OPTIONS: Each Option granted hereunder may be exercised only to the extent that the Optionee is vested in such Option. An Optionee shall vest separately in each Option granted hereunder in

                                     A-2-2
accordance with a schedule determined by the Committee, in its sole discretion, which will be incorporated into the Agreement. Unless otherwise determined by the Committee, each Agreement will provide that the Option vests in accordance with the following schedule:

      NUMBER OF YEARS THE OPTIONEE HAS REMAINED IN THE
                         EMPLOY OR
    AS A DIRECTOR OF THE COMPANY FOLLOWING THE GRANT OF   EXTENT TO WHICH THE
                         THE OPTION                        OPTION IS VESTED
    ---------------------------------------------------   -------------------
   Less than one.........................................           0%
   At least one but less than two........................          25%
   At least two but less than three......................          50%
   At least three but less than four.....................          75%
   Four or more..........................................         100%

  Anything contained in this Subparagraph to the contrary notwithstanding, an Optionee shall become fully (100%) vested in each of his or her Options upon the termination of his or her service as a nonemployee director of the Company for any reason, or his or her termination of employment with the Company for reasons of death, Disability or Retirement at or after age 60, upon the sale of a Subsidiary of the Company to an unaffiliated company such that he or she no longer remains in the employ of or a director of the Company or if, in the sole discretion of the Committee, the Committee determines that acceleration of the Option vesting schedule would be desirable for the Company.

  (d) MERGER, CONSOLIDATION, ETC.: In the event that the Company shall, pursuant to action by its Board, taken after September 10, 1996, propose to merge into, consolidate with or sell or otherwise transfer all or substantially all of its assets to another corporation and provision is not made pursuant to the terms of such transaction for the assumption by the surviving, resulting or acquiring corporation of outstanding Options, or for the substitution of new Options with substantially equivalent benefit therefor, each outstanding Option shall become fully (100%) vested. The Committee shall advise each Optionee, in writing, of the manner and terms under which such fully vested Options shall be exercised.

  (e) EXERCISE OF OPTIONS:

    (i) Unless otherwise prohibited by Subparagraph (f) or the terms of this Plan, an Optionee may exercise, in whole or in part, the vested portion of an Option at any time by delivering to the Corporate Secretary of the Company written notice specifying the number of Shares with respect to which the Option is being exercised, together with payment in full of the purchase price of such Shares plus any federal, state or local taxes for which the Company has a withholding obligation in connection with such exercise. In addition to payment in cash, payment may be made by the exchange of Common Stock of the Company previously acquired by the Optionee and held for such period, if any, as may be determined by the Committee and having a Fair Market Value on the date of exercise equal to the price for which the Shares may be purchased pursuant to the Option. The Committee may, in its sole discretion, authorize such payment, in whole or in part, in any other form as may be approved by the Board and in a manner authorized by law.

    (ii) An Optionee may elect to satisfy any withholding obligation due on the exercise of an Option either (a) in cash (the "cash method") or (b) by the retention by the Company of a number of Shares out of the Shares being purchased having a Fair Market Value equal to the amount to be withheld (the "Share retention method"). The Committee shall determine, from time to time, the amount to be withheld and the time and manner in which an Optionee may elect to satisfy such withholding obligation. Such amount shall be not less than the minimum withholding obligation of the Company and not more than the amount determined by application of the maximum tax in effect for individuals under applicable federal, state or local tax law. Under the "Share retention method," the amount to be withheld, subject to the discretion of the Committee, shall be the amount designated by such Optionee within such maximum and minimum amounts.

                                     A-2-3

  (f) TERMINATION OF EMPLOYMENT: Unless otherwise determined by the Committee, the following rules shall apply in the event of an Optionee's termination of employment with the Company or an Optionee's termination of service as a nonemployee director of the Company (a "Termination"):

    (i) In the event of a Termination either (1) for cause or (2) voluntarily on the part of the Optionee, without the written consent of the Company and for reasons other than death, Disability or Retirement (as such terms are defined in Subparagraphs (f)(iv) and (v) hereof), his or her Options shall immediately terminate.

    (ii) In the event of a Termination under circumstances other than those specified in Subparagraph (f)(i) hereof and for reasons other than death, Disability or Retirement (as defined in Subparagraphs (f)(iv) and (v) hereof), such Options shall terminate on the earlier of 90 days after the date of the Termination or the Option's Expiration Date.

    (iii) In the event of the death of an Optionee while he or she is employed by or serving as a nonemployee director of the Company or during a period when Subparagraph (f)(ii), (f)(iv) or (f)(v) hereof is applicable, such Options shall terminate on the earlier of the first anniversary following the Optionee's death or the Option's Expiration Date.

    (iv) In the event of a Termination occurring on account of Disability, as defined in Section 22(e)(3) of the Internal Revenue Code, such Options shall terminate on the earlier of the first anniversary following the Termination or the Option's Expiration Date.

    (v) In the event of a Termination of an Optionee, other than a discharge for cause, after age 65 or on or after age 60 pursuant to the terms of any retirement plan maintained by the Company in which the Optionee participates (either of which terminations shall constitute "Retirement"), such Options shall terminate on the Option's Expiration Date.

    (vi) Anything contained in this Subparagraph (f) to the contrary notwithstanding, an Option may be exercised following a Termination for reasons other than death, Disability or Retirement only if and to the extent that such Option was exercisable immediately prior to such Termination.

    (vii) An Optionee's transfer of employment between the Company and its subsidiaries or affiliates shall not constitute a Termination. An Optionee that ceases to be an officer or employee of the Company while remaining an officer or employee of its subsidiaries or affiliates is deemed not to have terminated his or her employment with the Company until such time as there is a termination of employment with its subsidiaries or affiliates; and the Committee shall determine in each case whether an authorized leave of absence for military service or otherwise shall constitute a Termination.

  (g) NONTRANSFERABILITY: Unless otherwise determined by the Committee, options shall not be transferable other than by will or the laws of descent and distribution, and no Option may be exercised by anyone other than the Optionee except that, should the Optionee die or become incapacitated, the Option may be exercised by his or her estate, legal representative or beneficiary subject to all other terms and conditions contained in the Plan.

  (h) CHANGE IN CONTROL: Anything contained herein to the contrary notwithstanding, an Optionee shall become fully (100%) vested in each of his or her Options upon the occurrence of a change in control, and no Option held by an Optionee at the time a change in control occurs or at any time thereafter shall terminate for any reason before the Option's Expiration Date. For this purpose, "change in control" means one or more of the following events:

    (i) Any person within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "1934 Act"), other than the Company (including its subsidiaries and affiliates), has become the beneficial owner, within the meaning of Rule 13d-3 under the 1934 Act, of 20% or more of the combined voting power of the Company's then outstanding Common Stock or equivalent in voting power of any class or classes of the Company's outstanding securities ordinarily entitled to vote in elections of directors ("voting securities"), or

                                     A-2-4

    (ii) Shares representing 20% or more of the combined voting power of the Company's voting securities are purchased pursuant to a tender offer or exchange offer (other than an offer by the Company or its subsidiaries or affiliates), or

    (iii) the Shareholders of the Company have:

      (A) approved an agreement to merge or consolidate with or into another corporation or an agreement to sell or otherwise dispose of all or substantially all of the Company's assets (including a plan of liquidation), or

      (B) elected two or more persons to serve as directors of the Company who were not nominated and approved by the Board or a committee of the Board.

    (iv) For the purposes of this paragraph (h), but only with respect to any options granted or restricted stock awards made after September 1, 1996, no "change in control" shall be deemed to have occurred as a result of any action taken on transactions (including any Director or shareholder approvals thereof) or changes in the ownership of the Common Stock of the Company arising out of, or in connection with, (1) the merger of the Company with Lone Star Energy Plant Operations, Inc. ("LSEPO"); and (2) the spinoff by ENSERCH Corporation to its shareholders of its entire interest in the Company or any successor to the Company, following such merger with LSEPO.

                                 ARTICLE VII.

                       Issuance of Shares: Restrictions

  Subject to the conditions and restrictions provided in this Article VII, the Company shall, as soon as practicable after an Option has been exercised in whole or in part, deliver to the Optionee a certificate, registered in the name of such Optionee, for the number of Shares with respect to which the Option has been exercised less any Shares which are to be retained in accordance with Article VI(e) to satisfy tax withholding requirements. The Company may legend any stock certificate issued hereunder to reflect any restrictions necessary under the terms of any federal or state laws or regulations.

                                 ARTICLE VIII.

                      Rights as Shareholder and Employee

  No Optionee shall have any rights as a Shareholder of the Company with respect to any Shares prior to the date of issuance to him or her of the certificate or certificates for such Shares. Neither the Plan nor any Option granted or Restricted Stock awarded under the Plan shall confer upon the Optionee any right to continue in the employment of the Company.

                                  ARTICLE IX.

                              Substitute Options

  Anything contained herein to the contrary not withstanding, Options may, at the discretion of the Committee, be granted under the Plan in substitution for Options to purchase Shares of capital stock of another corporation which is merged into or consolidated with, or all or a substantial portion of the property or stock of which is acquired by, the Company. The terms, provisions and benefits to Optionees of such substitute Options may be identical in all respects to the terms, provisions and benefits to Optionees of the Options of the other corporation on the date of substitution, except that such substitute Options shall provide for the purchase of Shares instead of shares of such other corporation.

                                     A-2-5

                                  ARTICLE X.

                               Restricted Stock

  (a) AWARDS TO ELIGIBLE PERSONS: The Committee may make awards of Restricted Stock to any person meeting the eligibility requirements of Article IV for no cash consideration, for such minimum consideration as may be required by applicable law, or for such other consideration as may be specified by the award (an "Award"). The terms and conditions of Restricted Stock, including the terms of the release of restrictions which may be performance-based, time-based, or a combination of both, shall be specified by the Award. The Committee, in its sole discretion, shall determine what rights, if any, the person to whom an award of Restricted Stock is made shall have in the Restricted Stock during the restriction period and the restrictions applicable to the particular Award, including whether the holder of the Restricted Stock shall have the right to vote the shares or receive all dividends and other distributions applicable to the Shares. The Committee shall determine when the restrictions shall lapse or expire and the conditions, if any, under which the Restricted Stock will be forfeited or sold back to the Company. Each Award may have different restrictions and conditions. The Committee, in its discretion, may prospectively change the restriction period and the restrictions applicable to any particular Award. Restricted Stock may not be transferred or sold by the recipient until the restrictions specified in the Award have expired.

  (b) ISSUANCE OF STOCK: Any Restricted Stock awarded hereunder may be evidenced in such manner as the Committee, in its sole discretion, shall deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of shares of Restricted Stock awarded hereunder, such certificate shall bear an appropriate legend with respect to the restrictions applicable to such Award. The Committee may also require as a condition to the issuance of any such certificate the delivery of an agreement in writing between the Company and the recipient in form and substance as shall be approved by the Committee. The Company may retain, at its option, the physical custody of the Restricted Stock during the restriction period or require that the Restricted Stock be placed in an escrow or trust, along with a stock power endorsed in blank, until all restrictions are removed or expire.

  (c) AWARDS TO EXECUTIVE OFFICERS OF PERFORMANCE-BASED STOCK: The following provisions shall apply to any performance-based awards of Restricted Stock made under this Plan to any person who has been designated by the Board of Directors as an Executive Officer of the Company:

    (i) the performance criteria upon which vesting of the Restricted Stock is contingent shall be such objective performance goals as the Committee shall establish in writing prior to the expiration of 90 days after the commencement of the performance period to which the performance goal or goals relate and while the outcome is substantially uncertain, and shall be based on total shareholder return, total shareholder return compared to a group of peer companies specified by the Committee, earnings per share, operating unit income, or reserve finding effectiveness; and

    (ii) the maximum number of Shares that may be awarded to any Executive Officer with respect to all performance periods beginning in a calendar year shall not exceed 200,000 Shares (subject to adjustment pursuant to Article V hereof); provided, however, that the Committee may retain the discretion to reduce an award during or at the conclusion of the performance period.

  (d) WITHHOLDING: Holders of Restricted Stock may elect to satisfy any federal, state or local tax withholding obligation which is due in connection with the removal of restrictions on the Shares either (i) in cash or (ii) by the retention by the Company of a number of Shares of the Restricted Stock on which the restrictions are being lifted having a Fair Market Value equal to the amount to be withheld. The Committee shall determine, from time to time, the minimum and maximum amounts to be withheld and the time and manner in which a holder of Restricted Stock may elect to satisfy such withholding obligation. Such amount shall be not less than the minimum withholding obligation of the Company and not more than the amount determined by application of the maximum tax in effect for individuals under applicable federal, state or local tax law.

                                     A-2-6

  (e) MERGER, CONSOLIDATION, ETC.: In the event that the Company shall, pursuant to action by its Board taken after September 10, 1996, propose to merge into, consolidate with or sell or otherwise transfer all or substantially all of its assets to another corporation, the restriction on transferability of the Restricted Stock shall be lifted and the certificate(s) for the Restricted Stock shall be delivered as soon as practicable.

  (f) CHANGE IN CONTROL: In the event of a Change in Control of the Company as defined in Article VI(h) hereof, the restriction on transferability of the Restricted Stock shall be lifted and the certificate(s) for the Restricted Stock shall be delivered as soon as practicable.

                                  ARTICLE XI.

                               Term of the Plan

  Barring any action of the Board to the contrary, the Plan shall terminate on, and no Options shall be granted or award of Restricted Stock made, after the tenth anniversary of the Effective Date. The provisions of the Plan, however, shall continue thereafter to govern all Options theretofore granted until the exercise, expiration or cancellations of such Options and to govern all awards of Restricted Stock until all restrictions have lapsed or such Shares have been forfeited.

                                 ARTICLE XII.

                       Amendment and Termination of Plan

  The Plan may be amended or terminated at any time by the Board except that no amendment shall be made after the termination of the Plan pursuant to
Article XI hereof. Subject to the provisions of Article VI hereof, no termination of or amendment to the Plan shall adversely affect the rights of an Optionee or other person holding an Option previously granted hereunder or a holder of a Restricted Stock Award without the consent of such person.

                                 ARTICLE XIII.

                                 Construction

  The Plan and Agreements shall be interpreted and administered under the laws of the State of Texas.

                                     A-2-7

                                                                      ANNEX A-3

                           TAX ALLOCATION AGREEMENT

  TAX ALLOCATION AGREEMENT (the "Agreement") dated as of    , 1996, among
ENSERCH Corporation, a Texas corporation ("ENSERCH"), Enserch Exploration, Inc., a Texas corporation ("New EEX") formerly named Lone Star Energy Plant Operations, Inc. ("LSEPO"), and Texas Utilities Company, a Texas corporation ("TUC").

  WHEREAS, ENSERCH is currently the common parent of an affiliated group of corporations (the "Old ENSERCH Group") within the meaning of Section 1502 of the Internal Revenue Code of 1986, as amended (the "Code") filing consolidated, combined or unitary income tax returns ("Consolidated Returns"), pursuant to which ENSERCH and one or more other members of the affiliated Group pay Taxes (as defined herein) on a consolidated basis ("Consolidated Taxes");

  WHEREAS, ENSERCH, TUC, and TUC Holding Company, a Texas corporation owned fifty percent (50%) by TUC and fifty percent (50%) by ENSERCH ("Holding Company"), have entered into an amended and restated agreement and plan of merger dated as of April 13, 1996 (the "EC/TUC Plan of Merger") providing for, among other things, the merger of a wholly-owned subsidiary of Holding Company with and into TUC and the merger of a separate wholly-owned subsidiary of Holding Company with and into ENSERCH (collectively, the "EC/TUC Merger");

  WHEREAS, on or about    , Enserch Exploration, Inc., a Texas corporation
("EEX") has merged into LSEPO (the "Preliminary Merger"), which merger was structured to be a tax-free reorganization under Section 368(a) of the Code in which LSEPO changed its name to Enserch Exploration, Inc.;

  WHEREAS, ENSERCH plans to distribute all of its stock of New EEX to its shareholders (the "Distribution") in a transaction intended to qualify as a tax-free spin-off under Section 355 of the Code, pursuant to a distribution agreement among ENSERCH, EEX, LSEPO and Holding Company (the "Distribution Agreement");

  WHEREAS, on the beginning of the first day after the date on which the Distribution occurs (the "Distribution Date"), New EEX and its subsidiaries (collectively, the "New EEX Group") will cease to be members of the Old ENSERCH Group;

  WHEREAS, ENSERCH and New EEX desire to allocate the liability for the Taxes of members of the Old ENSERCH Group for any Tax Period (including short Tax Periods and any portion of any Tax Period) which period (or portion) ends on or before the Distribution Date (a "Pre-Distribution Tax Period") among the members of the Old ENSERCH Group in a manner consistent with the various tax allocation agreements and practices of the Old ENSERCH Group as in effect on the Distribution Date, and to provide for certain other Tax-related matters;

  NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows.

                                   ARTICLE I

                              Certain Definitions

  The following terms used herein shall have the meanings set forth below (such terms used herein shall have the meanings set forth below (such terms to be equally applicable to the singular and plural forms of the terms defined or referred to below):

  1.1. "Agreement" shall have the meaning set forth in the recitals to this Agreement.

                                     A-3-1

  1.2. "Code" shall have the meaning set forth in the recitals to this Agreement.

  1.3. "Consolidated Return" shall have the meaning set forth in the recitals to this Agreement.

  1.4. "Consolidated Group" or "consolidated group" means an affiliated group of corporations filing a consolidated federal income tax return, as defined in Treasury Regulation Section 1.1502-1(h).

  1.5. "Distribution" shall have the meaning set forth in the recitals to this Agreement.

  1.6. "Distribution Agreement" shall have the meaning set forth in the recitals to this Agreement.

  1.7. "Distribution Date" shall have the meaning set forth in the recitals to this Agreement.

  1.8. "Distribution Tax Liabilities" shall have the meaning set forth in
Section 5.3 of this Agreement.

  1.9. "EC/TUC Merger" shall have the meaning set forth in the recitals to this Agreement.

  1.10. "EC/TUC Plan of Merger" shall have the meaning set forth in the recitals to this Agreement.

  1.11. "EEX" shall have the meaning set forth in the recitals to this Agreement.

  1.12. "ENSERCH" shall have the meaning set forth in the recitals to this Agreement.

  1.13. "ENSERCH Group" means ENSERCH and any subsidiaries which ENSERCH continues to own following the Distribution that are eligible to join in a consolidated tax return with ENSERCH, together with ENSERCH.

  1.14. "Holding Company" shall have the meaning set forth in the recitals to this Agreement.

  1.15. "Income Tax Liabilities" means all liabilities for Income Taxes, including liabilities for Income Taxes assumed by a party pursuant to a contract.

  1.16. "Income Taxes" means any and all Taxes based upon or measured by net income (including, without limitation, any alternative minimum tax under Section 55 of the Code) imposed by or payable to the U.S., or any state, county, local or foreign government or any subdivision or agency thereof, and such term shall include any interest (whether paid or received), penalties or additions to tax attributable thereto. For purposes of this Agreement, "Income Taxes" shall not include Distribution Tax Liabilities.

  1.17. "Indemnified Party" means the party that is entitled to indemnification by another party pursuant to this Agreement.

  1.18. "Indemnifying Party" means the party that is required to indemnify another party pursuant to this Agreement.

  1.19. "Independent Accounting Firm" means a "big six" independent accounting firm, jointly selected by the parties with the concurrence of their respective counsel; or, if the parties cannot agree on such accounting firm, New EEX and ENSERCH shall each submit the name of a "big six" independent accounting firm that does not at the time and has not in the prior two years provided services to any member of the New EEX Group or the ENSERCH Group, and the "Independent Accounting Firm" shall mean the firm selected by lot from these two firms.

  1.20. "Information Return" means any report, return, declaration or other information or filing (other than a Tax Return) required to be supplied to any taxing authority or jurisdiction.

                                     A-3-2

  1.21. "New EEX" shall have the meaning set forth in the recitals to this Agreement.

  1.22. "New EEX Group" shall have the meaning set forth in the recitals to this Agreement.

  1.23. "Old ENSERCH Group" shall have the meaning set forth in the recitals to this Agreement.

  1.24. "Other Taxes" means all Taxes other than Income Taxes.

  1.25. "Post-Distribution Tax Period" means any Tax Period ending after the Distribution Date.

  1.26. "Pre-Distribution Tax Period" shall have the meaning set forth in the recitals to this Agreement.

  1.27. "Proceeding" means any audit or other examination, judicial or administrative proceeding relating to liability for or refunds or adjustments with respect to Other Taxes or Income Taxes.

  1.28. "Property Taxes" shall have the meaning set forth in Section 3.2(a)(i) of this Agreement.

  1.29. "Refund" means any refund of Income Taxes or Other Taxes, including any reduction in liabilities for such taxes.

  1.30. "Tax Assurance Agreement" means that certain Tax Assurance Agreement between ENSERCH and New EEX dated as of the date of this Agreement.

  1.31. "Tax Period" means any twelve month period which constitutes the taxable year of a party hereto.

  1.32. "Tax Return" means any report, return, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction with respect to Income Taxes or Other Taxes, including, without limitation, any documents with respect to or accompanying payments of estimated Income Taxes or Other Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, declaration or other document.

  1.33. "Taxes" means any and all taxes, levies or other like assessments, charges or fees, including, without limitation, any excise, real or personal property, gains, sales, use, license, real estate or personal property transfer, net worth, stock transfer, payroll, ad valorem and other governmental taxes and any withholding obligation imposed by or payable to the U.S., or any state, county, local or foreign government or subdivision or agency thereof, and any interest (whether paid or received), penalties or additions to tax attributable thereto.

  1.34. "Taxing Authorities" means any governmental authority which imposes, or is responsible for the imposition of, a Tax.

  1.35. "Transfer" means any transfer of assets by a member of the Old ENSERCH Group which occurs to effectuate the Distribution or the EC/TUC Merger and which may give rise to deferred intercompany gain or gain pursuant to Code section 311(b).

  1.36. "Treasury Regulations" mean both the final and temporary Income Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

  1.37. "TUC" shall have the meaning set forth in the recitals to this Agreement.

  1.38. "TUC Group" means the consolidated group of which TUC or any successor is the "common parent" within the meaning of Section 1504 of the Code and the Treasury Regulations promulgated under Section 1502 of the Code and any subsidiary of a member of such consolidated group.

                                     A-3-3

                                  ARTICLE II

                  Termination of Prior Tax Sharing Agreements

  2.1 Termination of Prior Tax Sharing Agreements. This AGREEMENT shall take effect on the Distribution Date and shall supersede all other agreements, whether or not written, in respect of any Income Taxes or Other Taxes between or among any members of the ENSERCH Group, or their respective predecessors or successors, except to the extent necessary to effectuate sections 4.1, 5.1,
5.2 and 6.1 of this Agreement. All such replaced agreements shall terminate as of the Distribution Date, and any rights or obligations created thereunder thereby shall be settled in the normal course.

                                  ARTICLE III

                Return Preparation, Filing and Payment of Taxes

  3.1 Control of Tax Matters.

  (a) Return Preparation and Filing.

    (i) Pre-Distribution Tax Period. New EEX hereby irrevocably designates, and agrees to cause each of its subsidiaries to so designate, ENSERCH as its agent to take any and all actions, necessary or incidental to the preparation of Consolidated Returns and the filing of such Consolidated Returns and claims for Refunds or forms relating to any Pre-Distribution Tax Period; provided, however, that ENSERCH agrees to consult with New EEX as to the proper treatment of any item or items includible in such Consolidated Return that relates to members of the New EEX Group includible in such Consolidated Return.

    (ii) Separate Company Returns. Each company that was a member of the Old ENSERCH Group shall be responsible for filing all of its Tax Returns for the Tax Period which includes the Distribution Date, other than any Consolidated Returns.

  3.2 Cooperation and Record Retention.

  (a) New EEX agrees to cooperate with ENSERCH, and will cause each of its subsidiaries to so cooperate, in a timely manner consistent with existing practice in filing any return consent contemplated by this Agreement. New EEX also agrees to take, and will cause the appropriate subsidiary to take, such action or actions as ENSERCH may reasonably request, including but not limited to the filing of requests for the extension of time within which to file Consolidated Returns, and to cooperate in connection with any refund claim with respect to any Pre-Distribution Tax Period. New EEX further agrees to furnish timely, and to cause each of its subsidiaries to so furnish, ENSERCH with any and all information reasonably requested by ENSERCH in order to carry out the provisions of this Agreement. Without limiting the generality of the foregoing sentence, New EEX specifically agrees to provide to ENSERCH promptly, but in any event within 10 days of receipt thereof, copies of any correspondence or notices received from the Internal Revenue Service or any other Taxing Authority with respect to any Consolidated Return of the Old ENSERCH Group for a Pre-Distribution Tax Period.

  (b) ENSERCH and New EEX shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any Proceeding. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such Proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. ENSERCH and New EEX agree (i) to retain all books and records with respect to Tax matters pertinent to the Old ENSERCH Group and the New EEX Group relating to any Pre-Distribution Tax Period, and to abide by all record retention agreements entered into with any Taxing Authority, and
(ii) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, ENSERCH or New EEX, as the case may be, shall allow the requesting party to take possession of such books and records. ENSERCH and New EEX further

                                     A-3-4
acknowledge and agree that any such books and records necessary to establish the amount of any loss carried forward or other Tax Return items shall be retained until the expiration of the statute of limitations in respect of the year in which such loss or other items are utilized.

                                  ARTICLE IV

                             Refunds and Contests

  4.1 Refunds of Income Taxes or Other Taxes. The New EEX Group shall be entitled to all Refunds attributable to the New EEX Group, and ENSERCH shall be entitled to all Refunds attributable to the ENSERCH Group or the Old ENSERCH Group (other than those attributable to the New EEX Group). For this purpose, Refunds attributable to the New EEX Group shall means Refunds determined pursuant to the prior tax sharing agreement between ENSERCH and EEX, which agreement is attached hereto, and Refunds attributable to the Old ENSERCH Group shall mean Refunds determined pursuant to such tax sharing agreement (other than those attributable to the New EEX Group). A party receiving a Refund to which another party is entitled pursuant to this AGREEMENT shall pay the amount to which such other party is entitled within ten days after the receipt of the Refund.

  4.2 Contests.

  (a) Except as provided below, in the event that any deficiencies or Refund claims arise with respect to an Income Tax Liability with respect to any Consolidated Return of the Old ENSERCH Group for a Pre-Distribution Tax Period, ENSERCH shall control, and have the authority to resolve, all proceedings with respect thereto; provided, however, that ENSERCH shall allow, to the extent feasible, the participation and consultation of New EEX in connection with any such deficiencies or Refund claims that relate to New EEX. In the event that New EEX believes the resolution of any such issue by ENSERCH to be clearly unfair to New EEX, it may submit the issue to an Independent Accounting Firm for binding arbitration with respect to such issue and the amount owed by the respective parties hereunder in respect of the issue. New EEX's right to indemnity hereunder shall be conditioned on New EEX's compliance with this Agreement, except that New EEX shall be required to give notice to TUC upon the receipt of oral or written notice by New EEX from any governmental authority or agent thereof of an issue that may result in Taxes for which a claim for indemnity from TUC, ENSERCH or New EEX may be made, under this Agreement.

  (b) New EEX and ENSERCH agree to cooperate in all reasonable respects with respect to Tax deficiencies or Refund claims described in Section 4.2 of this Agreement, which cooperation shall include executing and filing such waivers, consents, forms, court petitions, refund claims, complaints, powers of attorney and other documents needed from time to time in order to defend, prosecute or resolve such deficiencies or claims.

                                   ARTICLE V

                           Indemnification for Taxes

  5.1 New EEX Group Income Taxes. The New EEX Group shall pay, and shall indemnify and hold the TUC Group harmless against, (i) all Income Tax Liabilities of any member of the New EEX Group for all Tax Periods (including Tax Periods or portions thereof during which any member of the New EEX Group was a member of the Old ENSERCH Group but excluding all Income Tax Liabilities arising from the Distribution as provided for in Section 5.3 hereof) and (ii) all Income Tax Liabilities incurred pursuant to Treasury Regulation Section 1.1502-6 or any comparable state, local or other provision providing for several liability as a result of any member of the New EEX Group having been a member of any consolidated, combined, unitary or other group (other than the Old ENSERCH Group and the TUC Group). For purposes of clause (i) of this section 5.1, the Income Tax Liabilities of any member or members of the New EEX Group for any Pre-Distribution Tax

                                     A-3-5

Period shall be determined pursuant to the prior tax sharing agreement between ENSERCH and EEX, which agreement is attached hereto.

  5.2 The ENSERCH Group and TUC Group Income Taxes. ENSERCH shall pay, and shall indemnify and hold the New EEX Group harmless against, (i) all Income Tax Liabilities of any member of the Old ENSERCH Group or the TUC Group (other than Income Tax Liabilities of any member of the New EEX Group for any Tax Period) but excluding all Income Tax Liabilities arising from the Distribution as provided for in Section 5.3 hereof and (ii) all Income Tax Liabilities incurred pursuant to Treasury Regulation Section 1.1502-6 or any comparable state, local or other provision providing for several liability as a result of any member of the Old ENSERCH Group or the TUC Group (other than any member of the New EEX Group) having been a member of any other consolidated, combined, unitary or other group. For purposes of clause (i) of this section 5.2, the Income Tax Liabilities of any member or members of the Old ENSERCH Group for any Pre-Distribution Tax Period shall be determined pursuant to the prior tax sharing agreement between ENSERCH and EEX, which agreement is attached hereto.

  5.3 Distribution Tax Liabilities. ENSERCH and the New EEX Group shall pay, shall indemnify and hold the other harmless from and against, any and all liability for Taxes that, directly or indirectly, results to any person from the Distribution (the "Distribution Tax Liabilities") in excess of their proportionate share. The proportionate share of ENSERCH shall be thirty-six percent (36%) and the proportionate share of the New EEX Group shall be sixty-four percent (64%). Notwithstanding the foregoing, the New EEX Group shall pay, and shall indemnify, defend and hold ENSERCH harmless from and against, any and all Distribution Tax Liabilities if the Distribution Tax Liabilities were the result of a breach of the Tax Assurance Agreement by New EEX, and ENSERCH shall pay, and shall indemnify, defend and hold the New EEX Group harmless from and against, any and all Distribution Tax Liabilities if the Distribution Tax Liabilities were the result of any of the following events occurring after the Distribution, or the result of a breach of any of the following representations, unless such events or breach have been determined, pursuant to an IRS ruling or opinion of mutually satisfactory nationally-recognized counsel, to not adversely affect the Distribution: (i) the failure of ENSERCH to continue a significant portion of its historic business and to use a significant portion of its historic assets in a business; (ii) the liquidation or merger of ENSERCH or TUC with or into the Holding Company, and Holding Company represents that it has no present plan or intention to merge ENSERCH or Holding Company, within the two year period following the Distribution Date, into any entity that is unaffiliated with Holding Company;
(iii) the acquisition by Holding Company or its agents or affiliates of Holding Company common stock from former holders of ENSERCH common stock, other than pursuant to TUC's existing, or Holding Company's (as successor), stock repurchase plan, or any other TUC or Holding Company plan contemplating regular market purchases, and Holding Company represents that, except to the extent otherwise provided in this (iii), it has no current plan or intention to acquire, during the six month period following the Distribution Date, Holding Company common stock from the former holders of ENSERCH common stock; or (iv) the approval by Holding Company of the termination, without cause, of the operation contracts which comprise the business of Lone Star Energy Plant Operations, Inc. by the partnerships that own the cogeneration plants that are the subject of such operation contracts for so long as Enserch Development Corporation is a partner in such partnerships. The determination of whether the Distribution Tax Liabilities were the result of any of the above-described breaches shall be definitively determined by a mutually selected Independent Accounting Firm within sixty (60) days of notification of a claim for indemnity hereunder. In the event that Distribution Tax Liabilities were the result of both a breach of the Tax Assurance Agreement by New EEX, and any of the events or representations described (i), (ii), (iii) and (iv) of this
Section 5.3, then ENSERCH and the New EEX Group shall each pay their proportionate share, as set forth in this Section 5.3, of the resulting Distribution Tax Liabilities.

  5.4 Other Taxes. (a) Except as otherwise provided in Section 5.3, above, ENSERCH shall pay, and shall indemnify and hold the New EEX Group harmless against, all liabilities for all Other Taxes attributable to the income, property or activities of any member of the Old ENSERCH Group or the TUC Group (other than, in both cases, a member of the New EEX Group), including all Other Taxes, if any, arising from the Transfer and the Distribution. Except as provided in the preceding sentence, the New EEX Group shall pay, and shall

                                     A-3-6
indemnify and hold the TUC Group harmless against, all liabilities for all Other Taxes attributable to the income, property or activities of any member of the New EEX Group.

  (b) To the extent that the Indemnifying Party is required to indemnify another party pursuant to this Article V, the Indemnifying Party shall pay to the Indemnified Party, no later than 10 days prior to the due date of the relevant Tax Return or estimated Tax Return or 10 days after the Indemnifying Party receives the Indemnified Party's calculations, whichever occurs later, the amount that the Indemnifying Party is required to pay the Indemnified Party. The Indemnified Party shall submit its calculations of the amount required to be paid pursuant to this Article V, showing such calculations in sufficient detail so as to permit the Indemnifying Party to understand the calculations. If the Indemnifying Party disagrees with such calculations, it must notify the Indemnified Party of its disagreement in writing within 15 days of receiving such calculations. Any dispute regarding such calculations shall be resolved in accordance with this Agreement.

                                  ARTICLE VI

                              General Provisions

  6.1. Computations.

  (a) General. Other than determinations of whether there are any indemnity obligations under this Agreement, all computations or recomputations of Income Tax Liability and all determinations, computations or recomputations of any amount or any payment (including, but not limited to, computations of the amount of the Income Tax Liability, the amount or effect of any loss, credit or deduction, the effect of a Federal statutory Tax rate change for a taxable year, and the amount of any interest, penalties or additions imposed with respect to any Income Tax) with respect to any Consolidated Return shall be prepared by ENSERCH and submitted to New EEX for consultation. Any disagreement as to such computations after submission to New EEX by ENSERCH shall be resolved by a nationally recognized accounting firm, with expertise in Tax, independent of each of the parties hereto. Without limiting the foregoing, ENSERCH shall calculate the taxable income of the Old ENSERCH Group in accordance with the existing and historic methodology used by the Old ENSERCH Group in calculating taxable income of the Old ENSERCH Group and in accordance with the prior tax sharing agreement between ENSERCH and EEX, a copy of which is attached hereto.

  (b) Excess Foreign Losses. Excess foreign losses in respect of all Pre-Distribution Tax Periods shall be determined in accordance with Treasury Regulation section 1.1502-9.

  (c) State Taxes. If there is a proposed refund or proposed deficiency in connection with any State Tax relating to a Pre-Distribution Period, the affected entity of the Old ENSERCH Group shall be primarily responsible for the control and resolution of any such matter. If the matter relates to a Refund, the affected entity shall be entitled to such Refund and if the matter relates to a deficiency, the affected entity shall be liable for such deficiency. The affected entity shall inform and keep ENSERCH and New EEX advised of the progress and disposition of any such matter.

  6.2. Offsets.

  No payment shall be required to be made by either party to the other pursuant to this Agreement to the extent that there is an amount then due and payable under this Agreement to the party that is to make such payment.

  6.3. Assignment.

  Neither this Agreement nor any of the rights, interest or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of

                                     A-3-7
the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

  6.4. Survival.

  The provisions of this AGREEMENT shall survive the effective date of the Merger and remain in full force until all periods of limitations, including any extensions or waiver periods, for all Tax Periods of ENSERCH and New EEX prior to or including the effective date of the Merger have expired.

  6.5. Notices.

  Any notices, payments or other communications required by this Agreement shall be made as provided in the notice section of the Merger Agreement; however, copies of such notices, payments or other communications shall, for both New EEX and ENSERCH, be sent to the attention of the director of taxes.

  6.6. Governing Law.

  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

  6.7. Entire Agreement.

  This Agreement (a) constitutes the entire agreement and supersedes all prior agreement and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies. The parties agree that to the extent the provisions of any other agreements executed in connection with the Distribution or the Merger are inconsistent with the provisions hereof, the provisions of this Agreement shall prevail.

  6.8. Severability.

  If any provision of this Agreement or the application of any such provision to any person circumstances shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

  6.9. Headings.

  The headings of the sections of this Agreement are inserted for convenience only and shall not constitute a part thereof or affect in any way the meaning or interpretation of this Agreement.

  6.10 Counterparts.

  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                     A-3-8

  In Witness Whereof, the parties hereto have duly executed this Agreement as of the date first above written.

Enserch Corporation


By: _________________________________
  Name:
  Title:

Enserch Exploration, Inc.


By: _________________________________
  Name:
  Title:

Texas Utilities Company


By: _________________________________
  Name:
  Title:

                                     A-3-9

                             TAX SHARING AGREEMENT

  THIS AGREEMENT, effective as of January 1, 1995, is between ENSERCH Corporation, a Texas corporation ("ENSERCH"), and Enserch Exploration, Inc. (the "Company").

                                 INTRODUCTION

  A. ENSERCH is the common parent of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Company is a member of said affiliated group.

  B. ENSERCH and the Company deem it appropriate to define the method by which the Federal income tax liability of the affiliated group shall be shared amongst the affiliated group of corporations.

  ACCORDINGLY, ENSERCH and the Company hereto agree as follows:

  1. Definitions

  The following terms as used in this Agreement shall have the meanings set forth below:

    (a) "Consolidated Return" shall mean a consolidated Federal income tax return filed pursuant to Section 1501 of the Code.

    (b) "Consolidated Tax Liability" shall mean the consolidated Federal income tax liability of the ENSERCH Group for any taxable year for which the ENSERCH Group files a Consolidated Return.

    (c) "ENSERCH Group" shall mean the affiliated group of corporations within the meaning of Section 1504(a) of the Code of which ENSERCH is a common parent.

    (d) "Gain Group" shall mean a Member Group whose income exceeds deductions, computed as if it had filed a separate (or subgroup
  Consolidated Return) Federal income tax return for the applicable taxable year.

    (e) "Loss Group" shall mean a Member Group whose deductions exceed income, computed as if it had filed a separate (or subgroup Consolidated Return) Federal income tax return for the applicable taxable year.

    (f) "Member" shall mean each includible corporation as defined in Section 1504(b) of the Code.

    (g) "Member Group" shall mean a group comprised of one or more Members of the ENSERCH Group. Generally, a Member shall not be part of more than one Member Group. However, the part of ENSERCH attributable to Lone Star Gas Company, a division of ENSERCH, and the part of ENSERCH attributable to Lone Star Pipeline Company, a division of ENSERCH, shall be included in the utility Member Group; the part of ENSERCH, attributable to Enserch Processing Company, a division of ENSERCH, shall be included in the processing Member Group; the part of ENSERCH, attributable to Consolidated Enserch Exploration Company, a division of ENSERCH, shall be included in the exploration Member Group; and the remaining part of ENSERCH shall comprise the corporate Member Group. A listing of the Member Groups is attached as Exhibit A.

    (h) "Separate Return Tax Claim" shall mean the Federal income tax claim (before Tax Credits) attributable to the activities of a Loss Group, computed as if it had filed a separate (or subgroup Consolidated Return) Federal income tax return for the applicable taxable year and its losses were deductible in that year.

    (i) "Separate Return Tax Liability" shall mean the Federal income tax liability (before Tax Credits) attributable to the activities of a Gain Group, computed as if it had filed a separate (or subgroup Consolidated Return) Federal income tax return for the applicable taxable year.

    (j) "Tax Credits" shall mean those nonrefundable credits including, but not limited to, those discussed in IRC Sections 29, 38, 41 and 53.

                                    A-3-10

    (k) "Net Minimum Tax" shall mean the tax imposed by Section 55 of the Code.

    (l) "AMT Basis" shall mean adjustment and preferences of each Member Group under Section 56 and Section 57 of the Code.

  2. Tax Allocations

  (a) At ENSERCH's direction, each Member Group shall either pay to or receive from ENSERCH its Separate Return Tax Liability or reimbursable Separate Return Tax Claim and Tax Credits. ENSERCH shall pay to and receive from the Internal Revenue Service (IRS) the Federal income tax liabilities and refunds of the ENSERCH Group.

  (b) Each Gain Group shall pay its Separate Return Tax Liability.

  (c-1) In the event ENSERCH Group has a Consolidated net income each Loss Group shall receive its Separate Return Tax Claim no later than 90 days after filing of ENSERCH Consolidated Return.

  (c-2) In the event ENSERCH Group has a consolidated net operating loss, each Loss Group shall be reimbursed a portion of its Separate Return Tax Claim. The reimbursement shall be determined by multiplying the Gain Groups' Separate Return Tax Liabilities by a fraction, the numerator being the Loss Group's Separate Return Tax Claim and the denominator being the sum of the Loss Groups' Separate Return Tax Claims. If the consolidated net operating loss can be carried to prior years, in whole or part, the IRS refund shall be shared amongst those Loss Groups to which the net operating loss is attributable using the formula outlined in this paragraph.

  (c-3) If a consolidated net operating loss is carried over and reduces Consolidated Tax Liability, the reduction of Consolidated Tax Liability shall be shared amongst those Loss Groups to which the net operating loss is attributable using the formula outlined in paragraph (c-2) for the year in which loss is generated.

  (d) A Loss Group shall not be reimbursed for its allocable share of a consolidated net operating loss until such loss is used to reduce Consolidated Tax Liability or obtain an IRS refund.

  (e-1) A Member Group shall be reimbursed for its Tax Credits, but only after each Loss Group has received its Separate Return Tax Claim and the Tax Credits are used to reduce Consolidated Tax Liability. In the event ENSERCH Group carries over Tax Credits, each Member Group shall be reimbursed only for that portion of such credits used. The reimbursement shall be determined by multiplying the reduction of Consolidated Tax Liability by a fraction, the numerator being the Member Group's Tax Credits and the denominator being the sum of all Member Groups' Tax Credits.

  (e-2) If Tax Credits are carried over and reduce Consolidated Tax Liability, the reduction of Consolidated Tax Liability shall be shared amongst those Member Groups to which the Tax Credits are attributable using the formula outlined in paragraph (e-1) for the year in which the credits are generated.

  (f) In the event ENSERCH Group has Net Minimum Tax liability, each Member Group shall be allocated its share of such liability. The allocation shall be determined by multiplying the Net Minimum Tax by a fraction, the numerator being the Member Group's AMT Basis and the denominator being all Member Groups' AMT Basis. If a Gain Group's AMT Basis does not exceed 75% of its Federal taxable income, then its AMT Basis shall be considered to be zero.

  3. Miscellaneous Provisions

  (a) This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein. No alteration, amendment or modification of any of the terms of this Agreement shall be valid unless made by an instrument signed in writing by an authorized officer of each party hereto.


                                    A-3-11

  (b) This Agreement has been made in and shall be construed and enforced in accordance with the laws of the State of Texas.

  (c) This Agreement shall be binding upon and inure to the benefit of each party hereto and its respective successors and assigns.

  (d) The headings of the paragraphs of this Agreement are inserted for convenience only and shall not constitute a part hereof.

  (e) The Tax Allocations shall reflect amended consolidated Federal income tax return items, Internal Revenue Service adjustments agreed to by ENSERCH and any other adjustments as finally determined by proper governmental authorities.

  In Witness Whereof, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be affixed hereto.

                                          Enserch Corporation
Attest:

            /s/ R. L. Jay                 By         /s/ Keith Mond
---------------------------------------     -----------------------------------
      Asst. Corporate Secretary             Title:  Vice President and
                                                    Corporate Tax Counsel

                                          Enserch Exploration, Inc.
Attest:

        /s/ F. W. Fraley III              By       /s/ J. W. Pinkerton
---------------------------------------     -----------------------------------
         Corporate Secretary                Title: Vice President and
                                                   Controller

                                    A-3-12

                                   EXHIBIT A

                      ATTACHMENT TO TAX SHARING AGREEMENT

  Member Groups include the following (inclusive of their respective subsidiaries where applicable):

  ENSERCH (Corporate, Tower, House)
  ENS Insurance Company
  Enserch Exploration, Inc. (EEX Group)
  Lone Star Gas Company (Utility Group)
  Lone Star Energy Co.
  Enserch Development Corp.
  Enserch Processing Company (Processing Group)
  Consolidated Enserch Exploration Company (Exploration Group)

                                     A-3-13

                                                                      ANNEX A-4

                            TAX ASSURANCE AGREEMENT

  THIS TAX ASSURANCE AGREEMENT (this "Agreement"), dated as of        , 1996,
is by and between ENSERCH CORPORATION, a Texas corporation ("ENSERCH"), and ENSERCH EXPLORATION, INC., a Texas corporation that was formerly named Lone Star Energy Plant Operations, Inc. ("New EEX").

                                   RECITALS

  1. New EEX is a corporation more than 80 percent of the common stock, par value $.01 per share ("New EEX Common Stock"), of which is owned by ENSERCH.

  2. Due to ENSERCH's compelling business considerations, ENSERCH's Board of Directors has determined that it is in the best interests of ENSERCH and its shareholders to effect the distribution to the shareholders of ENSERCH of all of the New EEX Common Stock owned by ENSERCH (the "Distribution").

  3. New EEX's Board of Directors has determined that the Distribution is in the best interests of New EEX and its shareholders.

  4. It is fundamental to achieving the business benefits to both ENSERCH and New EEX that the Distribution qualify as a tax-free spin-off under Section 355 and other applicable sections of the Code.

  5. In furtherance of the Distribution, ENSERCH and New EEX have entered into this Agreement, which contains certain restrictions on the activities of New EEX after the Distribution designed to preserve the tax-free status of the Distribution.

  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ENSERCH and New EEX, both intending to be legally bound, hereby agree as follows:

                                   ARTICLE 1

  Section 1.1 Certain Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings specified in the Request for Ruling filed with the Internal Revenue Service ("IRS") on June 12, 1996, by and on behalf of ENSERCH, New EEX and Texas Utilities Company relating to the taxability of the Distribution. In addition, the following terms shall have the meaning specified below:

  "Distribution Time" shall mean the time at which the Distribution becomes effective upon notification by ENSERCH to the transfer agent for the New EEX Common Stock that the Distribution has been declared and that the transfer agent is authorized to proceed with the distribution of New EEX Common Stock.

  "Permitted Option" shall mean an option granted under a Stock Incentive Plan to purchase New EEX Common Stock that (i) has an exercise price equal to or greater than the market price of New EEX Common Stock on the date of grant and
(ii) is not exercisable before the termination of the Restricted Stock Period.

  "Restricted Asset Period" shall mean the period beginning at the Distribution Time and ending on the second anniversary of the Distribution Time.

  "Restricted Stock Period" shall mean the period beginning at the Distribution Time and ending on the six month anniversary of the Distribution Time.


                                     A-4-1

  "Rights" means rights issued to holders of New EEX Common Stock entitling the holder, among other things, (i) upon the occurrence of certain events to purchase from New EEX shares of preferred stock of New EEX and (ii) upon the occurrence of certain further events, to receive New EEX Common Stock (or, in certain circumstances, other consideration) having a purchase price equal to two times the exercise price of the Rights, and "Rights Plan" means any plan or agreement pursuant to which Rights are issued.

  "Stock Incentive Plan" shall mean the Enserch Exploration, Inc. Revised and Amended 1996 Stock Incentive Plan or any similar plan approved by the Board of Directors of New EEX.

  "Subsidiary" of any person means any corporation not less than 80% of whose voting stock and total number of shares of all other classes of stock is owned, directly or indirectly, by the person.

                                   ARTICLE 2

                         Business Covenants of New EEX

  Section 2.1 Continuity of Business Enterprise. Except as otherwise provided in Section 2.2 below, New EEX covenants and agrees with ENSERCH that during the Restricted Asset Period it will continue to own at least fifty percent (50%) of the fair market value of its properties, determined both with reference to New EEX only and with reference to New EEX and its subsidiaries on a consolidated basis, at the time of the Distribution.

  Section 2.2 Exceptions. Notwithstanding any other provisions of this Agreement, in determining whether New EEX continues to own at least fifty percent (50%) of the fair market value of New EEX's properties for purposes of
Section 2.1 above, the following transactions shall be disregarded:

    (a) production and sale of oil and gas in the ordinary course of business;

    (b) acquisitions and dispositions in the ordinary course of business;

    (c) exchanges which are fully tax-free to New EEX pursuant to Section 1031 of the Code of active business properties for other active business properties of like kind;

    (d) transfers of business properties to joint ventures, partnerships, tax partnerships or other joint arrangements, whether or not elections under
  Section 761 of the Code are then in effect, so long as New EEX has significant active participation in the activities of the ventures and, in the case of a limited partnership, is the managing general partner;

    (e) transfers to one or more Subsidiaries under Section 351 of the Code; provided that not more than forty percent (40%) of New EEX's properties are so transferred;

    (f) dispositions of business properties if within six (6) months after the dispositions the proceeds from such dispositions are utilized, or commitments are made, for the acquisition of other business properties of similar value that further the same active business operations of New EEX;

    (g) New EEX financing of acquisitions or operations through hypothecations, mortgages or grants of security interests in or other liens on assets, creation of production payments, transfers associated with leasing arrangements, and other financing arrangements; and

    (h) unilateral termination of agreements by third parties;

  Section 2.3 LSEPO Business. During the Restricted Asset Period, New EEX will take no action voluntarily to cease to continue directly to own and operate the business that LSEPO operated immediately before the Preliminary Merger. The exceptions provided in Section 2.2 (other than 2.2(h)) shall not apply to the LSEPO Business.

                                     A-4-2

                                  ARTICLE 3.

                      Stock (Equity) Covenants of New EEX

  Section 3.1 Continuity of Interest. Except as otherwise provided in Section
3.4 below, New EEX covenants and agrees with ENSERCH that during the Restricted Stock Period New EEX will not, directly or indirectly, undertake, authorize, approve, facilitate or consummate any transaction involving:

    (a) the repurchase of New EEX Common Stock;

    (b) the issuance of shares of New EEX Common Stock (whether pursuant to the exercise of options or the grant of stock under a Stock Incentive Plan or otherwise; provided that the lapse of forfeiture restrictions on stock previously issued pursuant to a Stock Incentive Plan shall not be deemed an issuance of stock); or

    (c) the acquisition by any person of outstanding New EEX Common Stock (whether by (1) redeeming Rights, (2) finding a tender offer to be a "permitted offer" under any such Rights Plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any proposed acquisition, or (3) approving any proposed acquisition transaction for the purpose of any applicable statute or regulation or any "fair price" or other provision of New EEX's articles of incorporation or bylaws, or otherwise);

unless in each case, in the aggregate or cumulatively, the shares of New EEX Common Stock repurchased, issued or acquired does not exceed 3.0 percent of the number of shares of New EEX Common Stock outstanding immediately prior to the Distribution. Except as otherwise provided in Section 3.4 below, New EEX covenants and agrees with ENSERCH that during the Restricted Stock Period New EEX will not, directly or indirectly, issue any options, rights, warrants or securities exercisable or convertible into any New EEX Common Stock.

  Section 3.2 Other New EEX Stock. New EEX covenants and agrees with ENSERCH that, during the Restricted Stock Period, New EEX will not issue any class or series of capital stock other than New EEX Common Stock ("Other New EEX Stock") or issue any options, rights, warrants or securities exercisable or convertible into any Other New EEX Stock; provided that the foregoing shall not apply to, or restrict the issuance of, Rights or Other New EEX Stock which may be issued or delivered pursuant to Rights.

  Section 3.3 Liquidation. New EEX covenants and agrees with ENSERCH that, during the Restricted Stock Period, New EEX will not, directly or indirectly, undertake, authorize, approve, facilitate or consummate any transaction regarding the dissolution or liquidation of New EEX or any announcement of any intent regarding the foregoing.

  Section 3.4 Exceptions. Notwithstanding the restrictions contained in
Section 3.1 above or any other provision of this Agreement, such restrictions shall not apply with respect to the following:

    (a) the granting of Permitted Options under a Stock Incentive Plan;

    (b) issuance of other options, warrants or similar instruments to purchase capital stock of New EEX at a price that exceeds the market price of New EEX Common Stock at the time issuance is authorized, provided that such options, warrants or similar instruments may not be exercised during the Restricted Stock Period;

    (c) any split-up of the New EEX Common Stock or any share dividend paid in New EEX Common Stock;

    (d) the issuance of Rights or stock pursuant to a Rights Plan; and

    (e) issuance by New EEX of debt convertible into New EEX Common Stock, which debt (i) carries a market rate of interest; (ii) has a conversion price that exceeds by not less than 5% the market price of New EEX Common Stock immediately prior to the pricing of the debt offering; and (iii) may not be converted into New EEX Common Stock during the Restricted Stock Period.

                                     A-4-3

                                  ARTICLE 4.

                            Waiver of Restrictions

  Section 4.1 Ruling or Opinion. Notwithstanding the foregoing, the restrictions upon New EEX contained in Article 2 and Article 3 shall not apply if (a) New EEX or ENSERCH is a party to a ruling from the National Office of the IRS, based on a ruling request satisfactory to New EEX and ENSERCH, that the transaction that otherwise would be restricted under this Agreement will not cause the Distribution to be taxable; or (b) New EEX or ENSERCH secures an opinion of counsel satisfactory to New EEX and ENSERCH in form and substance satisfactory to New EEX and ENSERCH to the effect that the proposed transaction that otherwise would be restricted under this Agreement will not cause the Distribution to be taxable.

                                  ARTICLE 5.

                                Representations

  Section 5.1 No Plan or Intention. New EEX represents and warrants that as of the date hereof, it has no plan or intention of engaging in any transaction that would violate either Article 2 or Article 3 of this Agreement.

                                  ARTICLE 6.

                                 Miscellaneous

  Section 6.1 Survival. The representations, warranties, covenants and agreements contained herein shall survive the Distribution. No investigation or other examination by ENSERCH or representatives of ENSERCH shall affect the term of survival of the representations, warranties, covenants and agreements set forth in this Agreement.

  Section 6.2 Notices. Any notice, demand, claim or other communication under this Agreement shall be in writing and shall be deemed to have been given:

    (a) upon the delivery or mailing thereof, as the case may be, if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid;

    (b) on the date on which delivery thereof is guaranteed by the carrier if delivered by a national courier guaranteeing delivery within a fixed number of days after sending;

    (c) five days after the mailing thereof if mailed postage prepaid by any other method; or

    (d) on the date on which facsimile transmission thereof is confirmed "OK" by the receiving machine if transmitted by facsimile machine and confirmed by delivery by one of the prior methods;

but, in each case, only if addressed to the parties in the following manner at the following addresses or facsimile numbers ("FAX") (or at such other address or other number as a party may specify by written notice to the other):

    ENSERCH:ENSERCH Corporation
                 300 S. St. Paul Street
                 Dallas, TX 75201-5598
                 Attention: William T. Satterwhite, Esq.
                 Senior Vice President and General Counsel
                 Fax: (214) 573-3430

                                     A-4-4

    New EEX:     Enserch Exploration, Inc.
                 6688 N. Central Expressway, Suite 1000
                 Dallas, TX 75206-3922
                 Attention: Michael G. Fortado, Esq.
                 Vice President and General Counsel
                 Telephone: (214) 670-2649
                 Facsimile: (214) 890-4709

  Section 6.3 Assignment. Neither ENSERCH nor New EEX shall assign this Agreement or any rights, interests or obligations hereunder, or delegate performance of any of its obligations hereunder.

  Section 6.4 Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties in respect of the subject matter contained in this document; provided that this provision shall not abrogate any other written agreement between the parties executed simultaneously with this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

  Section 6.5 Waiver, Amendment, etc. This Agreement may not be amended or supplemented, and no waivers of or consents to departures from the provisions hereof shall be effective, unless set forth in a writing signed by, and delivered to, each party. No failure or delay of any party in exercising any power or right under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

  Section 6.6 Binding Agreement; No Third Party Beneficiaries. This Agreement shall be binding upon and inure only to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to benefit any Person other than the parties hereto and such successors and permitted assigns, and no such Person shall be a third party beneficiary hereof.

  Section 6.7 Remedies. Each party to this Agreement acknowledges and agrees that the sole and exclusive remedy for a breach of this Agreement or a loss occasioned by a breach of this Agreement, is an action for specific performance by the non-breaching party or loss party against the breaching party. Any damages or increased tax liability as a result of a breach of this Agreement shall be determined under the Tax Allocation Agreement between the parties to this Agreement, dated , 1996.

  Section 6.8 Governing Law; Dispute Resolution.

  THIS AGREEMENT HAS BEEN EXECUTED, DELIVERED AND ACCEPTED AT, AND SHALL BE DEEMED TO HAVE BEEN MADE IN TEXAS AND SHALL BE INTERPRETED, AND THE RIGHTS, OBLIGATIONS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO CONFLICTS OF LAW PROVISIONS) OF THE STATE OF TEXAS. EACH PARTY HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN DALLAS COUNTY, THE STATE OF TEXAS, CONSENTS THAT ALL SERVICE OF PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL DIRECTED TO THE PARTY AT THE ADDRESS STATED IN SECTION 6.2, AND AGREES THAT JURISDICTION AND VENUE FOR ANY ACTION BROUGHT TO ENFORCE THE PROVISIONS HEREOF SHALL BE EXCLUSIVELY IN DALLAS COUNTY, TEXAS. TO THE EXTENT PERMITTED BY LAW, EACH PARTY HERETO WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED ON LACK OF JURISDICTION OR IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING INSTITUTED HEREUNDER AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT.

  Section 6.9 Severability. The invalidity or unenforceability of any provision hereof in any jurisdiction will not affect the validity or enforceability of the remainder hereof in that jurisdiction or the validity or

                                     A-4-5
enforceability of this Agreement, including that provision, in any other jurisdiction. To the extent permitted by applicable law, each party waives any provision of applicable law that renders any provision hereof prohibited or unenforceable in any respect. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible.

  Section 6.10 Further Assurances; Cooperation. Each party shall from time to time, at the request of the other party, take such actions as the other party may reasonably request in order to effectuate the purpose and intent of this Agreement. Without limiting the generality of the foregoing, the parties shall cooperate with each other and take such actions as either party may reasonably request to obtain any IRS ruling or opinion of counsel contemplated by this Agreement. In addition, each party shall keep, maintain and preserve books, records and documentation necessary in or applicable to the determination of liabilities pursuant to this Agreement and the establishment of the Distribution as a tax-free distribution until the expiration of all applicable statutes of limitation. Finally, the parties to this Agreement expressly agree for all purposes to treat the Distribution as a tax-free distribution and (i) to not knowingly act (or to not knowingly refrain from acting), except where required by law to do so, in a manner inconsistent with such treatment of the Distribution or the intent to qualify it as a tax-free distribution and (ii) to take any and all such actions reasonably available to such party to support and defend such treatment and qualification of the Distribution.

  Section 6.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

  Section 6.12 Good Faith Obligation. Any right to be exercised under this Agreement must be exercised in good faith and any obligation imposed under this Agreement must be discharged in good faith.

  In Witness Whereof, ENSERCH and New EEX have caused their respective duly authorized officers to execute this Agreement as of the day and year first above written.

                                          Enserch Corporation


                                          By: _________________________________
                                            Name:
                                            Title:

                                          Enserch Exploration, Inc.


                                          By: _________________________________
                                            Name:
                                            Title:

                                     A-4-6

                                                                        ANNEX B

                 [LETTERHEAD OF DONALDSON, LUFKIN & JENRETTE]

                                                             September 10, 1996
Board of Directors
Enserch Exploration, Inc.
1500 Two Energy Square
4849 Greenville Avenue
Dallas, Texas 75206

Dear Sirs:

  You have requested our opinion as to the fairness from a financial point of view to the shareholders of Enserch Exploration, Inc. (the "Company"), other than ENSERCH Corporation ("ENSERCH") (such shareholders, the "Public Shareholders"), of the EEX Ratio and LSEPO Ratio, as hereinafter defined, pursuant to the terms of the Agreement and Plan of Merger dated as of September 10, 1996 (the "Agreement"), among Lone Star Energy Plant Operations, Inc. ("LSEPO"), the Company and ENSERCH, pursuant to which the Company will be merged (the "Merger") with and into LSEPO. In the Merger, LSEPO will be the surviving corporation and will change its name to Enserch Exploration, Inc. ("New EEX").

  Pursuant to the Agreement, each share of common stock, par value $1.00 per share, of the Company ("Company Common Stock") will be converted, subject to certain exceptions, into the right to receive one share (the "EEX Ratio") of common stock, $0.01 par value per share, of New EEX ("New EEX Common Stock"), and the existing shares of LSEPO Common Stock ("LSEPO Common Stock") will be converted into the right to receive the number of shares of New EEX Common Stock (the "LSEPO Ratio") equal to the quotient obtained by dividing $7.0 million by the average of the closing sales prices of Company Common Stock on each of the 15 consecutive trading days preceding the fifth trading day prior to the consummation of the Merger.

  In arriving at our opinion, we have reviewed the draft dated September 10, 1996, of the Agreement and the exhibits thereto and financial and other information that was publicly available or furnished to us by the Company and LSEPO, including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of the Company for the period beginning January 1, 1996, and ending December 31, 1996, prepared by management of the Company. Also included in the discussions with the respective managements were their respective views as to the assumptions underlying certain financial projections with respect to LSEPO for the period beginning June 30, 1996, and ending December 31, 2007. We have also reviewed the operating and management agreements between LSEPO and the respective owners of the three cogeneration plants to which LSEPO provides its operating services. In addition, we have compared certain financial and securities data of the Company with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of the Company, and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

  In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and LSEPO or their representatives, or that was otherwise reviewed by us. With respect to the financial projections supplied to us by the Company, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company. With respect to the assumptions underlying the financial projections relating to LSEPO, we have assumed that such assumptions, which have been reviewed with the managements of the Company and LSEPO, reflect the best currently available estimates and judgments of the respective managements of the companies as to the future operating and financial performance of LSEPO.

We have not assumed any responsibility for making an independent evaluation of the Company's or LSEPO's assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company. In addition, we have assumed that the Merger qualifies as a tax-free reorganization under the Internal Revenue Code.

  Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the price at which New EEX Common Stock will actually trade at any time. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed transaction. Our opinion does not address the underlying business decision to engage in the Merger, nor does it address any potential combination of ENSERCH and TUC Holding Company or any potential spin-off of the Company from ENSERCH. In addition, our opinion does not address the fairness of the EEX Ratio or the LSEPO Ratio to ENSERCH or any other person or persons, other than the Public Shareholders.

  Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

  Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the EEX Ratio and the LSEPO Ratio taken together are fair to the Public Shareholders from a financial point of view.

                                          Very truly yours,

                                          Donaldson, Lufkin & Jenrette
                                          Securities Corporation

                                          By:   /s/ Michael V. Johnson
                                            -----------------------------------
                                                   Michael V. Johnson
                                                    Managing Director

                                                                        ANNEX C

                      RESTATED ARTICLES OF INCORPORATION

                                      OF

                    LONE STAR ENERGY PLANT OPERATIONS, INC.

                                  SECTION ONE

  Lone Star Energy Plant Operations, Inc. (the "Company"), pursuant to the provisions of Article 4.07 of the Texas Business Corporation Act, as amended (the "TBCA"), hereby adopts Restated Articles of Incorporation that accurately copy the Articles of Incorporation and all amendments thereto that are in effect immediately prior hereto (collectively, the "Old Articles") and as further amended by such Restated Articles of Incorporation as hereinafter set forth and which contain no other change in any provision thereof.

                                  SECTION TWO

  The Restated Articles of Incorporation restate and integrate and further amend the Old Articles by substituting for the provisions of the Old Articles in their entirety the provisions of the Restated Articles of Incorporation set forth in Section Five of these Restated Articles of Incorporation. The further amendments effected by the Restated Articles of Incorporation affect the Old Articles as follows: (i) amend Article One (name), Article Three (purpose), Article Four (authorized shares), Article Five (preemptive rights), Article Seven (power to amend Bylaws), Article Eight (voting rights), Article Nine (registered office and agent), Article Ten (directors), and Article Eleven (limitation of director liability); (ii) delete all of Article Six (commencement of business); (iii) add Articles Eight (meetings of shareholders), Nine (business combinations) and Ten (amendments); and (iv) renumber the Articles.

  Further, the capital stock of the Company is hereby reclassified and converted as follows: the outstanding ten (10) shares of the Company's Common Stock, par value $100 per share, are hereby reclassified and converted into ten (10) shares of the Company's Common Stock, par value $.01 per share. The reclassification and conversion decreases the stated capital represented by the outstanding Common Stock from $1,000 to $.10.

                                 SECTION THREE

  Each amendment made by the Restated Articles of Incorporation has been effected in conformity with the provisions of the TBCA, and such Restated Articles of Incorporation and each amendment made by the Restated Articles of Incorporation were duly adopted by the holder of all of outstanding capital stock of the Company by a written consent dated September 10, 1996.

                                 SECTION FOUR

  The number of shares outstanding was 100 and the number of shares entitled to vote on the Restated Articles of Incorporation as so amended was 100, the holder of which has signed a written consent to the adoption of such Restated Articles of Incorporation as so amended pursuant to Article 9.10 of the TBCA.

                                 SECTION FIVE

  The Old Articles are hereby superseded by the following Restated Articles of Incorporation, which accurately copy the entire text thereof as amended as above set forth:

                      RESTATED ARTICLES OF INCORPORATION

                                      OF

                    LONE STAR ENERGY PLANT OPERATIONS, INC.

                                  ARTICLE ONE

  The name of the corporation (the "Company") is Lone Star Energy Plant Operations, Inc.

                                  ARTICLE TWO

  The period of its duration is perpetual.

                                 ARTICLE THREE

  The purposes for which the Company is organized are:

    (1) To engage in all phases of the gas and oil business and related activities, including without limitation engaging in exploration, drilling, development, and production of gas and oil properties;

    (2) To store, transport, buy and sell, gas, oil, salt, brine and other mineral solutions and liquefied minerals;

    (3) To explore for, produce, purchase and sell, store, process and manufacture, transport and distribute gas, oil and all other minerals;

    (4) To manufacture, produce, purchase or otherwise acquire, sell or dispose of, distribute, mortgage, pledge, lease, repair, install, operate, deal in and with, whether as principal or agent, products, goods, appliances, wares, merchandise, fixtures, plants, structures, machinery, and materials of every kind and description, to lend money for the carrying out of such purposes, and to take and hold real and personal property for the payment of such funds so loaned;

    (5) To engage in the business of operation and maintenance of cogeneration and other power production projects; and

    (6) To transact any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act, as amended and in effect from time to time (the "TBCA").

                                 ARTICLE FOUR

  (A) Authorized Capital Stock. The aggregate number of shares of all classes of stock the Company shall have authority to issue is 410,000,000 consisting of and divided into:

    (i) one class of 400,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"); and

    (ii) one class of 10,000,000 shares of Preferred Stock, no par value (the "Preferred Stock"), which may be divided into and issued in one or more series, as hereinafter provided.

  (B) Series. The Preferred Stock may be divided into and issued in, at any time and from time to time, one or more series as the Board of Directors shall determine pursuant to the authority hereby vested in it. The Board of Directors shall have the authority to establish series of unissued shares of Preferred Stock, at any time and from time to time, by fixing and determining the designations, preferences, limitations and relative rights of the shares of the series, subject to and within the limitations of the TBCA and the Articles of Incorporation, including without limitation the following:

    (a) the number of shares constituting the series and the distinctive designation of that series;

    (b) the dividend rate on shares of the series, the dividend payment dates, whether dividends shall be cumulative (and, if so, from which date or dates), non-cumulative, or partially cumulative, and the relative rights of priority, if any, of payment of dividends on the shares of the series;

    (c) the amount payable to the holders of shares of the series upon any voluntary or involuntary liquidation of the Company;

    (d) the preference in the assets of the Company over any other class, classes or series of shares upon the voluntary or involuntary liquidation of the Company;

    (e) whether the shares of the series are redeemable at the option of the Company, the shareholder or another person or upon occurrence of a designated event and, if so, the price payable upon redemption of shares of the series and the terms and conditions on which such shares are redeemable;

    (f) the provisions of the sinking fund, if any, for the redemption or purchase of shares of the series;

    (g) the voting rights, if any, of the shares of the series;

    (h) the terms and conditions, if any, on which such shares may be converted, at the option of the Company, the shareholder or another person or upon occurrence of a designated event, into shares of any other class or series;

    (i) the terms and conditions, if any, on which such shares may be exchanged, at the option of the Company, the shareholder or another person or upon occurrence of a designated event, for shares, obligations, indebtedness, evidences of ownership, rights to purchase securities or other securities of the Company or one or more other domestic or foreign corporations or other entities or for other property or for any combination of the foregoing; and

    (j) any other special rights and qualifications, limitations or restrictions permitted by the TBCA to be granted to or imposed on the series.

  Any of the designations, preferences, limitations and relative rights of the shares of any series so established may be made dependent upon facts ascertainable outside the Articles of Incorporation, which facts may include future acts of the Company, provided that the manner in which such facts shall operate upon the designations, preferences, limitations and relative rights of the shares of any series shall be set forth in the resolution or resolutions establishing the series.

  All shares within the same series of Preferred Stock shall be identical except as to the date of issue and the dates from which dividends on shares of the series issued on different dates will cumulate, if cumulative. The Board of Directors shall have the authority to increase or decrease the number of shares within each series of Preferred Stock; provided, that the Board of Directors may not decrease the number of shares within a series to less than the number of shares within such series that are then outstanding.

  (C) Preemptive Rights. No shareholder of the Company shall by reason of the shareholder's holding shares of any class or series have any preemptive or preferential right to purchase or subscribe to any shares of any class or series of the Company, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class or series, now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such shareholders, other than such rights, if any, as the Board of Directors in its discretion may fix; and the Board of Directors may issue shares of any class or series of the Company, or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class or series, without offering any such shares of any class or series, either in whole or in part, to the existing shareholders of any class or series.

  (D) Subordination of Common Stock. The Common Stock shall be subject and subordinate to the rights, privileges and preferences of any series of Preferred Stock to the extent set forth in the resolution or resolutions of the Board of Directors establishing the series.

  (E) Other Provisions Applicable to Capital Stock.

    (a) Each outstanding share of Common Stock shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders, except as otherwise provided by the TBCA or as set forth in the resolution or resolutions of the Board of Directors establishing any series of Preferred Stock.

    (b) At each election for directors of the Company ("Directors"), every shareholder entitled to vote at such election shall have the right to vote the number of shares owned by such shareholder for as many persons as there are Directors to be elected and for whose election such shareholder has a right to vote; provided that cumulative voting in the election for Directors is prohibited.

    (c) In the event of any dissolution, liquidation or winding up of the Company, but subject to the rights of the holders of any series of Preferred Stock, holders of Common Stock shall be entitled to receive pro rata all of the remaining assets of the Company available for distribution to its shareholders.

    (d) Subject to the rights of the holders of Preferred Stock as set forth in the resolution or resolutions of the Board of Directors establishing any series of Preferred Stock, dividends may be paid upon Common Stock to the exclusion of Preferred Stock out of any assets of the Company available therefor.

                                 ARTICLE FIVE

  The street address of the Company's registered office is 6688 North Central Expressway, Suite 1000, Dallas, Texas 75206, and the name of its registered agent at that address is Michael G. Fortado.

                                  ARTICLE SIX

  (A) Number. The number of Directors constituting the Board of Directors of the Company shall be fixed from time to time by the Board of Directors by the affirmative vote of not less than a majority of the Continuing Directors (as defined in Article Ten) but shall not be less than three (3), subject to such rights to elect additional Directors under such specified circumstances as may be granted to holders of Preferred Stock.

  (B) Required Vote to Elect Directors. With respect to the election of Directors, the act of the shareholders electing the Directors shall be a vote of the holders of a majority of the outstanding shares entitled to vote in the election of Directors.

  (C) Term. Directors shall hold office until their respective successors shall have been elected and qualified.

  (D) Removal. Directors may be removed from office, with or without cause, only by the affirmative vote of the holders of not less than a majority of the outstanding shares entitled to vote in the election of Directors, if notice of the intention to act upon such matter shall have been given in the notice calling for the meeting.

  (E) Vacancies; Increase in Number of Directors. Subject to such rights to elect Directors under specified circumstances as may be granted to holders of Preferred Stock, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other reason shall be filled solely by the affirmative vote of a majority of the Continuing Directors, even though less than a quorum of the Board of Directors. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

  (F) Current Directors. The number of Directors constituting the Board of Directors is five, subject to being increased or decreased as set forth above. The names and addresses of the persons who are to serve as Directors and their classification are:

                           NAME                                ADDRESS
                           ----                                -------
      D.W. Biegler................................... 300 South St. Paul Street,
                                                      Dallas, TX 75201
      G.R. Bryan..................................... 300 South St. Paul Street,
                                                      Dallas, TX 75201
      D.R. Long...................................... 300 South St. Paul Street,
                                                      Dallas, TX 75201
      W.T. Satterwhite............................... 300 South St. Paul Street,
                                                      Dallas, TX 75201
      M.E. Rescoe.................................... 300 South St. Paul Street,
                                                      Dallas, TX 75201

                                 ARTICLE SEVEN

  To the fullest extent permitted by law, a Director shall not be liable to the Company or its shareholders for monetary damages for any act or omission in his capacity as a Director. Any repeal or modification of this Article shall be prospective only and shall not adversely affect any limitation of the personal liability of a Director existing at the time of the repeal or modification. The provisions of this Article shall not be deemed to limit or preclude indemnification of a Director by the Company for any liability of a Director that has not been eliminated by the provisions of this Article.

                                 ARTICLE EIGHT

  (A) Power to Alter, Amend or Repeal Bylaws. The power to alter, amend, suspend or repeal the Bylaws or to adopt new Bylaws shall be vested in, and shall require the affirmative vote of not less a majority of the Continuing Directors (as defined in Article Ten); provided that any Bylaw or amendment thereto as adopted by the Board of Directors may be altered, amended, suspended or repealed by the affirmative vote of the holders of not less than 66 2/3% of the outstanding Voting Stock (as defined in Article Ten) or a new Bylaw in lieu thereof may be adopted by vote of such shareholders. No Bylaw that has been altered, amended or adopted by such a vote of the shareholders may be altered, amended or repealed by vote of the Directors until two years shall have expired since such action by such vote of shareholders.

  (B) Bylaw Stock Ownership Restrictions. The Board of Directors shall have the power and authority, from time to time, to adopt, alter or amend the Bylaws to add or amend such provisions as in their judgment may be necessary or appropriate to ensure that the Company and its shareholders satisfy the citizenship or other requirements imposed by any federal or state law relating to the ownership, possession or leasing of gas, oil or other minerals, land, vessels or any other property, licenses or rights of any nature whatsoever in which the Company or any of its subsidiaries may have or hereafter have, or seek to have, any right or interest. Without limiting such general powers, the Board of Directors shall have the power and authority, from time to time, to adopt, alter or amend the Bylaws to add or amend provisions that for such purpose impose restrictions on the transfer or registration of transfer of the shares of the Company, including without limitation restrictions that:

    (1) obligate the holders of the restricted shares to offer to the Company or to any other holders of shares of the Company or to any other person or to any combination of the foregoing, a prior opportunity, to be exercised within a reasonable time, to acquire the restricted shares;

    (2) provide that the Company or the holders of any class of shares of the Company must consent to any proposed transfer of the restricted shares or approve the proposed transferee of the restricted shares before the transfer may be effected;

    (3) prohibit the transfer of the restricted shares to designated persons or classes of persons; or

    (4) maintain any tax or other status or advantage to the Company.

                                 ARTICLE NINE

  (A) No Shareholder Written Consent Action. Any action required or permitted to be taken by the shareholders of the Company must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

  (B) Special Meetings of Shareholders. Subject to such rights to call special meetings of shareholders under specified circumstances as may be granted to holders of Preferred Stock, special meetings of shareholders may be called only by the Chairman of the Board or the President of the Company, at the request in writing or by vote of not less than a majority of the Continuing Directors (as defined in Article Ten) or at the request of the holders of not less than 50% of the outstanding shares entitled to vote at the meeting, and not by any other persons. Any request for a special meeting made by the Board of Directors shall state the purpose or purposes of the proposed meeting, and business transacted at the meeting shall be confined to the objects stated in the notice of the meeting.

                                  ARTICLE TEN

  In addition to any other vote of shareholders required by the TBCA, the Articles of Incorporation or otherwise, the affirmative vote of the holders of not less than 80% of the outstanding shares of "Voting Stock" (as hereinafter defined) of the Company, including the affirmative vote of the holders of not less than 50% of the outstanding shares of Voting Stock not "Beneficially Owned"(as hereinafter defined), directly or indirectly, by any "Related Person" (as hereinafter defined), shall be required for the approval or authorization of any "Business Combination" (as hereinafter defined) in which any Related Person has an interest (except proportionately as a shareholder of the Company); provided, that the 50% voting requirement referred to above shall not be applicable if the Business Combination is approved by the affirmative vote of the holders of not less than 90% of the outstanding shares of Voting Stock; provided further that the 80% requirement referred to above shall not be applicable if:

    (1) The Board of Directors by a vote of not less than a majority of the "Continuing Directors" (as hereinafter defined) then holding office (a) expressly approved in advance the acquisition of outstanding shares of Voting Stock that resulted in the Related Person becoming a Related Person or (b) approved the Business Combination prior to the Related Person involved in the Business Combination having become a Related Person;

    (2) The Business Combination is solely between the Company and another corporation, 100% of the Voting Stock of which is owned, directly or indirectly, by the Company; or

    (3) All of the following conditions have been met: (a) the Business Combination is a merger or consolidation, the consummation of which is proposed to take place within one (1) year after the date of the transaction that resulted in the Related Person becoming a Related Person and the cash or fair market value of the property, securities or other consideration to be received per share by holders of Common Stock in the Business Combination is not less than the highest per share price (with appropriate adjustments for recapitalizations and for stock splits, reverse stock splits and share dividends, and including any brokerage commissions, transfer taxes and soliciting dealer fees) paid by the Related Person in acquiring any of its holdings of Common Stock; (b) the consideration to be received by such holders is either cash or, if the Related Person shall have acquired the majority of its holdings of Common Stock with a form of consideration other than cash, the same form of consideration with which the Related Person acquired such majority; (c) after such Related Person has become a Related Person and prior to consummation of such Business
  Combination: (i) except as approved by a majority of the "Continuing Directors" (as hereinafter defined), there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding shares of Preferred Stock,
  (ii) there shall have been no reduction in the annual rate of dividends paid per share on the Company's Common Stock (adjusted as appropriate for recapitalizations and for stock splits, reverse stock splits and share dividends) except as approved by a majority of the Continuing Directors, (iii) such Related Person shall not have become the Beneficial Owner of any additional shares of Voting Stock of the Company except as part of the transaction that resulted in such Related Person becoming a Related Person, and (iv) such Related Person shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Company, whether in anticipation of or in connection with such Business Combination or otherwise; and (d) a proxy statement, that complies with the requirements of the "Exchange Act" (as hereinafter defined) and the rules and regulations thereunder (or any subsequent provisions replacing the Exchange Act, rules or regulations), shall be mailed to all shareholders of record not less than forty (40) days prior to the consummation of the Business Combination for the purpose of soliciting shareholder approval of the Business Combination and shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Business Combination that the Continuing Directors, or any of them, may choose to state and, if deemed advisable by a majority of the Continuing Directors, an opinion of a reputable investment banking firm as to the fairness (or unfairness) of the terms of such Business Combination from the point of view of the remaining shareholders of the Company (such investment banking firm to be selected by a majority of the Continuing Directors and to be paid a reasonable fee for its services by the Company upon receipt of such opinion).

  For the purposes of this Article:

  "Affiliate," when used to indicate a relationship to a specified person, shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person.

  "Associate," when used to indicate a relationship with a specified person, shall mean (a) any corporation, partnership or other organization of which the specified person is an officer or partner or is, directly or indirectly, the Beneficial Owner of five percent or more of any class of equity securities,
(b) any trust or other estate in which the specified person has a substantial beneficial interest or as to which the specified person serves as trustee or in a similar fiduciary capacity, (c) any relative or spouse of the specified person, or any relative of that spouse, who has the same home as the specified person or who is a director or officer of the Company or any of its parents or Subsidiaries, and (d) any person who is a director or officer of the specified person or any of its parents or subsidiaries (other than the Company or any Subsidiary of the Company).

  "Beneficial Owner" and "Beneficially Own," when used with reference to any Voting Stock, shall mean

  (a) that the person or any of its Affiliates or Associates beneficially owns, directly or indirectly, within the meaning of Rule 13d-3 under the Exchange Act as in effect on September 10, 1996;

  (b) that the person or any of its Affiliates or Associates has (i) the right to acquire (whether that right is exercisable immediately or only after the passage of time and whether that right is contingent or absolute) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding (but neither that person nor any such Affiliate or Associate shall be deemed to be the Beneficial Owner of any shares of Voting Stock solely by reason of a revocable proxy granted with respect to shares for a particular meeting of shareholders pursuant to a public solicitation of proxies for that meeting, if neither that person nor any such Affiliate or Associate is otherwise deemed the Beneficial Owner of those shares); or

  (c) that are beneficially owned, directly or indirectly, within the meaning of Rule 13d-3 under the Exchange Act as in effect on September 10, 1996 by any other person with which the person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (other than solely by reasons of a revocable proxy given in response to public proxy or consent solicitation made pursuant to the applicable rules under the Exchange Act) or disposing of any shares of Voting Stock;

provided, however, that in the case of any employee stock ownership or similar plan of the Company or of any Subsidiary in which the beneficiaries thereof possess the right to vote any shares of Voting Stock held by that plan, no such plan and no trustee with respect thereto (or any Affiliate of that trustee), solely by reason of that capacity as trustee, shall be deemed for the purposes hereof to Beneficially Own any shares of Voting Stock held under any such plan.

  "Business Combination" shall mean (a) any merger, consolidation or share exchange involving the Company or a Subsidiary, (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or any "Substantial Part" (as hereinafter defined) of the assets either of the Company (including without limitation any voting securities of a Subsidiary) or of a Subsidiary,
(c) any sale, lease, exchange, transfer or other disposition of assets having a fair market value of $5,000,000 or more to the Company or a Subsidiary, (d) the issuance or transfer by the Company or a Subsidiary (other than by way of a pro rata distribution to all shareholders) of any securities of the Company or a Subsidiary, (e) any reclassification of securities (including any reverse stock split) or recapitalization by the Company, the effect of which would be to increase the voting power (whether or not currently exercisable) of a Related Person, (f) any plan or proposal for the liquidation or dissolution of the Company, (g) any series or combination of transactions having, directly or indirectly, the same effect as any of the foregoing, and (h) any agreement, contract or other arrangement providing, directly or indirectly, for any of the foregoing.

  "Continuing Director" shall mean any member of the Board of Directors who is not an Affiliate or Associate of a Related Person and who was a member of the Board of Directors immediately prior to the time that the Related Person became a Related Person, and any successor to a Continuing Director who is not an Affiliate or Associate of the Related Person and is recommended to succeed a Continuing Director by a majority of Continuing Directors then serving as members of the Board of Directors. Provisions hereof requiring approval by Continuing Directors shall not be deemed satisfied unless there is at least one Continuing Director.

  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

  "other consideration to be received," for purposes of subparagraph (3) of this Article, shall include without limitation Common Stock retained by the Company's existing public shareholders in the event of a Business Combination in which the Company is the surviving corporation.

  "person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, limited liability company, corporation, company, institution, entity, party or governmental authority.

  "Related Person" shall mean and include any person or "group" of persons (as such term is used in Regulation 13D-G under the Exchange Act), and each Affiliate and Associate of any such person, that individually or collectively is the Beneficial Owner in the aggregate of not less than 10% of the outstanding Voting Stock, other than the Company or any employee benefit plan(s) sponsored by the Company.

  "Subsidiary" shall mean, with respect to any person, a person in which the person directly or indirectly owns at least a majority of the outstanding voting securities or other equity interests having the power, under ordinary circumstances, to elect a majority of the directors, or otherwise to direct the management and policies, of such person, and any person that is affiliated with such person.

  "Substantial Part" shall mean more than 5% of the book value of the total assets of the person in question as of the end of the most recently completed fiscal year or, in the case of Voting Stock of a Subsidiary, 10% or more of the outstanding shares of such Subsidiary's Voting Stock.

  "Voting Stock" shall mean all outstanding shares of capital stock of the Company or other person entitled to vote generally in the election of Directors, considered for the purposes of this Article as a single class. If the Company has Voting Stock entitled to more or less than one vote for any such share, each reference in this

Article to a proportion or percentage of shares of Voting Stock shall be calculated by reference to the portion or percentage of votes entitled to be cast by the holders of such shares.

  For the purpose of this Article, a majority of the Continuing Directors shall have the power to determine, on the basis of information known to them, of: (a) the number of shares of Voting Stock of which any person is the Beneficial Owner, (b) whether a person is a Related Person, (c) whether a person is an Affiliate or Associate of another person, (d) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in the definition of Beneficial Owner herein, (e) whether the assets subject to any Business Combination constitute a Substantial Part, (f) whether any Business Combination is one in which a Related Person has an interest (except proportionately as a shareholder of the Company), (g) the fair market value of property other than cash or stock, (h) the highest per share price in accordance with this Article, (i) whether the applicable conditions set forth in this Article have been met with respect to any Business Combination, and (j) such other matters with respect to which a determination is required under this Article.

  A majority of the Continuing Directors then in office shall have the right to demand that any person who those Directors reasonably believe is a Related Person (or holds of record shares of Voting Stock Beneficially Owned by any Related Person) supply the Company with complete information about (a) the record owner(s) of all shares Beneficially Owned by the persons who those Directors reasonably believe is a Related Person, (b) the number of, and class or series of, shares Beneficially Owned by any such person who those Directors reasonably believe is a Related Person and held of record by each such record owner and the number(s) of the stock certificates(s) evidencing such shares and (c) any other factual matter relating to the applicability or effect of this Article as may reasonably be requested of such person, and that person shall furnish that information within ten days after receipt of the demand.

                                ARTICLE ELEVEN

  The provisions set forth in Articles Six, Eight and Nine hereof may not be amended, altered, changed, repealed or rescinded in any respect unless such action is approved by the affirmative vote of the holders of not less than 75% of all shares of "Voting Stock" (as defined in Article Ten), considered for purposes of this Article as one class; the amendment, alteration, change, repeal or recision of this Article and Article Ten hereof shall require both such 75% vote and the affirmative vote of the holders of not less than 50% of such Voting Stock, excluding the vote of any shares owned by a "Related Person" (as defined in Article Ten), if any (such 50% voting requirement shall not be applicable if such amendment, alteration, change, repeal or recision is approved by the affirmative vote of the holders of not less than 90% of such Voting Stock). The voting requirement contained in this Article and in Articles Six, Eight, Nine and Ten hereof shall be in addition to voting requirements imposed by law, other provisions of these Articles of Incorporation or any designation of preferences in favor of certain classes or series of classes of shares of capital stock of the Company.

  EXECUTED as of the 10th day of September, 1996.

                                          Lone Star Energy Plant Operations,
                                           Inc.

                                                    /s/ J. W. Pinkerton
                                          By: _________________________________

                                                      Vice President
                                          Its: ________________________________

                            STATEMENT OF RESOLUTION
                ESTABLISHING AND DESIGNATING A SERIES OF SHARES
                                      OF
                    LONE STAR ENERGY PLANT OPERATIONS, INC.

  $200 SERIES A JUNIOR PARTICIPATING PREFERRED STOCK, NO PAR VALUE PER SHARE

  Pursuant to the provisions of Article 2.13 of the Texas Business Corporation Act, and pursuant to Article Four of its Articles of Incorporation, the undersigned, Lone Star Energy Plant Operations, Inc. (the "Company"), hereby submits the following statement for the purposes of establishing and designating a series of shares and fixing and determining the relative rights and preferences thereof:

  I. The name of the Company is Lone Star Energy Plant Operations, Inc.

  II. The following resolution establishing and designating a series of shares and fixing and determining the relative rights and preferences thereof was duly adopted by the Board of Directors of the Company effective September 10, 1996:

  RESOLVED, that pursuant to the authority conferred upon the Board of Directors of this Company by the provisions of the Restated Articles of Incorporation of this Company, the Board of Directors hereby creates a new series of Preferred Stock of the Company which shall consist of 1,000,000 shares of no par value, which shall be designated and known as $200 Series A Junior Participating Preferred Stock, and that in addition to the preferences, rights, voting powers and the restrictions or qualifications of all shares of Preferred Stock regardless of series, described and expressed in the Restated Articles of Incorporation of the Company, the Board of Directors hereby declares that the shares of the $200 Series A Junior Participating Preferred Stock shall have the terms, conditions, rights and preferences, as follows:

  1. Designation. The shares of such series shall be designated "$200 Series A Junior Participating Preferred Stock" (herein called "Series A Preferred Stock").

  2. Number. The number of shares of Series A Preferred Stock shall be 1,000,000, which number may be increased or decreased by resolution adopted by the Board of Directors; provided, however, that no decrease shall reduce the number of authorized shares of Series A Preferred Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon the exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Company.

  3. Dividends. Subject to the rights of the holders of any shares of any other series of Preferred Stock (or any similar stock) of the Company with respect to dividends, but in preference to the holders of shares of the Common Stock, par value $0.01 per share (the "Common Stock"), of the Company or of any other class or series of stock of the Company ranking junior to the Series A Preferred Stock, the holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, dividends for each Quarterly Dividend Period (as hereinafter defined) equal (rounded to the nearest cent) to the greater of (a) $20 or (b) subject to the provision for adjustment hereinafter set forth, 200 times the aggregate per share amount of all cash dividends, and 200 times the aggregate per share amount (payable in cash, based upon the fair market value at the time the non-cash dividend or other distribution is declared as determined in good faith by the Board of Directors) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared (but not withdrawn) on the Common Stock during the immediately preceding Quarterly Dividend Period, or, with respect to the first Quarterly Dividend Period, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Company shall at any time after September 10, 1996 (the "Rights Declaration Date") (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

  As used herein "Quarterly Dividend Period" shall mean a period of three months which shall commence on February 1, May 1, August 1 and November 1 in each year (or in the case of original issuance, from the date of original issuance) and shall end on and include the day next preceding the first date of the next Quarterly Dividend Period. The first day of each such Quarterly Dividend Period shall be the dividend payment date for the regular quarterly dividend payable for the preceding Quarterly Dividend Period, except that the first dividend on shares of Series A Preferred Stock shall be payable on the quarterly payment date next succeeding the expiration of 30 days after the date of initial issue of any shares of the Series A Preferred Stock.

  Dividends on the Series A Preferred Stock, if any, shall be cumulative so that no dividend (other than a dividend payable in Common Stock) or other distribution shall be paid or declared or made on, and no amounts shall be applied to the purchase or redemption of, the Common Stock or any other class of stock ranking junior to the Series A Preferred Stock as to dividends or assets unless (i) full cumulative dividends for all past Quarterly Dividend Periods have been paid or declared and set apart for payment, and full cumulative dividends for the then current Quarterly Dividend Period shall have been or simultaneously therewith shall be paid and declared on outstanding Series A Preferred Stock, and (ii) after giving effect to such payment of dividend, other distribution, purchase or redemption, the aggregate capital of the Company applicable to all capital stock outstanding ranking junior to the Series A Preferred Stock as the dividends or assets plus the consolidated surplus of the Company and its subsidiaries shall exceed the aggregate amount payable on involuntary dissolution, liquidation or winding up of the Company on all shares of the Series A Preferred Stock and all stock ranking prior to on a parity with the Series A Preferred Stock as the dividends or assets to be outstanding after the payment of such dividend, other distribution, purchase or redemption. Determinations made with respect to the declaration and payment of dividends and other distributions shall be made in accordance with the provisions of the Texas Business Corporation Act, as amended and in effect at the time (the "TBCA").

  4. Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred Stock shall, subject to the prior and superior rights of the holders of any shares of any other series of Preferred Stock (or any similar stock) of the Company, be entitled to receive the greater of (a) $200 per share, or (b) an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 200 times the aggregate amount to be distributed per share to holders of Common Stock, plus in either instance accrued dividends to the date of distribution, whether or not earned or declared. In the event the Company shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event pursuant to clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

  No distribution shall be made to the holders of shares of Common Stock or any other stock ranking junior to the Series A Preferred Stock upon liquidation, distribution or winding up, unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received the amounts set forth above. If the assets available for distribution to holders of shares of Series A Preferred Stock shall not be sufficient to pay in full the amounts so determined to be payable on all shares of the Series A Preferred Stock in the event of such voluntary or involuntary dissolution, liquidation or winding up, as the case may be, then the assets available for payment shall be distributed ratably among the holders of the Series A Preferred Stock of all series in accordance with the amounts so determined to be payable on the shares of each series in the event of voluntary or involuntary dissolution, liquidation or winding up, as the case may be, in proportion to the full preferential amounts to which they are respectively entitled. After payment to the holders of the Series A Preferred Stock of the full preferential amounts hereinbefore provided for, the holders of Series A Preferred Stock will have no other rights or claims to any of the remaining assets of the Company either upon distribution of such assets or upon dissolution, liquidation or winding up. The sale of all or substantially all of the property of the Company to, or the merger or consolidation of the Company into or with, any other corporation, or the purchase or redemption by the Company of any shares of its Preferred Stock, or its Series A Preferred Stock or its Common Stock or any other class of its stock shall not be deemed to be a distribution of assets or a dissolution, liquidation or winding up for the purposes of this paragraph.

  5. Optional Redemption. So long as full cumulative dividends on all outstanding shares of Series A Preferred Stock for all dividend periods ending on or prior to the date fixed for redemption shall have been paid or declared and set apart for payment and subject to any applicable requirements of Texas law and the rights of the holders of any shares of any other series of Preferred Stock (or any similar stock) of the Company, the Company shall have the option to redeem the whole or any part of the Series A Preferred Stock at any time on at least 30 days notice in accordance with the provisions of the procedures for redemptions set forth in the TBCA at a redemption price equal to the greater of (a) $200 and (b), subject to the provision for adjustment hereinafter set forth, 200 times the "current per share market price" of the Common Stock on the date of mailing of the notice of redemption, together with unpaid accumulated dividends to the date of such redemption. In the event the Company shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Preferred Stock were otherwise entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. The "current per share market price" on any date shall be deemed to be the average of the closing price per share of such Common Stock for the 10 consecutive "trading days" (as such term is hereinafter defined) immediately prior to such date. The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") or such other system then in use or, if on any such date the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors of the Company. If on such date no such market maker is making a market in the Common Stock, the fair value of the Common Stock on such date as determined in good faith by the Board of Directors of the Company shall be used. The term "trading day" shall mean a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, a Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in the State of New York are not authorized or obligated by law or executive order to close.

  6. Treasury Shares. So long as any shares of the Series A Preferred Stock are outstanding, shares of the Series A Preferred Stock which are purchased, redeemed or otherwise acquired by the Company shall not be reissued, or otherwise disposed of, as shares of Series A Preferred Stock.

  7. Conversion. Other than as set forth above, the Series A Preferred Stock shall not have any conversion or exchange rights.

  8. Voting Rights.

     (A) Each share of Series A Preferred Stock shall entitle the holder thereof to 200 votes on all matters submitted to a vote of the shareholders of the Company. In the event the Company shall at any time after the Rights Declaration Date, (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or
   (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     (B) The Series A Preferred Stock shall have no voting rights other than the voting rights set forth herein, in the Restated Articles of Incorporation of the Company or as otherwise provided by Texas law.

  9. Consolidation, Merger, etc. In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or converted or changed into other stock or securities, cash and/or other property, then in any such case proper provision shall be made so that each share of Series A Preferred Stock shall at the same time be similarly exchanged for or converted or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 200 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, for which or into which each share of Common Stock is exchanged for or converted or changed. In the event the Company shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or conversion or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

  10. Amendment. No change shall be made in any of the rights or preferences of the Series A Preferred Stock at the time outstanding without the affirmative vote of at least two-thirds the votes entitled to be cast with respect to the shares of the Series A Preferred Stock outstanding on the record date for such meeting in addition to any other vote, if any, as may be required for such change under the applicable provisions of the Restated Articles of Incorporation and the laws of the State of Texas at the time applicable thereto.

  IN WITNESS WHEREOF, this Statement of Resolution is executed on behalf of the Company by its President this 10th day of September, 1996.

                                        Lone Star Energy Plant Operations,
                                         Inc.

                                        By________/s/ J.W.:Pinkerton_______
                                          -------------------------------------
                                                    Vice President

                                                                        ANNEX D

              BYLAWS OF LONE STAR ENERGY PLANT OPERATIONS, INC.,
                       A CORPORATION INCORPORATED UNDER
                        THE LAWS OF THE STATE OF TEXAS

                          PURPOSE AND SCOPE OF BYLAWS

  These Bylaws shall constitute the private laws of LONE STAR ENERGY PLANT OPERATIONS, INC., a corporation duly incorporated under the laws of the State of Texas (herein called the "Company"), for the administration and regulation of the affairs of the Company.

  In the event any provision of these Bylaws is or may be in conflict with any applicable law of the United States or the State of Texas, or of any order, rule, regulation, decree or judgment of any governmental body or power or court having jurisdiction over the Company, or over the subject matter to which such provision of these Bylaws applies or may apply, such provision of these Bylaws shall be inoperative to the extent only that the operation thereof unavoidably conflicts with such law or order, rule, regulation, decree or judgment, and shall in all other respects be in full force and effect.

                                   ARTICLE I

                                    Offices

  Section 1. The registered office of the Company shall be at 6688 North Central Expressway, in the City of Dallas, County of Dallas, State of Texas, and the registered agent of the Company at such address shall be Michael G. Fortado or such other person as the Board of Directors may from time to time designate.

  Section 2. The Company may also have offices at such other places both within and without the State of Texas as the Board of Directors may from time to time determine or the business of the Company may require.

                                  ARTICLE II

                           Meetings of Shareholders

  Section 1. All meetings of the shareholders shall be held at the registered office of the Company or at such other place either within or without the State of Texas as shall be designated from time to time by the Board of Directors.

  Section 2. The annual meeting of shareholders shall be held on the second Tuesday of May in each year, at 2:00 P.M., for the election of a Board of Directors and the transaction of such other business as may properly be brought before the meeting.

  Section 3. Special meetings of the shareholders may only be called by the Chairman of the Board or the President, at the request in writing or by vote of not less than a majority of the Continuing Directors (as defined in Article Ten of the Restated Articles of Incorporation of the Company) of the Board of Directors, or the holders of not less than 50% of all the outstanding shares entitled to vote at the meetings, and not by any other persons. Business transacted at all special meetings shall be confined to the objects stated in the notice of meeting.

  Section 4. Written or printed notice stating the place, day and hour of the meeting, and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the Chairman, the Corporate Secretary, or the officer or person calling the meeting, to each shareholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the shareholder at his address as it appears on the stock transfer books of the Company, with postage thereon prepaid.

  Section 5. The officer or agent having charge of the stock transfer books for shares of the Company shall make, at least ten (10) days before each meeting of shareholders, a complete list of the shareholders entitled to vote at such meeting or any adjournment thereof, arranged in alphabetical order, with the address of and the number of shares held by each, which list, for a period of ten (10) days prior to such meeting, shall be kept on file at the registered office of the Company and shall be subject to inspection by any shareholder at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting. The original stock transfer books shall be prima-facie evidence as to who are the shareholders entitled to examine such list or transfer books or to vote at any meeting of shareholders.

  Section 6. The holders of a majority of the shares issued and outstanding and entitled to vote thereat, present in person or represented by written proxy, shall constitute a quorum at all meetings of the shareholders for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the shareholders, the shareholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified.

  Section 7. Each outstanding share, of any class, shall be entitled to as many votes per share as the Articles of Incorporation shall provide, on each matter submitted to a vote at a meeting of shareholders, except to the extent that the voting rights of the shares of any class or classes are limited or denied by the Articles of Incorporation or these Bylaws. The vote for the election of Directors and, upon demand by any shareholder, the vote upon any question before the meeting shall be by ballot. Cumulative voting is expressly prohibited.

  Section 8. At any meeting of the holders, every shareholder having the right to vote shall be entitled to vote in person or by proxy executed in writing by such shareholder or by his duly authorized attorney-in-fact. No proxy shall be valid after eleven (11) months from the date of its execution unless otherwise provided in the proxy. All proxies shall be revocable unless expressly provided therein to be irrevocable and are coupled with an interest and shall be filed with the Corporate Secretary of the Company prior to or at the time of the meeting at which they are to be voted.

  Section 9. When a quorum is present at any meeting, matters brought before the meeting shall be determined by the shareholders in the following manner:
(a) with respect to any matter, other than the election of Directors or a matter for which the affirmative vote of a specified portion of the shares entitled to vote is required by the statutes or the Articles of Incorporation, the act of the shareholders shall be the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, that matter at a meeting of shareholders at which a quorum is present and (b) with respect to the election of Directors, the act of the shareholders electing the Directors shall be a majority of all outstanding shares entitled to vote in the election of Directors, unless in each case the question is one upon which, by express provision of the statutes or of the Articles of Incorporation or of these Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question. The shareholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

  Section 10. The Chairman shall preside at all meetings of the shareholders. In his absence, the President or an officer of the Company designated by the Board of Directors shall preside and perform the duties of the Chairman at such meeting. He shall appoint two inspectors of voting to serve at each such meeting. Before acting at any meeting, the inspectors shall be sworn faithfully to execute their duties with strict impartiality and according to the best of their ability. The inspectors shall determine the number of shares outstanding, the voting power of each, the shares represented at the meeting, the existence of a quorum, the qualification of the voters, the authenticity, validity and effect of proxies, receive votes and ballots, hear and determine all challenges and questions in any way arising in connection with the vote, count and tabulate all votes and determine and announce the result of the voting.

  Section 11. At an annual meeting of the shareholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board, otherwise properly brought before the meeting by or at the direction of the Board, or otherwise properly brought before the meeting by a shareholder. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Corporate Secretary. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Company, not less than fifty (50) days nor more than seventy-five (75) days prior to the meeting; provided, however, that in the event that less than sixty-five (65) days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A shareholder's notice to the Corporate Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the shareholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the shareholder, and (iv) any material interest of the shareholder in such business.

  Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures set forth in this Section 11; provided, however, that nothing in this Section 11 shall be deemed to preclude discussion by any shareholder of any business properly brought before the annual meeting in accordance with said procedure.

  The chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 11, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

  Section 12. Only persons who are nominated in accordance with the following procedures shall be eligible for election as Directors. Nominations of persons for election to the Board of Directors of the Company may be made at a meeting of shareholders by or at the direction of the Board of Directors by any nominating committee or person appointed by the Board or by any shareholder of the Company entitled to vote for the election of Directors at the meeting who complies with the notice procedures set forth in this Section 12. Such nominations, other than those made by or at the direction of the Board, shall be made pursuant to timely notice in writing to the Corporate Secretary. To be timely, a shareholder's notice shall be delivered to or mailed and received at the principal executive offices of the Company not less than fifty (50) days nor more than seventy-five (75) days prior to the meeting; provided, however, that in the event that less than sixty-five (65) days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 15th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made. Such shareholder's notice to the Corporate Secretary shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a Director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Company which are beneficially owned by the person, and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of Directors pursuant to Regulation 14A under the Securities Exchange Act of 1934 as amended; and (b) as to the shareholder giving the notice (i) the name and record address of shareholder and (ii) the class and number of shares of capital stock of the Company which are beneficially owned by the shareholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as Director of the Company. No person shall be eligible for election as a Director of the Company unless nominated in accordance with the procedures set forth herein.

  The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

                                  ARTICLE III

                                   Directors

  Section 1. The powers of the Company shall be exercised under the authority of, and the business and affairs of the Company shall be managed under the direction of, its Board of Directors who may do all such lawful acts and things as are not by statute or by the Articles of Incorporation or by these Bylaws directed or required to be exercised or done by the shareholders.

  Section 2. The number of Directors constituting the Board of Directors of the Company shall be fixed from time to time by the Board of Directors by the affirmative vote of not less than a majority of the Continuing Directors (as defined in Article Ten of the Restated Articles of Incorporation of the Company), but shall not be less than three (3), subject to such rights to elect additional Directors under such specified circumstances as may be granted to holders of Preferred Stock. Directors need not be shareholders or residents of the State of Texas. A person shall be ineligible to be a Director of the Company after the date of the annual meeting of shareholders of the Company in the year in which such person's seventieth birthday occurs. Unless he shall resign or become ineligible, each Director shall hold office until his successor shall be elected and shall qualify.

  Section 3. Any Director may resign at any time either by oral tender of resignation at any meeting of the Board of Directors or by giving written notice thereof to the Corporate Secretary. Resignations shall take effect when tendered or at the time specified in the tender and, unless otherwise specified, the acceptance of a resignation shall not be necessary to make it effective.

  Section 4. Any Director may be removed either for or without cause, at any special meeting of shareholders by the affirmative vote of the holders of record of not less than a majority of the shares entitled to vote for such removal, if notice of the intention to act upon such matter shall have been given in the notice calling for such meeting. Any vacancy occurring in the Board of Directors may be filled by the affirmative vote of a majority of the remaining Directors even though such remaining Directors shall be less than a quorum of the Board of Directors. A Director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office. Any directorship to be filled by reason of an increase in the number of directors as provided in Section 1 hereof shall be filled solely by the affirmative vote of not less than a majority of the Continuing Directors for a term of office continuing until the next annual meeting of shareholders; provided that the Board of Directors may not fill more than two such directorships between any two successive annual meetings of shareholders.

  Section 5. The Board of Directors, by resolution adopted by a majority of the full Board of Directors, may designate from among its members one or more committees, each of which shall be comprised of one or more of its members, and may designate one or more of its members as alternate members of any committee, who may, subject to any limitations imposed by the Board of Directors, replace absent or disqualified members at any meeting of that committee. Any such committee, to the extent provided in such resolutions or in the Articles of Incorporation or the Bylaws, shall have and may exercise all of the authority of the Board of Directors, provided that no committee of the Board of Directors shall have the authority of the Board of Directors in reference to: (1) amending the Articles of Incorporation, except that a committee may, to the extent provided in the resolution designating that committee or in the Articles of Incorporation or the Bylaws, exercise the authority of the Board of Directors vested in it in accordance with Article
2.13 of the Texas Business Corporation Act ("Act"); (2) proposing a reduction of the stated capital of the Company in the manner permitted by Article 4.12 of the Act; (3) approving a plan of merger or share exchange of the Company;
(4) recommending to the shareholders the sale, lease, or exchange of all or substantially all of the property and assets of the Company otherwise than in the usual and regular course of its business; (5) recommending to the shareholders a voluntary dissolution of the Company or a revocation thereof, (6) amending, altering, or repealing the Bylaws of the Company or adopting new Bylaws of the Company; (7) filling vacancies in the Board of Directors; (8) filling vacancies in or designating alternate members of any such committee; (9) filling any directorship to be filled by reason of an increase in the number of Directors; (10) electing or removing officers of the Company or members or alternate members of any such committee; (11) fixing the compensation of any member or alternate members of such committee; or (12) altering or repealing any resolution of the Board of Directors that by its terms provides that it shall not be so amendable or repealable; and, unless such resolution designating a particular committee, the Articles of Incorporation, or the Bylaws expressly so provide, no committee of the Board of Directors shall have the authority to authorize a distribution or to authorize the issuance of shares of the Company.

                      Meetings of the Board of Directors

  Section 6. The Directors of the Company may hold their meetings, both regular and special, either within or without the State of Texas.

  Section 7. The first meeting of each newly elected Board of Directors shall be held without further notice immediately following the annual meeting of shareholders, and at the same place, unless by unanimous consent of the Directors then elected and serving such time or place shall be changed.

  Section 8. Regular meetings of the Board of Directors may be held with or without notice at such time and place as shall from time to time be determined by the Board of Directors.

  Section 9. Special meetings of the Board of Directors may be called on twenty-four (24) hours' notice to each Director, or such shorter period of time as the person calling the meeting deems appropriate in the circumstances, either personally, or by mail, or by telegram; special meetings shall be called by the Chairman or, in the event of the inability of the Chairman to act, the President or the Corporate Secretary in like manner and on like notice on the written request of two Directors. Neither the business to be transacted at, nor the purpose of, any special meeting need be specified in a notice or waiver of notice.

  Section 10. At all meetings of the Board of Directors the presence of a majority of the Directors shall constitute a quorum for the transaction of business and the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. Any action required or permitted to be taken at a meeting of the Board of Directors may be without a meeting if a consent in writing, setting forth the action so taken, is signed by all members of the Board of Directors. If a quorum shall not be present at any meeting of Directors, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

  Section 11. The Board of Directors shall have authority to establish, from time to time, the amount of compensation which shall be paid to its members for their services as Directors.

                                  ARTICLE IV

                                    Notices

  Section 1. Whenever under the provisions of the statutes or of the Articles of Incorporation or of these Bylaws, notice is required to be given to any Director or shareholder, and no provision is made as to how such notice shall be given, it shall not be construed to mean notice, but any such notice may be given in writing, by mail, postage prepaid, addressed to such Director or shareholder at such address as appears on the books of the Company. Any notice required or permitted to be given by mail shall be deemed to be given at the time when the same shall be thus deposited in the United States mails as aforesaid.

  Section 2. Whenever any notice is required to be given to any shareholder or Director of the Company under the provisions of the statutes or of the Articles of Incorporation, or of these Bylaws, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time stated in such notice, shall be equivalent to the giving of such notice. Attendance of a Director at a meeting shall constitute a waiver of notice of such meeting, except when a Director attends a meeting for the express purpose, in writing filed at the meeting, of objecting to the transaction of any business on the grounds that the meeting is not lawfully called or held.

                                   ARTICLE V

                                   Officers

  Section 1. The officers of the Company shall be a Chairman, a President, one or more Executive Vice Presidents, Senior Vice Presidents or Vice Presidents, a General Counsel, a Controller, a Corporate Secretary and a Treasurer, all of whom shall be elected by the Board of Directors. Any two or more offices may be held by the same person. Each such officer shall have such authority and perform such duties in the management of the Company as may be determined by resolution of the Board of Directors.

  Section 2. The Board of Directors may elect or appoint such other officers and agents as it shall deem necessary, who shall hold their offices for such term and who shall have such authority and perform such duties as may be prescribed by the Board of Directors or the Chairman. The power to appoint such other officers and agents may be delegated by the Board of Directors to the Chairman to the extent the Board may delineate by resolution.

  Section 3. Each officer of the Company shall hold office until his successor is chosen and qualified in his stead or until his death or until his resignation, retirement or removal from office. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interests of the Company will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.

  Section 4. The Chairman shall be the chief executive officer of the Company. He shall, subject to the direction and control of the Board of Directors, be their representative and medium of communication. He shall see that all orders, resolutions and policies adopted by the Board of Directors are carried into effect. He shall preside at all meetings of shareholders and at all meetings of the Board of Directors. He shall be in complete charge with attendant responsibility and accountability of the entire Company and its affairs.

  Section 5. The President shall be the chief operating officer of the Company. He shall, subject to the direction of the Chairman, have responsibility for such operations and functions assigned to him; and in the absence of the Chairman, shall preside at all meetings of the shareholders and at all meetings of the Board of Directors.

  Section 6. Each Executive Vice President shall have such powers and responsibilities, and shall perform such duties, as delineated by the Board or by the Chairman. They shall be directly responsible to such officer as the Chairman may from time to time prescribe.

  Section 7. The Senior Vice President, Chief Financial Officer, shall have such powers and responsibilities and shall perform such duties, as delineated by the Board of Directors or by the Chairman. He shall be responsible to the Chairman in said performance.

  Section 8. Other Senior Vice Presidents shall have such powers and responsibilities, and shall perform such duties, as delineated by the Board or by the Chairman. They shall be directly responsible to such officer as the Chairman may from time to time prescribe.

  Section 9. The General Counsel shall have general control over all matters of a legal nature concerning the Company and shall perform such duties as delineated by the Board or by the Chairman. He shall be directly responsible to the Chairman in said performance.

  Section 10. Each Vice President shall have such powers and responsibilities, and shall perform such duties, as may be delineated by the Board or the Chairman. They shall be directly responsible to such officer as the Chairman may from time to time prescribe.

  Section 11. The Controller shall be in general control of the accounts of the Company, shall be responsible for the making of adequate audits, shall prepare and interpret required accounting, financial and statistical statements, and shall be directly responsible to such officer and perform such other duties as the Board or Chairman may from time to time prescribe.

  Section 12. The Corporate Secretary shall attend all meetings of the Board of Directors and shareholders and act as secretary thereof and shall record all votes and the minutes of all proceedings of the Board of Directors and shareholders in a book for that purpose maintained and kept in his custody. He shall keep in his custody the seal of the Company and shall in general perform all the duties incident to the office of Secretary of a Company. He shall act as Transfer Agent of the Company and/or Registrar of its capital stock and other securities; provided that the Board of Directors may by resolution appoint one or more other persons or corporations as Transfer Agents and/or Registrars or as Co-Transfer Agents and/or Co-Registrars. He shall be directly responsible to such officer and shall perform such other duties as the Board or Chairman may from time to time prescribe.

  Section 13. The Treasurer shall have custody of all the funds and securities of the Company and shall keep full and accurate accounts of receipts and disbursements. He may endorse checks, notes and other obligations on behalf of the Company for collection and shall deposit the same, together with all monies and other valuable effects, to the credit of the Company in banks or depositories as the Board of Directors may designate by resolution or as may be established in accordance with Article VIII of these Bylaws. He shall be directly responsible to such officer as the Chairman may from time to time designate and shall perform all duties incident to the office of Treasurer of a Company or as the Board or Chairman shall designate.

  Section 14. The Board of Directors may appoint one or more Assistant Corporate Secretaries, Assistant Treasurers and Assistant Controllers and such other appointive officers as may be appropriate and required. They shall be directly responsible to such officer and shall perform such duties as the Board or Chairman may from time to time designate.

                                  ARTICLE VI

                       Certificates Representing Shares

  Section 1. The shares of stock of the Company shall be deemed personal estate, and shall be transferable only on the books of the Company in such manner as these Bylaws prescribe.

  Section 2. Every shareholder in the Company shall be entitled to have a certificate or certificates representing the number of shares owned by him. The certificates of shares of stock of the Company shall be numbered and shall be entered in the books of the Company as they are issued. They shall exhibit the holder's name and number of shares, and shall be signed by the Chairman, the President or a Vice President, and the Treasurer or an Assistant Treasurer and bear the corporate seal; but the signatures of such officers and the seal of the Company upon such certificates may be facsimiles, engraved or printed where such certificate is signed by a duly authorized Transfer Agent or Co-Transfer Agent and a Registrar or Co-Registrar.

  Section 3. The Board of Directors may make such rules and regulations as it may deem expedient concerning the issue, transfer, conversion, and registration of certificates for shares of the capital stock of the Company.

  Section 4. The Board of Directors may direct a new certificate representing shares to be issued in place of any certificate theretofore issued by the Company alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to be lost or destroyed. When authorizing such issue of a new certificate, the Board of Directors, in its discretion and as a condition precedent to the issuance thereof, may require the owner of such lost or destroyed certificate, or his legal representative, to advertise the same in such manner as it shall require and/or give the Company a bond in such form, in such sum, and with such surety or sureties as it may direct as indemnity against any claim that may be made against the Company and its Transfer Agents and Registrars and its Co-Transfer Agents and Co-Registrars with respect to the certificate alleged to have been lost or destroyed.

  Section 5. Transfers of shares of stock shall be made on the books of the Company only by the person named in the certificate or by attorney, lawfully constituted in writing, and upon surrender of the certificate therefor.

  Section 6. The Board of Directors may close the stock transfer books of the Company for a period not to exceed sixty (60) days for the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive payment of any distribution and share dividend, or in order to make a determination of shareholders for any purpose, provided that if such books shall be closed for the purpose of determining shareholders entitled to notice of or to vote at a shareholders' meeting, such books shall be closed for at least ten (10) days immediately preceding such meeting. In lieu of so closing the stock transfer books, the Board of Directors may fix a date in advance, not exceeding sixty
(60) days preceding the date of any meeting of shareholders, or the date for the payment of any distribution and share dividend or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, as a record date for the respective determination of the shareholders entitled to notice of, and to vote at, any such meeting, or entitled to receive payment of any such distribution and share dividend, or to any such allotment of rights, or to exercise rights in respect of any such change, conversion or exchange of capital stock and in such case such shareholders and only such shareholders as shall be shareholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting, or to receive payment of such distribution and share dividend, or to receive such allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any shares of stock on the books of the Company after any such record date fixed as aforesaid. In the absence of any designation with respect thereto by the Board of Directors, the date upon which the notice of a meeting is mailed or resolutions declaring a distribution and share dividend are adopted shall be the record date for such determination in regard to meetings of shareholders or declarations of distributions and share dividends.

  Section 7. The Company shall be entitled to treat the holder of record of any share or of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by the laws of Texas.

  Section 8. Bonds, debentures and other evidence of indebtedness of the Company shall be signed by the Chairman, the President or any Vice President and the Treasurer or an Assistant Treasurer and shall bear the corporate seal and when so executed shall be binding upon the Company, but not otherwise. The seal of the Company thereon may be facsimile, engraved or printed, and where any such bond, debenture or other evidence of indebtedness is authenticated with the manual signature of an authorized officer of the Company or trustee appointed or named by an indenture of trust or other agreement under which such security is issued, the signature of any of the Company's officers authorized to execute such security may be facsimile.

  Section 9. In case any officer who signed, or whose facsimile signature has been placed on any certificate representing shares of stock, bond, debenture or evidence of indebtedness of this Company shall cease to be an officer of the Company for any reason before the same has been issued or delivered by the Company, such certificate, bond, debenture or evidence of indebtedness may nevertheless be issued and delivered as though the person who signed it or whose facsimile signature had been placed thereon had not ceased to be such officer.

                                  ARTICLE VII

                   Deeds and Other Instruments of Conveyance

  Section 1. Deeds and other instruments of the Company conveying land or any interest in land shall be signed by the Chairman, the President or a Vice President or attorney-in-fact of the Company when authorized by appropriate resolution of the Board of Directors or shareholders, and when required by law, shall be attested by the Corporate Secretary or an Assistant Corporate Secretary and shall bear the corporate seal, and when so executed shall be binding upon the Company, but not otherwise.

                                 ARTICLE VIII

                     Checks, Drafts and Bills of Exchange

  Section 1. The Chairman or the President of the Company may from time to time establish General Bank Accounts, Depository Bank Accounts, and such Special Bank Accounts as in the judgment of either of them may be needed in carrying on and dispatching the business of the Company. All checks, drafts and bills of exchange issued in the name of the Company and calling for the payment of money out of said General Accounts, Depository Accounts, or Special Accounts of the Company shall be signed by the Controller or Assistant Controller, or such agents and employees as the Chairman or the President may from time to time designate and authorize to sign for the Controller, and countersigned by the Treasurer or any Assistant Treasurer, or such agents and employees as the Chairman or the President may from time to time designate and authorize to sign for the Treasurer; and when so designated by the Chairman or the President, the signature of the Treasurer or an Assistant Treasurer may be affixed by the use of a check-signing machine; provided that for the purpose of transferring funds from any bank or depository at which the Company has funds on deposit to any other bank or depository of the Company for credit to the Company's account, a form of check having plainly printed upon its face "DEPOSITORY TRANSFER CHECK," and being by its wording payable to a bank or depository for credit to the account of the Company, is hereby authorized, and such checks shall require no signature other than the name of the Company printed at the lower right corner; and further provided that checks, drafts and bills of exchange issued in the name of the Company in the amount of $25,000.00 or less need bear only one signature and that being the signature of the Treasurer or an Assistant Treasurer, affixed either manually or by the use of a check-signing machine, or the manual signature of such agents and employees as the Chairman or the President may from time to time designate and authorize to sign for the Treasurer; and provided further that checks and drafts issued in the name of the Company and calling for the payment of production revenue or royalties need bear only one signature and that being the signature of the Treasurer or an Assistant Treasurer, affixed either manually or by the use of a check-signing machine, or the manual signature of such agents and employees as the Chairman or the President may from time to time designate and authorize to sign for the Treasurer; and provided further that checks and drafts issued in the name of the Company and calling for payment of money out of Special Bank Accounts established for the payment of dividends need bear only one signature and that being the signature of the Treasurer or an Assistant Treasurer, affixed either manually or by the use of a check-signing machine, or the manual signature of such agents and employees as the Chairman or the President may from time to time designate and authorize to sign for the Treasurer; and further provided that no person authorized to sign checks or drafts may sign a check or draft payable to himself. When in such applicable manner, but not otherwise, every check, draft or bill of exchange issued in the name of the Company and calling for the payment of money out of the General Bank Accounts, Depository Bank Accounts, and Special Bank Accounts of the Company shall be valid and enforceable according to its wording, tenor and effect, but not otherwise. Provided, however, that for the purpose of transferring funds between accounts of the Company, from accounts of the Company to accounts of subsidiaries and affiliates, from accounts of the Company for the purpose of investment of corporate funds, and from accounts of the Company for the payment of dividends, the Treasurer or an Assistant Treasurer, or such agents and employees as the Chairman or the President may from time to time designate and authorize, may make such transfer of funds by bank wire transfers through oral or written instructions; and for the purpose of transferring funds from accounts of the Company to accounts of other third parties, such funds may be transferred by bank wire transfers but only upon written instructions from the Treasurer or an Assistant Treasurer, or such agents and employees as the Chairman or the President may from time to time designate and authorize to sign for the Treasurer, and countersigned by the Controller or Assistant Controller, or such agents and employees as the Chairman or the President may from time to time designate and authorize to sign for the Controller.

  Section 2. The Treasurer of the Company may establish special bank accounts designated as Agent's Account in such bank or banks as in his judgment may be needed in carrying on and dispatching the business of the Company, provided that the Treasurer in establishing and maintaining such accounts shall keep only such funds therein and in such amount as may be required for the local needs of such accounts and provided that checks or drafts issued against or drawn on such accounts shall be valid and binding on the Company according to their wording, tenor and effect when signed by either the Treasurer of the Company or by such agent or employee of the Company as may be designated by the Treasurer in writing to such bank or when signed in such manner and by such agent or employee of the Company as may be designated by the Chairman or the President of the Company; and further provided that checks and drafts issued in the name of the Company against funds in such Agent's Account in the amount of $1,000.00 or more must be countersigned by two persons authorized to sign such checks or drafts.

                                  ARTICLE IX

                                  Fiscal Year

  Section 1. The fiscal year shall begin on the first day of January in each year.

                                   ARTICLE X

                       Distributions and Share Dividends

  Section 1. Distributions and share dividends upon the outstanding shares of the Company, subject to the provisions of the Articles of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting. Distributions may be paid in cash or property, and share dividends may be paid in shares of the authorized but unissued shares or in treasury shares, of the Company subject to the provisions of the Articles of Incorporation.

                                  ARTICLE XI

                                   Reserves

  Section 1. There may be created by resolution of the Board of Directors out of the earned surplus of the Company such reserve or reserves as the Directors from time to time, in their discretion, think proper to provide for contingencies, or to equalize dividends, or to repair or maintain any property of the Company, or for such other purpose as the Directors shall think beneficial to the Company, and the Directors may modify or abolish any such reserve in the manner in which it was created.

                                  ARTICLE XII

                                     Seal

  Section 1. The Company's seal shall have inscribed thereon the name of the Company, the year of the organization and the words "Corporate Seal, Texas." Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

                                 ARTICLE XIII

                                Indemnification

  Section 1. The Company shall indemnify, and advance or reimburse reasonable expenses incurred by, any person who (1) is or was a director, officer, employee or agent of the corporation, or (2) while a director, officer, employee or agent of the Company, its divisions or subsidiaries, is or was serving at the request of the Company, pursuant to a resolution adopted by the Board of Directors, as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic Company, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, to the fullest extent that a Company may or is required to grant indemnification to a director under the Act. The Company, pursuant to a resolution adopted by the Board of Directors, may indemnify any such persons to such further extent as permitted by law. Action by the Board of Directors to amend, modify or terminate this ARTICLE XIII, Section 1, shall be prospective from the effective date of such action and any rights or obligations resulting from an event or events occurring prior thereto shall be governed by the provisions of this ARTICLE XIII, Section 1, as of the date of such event or events.

                                  ARTICLE XIV

                                  Amendments

  Section 1. The power to alter, amend, suspend or repeal the Bylaws or to adopt new Bylaws shall be vested in, and shall require the approval of, the majority of Continuing Directors then in office; provided, however, that any Bylaw or Amendment thereto as adopted by the Board of Directors may be altered, amended, suspended or repealed by the vote of the holders of 66 2/3% of the shares entitled to vote for the election of Directors or a new Bylaw in lieu thereof may be adopted by vote of such shareholders. No Bylaw which has been altered, amended or adopted by such a vote of the shareholders may be altered, amended, suspended or repealed by vote of the Directors until two years after such action by vote of the shareholders.

                                  ARTICLE XV

                       Restrictions on Foreign Ownership

  Section 1. The purpose of this Article XV is to limit ownership and control of shares of any class of capital stock of the Company by persons who are not Eligible Citizens in order to permit the Company or any of its Subsidiaries to conduct its business as a U.S. Mineral Lessee. The Board of Directors is hereby authorized to adopt such resolutions, and to effect any and all other measures reasonably necessary or desirable (consistent with applicable law and the provisions of the Articles of Incorporation) to fulfill the purpose and implement the restrictions of this Article XV, including without limitation, requiring, as a condition precedent to the transfer of shares on the records of the Company, representations and other proof as to the identity of existing or prospective shareholders and persons on whose behalf of shares of any class of capital stock of the Company or any interest therein or right thereof are or are to be held and as to whether or not such persons are Eligible Citizens.

  Section 2. Any transfer, or attempted or purported transfer, of any shares of any class of capital stock issued by the Company or any interest therein or right thereof, which would result in the ownership or control by one or more non-Eligible Citizens of the shares of any class of capital stock of the Company or of any interest or right therein will, until such condition no longer exists, be void and will be ineffective as against the Company and the Company will not recognize the purported transferee as a shareholder of the Company for any purpose other than the transfer of such shares to a person who is an Eligible Citizen provided, however, that such shares may nevertheless be deemed to be shares held or owned by non-Eligible Citizens for the purposes of this Article XV.

  Section 3. No shares of the outstanding capital stock of the Company or any class thereof transferred to, or acquired or held by, a non-Eligible Citizen shall be entitled to receive or accrue any rights with respect to any dividends or other distributions of assets declared payable or paid to the holders of such capital stock during such period. Furthermore, no shares held by or for the benefit of any non-Eligible Citizen will be entitled to vote with respect to any matter submitted to stockholders of the Company so long as such condition exists.

  Section 4. If at any time (i) the Company is named, or is threatened to be named, as a party in a judicial or administrative proceeding that seeks the cancellation or forfeiture of any property, lease, right or license in which the Company has an interest or (ii) if, in the opinion of the Board of Directors, the Company's ability to hold any property, lease, right or license would be prohibited or restricted because of the nationality, citizenship, residence, or other status, of any shareholder of the Company (or, in the case of a shareholder which is a Company, partnership or association, of any shareholder, owner, partner or member of such shareholder), the Company may redeem the shares held by such shareholder at the then Current Market Price and upon such terms as shall be determined by the Board of Directors, in their sole discretion.

  Section 5. "Current Market Price" per share of capital stock of the Company on any date is the average of the Quoted Prices of such class of capital stock during the four trading weeks before the date in question. In the absence of one or more such quotations, the Board of Directors shall determine the current market price on the basis of such quotations as it considers appropriate.

  "Eligible Citizen" means any person (including a Company, partnership or other entity) whose ownership, holding or control of shares in the Company would not, by reason of such person's citizenship or the citizenship of its members or owners or otherwise, (1) disqualify the Company or any of its Subsidiaries from owning, acquiring, holding, possessing, or leasing oil, gas or other minerals, mineral deposits, land, vessels or any other property, licenses, or rights of any nature whatsoever in federal lands or leases under federal laws and regulations in effect from time to time, or (2) violate any other qualifications as the Board of Directors deems in its reasonable discretion are necessary or appropriate to permit the Company and its Subsidiaries to engage in any other business activities for which there may be qualifications or restrictions on shareholders of the Company or any of its Subsidiaries applicable under federal or state law. A person is an Eligible Citizen if the applicable following requirement is met: (1) for an individual, that he is native-born, naturalized or a derivative Citizen of the United States or otherwise qualifies as a United States citizen; (2) for a Company, that is organized or existing under the laws of the United States, a state, the District of Columbia or United States territory or possession, that at least 75% of the ownership interest in, and the voting power over, the Company is held by Eligible Citizens, that the Company's president or other chief executive officer and the chairman of its board of directors are United States citizens and that no more than a minority of the number of directors required to constitute a quorum are non-United States citizens; (3) for a partnership, that all of the interests in the partnership, are owned by Eligible Citizens;
(4) for a trust, that each of its trustees and each of its beneficiaries is an Eligible Citizen; and (5) for an association, joint venture, or other entity, that all members, venturers or other equity participants are Eligible Citizens and that such association, joint venture or other entity is capable of holding leases or other interest in federal minerals or lands under the laws of the United States.

  "Quoted Price" means, with respect to any class of capital stock of the Company, the last reported sales price regular way or, in case no such reported sale takes place on such day, the average of the closing bid and asked prices regular way for such day, in each case on the principal national securities exchange on which the shares of such class of capital stock are listed or admitted to trading or, if not listed or admitted to trading, the last sale price regular way for such shares as published by NASDAQ, or if such last price is not so published by NASDAQ or if no such sale takes place on such day, the mean between the closing bid and asked prices for such shares as published by NASDAQ or in the absence of any of the foregoing, the fair market value as determined by the Board of Directors.

  "Subsidiary" means any Company more than 50% of the outstanding capital stock of which is owned by the Company or any Subsidiary of the Company.

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

  "U.S. Mineral Lessee" means any Company or other entity directly or indirectly owning, acquiring, holding, possessing, or leasing oil, gas or other minerals, mineral deposits, lands, vessels or any other property, licenses, or rights of any nature whatsoever in federal lands or leases under federal laws and regulations in effect from time to time, including, without limitation, the Mineral Leasing Act of 1920, as amended, 30 U.S.C.A. (S)181 et seq.

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